      As filed with the Securities and Exchange Commission on July 30, 1997
                                                      Registration No. 333-30317

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                            REPUBLIC BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                              --------------------

    FLORIDA                                 6711                           59-3347653
(STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBERS)        IDENTIFICATION NO.)
                                     111 SECOND AVENUE N.E.
                                     ST. PETERSBURG, FL  33701
                                          (813) 823-7300
                        (Address, including zip code, and telephone number,
                   including area code, of registrant's principal executive offices)

                              --------------------

                           CHRISTOPHER M. HUNTER, ESQ.
                     GENERAL COUNSEL AND CORPORATE SECRETARY
                        111 SECOND AVENUE N.E. SUITE 300
                            ST. PETERSBURG, FL 33701
                                 (813) 823-7300
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                              --------------------

                                   COPIES TO:

       JOHN A. BUCHMAN, ESQ.                                    JOHN P. GREELEY, ESQ.
       HOLLAND & KNIGHT, LLP                       SMITH, MACKINNON, GREELEY, BOWDOIN & EDWARDS, P.A.
2100 PENNSYLVANIA AVE., NW, STE. 400              255 S. ORANGE AVENUE, CITRUS CENTER, STE. 800
     WASHINGTON, DC 20037-3202                               ORLANDO, FL  32801
          (202) 955-3000                                       (407) 843-7300


                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                                   ----------

                                     -------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.

================================================================================

                            REPUBLIC BANCSHARES, INC.
                             111 SECOND AVENUE, N.E.
                          ST. PETERSBURG, FLORIDA 33701

Dear Republic Bancshares, Inc. Stockholder:


         You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Republic Bancshares, Inc. ("Bancshares") to be held at ________________________ on August 28, 1997, at 2:00 p.m., local time, notice of which is enclosed.


         At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of April 14, 1997 (the "Agreement"), entered into with F.F.O. Financial Group, Inc. ("FFO") pursuant to which FFO will merge (the "Merger") with and into Bancshares. Upon consummation of the Merger, each share of FFO's common stock issued and outstanding (except for certain shares owned by FFO stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.29 of a share of Bancshares' common stock, subject to adjustment with certain limitations.

         The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and provides other information concerning Bancshares, FFO and the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.


         The Agreement and the Merger have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors of Bancshares has indicated his or her intent to vote all of the shares of Bancshares' common and preferred stock beneficially owned by such member in favor of the Agreement. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by Bancshares and FFO stockholders. All required regulatory approvals for the Merger have already been obtained.


         It is important to understand that approval of the Agreement requires the affirmative vote by holders of a majority of the votes represented by the common and preferred stock of Bancshares cast either in person or by proxy at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with FFO is a significant step for Bancshares, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                Sincerely,

                John W. Sapanski
                Chairman, President and
                Chief Executive Officer

                          F.F.O. FINANCIAL GROUP, INC.
                             2013 LIVE OAK BOULEVARD
                          ST. CLOUD, FLORIDA 34771-8462


Dear F.F.O. Financial Group, Inc. Stockholder:


         You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of F.F.O. Financial Group, Inc. ("FFO") to be held at _____________________ on August 28, 1997, at 10:00 a.m., local time, notice of which is enclosed.


         At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of April 14, 1997 (the "Agreement"), entered into with Republic Bancshares, Inc. ("Bancshares") pursuant to which FFO will merge (the "Merger") with and into Bancshares. Upon consummation of the Merger, each share of FFO's common stock issued and outstanding (except for certain shares owned by FFO stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.29 of a share of Bancshares' common stock, subject to adjustment with certain limitations.

         The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and provides other information concerning Banchsares, FFO and the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.


         The Agreement and the Merger have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors of FFO has indicated his or her intent to vote all of the shares of FFO's common stock beneficially owned by such member in favor of the Agreement. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by Bancshares and FFO stockholders. If William R. Hough, a director of FFO and Bancshares who, together with family members and affiliates, currently owns a controlling interest in both companies, votes to approve the Agreement as anticipated, the Agreement will receive the requisite stockholder approvals. All required regulatory approvals for the Merger have already been obtained.


         Stockholders of FFO who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their FFO shares in cash, as provided by applicable law. A copy of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act is attached to the Joint Proxy Statement/Prospectus.

         It is important to understand that approval of the Agreement requires the affirmative vote by holders of a majority of the shares of common stock of FFO outstanding and entitled to vote at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Bancshares is a significant step for FFO, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                Sincerely,

                James B. Davis
                President and
                Chief Executive Officer

                            REPUBLIC BANCSHARES, INC.
                             111 SECOND AVENUE, N.E.
                          ST. PETERSBURG, FLORIDA 33701

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 28, 1997


      Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Republic Bancshares, Inc. ("Bancshares"), the parent holding company of Republic Bank ("Republic"), will be held at _________________________________________ on August 28, 1997, at 2:00 p.m.,
local time, for the following purposes:


      1. Merger. To consider and vote on the approval of an Agreement and Plan of Merger, dated as of April 14, 1997 (the "Agreement"), by and between F.F.O. Financial Group, Inc. ("FFO") and Bancshares pursuant to which (i) Bancshares will acquire all of the issued and outstanding common stock of FFO through the merger of FFO with and into Bancshares (the "Merger") and (ii) each share of FFO's common stock (except for certain shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.29 of a share of Bancshares' common stock, subject to adjustment with certain limitations, all as described more fully in the accompanying Joint Proxy Statement/Prospectus; and

      2. Other Business. To transact such other business as may properly come before the Special Meeting, or any adjournment or postponement thereof.


      Only stockholders of record at the close of business on July 31, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.


      The Board of Directors of Bancshares unanimously recommends that holders of Bancshares' common and preferred stock vote to approve the Agreement.

      We urge you to complete, sign and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Bancshares an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                              By Order of the Board of Directors


                                              ----------------------------------
                                                      Corporate Secretary

St. Petersburg, Florida
______________, 1997

                          F.F.O. FINANCIAL GROUP, INC.
                             2013 LIVE OAK BOULEVARD
                          ST. CLOUD, FLORIDA 34771-8462

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                           TO BE HELD AUGUST 28, 1997

      Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of F.F.O. Financial Group, Inc. ("FFO"), the parent holding company of First Federal Savings and Loan Association of Osceola County ("First Federal"), will be held at___________________________________ on August 28,
1997, at 10:00 a.m., local time, for the following purposes:


     1. Merger. To consider and vote on the approval of an Agreement and Plan of Merger, dated as of April 14, 1997 (the "Agreement"), by and between FFO and Republic Bancshares, Inc. ("Bancshares") pursuant to which (i) Bancshares will acquire all of the issued and outstanding common stock of FFO through the merger of FFO with and into Bancshares (the "Merger") and (ii) each share of FFO's common stock (except for certain shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.29 of a share of Bancshares' common stock, subject to adjustment with certain limitations, all as described more fully in the accompanying Joint Proxy Statement/Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, or any adjournment or postponement thereof.


     Only stockholders of record at the close of business on July 31, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     Stockholders of FFO have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Joint Proxy Statement/Prospectus as Appendix D. DISSENTING STOCKHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF SECTION 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT WILL BE ENTITLED TO RECEIVE PAYMENT IN CASH OF THE FAIR VALUE OF THEIR SHARES. Copies of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act are attached hereto.


     The Board of Directors of FFO unanimously recommends that holders of FFO common stock vote to approve the Agreement.

     We urge you to complete, sign and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of FFO an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                              By Order of the Board of Directors


                                              ----------------------------------
                                                      Corporate Secretary

St. Cloud, Florida
______________, 1997

      REPUBLIC BANCSHARES, INC. AND             REPUBLIC BANCSHARES, INC.
       F.F.O. FINANCIAL GROUP, INC.                   PROSPECTUS
         JOINT PROXY STATEMENT
                                                _________ SHARES OF COMMON STOCK
                                                (PAR VALUE $2.00 PER SHARE)


Republic Bancshares, Inc. ("Bancshares") has filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission, covering up to a maximum of 1,754,305 newly-issued shares of common stock of Bancshares, par value $2.00 per share ("Bancshares Common Stock"), to be issued pursuant to the merger of F.F.O. Financial Group, Inc. ("FFO") with and into Bancshares
(the "Merger"). At the effective time of the Merger (the "Effective Time"), (i) Bancshares will acquire all of the issued and outstanding common stock, par value $0.10 per share ("FFO Common Stock"), of FFO and (ii) each share of FFO Common Stock (except for certain shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.29 of a share of Bancshares Common Stock, subject to adjustment with certain limitations. The registration statement includes this Joint Proxy Statement/Prospectus, which constitutes both the prospectus for the Bancshares Common Stock to be issued upon consummation of the Merger and the proxy statement that is being furnished to the stockholders of Bancshares and FFO in connection with the solicitation by the Boards of Directors of Bancshares and FFO of proxies from holders of Bancshares Common Stock and Bancshares' noncumulative convertible perpetual preferred stock, par value $20.00 per share ("Bancshares Preferred Stock"), (collectively, "Bancshares Voting Stock") and FFO Common Stock for use at the special meetings of stockholders of Bancshares and FFO.

At the Special Meetings of Bancshares and FFO stockholders, only stockholders of record as of the close of business on July 31, 1997, will be eligible to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 14, 1997, by and between Bancshares and FFO (the "Agreement"), pursuant to which, among other results, each outstanding share of FFO Common Stock will be converted into the right to receive 0.29 of a share of Bancshares Common Stock, which is subject to adjustment based on the average market price of Bancshares Common Stock during a specified period as provided for in the Agreement (the "Exchange Ratio"). For a further description of the terms of the Merger, see "Description of the Transaction."

This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to stockholders of Bancshares and FFO on or about August __, 1997.


                              --------------------


      THE BANCSHARES COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS
       ACCOUNTS, OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE
                 FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK
             INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND
                    OR ANY OTHER INSURER OR GOVERNMENT AGENCY


   THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS REFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                       OR ANY STATE SECURITIES COMMISSION
               NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ______________, 1997

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

AVAILABLE INFORMATION..............................................................................................
DOCUMENTS INCORPORATED BY REFERENCE................................................................................
SUMMARY............................................................................................................
      The Parties..................................................................................................
      Special Meetings.............................................................................................
      Record Dates; Votes Required.................................................................................
      The Merger; Exchange Ratio...................................................................................
      Dissenting Stockholders......................................................................................
      Reasons for the Merger; Recommendations of Bancshares' and FFO's Boards of Directors.........................
      Opinions of Financial Advisors...............................................................................
      Effective Time...............................................................................................
      Exchange of Stock Certificates...............................................................................
      Regulatory Approvals.........................................................................................
      Waiver, Amendment and Termination of the Agreement...........................................................
      Interests of Certain Persons in the Merger...................................................................
      Certain Federal Income Tax Consequences of the Merger........................................................
      Certain Differences in Stockholders' Rights..................................................................
SPECIAL CONSIDERATIONS.............................................................................................
COMPARATIVE MARKET PRICES OF BANCSHARES AND FFO COMMON STOCK.......................................................
COMPARATIVE PER SHARE DATA.........................................................................................
SELECTED FINANCIAL AND OTHER DATA OF BANCSHARES AND FFO............................................................
SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA...........................................................
THE SPECIAL MEETINGS...............................................................................................
      General......................................................................................................
      Record Dates; Votes Required.................................................................................
DESCRIPTION OF THE TRANSACTION.....................................................................................
      General......................................................................................................
      Adjustment of Common Stock Exchange Ratio....................................................................
      Treatment of FFO Options.....................................................................................
      Background of the Merger.....................................................................................
      Bancshares' Reasons for the Merger...........................................................................
      FFO's Reasons for the Merger.................................................................................
      Opinion of Bancshares' Financial Advisor.....................................................................
      Opinion of FFO's Financial Advisor...........................................................................
      Effective Time of the Merger.................................................................................
      Distribution of Bancshares Stock Certificates and Payment for Fractional Shares..............................
      Conditions to Consummation of the Merger.....................................................................
      Regulatory Approvals.........................................................................................
      Waiver, Amendment and Termination of the Agreement...........................................................
      Conduct of Business Pending the Merger.......................................................................
      Management of Bancshares and Republic Following the Merger...................................................
      Interests of Certain Persons in the Merger...................................................................
      Dissenting Stockholders......................................................................................
      Certain Federal Income Tax Consequences of the Merger........................................................
      Accounting Treatment.........................................................................................
      Expenses and Fees............................................................................................
      Resales of Bancshares Common Stock...........................................................................
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS.....................................................................
PRO FORMA FINANCIAL INFORMATION ...................................................................................
COMPARATIVE MARKET PRICES..........................................................................................
CERTAIN INFORMATION CONCERNING BANCSHARES..........................................................................
CERTAIN INFORMATION CONCERNING FFO.................................................................................

                                TABLE OF CONTENTS
                                     (CON'T)

                                                                                                               PAGE
                                                                                                               ----
DESCRIPTION OF BANCSHARES COMMON AND PREFERRED STOCK...............................................................
LEGAL OPINIONS.....................................................................................................
EXPERTS............................................................................................................
INDEX TO FINANCIAL STATEMENTS......................................................................................

APPENDIX A -- Agreement and Plan of Merger

APPENDIX B -- Opinion of The Carson Medlin Company

APPENDIX C -- Opinion of Allen C. Ewing & Co.

APPENDIX D -- Provisions of the Florida Business Corporation Act Applicable to Dissenting Stockholders

                              AVAILABLE INFORMATION

Bancshares and FFO are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning Bancshares and FFO may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding Bancshares and FFO. The address of the internet site is http://www.sec.gov. Bancshares Common Stock is listed on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") and FFO Common Stock is listed on the Nasdaq Small-Cap Market. Copies of reports, proxy statements and other information concerning Bancshares and FFO may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

This Joint Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Bancshares (including any exhibits and amendments thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information about Bancshares and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the Commission's public reference facilities at the addresses set forth above.

All information contained in this Joint Proxy Statement/Prospectus with respect to Bancshares, except such information described under "Description of the Transaction--Opinion of Bancshares' Financial Advisor," has been supplied by Bancshares for inclusion herein. All information contained in this Joint Proxy Statement/Prospectus with respect to FFO, except such information described under "Description of the Transaction--Opinion of FFO's Financial Advisor," has been supplied by FFO for inclusion herein.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCSHARES OR FFO. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCSHARES OR FFO SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents previously filed with the Commission by Bancshares and FFO pursuant to the Exchange Act are hereby incorporated by reference herein:

      1. Bancshares Annual Report on Form 10-K for the fiscal year ended December 31, 1996;
      2. Bancshares Proxy Statement for its annual meeting held on April 22, 1997;
      3.  FFO's Form 10-K for the fiscal year ended December 31, 1996;
      4.  FFO's Proxy Statement for its annual meeting held on April 23, 1997.
      5.  FFO's Annual Report to Shareholders for the year ended
          December 31, 1996.

All documents filed by Bancshares and FFO pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM (I) BANCSHARES - STAN BLAKEY, VICE PRESIDENT - SHAREHOLDER RELATIONS, REPUBLIC BANCSHARES, INC., 111 SECOND AVE. N.E., ST. PETERSBURG, FLORIDA 33701 (TELEPHONE
(813) 823-7300) OR (II) FFO - MS. PHYLLIS ELAM, SENIOR VICE PRESIDENT - CHIEF FINANCIAL OFFICER, F.F.O. FINANCIAL GROUP, INC., 2013 LIVE OAK BLVD., ST. CLOUD, FLORIDA 34771 (TELEPHONE (407) 957-7421). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________________.

                                     SUMMARY

      The following is a summary of certain information relating to the Special Meetings, the proposed Merger, and the offering of shares of Bancshares Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "Bancshares" and "FFO" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries. The term "Combined Company" refers to Bancshares and FFO after consolidation.

THE PARTIES


      BANCSHARES

      GENERAL. Bancshares is a registered bank holding company formed in February 1996 for the primary purpose of becoming the holding company parent of Republic Bank ("Republic"), a Florida-chartered commercial bank organized on December 13, 1973. Republic provides a broad range of financial services, with a particular emphasis on residential and commercial real estate lending. Currently Republic's branch network consists of 35 branches in Hernando, Manatee, Orange, Pasco, Pinellas, Sarasota and Seminole Counties. At March 31, 1997, Bancshares' consolidated assets totaled $912.1 million, loans totaled $748.5 million, deposits totaled $829.1 million and stockholders' equity was $55.6 million.

      On May 28, 1993, William R. Hough and John W. Sapanski (together, the "Controlling Stockholders") acquired from the prior controlling stockholder over 99% of the outstanding common stock of Republic (the "Change in Control"). Currently, Messrs. Hough and Sapanski (and their respective affiliates and immediate family members) own shares of Bancshares' Voting Stock representing approximately 50.6% and 9.0%, respectively, of the total voting rights of Bancshares. Mr. Hough is a member of Bancshares' Board of Directors, and Mr. Sapanski serves as Bancshares' Chairman of the Board, Chief Executive Officer and President.

      After the Change in Control, Republic began to implement a program of expanding its branches and lines of business. On December 17, 1993, Republic acquired 12 branches from CrossLand Savings FSB, a federal stock savings bank ("CrossLand"), assumed deposits of $327.7 million held at the acquired branches and purchased from CrossLand loans secured by real estate and other real estate ("ORE") amounting to $201.6 million (the "CrossLand Purchase and Assumption"). The CrossLand Purchase and Assumption more than doubled Republic's size, increasing total assets to $531.3 million and total deposits to $494.3 million at December 31, 1993. Additionally, the new branches expanded Republic's market area to include Manatee and Sarasota counties and more than doubled the branch network to a total of 19 branches.

      During the latter part of 1994 and throughout 1995, Republic continued to pursue a strategy of increasing its retail banking presence on the west coast of Florida. Republic opened thirteen de novo branches, increasing market presence in existing counties and providing entry into Pasco County.

      During 1996, Bancshares focused on enhancing its residential lending capabilities. Through internal growth and the addition of Republic's new mortgage banking division, Bancshares added six loan production offices in Florida and one loan production office in Boston, Massachusetts. These offices expanded Bancshares' product line to include government-insured first mortgage loans, "Title I" home improvement loans and high loan-to-value debt consolidation loans. In the fourth quarter of 1996, Republic also added a wholesale lending operation that purchases loans from third-party originators for resale. Bancshares sells substantially all the loan production from its mortgage banking division as whole loans or loans pooled as securities. See Special Considerations - Change in Loan Sales Strategy."

      In 1997, Bancshares again pursued geographic expansion. In January Bancshares expanded into Hernando

County by opening a de novo branch. On April 18, 1997, Bancshares acquired Firstate Financial, F.A. ("Firstate"), a thrift institution headquartered in Orlando, Florida, for a cash purchase of $5.5 million. At April 18, 1997, Firstate had total assets of $71.1 million and total deposits of $67.9 million and operated a branch in each of Orange and Seminole Counties. The acquisition was accounted for using purchase accounting rules, and the amount of goodwill recorded was $130,000, which is being amortized over ten years.

      As a bank holding company, Bancshares is regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, amended (the "BHC Act"), and Republic is regulated by the Florida Department of Banking and Finance (the "Department") and the Federal Deposit Insurance Corporation ("FDIC"). Republic's deposits are insured by the FDIC to the full extent permitted by law. Republic is a member of the Federal Home Loan Bank of Atlanta ("FHLB").

      BUSINESS STRATEGY. Bancshares' business strategy entails (i) originating and purchasing real estate-secured loans for portfolio and sale and originating business and consumer loans for portfolio, (ii) improving market share and expanding its market area through acquisitions of financial institutions and de novo branching, (iii) increasing non-interest income through expanded mortgage banking activities and emphasizing commercial and retail checking relationships, and (iv) increasing its range of products and services. While pursuing this strategy, management remains committed to improving asset quality, managing interest rate risk and enhancing profitability.

      Bancshares' business strategy has resulted in:

      - Expanded Branch Network -- Since the Change in Control, Bancshares has expanded its branch network from seven branches in northern Pinellas County to its current 35 branches in Hernando, Pasco, Pinellas, Manatee, Sarasota, Seminole and Orange Counties. Further market expansion will occur upon consummation of the Merger later this year, which will add 11 branches in the central Florida market, including five in Osceola County, five in Brevard County, and one in Orange County, bringing the total number of branches to 46.

      - Increased Levels and Sources of Noninterest Income -- Bancshares has expanded its sources and amounts of fee income by emphasizing mortgage banking activities and new products, including a program that generates fee income for Bancshares when Bancshares' checking account customers utilize the travel and other services of certain third-party providers.

      - Improved Asset Quality Ratios -- The assets acquired in the Change in Control and the CrossLand Purchase and Assumption included significant levels of nonperforming assets. As a result, Bancshares' nonperforming assets-to-total assets ratio was 4.95% at year-end 1993. This ratio was reduced to 2.58% at March 31, 1997. This reduction was achieved primarily through the implementation of consistent loan underwriting policies and procedures, centralization of all credit decision functions and growth in the loan portfolio. Nonperforming assets at March 31, 1997, included $16.5 million of loans and ORE primarily originated prior to the Change in Control, $1.4 million from assets acquired in the CrossLand Purchase and Assumption and $5.7 million from assets originated or purchased after December 31, 1993. However, the level of Bancshares' nonperforming assets continues to be higher than that of peer group institutions. See "Special Considerations--Non Performing Assets."

      - Management of Interest Rate Risk--One of Bancshares' primary objectives is to reduce fluctuations in net interest income caused by changes in market interest rates. To manage interest rate risk, Bancshares generally limits holding loans in its portfolio to those that have variable interest rates tied to interest-sensitive indices and actively manages the maturities within the investment portfolio. Bancshares believes, based on its experience, that, as of March 31, 1997, the anticipated dollar amounts of assets and liabilities which reprice or mature within a one-year time horizon were closely matched.

      RECENT DEVELOPMENTS. For the quarter ended June 30, 1997, Bancshares reported net income of $629,000 or $.13 per share compared to $1.3 million or $.26 per share for the same period of 1996. Previously, Bancshares had announced that net income was expected to decline from the comparable period due to a change in its strategy regarding high loan-to-value home equity loans. Since the commencement of its mortgage banking activities, Bancshares immediately sold those loans following origination. Bancshares changed that strategy in the second quarter of 1997, retaining a significant portion of those loans with the intent to securitize or sell these loans in bulk at a future date. Primarily as a result of this change, net income in the second quarter was reduced due to recognizing the relatively high costs of originating these loans and the absence of revenues resulting from loan sales. In the second quarter of 1997, Bancshares recognized, as part of its noninterest income, $660,000 of pre-tax income from mortgage banking activities. Bancshares estimates that, based on published purchased prices from established firms that participate in the home equity loan secondary markets, its pre-tax income from mortgage banking activities in the second quarter of 1997 would have increased by approximately $2.6 million if Bancshares had followed its former policy of immediately selling these loans. However, there can be no assurances that Bancshares will realize income on the sale of these loans in future periods.

      FFO

      FFO is a unitary savings and loan holding company that was organized in June 1988 to acquire all of the stock of First Federal savings and Loan Association of Osceola County ("First Federal") that was issued in First Federal's conversion to the stock form of ownership in October 1988. First Federal was originally chartered in 1934 as a federal mutual savings and loan association and continued to conduct its operations as such from 1934 until its stock conversion in 1988.

      On September 23, 1993, William R Hough, one of Bancshares' Controlling Stockholders and a director of Bancshares, acquired __% of the then-outstanding FFO Common Stock. Mr. Hough acquired additional newly issued shares of FFO Common Stock in a November 1994 rights offering to existing FFO stockholders in a private placement offering by FFO. Currently, Mr. Hough, who also serves as a director of FFO, owns __% of the FFO Common Stock.

      FFO's operations are conducted entirely through First Federal. FFO's principal business is to attract deposits, primarily in the form of retail savings accounts, and to invest these funds, together with borrowings and other funds, in loans, mortgage-backed securities and other investments. FFO's lending activities focus on origination for portfolio and sale of one-to-four family and multifamily residential mortgage loans, commercial real estate loans, loans insured by the Federal Housing Administration, the Department of Veterans Affairs and the Small Business Administration, and residential construction loans. First Federal presently operates a main office in Kissimmee, Florida and ten branch offices located in Brevard, Orange and Osceola Counties. As of March 31, 1997, FFO had total consolidated assets of $320.0 million, total loans of $237.9 million, total deposits of $285.7 million and total stockholders' equity of $20.8 million.


      Both FFO and First Federal are regulated by the Office of Thrift Supervision ("OTS"). First Federal's deposits are insured by the FDIC to the full extent permitted by law, and First Federal is a member of the FHLB. First Federal has one wholly-owned subsidiary, Gulf American Financial Corporation, which is inactive.

SPECIAL MEETINGS


      BANCSHARES. The Special Meeting of Bancshares will be held at 2:00 p.m., local time, on August 28, 1997, at ________________, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meetings."



      FFO. The Special Meeting of FFO will be held at 10:00 a.m., local time, on August 28, 1997, at ___________, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meetings."

RECORD DATES; VOTES REQUIRED


      BANCSHARES. Only holders of record of Bancshares Voting Stock at the close of business on July 31, 1997 (the "Bancshares Record Date"), will be entitled to vote at the Special Meeting. Holders of record of Bancshares Preferred Stock, which is convertible into Bancshares Common Stock at the ratio of ten shares of Bancshares Preferred Stock for each share of Bancshares Common Stock, will be entitled to 10 votes for each share held, and holders of record of Bancshares Common Stock will be entitled to one vote for each share held. The affirmative vote of a majority of the votes represented by the Bancshares Voting Stock cast either in person or by proxy at the Special Meeting will be required to approve the Agreement. As of the Bancshares Record Date, there were 4,933,507 votes represented by Bancshares Voting Stock outstanding and entitled to be voted.

      The directors and executive officers of Bancshares and their affiliates and associates beneficially owned, as of the Bancshares Record Date, 2,311,233 shares of Bancshares Common Stock and 75,000 shares of Bancshares Preferred Stock (or approximately 62.1% of the votes represented by the outstanding Bancshares Voting Stock). Each member of the Board of Directors of Bancshares has indicated his or her intent to vote all of the shares of Bancshares Voting Stock beneficially owned by such member in favor of the Agreement and the Merger contemplated thereby. If all of Bancshares' directors vote to approve the Agreement as anticipated, the Agreement will be approved by the requisite Bancshares stockholder vote, without the vote of any other stockholder. Other than William R. Hough and Alfred T. May, who also serve as directors of Bancshares, none of the directors and executive officers of FFO and their affiliates beneficially owned, as of the Bancshares Record Date, any shares or Bancshares' Voting Stock. As of that date, neither Bancshares nor FFO held any shares of Bancshares' Common Stock in a fiduciary capacity for others. See "The Special Meetings-- Record Dates; Votes Required."



      FFO. Only holders of record of FFO Common Stock at the close of business on July 31, 1997 (the "FFO Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of a majority of the shares of the FFO Common Stock outstanding and entitled to be voted at the Special Meeting will be required to approve the Agreement. As of the FFO Record Date, there were 8,446,266 shares of FFO Common Stock outstanding and entitled to be voted.



      The directors and executive officers of FFO and their affiliates and associates beneficially owned, as of the FFO Record Date, 6,049,325 shares (or approximately 71.6% of the outstanding shares) of FFO Common Stock. Each member of the Board of Directors of FFO has indicated his or her intent to vote all of the shares of FFO Common Stock beneficially owned by such member in favor of the Agreement and the Merger contemplated thereby. If Mr. Hough votes to approve the Agreement as anticipated, the Agreement will be approved by the requisite FFO stockholder vote, without the vote of any other stockholder. Other than Messrs. Hough and May, who also serve as directors of FFO, none of the directors and executive officers of Bancshares and their affiliates beneficially owned, as of the FFO Record Date, any shares of FFO Common Stock. As of that date, neither Bancshares nor FFO held any shares of FFO Common Stock in a fiduciary capacity for others. See "The Special Meetings--Record Dates; Votes Required."


THE MERGER; EXCHANGE RATIO


      The Agreement provides for the acquisition of FFO by Bancshares pursuant to the Merger of FFO with and into Bancshares. At the time the Articles of Merger relating to the Merger became effective with the Secretary of State of the State of Florida (the "Effective Time"), each share of FFO Common Stock then issued and outstanding (excluding certain shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.29 of a share of Bancshares Common Stock, subject to adjustment with certain limitations. No fractional shares of Bancshares Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share issued to which any FFO stockholder would otherwise be entitled upon consummation of the Merger, based on the average of the closing prices of Bancshares Common Stock on each of the 20 consecutive trading days ending on the third business day immediately preceding the closing date for the transaction (the "Closing Date") as reported on the Nasdaq National Market (the "Market Value"). See "Description of the Transaction--General."

DISSENTING STOCKHOLDERS

      Holders of FFO Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of FFO Common Stock in cash in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenting Stockholders," and the applicable provisions of the FBCA are reproduced as Appendix D.

REASONS FOR THE MERGER; RECOMMENDATION OF BANCSHARES' AND FFO'S BOARDS OF DIRECTORS

      BANCSHARES. Bancshares' Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is in the best interests of Bancshares and its stockholders, its employees, customers and the communities which Bancshares serves. Accordingly, Bancshares' Board unanimously recommends that Bancshares' stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF BANCSHARES HAS INDICATED HIS OR HER INTENT TO VOTE THOSE SHARES OF BANCSHARES COMMON AND PREFERRED STOCK BENEFICIALLY OWNED BY SUCH MEMBER IN FAVOR OF THE AGREEMENT. In approving the Agreement, Bancshares' Board considered a number of different factors, including the financial terms of the Merger, the recommendation made by the special committee of the Board formed to negotiate and consider the terms of the Merger and the opinion rendered by Bancshares' financial advisor. See "Description of the Transaction--Background of and Bancshares' Reasons for the Merger" and "--Opinion of Bancshares' Financial Advisor".


      FFO. FFO's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is in the best interests of FFO and its stockholders. Accordingly, FFO's Board unanimously recommends that FFO's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF FFO HAS INDICATED HIS OR HER INTENT TO VOTE THOSE SHARES OF FFO COMMON STOCK BENEFICIALLY OWNED BY SUCH MEMBER IN FAVOR OF THE AGREEMENT. In approving the Agreement, FFO's Board considered a number of different factors, including the financial terms of the Merger, the recommendation made by the special committee of the Board formed to negotiate and consider the terms of the Merger and the opinion rendered by FFO's financial advisor. See "Description of the Transaction--Background of and FFO's Reasons for the Merger" and "--Opinion of FFO's Financial Advisor."


OPINIONS OF FINANCIAL ADVISORS


      BANCSHARES. The Carson Medlin Company ("Carson Medlin") has rendered an opinion to Bancshares that the terms of the Merger are fair, from a financial point of view, to the stockholders of Bancshares. The opinion of Carson Medlin is attached as Appendix B to this Joint Proxy Statement/Prospectus. Bancshares' stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection therewith. See "Description of the Transaction--Opinion of Bancshares' Financial Advisor."


      FFO. Allen C. Ewing & Co. ("Allen C. Ewing") has rendered an opinion to FFO that the terms of the Merger are fair, from a financial point of view, to the stockholders of FFO. The opinion of Allen C. Ewing is attached as Appendix C to this Joint Proxy Statement/Prospectus. FFO's stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection therewith. See "Description of the Transaction--Opinion of FFO's Financial Advisor."

EFFECTIVE TIME


      Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Florida Articles of Merger are filed with the Secretary of State of the State of Florida. Unless otherwise agreed upon by Bancshares and FFO, and subject to the conditions and obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur by the tenth business day (as designated by Bancshares) following the last to occur of:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval or consent required for the Merger (all of which have already been obtained), or (ii) the date on which the Agreement is approved by the requisite votes of Bancshares' and FFO's stockholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction-- Effective Time of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment and Termination of the Agreement."


EXCHANGE OF STOCK CERTIFICATES

      Promptly after the Effective Time, Bancshares will cause an exchange agent selected by Bancshares (the "Exchange Agent") to mail to the former stockholders of FFO a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of FFO Common Stock for certificates representing shares of Bancshares Common Stock. FFO STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Bancshares Stock Certificates."

REGULATORY APPROVALS


      The Merger is subject to approval by the FDIC, the Federal Reserve, and the Department. All required regulatory approvals for the Merger were obtained by Bancshares and FFO in June 1997. See "Description of the
Transaction--Conditions to Consummation of the Merger" and "--Regulatory Approvals."


WAIVER, AMENDMENT AND TERMINATION OF THE AGREEMENT

      The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual action of the Boards of Directors of both Bancshares and FFO, or by action of the Board of Directors of either party under certain circumstances, including if the Merger is not consummated by November 1, 1997, unless the failure to consummate by such time is due to a willful breach of the Agreement by the party seeking to terminate. The Agreement also may be terminated, and the Merger abandoned, if the average of the closing prices of the Bancshares Common Stock on each of the 20 consecutive trading days ending on the third business day preceding the Closing Date as reported by the Nasdaq National Market (the "Market Value") is less than $13.50. FFO may elect not to terminate the Agreement even if the Market Value of Bancshares Common Stock falls below $13.50 per share. In determining whether to elect to terminate the Agreement in these circumstances, the FFO Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the advice of its financial advisor and legal counsel. By approving the Agreement, the FFO stockholders also are authorizing the Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Market Value of the Bancshares Common Stock is less than $13.50 at the closing. If for any reason the Merger is not consummated, FFO will continue to operate as a separate financial institution under its present management. See "Description of the Transaction--Waiver, Amendment and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


      Certain members of Bancshares' and FFO's management and Board of Directors have interests in the Merger in addition to their interests as stockholders generally. These interests relate to, among other things, provisions in the Agreement regarding indemnification, eligibility for certain employee benefits, existing employment and severance agreements and the payments to be made thereunder as a consequence of the Merger, and the treatment of outstanding stock options. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


      The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code. An opinion of counsel as to the federal income tax consequences has been received, but no ruling will be requested from the Internal Revenue Service. Bancshares has received an opinion from Holland & Knight, LLP, that, among other things, a stockholder of FFO who exchanges shares of FFO Common Stock for Bancshares Common Stock will not recognize gain, provided that stockholders of FFO will recognize gain to the extent such stockholders receive cash in lieu of fractional shares of Bancshares or upon perfection of their dissenters' rights. Holders of Bancshares Voting Stock and FFO Common Stock should consult with their own tax advisors regarding the federal, state, local and foreign tax consequences of the Merger to them individually. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."


CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

      At the Effective Time, FFO stockholders, whose rights are governed by the FBCA and by FFO's Articles of Incorporation and Bylaws, will automatically become Bancshares stockholders, and their rights as Bancshares stockholders will be determined by the FBCA and Bancshares's Articles of Incorporation and By-Laws.

      The rights of Bancshares stockholders differ from the rights of FFO stockholders in certain important respects. See "Effect of the Merger on Rights of Stockholders."

                             SPECIAL CONSIDERATIONS


Bancshares and FFO stockholders should consider the following factors in addition to the other information set forth in this Joint Proxy Statement/Prospectus before deciding how to vote on the proposals contained herein. Certain of these factors are discussed in more detail elsewhere in this Joint Proxy Statement/Prospectus, including, without limitation, under the captions "Summary," "The Merger," "Certain Information Concerning Bancshares" and "Certain Information Concerning FFO".


SPECIAL CONSIDERATIONS APPLICABLE TO THE MERGER:

THE EXCHANGE RATIO; POSSIBLE CHANGES IN STOCK PRICE


The Exchange Ratio is expressed in the Agreement as a fixed ratio that can be adjusted within certain limitations in the event of a decrease in the price of Bancshares Common Stock. The price of Bancshares Common Stock at the Effective Time may vary from its price at the date of this Joint Proxy Statement/Prospectus and at the dates of the Special Meetings, possibly by a material amount. Such variations may be the result of changes in the business, operations or prospects of Bancshares, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions, factors affecting the banking industry in general, and other factors. Because the Effective Time will occur at a date later than the Special Meetings, there can be no assurance that the price of Bancshares Common Stock on the dates of the Special Meetings will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the conditions set forth in the Agreement. Stockholders of Bancshares and FFO are urged to obtain current market quotations for Bancshares and FFO Common Stock. See "Comparative Market Prices of Common Stock" and "Comparative Per Share Data."


BENEFITS ACCRUING TO MANAGEMENT OF FFO


As a result of the Merger, certain members of the FFO Board and FFO's management will receive shares of Bancshares Common Stock in exchange for shares of FFO Common Stock on the same terms as are applicable to the other stockholders of FFO. In addition, all stock options currently held by each officer and director of FFO will, in connection with the Merger, be converted into a right to receive shares of Bancshares Common Stock based on the Exchange Ratio. Under the Agreement, FFO is permitted to enter into an employment agreement with the President and Chief Executive Officer of First Federal, a severance agreement with the Chief Financial Officer of First Federal, and employment agreements with up to 12 employees of FFO and First Federal that will provide a payment equal to six month's base annual salary to each employee who does not voluntarily resign within 30 days of the Effective Time. As a result of these transactions, certain officers and directors of FFO may have conflicts of interest in connection with the Merger. See "Description of the Transaction--Interests of Certain Persons in the Merger" and "Management Following the Merger."


SPECIAL CONSIDERATIONS APPLICABLE TO BANCSHARES AND FFO AFTER THE MERGER:

The following risk factors apply to either or both of Bancshares and FFO, as the context dictates, and will continue to apply to Bancshares and FFO after the Merger (the "Combined Company").

SECURITIES ARE NOT INSURED


The Bancshares Common Stock to be issued to FFO stockholders upon consummation of the Merger are not insured by the Bank Insurance Fund ("BIF"), the Savings Association Insurance Fund ("SAIF") or the FDIC or by any other insurer or government agency.

CHANGE IN LOAN SALES STRATEGY

      On June 27, 1997, Bancshares announced a change in its sales strategy for high loan-to-value home equity loans from originating and immediately selling such loans to temporary retention in portfolio for securitization and/or secondary market bulk or individual sales or some combination of the foregoing. This new strategy was undertaken with the objective of increasing long-term earnings, as the terms available through securitizations and bulk sales are generally more attractive than those available in connection with individual sales. However, Bancshares' retention of a portion of its originations of high loan-to-value home equity loans in portfolio had the effect of negatively impacting Bancshares' earnings during the second quarter of 1997 due to recognizing the relatively high costs of originating these loans and the absence of income resulting from the decision to defer the sale of a portion of the originated loans.

      There is no assurance that Bancshares will be able to sell and/or securitize these home equity loans at the times, for the prices and in the manner(s) that it desires to do so. Should Bancshares be unable for any reason to sell these loans on acceptable terms either through individual or bulk sales, securitizations or a combination thereof, and consequently be forced to retain these loans in portfolio for a longer-than-anticipated period of time, Bancshares would be faced with the prospect of either significantly reducing its originations of these types of loans or incurring substantial losses in subsequent periods. Such losses, in turn, could either (i) deplete the amount of retained earnings of Republic available for payment of dividends to Bancshares,
(ii) cause Republic to become "undercapitalized" for regulatory capital purposes, or (iii) limit the extent to which Republic could pay dividends to Bancshares without becoming undercapitalized.


ABILITY TO MANAGE GROWTH AND INTEGRATE OPERATIONS


Since the Change in Control, Bancshares has experienced rapid growth through acquisitions, the opening of loan production offices and de novo branches, the creation of Republic's mortgage banking division and asset purchases. There is no assurance that Bancshares will not encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, such rapid growth may adversely affect Bancshares' operating results because of many factors, including start-up costs, diversion of management resources, asset quality and required operating adjustments. There can be no assurance that Bancshares will successfully integrate or achieve the anticipated benefits of its growth or expanded operations, and there is no assurance that rapid growth in the loan portfolio will not result in an increase in Bancshares' loan loss experience.

In addition, achieving the anticipated benefits of the Merger will depend in part upon whether the operations and organizations of Bancshares and FFO can be integrated in an efficient, effective, and timely manner. There can be no assurance that this integration will occur and that cost savings in operations will be achieved. After the Merger, Bancshares may also encounter unanticipated operational or organizational difficulties. The successful combination of the two companies will require, among other things, consolidation of certain operations, elimination of duplicative corporate and administrative expense and elimination of certain positions. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the Combined Company. There can be no assurance that integration will be accomplished smoothly or successfully. Failure to accomplish effectively the integration of operations could have a material adverse effect on Bancshares' results of operations and financial condition following the Merger.

NONPERFORMING ASSETS


At the time of the Change in Control, Republic had a relatively high ratio of nonperforming assets to total assets. In addition, subsequent purchases of loans, acquired at a discount, included loans that subsequently were placed in nonperforming status. Although Bancshares has reduced its nonperforming assets ratio from 5.95% at year-end 1993 to 2.58% at March 31, 1997, its current level of nonperforming assets is still above .55%, which is the average level for all commercial banks with assets between $500 million and $1 billion at March 31, 1997, based on data derived from the Uniform Performance Banking Report issued by federal bank regulators. The nonperforming assets ratio for Bancshares and FFO combined on a proforma basis would have been 2.59% at March 31, 1997. Moreover, there is no assurance that Bancshares' ratio will decline further, particularly if general economic conditions or Florida real estate values deteriorate.


ADEQUACY OF THE ALLOWANCE FOR LOAN LOSSES

Industry experience indicates that a portion of Bancshares' loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized by Bancshares, losses may be experienced as a result of various factors beyond Bancshares' control, including, among other things, changes in market conditions affecting the value of real estate securing Bancshares' loans and problems affecting the credit of Bancshares' borrowers. Bancshares' determination of the adequacy of its allowance for loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the view of Bancshares' regulators and geographic and industry loan concentration. However, if delinquency levels were to increase as a result of adverse general economic conditions, especially in Florida where Bancshares' exposure is greatest, the loan loss reserve so determined by Bancshares may not be adequate. A substantial portion of Bancshares' loan loss reserves are allocated to specific portfolios of loans purchased by Bancshares. Such allocated reserves are not available to cover losses in other portfolios. To the extent that losses in certain pools or portfolios exceed the loan loss reserves and unamortized loan discount allocated to such pool or portfolio, or available as a general reserve, Bancshares' results of operations would be adversely affected. There can be no assurance that Bancshares' allowance for loan losses will be adequate to cover its loan losses or that Bancshares will not experience significant losses in its loan portfolios that may require significant increases to the allowance for loan losses in the future.

IMPACT OF CHANGES IN REAL ESTATE VALUES

A significant portion of Bancshares' loan portfolio consists of residential mortgage loans and commercial real estate loans. At March 31, 1997, 55.1% of Bancshares' loans were secured by one-to-four family residential real estate, 34.7% were secured by commercial real estate and multifamily residential real estate, 4.1% were construction loans and Bancshares had ORE acquired through foreclosure with a book value of $7.2 million. Further, the properties securing these loans are concentrated in Florida. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies and acts of nature. Any decline in real estate prices, particularly in Florida, could significantly reduce the value of the real estate collateral securing Bancshares' loans, increase the level of Bancshares' nonperforming loans, require write-downs in the book value of its ORE, and have a material negative impact on Bancshares' financial performance.


Bancshares has increased its level of commercial real estate loans which, are generally considered to involve a higher degree of credit risk than that for one-to-four family residential lending. Further, Bancshares' retention of high loan-to-value home mortgage loans for longer periods will increase its credit risk and vulnerability to changes in real estate values.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

Bankshares' profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets and its interest expense on interest-bearing liabilities. Bankshares, like most financial institutions, is affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. Bancshares has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. At March 31, 1997, Bancshares had a one year cumulative positive gap of .97%. This positive one year gap position may, as noted above, have a negative impact on earnings in a falling interest rate environment. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

REGULATORY OVERSIGHT


Republic is subject to extensive regulation, supervision and examination by the Department as its chartering authority and primary regulator, and by the FDIC as its federal regulator and administrator of the insurance fund that insures Republic's deposits up to applicable limits. Republic is a member of the FHLB and is subject to certain limited regulation by the Federal Reserve. As the holding company of Republic, Bancshares is also subject to regulation and oversight by the Federal Reserve. Such regulation and supervision govern the activities in which an institution may engage and are intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented that have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. However, the failure by either Bancshares or Republic to comply with existing or future statutory or regulatory requirements or any change in the regulatory structure or the applicable statutes or regulations could have a material impact on Bancshares and Republic and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of Republic and Republic's competitors, which in turn could have a material adverse affect on Republic and its operations.

See "Supervision and Regulation."

In the course of recent review of Republic's operations by the FDIC, issues arose as to the software and procedures used by Republic to record and calculate the charges and other information for certain types of mortgage loans, and the amounts of interest due on one class of deposit accounts. Republic is in the process of taking the necessary actions to address these issues, including the payment of refunds or additional interest as appropriate, and Bancshares does not expect that any costs that it may incur to resolve these issues will have a material adverse impact on either its operations or financial condition.

DEPENDENCE ON EXISTING MANAGEMENT

Bancshares' ability to operate as a profitable enterprise has depended, and will continue to depend, in large part, upon the management and banking abilities of Bancshares' senior management, including John W. Sapanski, the Chairman, Chief Executive Officer and President of Bancshares and Republic. If, for any reason, the services of Mr. Sapanski were to become unavailable to Bancshares, such event would likely have an adverse impact upon the future results of operations of Bancshares in light of Mr. Sapanski's experience and reputation in the banking industry, his stature within Bancshares, his extensive knowledge of and familiarity with Bancshares' operations, and the critical role played by Mr. Sapanski within Bancshares. Mr. Sapanski is 66 years old. Neither

Bancshares nor Republic maintains a key man life insurance policy for Mr. Sapanski.


CONTROL BY THE CONTROLLING STOCKHOLDERS


Bankshares' Controlling Stockholders, William R. Hough and John W. Sapanski (and their respective affiliates and immediate family members) each currently owns shares of Bancshares Voting Stock representing approximately 50.6% and 9.0%, respectively, of the total voting rights of Bankshares. Following consummation of the Merger, it is anticipated that these voting percentages will be approximately 56.8% and 6.0%, respectively. On the basis of such ownership, the Controlling Stockholders will be able to elect all of the members of Bancshares' Board of Directors and, through their control of Bancshares' Board, will be able to continue to direct the affairs of Bancshares and the Bank. FFO, Bancshares and Republic have engaged in numerous transactions with affiliates of Mr. Hough and it is likely that Bancshares and Republic will in the future continue to engage in such transactions. Generally, transactions with affiliates can involve conflicts of interests. However, Bancshares believes that its transactions with its affiliates were on terms as favorable as those that could have been obtained in arm's length transactions.


CAPITAL LIMITATIONS ON FUTURE GROWTH


Since the Change in Control, one of Bancshares' primary business objectives has been to increase its total asset size, expand into new market areas, and increase market share in its existing markets. Bancshares has sought to accomplish this goal through a combination of internal growth, loan and other asset purchases, deposit assumptions, the opening of new branches and acquisitions of other financial institutions, such as Firstate and FFO. Bancshares intends to pursue its current growth strategy for the foreseeable future as a means of increasing overall profitability. While Bancshares currently meets all of the requirements for a "well-capitalized" bank holding company under the Federal Reserve's capital guidelines, there can be no assurance that Bancshares will in the future have sufficient capital to continue to pursue its growth strategy.


COMPETITION

The Company competes with various types of financial institutions, including other commercial banks, savings institutions, finance companies, mortgage banking companies, money market funds and credit unions, many of which have substantially greater financial resources than Bancshares and, in some cases, operate under fewer regulatory constraints. Bancshares not only competes with financial institutions headquartered in the State of Florida but also competes with a number of financial institutions headquartered outside of Florida that are active in the state. See "Business-Competition" and "Business-Supervision and Regulation."

          COMPARATIVE MARKET PRICES OF BANCSHARES AND FFO COMMON STOCK

Bancshares Common Stock and FFO Common Stock are traded in the over-the-counter market. Bancshares Common Stock is quoted on the Nasdaq National Market and FFO Common Stock is quoted on the Nasdaq Small-Cap Market. The following table sets forth, as of the indicated dates, (i) the last sale price of Bancshares Common Stock and (ii) the equivalent per share price (as explained below) of FFO Common Stock on March 10, 1997, the last trading day immediately preceding public announcement that Bancshares and FFO had executed a letter of intent for the combination of the two companies and, ________________________, 1997, the latest practical date prior to mailing of this Joint Proxy Statement.



                                                                                           Equivalent Per
                                             Bancshares                     FFO             Share Price of
                                            Common Stock                Common Stock       FFO Common Stock
                                            ------------                ------------       ----------------
Market Price Per Share at:

      March 10, 1997                          $ 15.38                      $ 3.75             $ 4.46
      ________, 1997                                -                           -                  -



The equivalent per share price of FFO Common Stock at each specified date represents the last sale price of a share of Bancshares Common Stock on such date multiplied by the Exchange Ratio of 0.29. Stockholders are advised to obtain current market quotations for Bancshares Common Stock. No assurance can be given as to the market price of Bancshares Common Stock at or after the Effective Time.

                   [Balance of page intentionally left blank]

                           COMPARATIVE PER SHARE DATA

The following table sets forth certain comparative per share data relating to net income and book value on (i) an historical basis for Bancshares and FFO,
(ii) a pro forma combined basis per share of Bancshares Voting Stock, giving effect to the Merger, (iii) an equivalent pro forma basis per share of FFO Common Stock, giving effect to the Merger, (iv) a pro forma combined basis per share of Bancshares Voting Stock, giving effect to the Merger and Bancshares' acquisition of Firstate on April 18, 1997, and (v) an equivalent pro forma basis per share of FFO Common Stock, giving effect to the Merger and Bancshares' acquisition of Firstate. The Bancshares and FFO pro forma combined information and the Bancshares pro forma Merger equivalent information give effect to the Merger on a corporate reorganization basis and assume an Exchange Ratio of 0.29 of a share of Bancshares for each share of FFO. See "Description of the Transaction -- Accounting Treatment." The Bancshares, FFO and Firstate pro forma combined information and the Bancshares pro forma Merger and Firstate equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) Bancshares' acquisition of Firstate. Bancshares, FFO and Firstate did not pay dividends during the periods presented. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Bancshares and FFO, including the respective notes thereto. See "Pro Forma Financial Information," "Documents Incorporated by Reference," "Selected Condensed Consolidated Pro Forma Financial Data," "Selected Financial and Other Data," and "Index to Financial Statements."



                                                      Three Months Ended
                                                            March 31,                       Year Ended December 31,
                                                      ----------------------               -------------------------
                                                      1997             1996          1996           1995           1994
                                                      ----             ----          ----           ----           ----
                                                           (unaudited)               (unaudited, except for Bancshares
                                                                                              and FFO historical)

NET INCOME PER COMMON SHARE:
Bancshares historical primary & fully diluted       $  .32         $  .24          $  .76        $ 1.26         $ 1.67
FFO historical primary and fully diluted               .07            .01             .19           .20            .06
Bancshares and FFO pro forma combined                  .27              -             .65             -              -
FFO pro forma equivalent(1)                            .08              -             .19             -              -
Bancshares, FFO, and Firstate
  pro forma combined(2)                                .23              -             .44             -              -
FFO pro forma equivalent(1) (3)                        .08              -             .13             -              -

BOOK VALUE PER COMMON SHARE
Bancshares historical primary & fully diluted        11.27          10.55           11.01         10.32           8.76
FFO historical primary & fully diluted                2.46           2.18            2.41          2.23           1.96
Bancshares and FFO pro forma combined                10.99              -               -             -              -
FFO proforma equivalent (1)                           3.19              -               -             -              -
Bancshares, FFO, and Firstate
  pro forma combined (2)                             10.99              -               -             -              -
FFO pro forma equivalent                              3.19              -               -             -              -




--------------------

(1) Represents pro forma combined information multiplied by the assumed Exchange Ratio of 0.29 of a share of Bancshares Common Stock for each share of FFO Common Stock.
(2) Represents the combined results of Bancshares, FFO and Firstate, as if all such acquisitions were consummated on January 1, 1996.
(3) Adjusted to reflect Bancshares' acquisition of Firstate consummated on April 18, 1997, as if consummated on March 31, 1997.

             SELECTED FINANCIAL AND OTHER DATA OF BANCSHARES AND FFO

The following tables present certain selected historical financial information for Bancshares and FFO. The data should be read in conjunction with the historical financial statements, related notes and other financial information concerning Bancshares and FFO incorporated by reference or included herein. Interim unaudited data of Bancshares and FFO for the three months ended March 31, 1997 and 1996 reflect, in the opinion of the respective managements of Bancshares and FFO, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1997, are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

Selected consolidated operating data, per share data, balance sheet data and selected financial ratios for Bancshares as of and for each of the years ended December 31, 1992, 1994, 1995 and 1996, the seven month period ended December 31, 1993, and the five month period ended May 31, 1993, were derived from the consolidated financial statements which have been audited by Arthur Andersen, LLP, independent certified public accountants. The selected consolidated operating data, per share data, balance sheet data, selected financial ratios and other data for Bancshares as of and for the seven-month period ended December 31, 1994, and the five month period ended May 31, 1994, were derived from unaudited consolidated financial statements. Financial data for those interim periods include all adjustments, consisting of normal accruals, that management considers necessary for a fair presentation of financial condition and results of operations for such interim periods. In light of the significant mark-to-market adjustments and other adjusting entries to Bancshares' financial statements that were made following the Change in Control on May 28, 1993, management of Bancshares believes that the usefulness of comparisons between (i) the financial statements and the financial data derived therefrom as of the dates and for the periods prior to June 1, 1993, and (ii) the financial statements and the financial data derived therefrom as of the dates and for the periods since June 1, 1993, may be limited. In addition, since (i) Republic's initial public offering and (ii) its purchase from CrossLand Savings Bank, FSB ("CrossLand") of 12 branches and $201.6 million of real estate-secured loans and other real estate ("ORE") and its assumption of $327.7 million in deposits from CrossLand (collectively, the "Purchase and Assumption") in December 1993, Bancshares has operated in a significantly different manner from that which it had previously operated. Accordingly, the financial results for periods prior to the Purchase and Assumption differ significantly from periods since then.

Selected consolidated operating data, per share data, balance sheet data and selected financial ratios for FFO as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996, were derived from the consolidated financial statements that have been audited by Hacker, Johnson, Cohen & Grieb, independent certified public accountants.

The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information presented elsewhere by Bancshares and FFO.

                SELECTED HISTORICAL FINANCIAL DATA OF BANCSHARES
                   SELECTED FINANCIAL AND OTHER DATA - TABLE 1
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                              Three Months Ended               Years Ended December 31,
                                                                   March 31,                 -----------------------------
                                                             1997             1996         1996              1995           1994
                                                             ----             ----         ----              ----           ----
                                                                  (unaudited)
OPERATING DATA:
Interest income                                           $   18,070     $   15,862    $   66,947      $   57,863      $   37,115
 Interest expense                                              8,969          7,927        32,926          30,001          16,871
                                                           ---------      ---------     ---------       ---------       ---------
 Net interest income                                           9,101          7,935        34,021          27,862          20,244
 Loan loss provision                                           1,138            450         1,800           1,685           1,575
                                                           ---------      ---------     ---------       ---------       ---------
 Net interest income after loan loss provision                 7,963          7,485        32,221          26,177          18,669
 Other noninterest income                                      3,124            678         4,409           2,751           2,612
 Gain on sale of ORE held for investment                           -              -         1,207               -               -
 General and administrative ("G&A") expenses                   8,240          5,956        27,352          22,119          14,916
 SAIF special assessment                                           -              -         2,539               -               -
 Provision for losses on ORE                                     170            180         1,611               -              10
 Other noninterest expense                                       110            124           319             739           1,691
                                                           ---------      ---------     ---------       ---------       ---------
 Net income before income taxes & goodwill accretion           2,567          1,903         6,016           6,070           4,664
 Accretion of negative goodwill                                    -              -             -           1,578           2,705
                                                           ---------      ---------     ---------       ---------       ---------
 Net income before income taxes                                2,567          1,903         6,016           7,648           7,369
 Income tax provision                                            964            699         2,232           1,875             468
                                                           ---------      ---------     ---------       ---------       ---------
 Net income                                                $   1,603      $   1,204     $   3,784       $   5,773       $   6,901
                                                           =========      =========     =========       =========       =========

PER SHARE DATA:
 Earnings per share                                        $     .32      $     .24     $     .76       $    1.26       $    1.67
                                                           =========      =========     =========       =========       =========
 Weighted average shares outstanding                       4,980,167      4,953,119     4,952,937       4,562,642       4,136,790

BALANCE SHEET DATA (AT PERIOD-END):
 Total assets                                              $ 912,093      $ 802,363     $ 907,868       $ 801,995       $ 626,445
 Investment & mortgage backed securities                      63,198         51,481        94,989          64,801          40,271
 Loans, net of unearned income                               748,493        676,658       742,994         669,416         516,335
 Allowance for loan losses                                    13,508         14,746        13,134          14,910           7,065
 Deposits  829,060                                           742,082        827,980       743,105         583,885
 Negative goodwill                                                 -              -             -               -           1,578
 Stockholders' equity                                         55,579         52,047        54,319          50,903          36,165

SELECTED FINANCIAL RATIOS:
 Return on average assets                                        .72%           .60%          .45%            .77%           1.25%
 Return on average equity                                      12.10           9.57          7.31           13.47           21.34
 Net interest spread                                            3.83           3.83          3.96            3.67            3.78
 Net interest margin                                            4.12           4.14          4.28            3.95            3.96
 G&A expense to average assets                                  3.63           2.96          3.28            2.96            2.74
 G&A efficiency ratio                                          67.40          69.15         68.98           72.25           65.26
 Non-accrual loans to loans                                     2.27           2.22          2.15            2.04            2.51
 Nonperforming assets to total assets                           2.58           3.02          2.51            2.93            3.59
 Loan loss allowance to loans (1)                               1.91           2.18          1.86            2.24            1.37
 Loan loss allowance to non-performing loans (1)               82.81          96.47         84.93           90.47           53.36

OTHER DATA (AT PERIOD-END):
 Number of full service offices                                   33             32            32              32              21
 Number of full-time equivalent employees                        644            432           637             421             300
-----------------------------------------



(1) See "Certain Information Concerning Bancshares--Asset Quality" for a discussion of the allocation and availability of loan loss reserves among portfolios of loans within the Bank.

                SELECTED HISTORICAL FINANCIAL DATA OF BANCSHARES

                   SELECTED FINANCIAL AND OTHER DATA - TABLE 2

                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)




                                                   Seven Months Ended                Five Months Ended              Year Ended
                                                        Dec. 31,                          May 31,                  December 31,
                                                 ----------------------            --------------------            ------------
                                                 1994              1993            1994              1993              1992
                                                 ----              ----            ----              ----              ----
                                             (unaudited)                         (unaudited)
OPERATING DATA:
Interest income                                  $   23,684    $    7,331        $   13,431       $     4,848       $   11,845
 Interest expense                                    10,711         3,110             6,160             1,970            6,054
                                                 ----------    ----------        ----------       -----------       ----------
 Net interest income                                 12,973         4,221             7,271             2,878            5,791
 Loan loss provision                                  1,263           709               312               379              520
                                                 ----------    ----------        ----------       -----------       ----------
 Net interest income after
  loan loss provision                                11,710         3,512             6,959             2,499            5,271
 Other noninterest income                             1,758         1,411               854               743            1,679
 G&A expenses                                         9,308         3,700             5,608             2,699            5,748
 Provision for losses on ORE                             10            20              --               1,214              230
 Other noninterest expense                            1,417           600               274               443              715
                                                 ----------    ----------        ----------       -----------       ----------
 Net income (loss) before income
  taxes and goodwill accretion                        2,733           603             1,931            (1,114)             257
 Accretion of negative goodwill                       1,578         1,579             1,127              --               --
                                                 ----------    ----------        ----------       -----------       ----------
 Net income (loss) before income taxes                4,311         2,182             3,058            (1,114)             257
 Income tax provision                                   268          --                 200              --               --
                                                 ----------    ----------        ----------       -----------       ----------
 Net income (loss)                               $    4,043    $    2,182        $    2,858       $    (1,114)      $      257
                                                 ==========    ==========        ==========       ===========       ==========

PER SHARE DATA:
 Earnings (loss) per share                       $      .98    $     1.12        $      .69       $     (1.00)      $      .23
                                                 ==========    ==========        ==========       ===========       ==========
 Weighted average shares outstanding              4,141,322     1,951,231         4,134,420         1,117,192        1,106,459

BALANCE SHEET DATA
 (AT PERIOD-END):

 Total assets                                    $  626,445    $  531,312        $  508,642       $   168,741       $  168,810
 Investment securities                               40,271        37,382            52,571            27,433           24,276
 Loans net of unearned income                       516,335       316,483           396,144           111,292          110,715
 Allowance for loan losses                            7,065         6,539             6,828             1,866            1,958
 Deposits                                           583,885       494,316           469,461           153,660          154,984
 Negative goodwill                                    1,578         4,283             3,156             5,861             --
 Stockholders' Equity                                36,165        29,454            32,234             8,058           12,215

SELECTED FINANCIAL RATIOS:
 Return on average assets                              1.20%         1.99%             1.33%            (1.61)%            .15%
 Return on average equity                             20.68         39.17             22.34            (21.75)            2.12
 Net interest spread                                   4.06          3.45              3.48              4.21             3.51
 Net interest margin                                   4.25          4.22              3.67              4.66             3.95
 G&A expense to average assets                         2.79          3.94              2.40              6.28             4.01
 G&A efficiency ratio                                 62.02         65.70             67.32             74.54            76.95
 Non-accrual loans to loans                            2.51          5.05              4.36              2.27             3.20
 Nonperforming assets to total assets                  3.59          4.95              5.64              5.89             7.55
 Loan loss allowance to loans(1)                       1.37          2.07              1.72              1.68             1.77
 Loan loss allowance to nonperforming loans(1)        53.36         39.12             23.58             73.03            54.98

OTHER DATA (AT PERIOD-END):
 Number of full service offices                          21            19                19                 7                7
 Number of full-time equivalent employees               300           179               223                96               90


-----------------------------------------

(1) See "Certain Information Concerning Bancshares--Asset Quality" for a discussion of the allocation and availability of loan loss reserves among portfolios of loans within the Bank.

                    SELECTED HISTORICAL FINANCIAL DATA OF FFO

                   SELECTED FINANCIAL AND OTHER DATA - TABLE 3

                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  Three Months Ended
                                                       March 31,                      Years Ended December 31,
                                                 ----------------------        -----------------------------------
                                                 1997             1996         1996              1995         1994
                                                 ----             ----         ----              ----         ----
                                                       (unaudited)
OPERATING DATA:
 Interest income                                 $    5,807    $    5,466    $   21,997    $    19,730     $   16,882
 Interest expense                                     3,173         3,140        12,023         10,111          7,553
                                                 ----------    ----------    ----------    -----------     ----------
 Net interest income                                  2,634         2,326         9,974          9,619          9,329
 Loan loss provision (credit)                            --           150           782            477         (1,403)
                                                 ----------    ----------    ----------    -----------     ----------
 Net interest income after loan loss provision        2,634         2,176         9,192          9,142         10,732
 Other noninterest income                               601           304         2,387          2,602          2,487
 General and administrative ("G&A") expenses          2,263         2,358         9,528          8,844          8,761
 SAIF special assessment                                 --            --         1,466             --             --
 (Credit) provision for losses on ORE                    --            --        (1,500)           240          3,410
 Other noninterest expense (income)                      34            33          (318)           373            374
                                                 ----------    ----------    ----------    -----------     ----------
 Net income before income taxes                         938            89         2,403          2,287            674
  Income tax provision                                  351            33           803            641            234
                                                 ----------    ----------    ----------    -----------     ----------
 Net income                                      $      587    $       56    $    1,600    $     1,646     $      440
                                                 ==========    ==========    ==========    ===========     ==========

PER SHARE DATA:
 Earnings per share                              $      .07    $      .01    $      .19    $       .20     $      .06
                                                 ==========    ==========    ==========    ===========     ==========
 Weighted average shares outstanding              8,430,181     8,430,000     8,430,000      8,430,000      7,354,658

BALANCE SHEET DATA (AT PERIOD-END):
 Total assets                                    $  320,031    $  305,683    $  316,949    $   301,485     $  253,428
 Investment & mortgage backed securities             71,584        79,208        66,368         90,544         60,757
 Loans, net of unearned income                      226,078       190,325       225,080        189,093        172,199
 Allowance for loan losses                            5,579         5,210         5,613          5,138          8,207
 Deposits                                           285,672       268,722       286,927        248,936        210,832
 Stockholders' equity                                20,760        18,408        20,280         18,780         16,545

SELECTED FINANCIAL RATIOS:
 Return on average assets                               .74%          .07%          .54%           .64%           .18%
 Return on average equity                             11.45          1.21          8.18           9.17           3.08
 Net interest spread                                   3.44          3.26          3.20           3.86           4.24
 Net interest margin                                   3.55          3.32          3.44           3.99           4.25
 G&A expense to average assets                         2.87          3.15          3.20           3.43           3.66
 G&A efficiency ratio                                 69.95         89.66         77.08          72.37          74.15
 Non-accrual loans to loans                            1.74          1.70          1.89           1.61           2.05
 Nonperforming assets to total assets                  3.22          4.16          3.12           4.00           8.96
 Loan loss allowance to loans                          2.52          2.81          2.62           3.09           5.00
 Loan loss allowance to non-performing loans          64.02         64.85         62.93          67.92          59.53

OTHER DATA (AT PERIOD-END):
 Number of full service offices                          11            11            11             11             10
 Number of full-time equivalent employees               156           158           158            151            151


                    SELECTED HISTORICAL FINANCIAL DATA OF FFO

                   SELECTED FINANCIAL AND OTHER DATA - TABLE 4

                       ($ IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                    Years Ended December 31,
                                                                                    -----------------------
                                                                                    1993               1992
                                                                                    ----               ----
OPERATING DATA:
 Interest income                                                                 $   18,888           $   25,395
 Interest expense                                                                     9,033               14,197
                                                                                 ----------           ----------
 Net interest income                                                                  9,855               11,198
 Loan loss provision                                                                  4,807                7,591
                                                                                 ----------           ----------
 Net interest income after loan loss provision                                        5,048                3,607
 Other noninterest income                                                             3,004                4,166
 General and administrative ("G&A") expenses                                         10,132               12,293
 Provision for losses on ORE                                                              -                  258
 Other noninterest expense                                                              482                  835
                                                                                -----------          -----------
 Net loss before income taxes                                                        (2,562)              (5,613)
 Income tax credit                                                                   (2,844)              (1,012)
                                                                                -----------           ----------
 Net income (loss)                                                              $       282          $    (4,601)
                                                                                ===========           ===========

PER SHARE DATA:
 Earnings (loss) per share                                                      $       .08           $    (2.11)
                                                                                ===========           ==========
 Weighted average shares outstanding                                              3,481,370            2,180,000

BALANCE SHEET DATA (AT PERIOD-END):
 Total assets                                                                   $   249,399           $  308,930
 Investment & mortgage backed securities                                             36,660               22,073
 Loans, net of unearned income                                                      174,463              237,727
 Allowance for loan losses                                                            9,333                6,427
 Deposits                                                                           211,118              278,463
 Stockholders' equity                                                                14,527                8,718

SELECTED FINANCIAL RATIOS:
 Return on average assets                                                               .11 %              (1.36)%
 Return on average equity                                                              2.60               (41.00)
 Net interest spread                                                                   4.17                 3.97
 Net interest margin                                                                   4.08                 3.73
 G&A expense to average assets                                                         3.78                 3.62
 G&A efficiency ratio                                                                 78.79                80.01
 Non-accrual loans to loans                                                            1.59                 8.78
 Nonperforming assets to total assets                                                 11.51                17.36
 Loan loss allowance to loans                                                          5.72                 3.67
 Loan loss allowance to non-performing loans                                          69.57                23.05

OTHER DATA (AT PERIOD-END):
 Number of full service offices                                                          10                   12
 Number of full-time equivalent employees                                               160                  190


            SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA


The following selected unaudited pro forma financial data give effect to the Merger as of the dates and for the periods indicated and pursuant to the accounting basis described within and are qualified in their entirety by reference to the more detailed Consolidated Financial Statements and notes thereto, included elsewhere herein. Financial data for the three-month period ended March 31, 1997 and for the year ended December 31, 1996 include all adjustments, consisting of normal accruals that the management considers necessary for a fair presentation of the financial conditions and results of operations for such period. The selected unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations that actually would have occurred if the transactions had been consummated at the dates and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Comparative Per Share Data" and "Pro Forma Financial Information."

        SELECTED PRO FORMA COMBINED DATA FOR BANCSHARES AND FFO - TABLE 1
                 (UNAUDITED; IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                                             AS OF
                                                                                                        MARCH 31, 1997
                                                                                                        --------------
Balance Sheet Data:
  Total Assets                                                                                           $ 1,237,726
  Investment and mortgage backed securities                                                                  134,801
  Loans held for sale                                                                                         44,774
  Loans, net of unearned income                                                                              929,267
  Allowance for loan losses                                                                                   19,087
  Goodwill                                                                                                     5,862
  Total deposits                                                                                           1,114,881
  Other borrowed money                                                                                        31,160
  Stockholders' equity                                                                                        81,794
  Book value per common share                                                                            $     11.09





                                                                              THREE MONTHS
                                                                                  ENDED                 YEAR ENDED
                                                                                MARCH 31,              DECEMBER 31,
                                                                                   1997                    1996
                                                                              ------------             ------------
Income Statement Data (1):
Interest income                                                                $   23,877                $   88,944
Interest expense                                                                   12,142                    44,949
                                                                               ----------                ----------
Net interest income                                                                11,735                    43,995
Loan loss provision                                                                 1,138                     2,582
                                                                               ----------                ----------
Net interest income after loan loss provisions                                     10,597                    41,413
Noninterest income                                                                  3,725                     8,003
General and administrative ("G&A") expenses                                        10,503                    36,880
Other non interest expense                                                            314                     4,117
                                                                               ----------                ----------
Net income before income taxes and goodwill                                         3,505                     8,419
Income tax expense                                                                  1,315                     3,035
                                                                               ----------                ----------
Net income before goodwill amortization                                             2,190                     5,384
Goodwill amortization from the Merger                                                 147                       586
                                                                               ----------                ----------
Net income                                                                     $    2,043                $    4,798
                                                                               ==========                ==========

Net income per share                                                           $      .27                $      .65
                                                                               ==========                ==========
Weighted average shares outstanding                                             7,429,584                 7,402,354





(1) Includes goodwill amortization arising from the Merger on a proforma basis but does not include the effect of operating cost savings after consolidation of the Combined Company.

              SELECTED PRO FORMA COMBINED DATA FOR BANCSHARES, FFO
                      AND FIRSTATE - TABLE 2 (UNAUDITED; IN
                        THOUSANDS EXCEPT PER SHARE DATA)


                                                                                 AS OF
                                                                             MARCH 31, 1997
                                                                             --------------
Balance Sheet Data:
  Total Assets                                                               $  1,308,088
  Investment and mortgage backed securities                                       162,047
  Loans held for sale                                                              44,774
  Loans, net of unearned income                                                   960,628
  Allowance for loan losses                                                        19,206
  Goodwill                                                                          5,992
  Total deposits                                                                1,183,437
  Other borrowed money                                                             31,160
  Stockholders' equity                                                             81,794
  Book value per common share                                                $      11.09




                                                      THREE MONTHS
                                                         ENDED                YEAR ENDED
                                                        MARCH 31,             DECEMBER 31,
                                                          1997                    1996
                                                      ------------            ------------
Income Statement Data (1):
  Interest income                                      $   25,018              $   94,353
  Interest expense                                         13,021                  48,964
                                                       ----------              ----------
  Net interest income                                      11,997                  45,389
  Loan loss provision                                       1,145                   2,293
                                                       ----------              ----------
  Net interest income after loan loss provisions           10,852                  43,096
  Noninterest income                                        3,863                   8,393
  General and administrative ("G&A") expenses              11,166                  39,627
  Other non interest expense                                  351                   4,966
                                                       ----------              ----------
  Net income before income taxes and goodwill               3,198                   6,896
  Income tax expense                                        1,315                   3,035
                                                       ----------              ----------
  Net income before goodwill amortization                   1,883                   3,861
  Goodwill amortization from the Merger
    and Firstate acquisition                                  150                     599
                                                       ----------              ----------
  Net income                                           $    1,733              $    3,262
                                                       ==========              ==========

  Net income per share                                 $      .23              $      .44
                                                       ==========              ==========
  Weighted average shares outstanding                   7,429,584               7,402,354




(1) Includes goodwill amortization arising from the Merger and the Firstate acquisition but does not include the effect of operating cost savings after consolidation of the Combined Company.

                              THE SPECIAL MEETINGS

GENERAL


This Joint Proxy Statement/Prospectus is being furnished to the holders of Bancshares Voting Stock and FFO Common Stock in connection with the solicitation by their respective Boards of Directors of proxies for use at the Special Meetings, at which Bancshares and FFO stockholders will be asked to vote upon a proposal to approve the Agreement contemplated thereby. The Special Meeting for Bancshares will be held at 2:00 p.m. local time, on August 28, 1997, at __________. The Special Meeting for FFO will be held at 10:00 a.m. local time, on August 28, 1997, at _________.


Stockholders of Bancshares and FFO are requested to promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid, addressed envelope. An FFO stockholder's failure to return a properly executed proxy card or to vote at the FFO Special Meeting will have the same effect as a vote against the Agreement.

Any stockholder of either Bancshares or FFO who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting a signed proxy card bearing a later date, provided that such notice or proxy card is actually received at or before the stockholders' Special Meeting. Any notice of revocation should be sent to ________________. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Bancshares Voting Stock and FFO Common Stock represented by properly executed proxies received at or prior to the Special Meetings unless subsequently revoked will be voted as directed in such proxies.

IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETINGS.

As of the date of this Joint Proxy Statement/Prospectus, Bancshares and FFO are unaware of any other matter to be presented at either Special Meeting.

Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers and employees of Bancshares and FFO, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

FFO STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR
PROXY CARDS

RECORD DATES; VOTES REQUIRED


Bancshares' and FFO's Boards of Directors have established the close of business on July 1, 1997, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meetings. Only Bancshares and FFO stockholders of record as of the Record Date will be entitled to vote at the Special Meetings. The affirmative votes (i) by holders of a majority of the votes represented by the Bancshares Voting Stock cast either in person or by proxy at the Bancshares Special Meeting and (ii) by holders of a majority of the issued and outstanding shares of FFO are required in order to approve the Agreement. Therefore, in the case of FFO, an abstention or failure by an FFO stockholder to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, (i) there were approximately ______ holders of 4,183,507 shares of Bancshares Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote and five holders of 75,000 shares of Bancshares Preferred Stock entitled to ten votes for each share, or an aggregate of 750,000 votes, for a total of 4,933,507 votes represented by the Bancshares Voting Stock, and (ii) there were approximately _______ holders of ________ shares of FFO Common Stock, with each share entitled to one vote at the FFO Special Meeting.

The presence, in person or by proxy, of holders of Bancshares Voting Stock, in the case of the Bancshares and FFO Common Stock, in the case of the FFO Special Meeting, representing a majority of the outstanding votes are necessary to constitute a quorum of the stockholders required to take action at such special meetings. For these purposes, shares of Bancshares Common or Preferred Stock that are present, or represented by proxy, at the Bancshares Special Meeting and shares of FFO Common Stock that are present, or represented by proxy, at the FFO Special Meeting, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement.

The directors and executive officers of Bancshares and their affiliates beneficially owned, as of the Record Date, 2,311,233 shares of Bancshares Common Stock and 75,000 shares of Bancshares Preferred Stock (or approximately 62.1% of the votes represented by the outstanding Bancshares Voting Stock). If Mr. Hough, one of Bancshares' Controlling Stockholder votes to approve the Agreement as anticipated, the Agreement will be approved by the requisite Bancshares stockholder vote. Other than Messrs. Hough and May, who are both directors of Bancshares and FFO, the directors and executive officers of FFO and their affiliates did not beneficially own, as of the Record Date, any shares of Bancshares Voting Stock. As of that date, no subsidiary of either FFO or Bancshares held any shares of Bancshares Voting Stock in a fiduciary capacity for others.

The directors and executive officers of FFO and their affiliates beneficially owned, as of the Record Date, 6,049,325 shares (or approximately 71.6% of the outstanding shares) of FFO Common Stock. If Mr. Hough, one of Bancshares' Controlling Stockholders, votes to approve the Agreement as anticipated, the Agreement will be approved by the requisite FFO stockholder vote. Other than Messrs. Hough and May, who are both directors of Bancshares and FFO, the directors and executive officers of Bancshares and their affiliates did not beneficially own, as of the Record Date, any shares of FFO Common Stock. As of that date, no subsidiary of either FFO or Bancshares held any shares of FFO Common Stock in a fiduciary capacity for others.


                         DESCRIPTION OF THE TRANSACTION

The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All Bancshares and FFO stockholders are urged to read the Appendices in their entirety.

GENERAL


Each share of FFO Common Stock (excluding certain shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time will cease to be outstanding and will be converted into 0.29 of a share of Bancshares Common Stock, subject to adjustment with certain limitations. Each share of Bancshares Common and Preferred Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of Bancshares Common Stock will be issued in connection with the Merger.


ADJUSTMENT OF COMMON STOCK EXCHANGE RATIO


In the event that, as of the Closing Date, the product of (a) the Exchange Ratio and (b) the Market Value of a share of Bancshares Common Stock is below $4.10, then the Exchange Ratio will be increased to maintain such product at $4.10. In no event, however, will the Exchange Ratio be greater than
0.30 of a share. FFO has the right not to consummate the Merger if the Market Value is less than $13.50 on the Closing Date. See "-- Conditions to Consummation of the Merger."


No fractional shares of Bancshares Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Bancshares will make a cash payment (without interest) equal to the fractional part of a share of Bancshares Common Stock that an FFO stockholder would otherwise have received multiplied by the Market Value of a share of Bancshares Common Stock as described above in "--Adjustment of Exchange Ratio." No FFO stockholder will be entitled to dividends, voting rights or any other rights as a stockholder with respect to any fractional share.

TREATMENT OF FFO OPTIONS

Each of the options to purchase FFO Common Stock issued and outstanding at the Effective Time (the "FFO Options"), will cease to be outstanding and will be converted into and exchanged for the right to acquire Bancshares Common Stock on substantially the same terms applicable to the FFO Options. The number of options to acquire Bancshares Common Stock to be issued pursuant to the exercise of such options will equal the number of shares of FFO Common Stock subject to such options multiplied by the Exchange Ratio, provided that no fractions of options for shares of Bancshares Common Stock will be issued, and the number of shares of Bancshares Common Stock to be issued upon the exercise of FFO Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of Bancshares Common Stock will be the exercise price for each share of FFO Common Stock subject to such options divided by the Exchange Ratio, adjusted as appropriate for any rounding to whole shares that may be done.

BACKGROUND OF THE MERGER

During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions and from financial services companies such as insurance companies, brokerage firms, credit unions and other financial intermediaries, as well as a trend towards consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.


In June and July 1996, the Board of Directors of FFO, including Messrs. Hough and May, discussed the strategic alternatives available to FFO, including a possible business combination with Bancshares. The possibility of such a business combination with Bancshares was specifically discussed due to Messrs. Hough's and May's also serving on the Board of Directors of Bancshares as well as Mr. Hough's ownership of a controlling interest in FFO and Bancshares.


On July 31, 1996, FFO engaged Allen C. Ewing, an investment banking firm headquartered in Tampa, Florida, to review the strategic alternatives available to FFO, including a possible business combination with Bancshares. On August 1,1996, Bancshares and FFO signed a mutual confidentiality agreement and began exchanging preliminary information about their respective companies. On August 22, 1996, representatives of Allen C. Ewing met with representatives of Bancshares to discuss Bancshares' business. On September 24, 1996, Allen C. Ewing presented a report to the FFO Board of Directors describing the strategic alternatives available to FFO. These alternatives consisted of the following:
(i) continuing to pursue FFO's existing business plan, further reducing its problem assets and pursuing internal growth in loans and deposits as resources permit; (ii) accelerating FFO's growth by establishing new branches or by acquiring other financial institutions, either in its existing market area or elsewhere; (iii) pursuing a "no premium" or "peer" merger with another financial institution having compatible strategic goals; (iv) agreeing for FFO to be acquired by another financial institution on a negotiated basis, without pursuing a full solicitation or controlled auction process; and (v) pursuing a sale of FFO on a controlled auction basis, soliciting indications of interest from a variety of potential acquirors.

Because Bancshares had expressed preliminary interest in a possible stock-for-stock business combination with FFO, Allen C. Ewing's report to the FFO Board also included a preliminary evaluation of the potential advantages and disadvantages of such a combination to FFO.

In September and October 1996, Bancshares conducted a preliminary on-site due diligence review of FFO to determine its level of interest in pursuing a possible merger with FFO. On November 14, 1996, Carson Medlin, an investment banking firm headquartered in Tampa, Florida, was engaged to undertake to render a fairness opinion to Bancshares in connection with a possible acquisition.

After further preliminary discussions between representatives of Bancshares and FFO, in December 1996, Bancshares advised FFO that Bancshares was prepared to commence formal discussions with respect to a possible acquisition of FFO by Bancshares. Accordingly, in December 1996, the Boards of Directors of Bancshares and FFO each formed a special committee (the "Special Committees") comprised solely of independent directors who were not affiliated with Mr. Hough or Mr. May to consider and negotiate the terms of any acquisition of FFO by Bancshares. On December 16, 1996, Allen C. Ewing was engaged to serve as financial advisor to FFO in connection with the Merger. On December 20, 1996, the Special Committee of Bancshares amended its engagement with Carson Medlin to include assistance in the negotiations of the terms of the Merger.

On December 26, 1996, Bancshares and FFO issued a joint press release announcing that they were engaged in discussions concerning a possible combination of the two companies.


Members of the Special Committees of Bancshares and FFO and their respective financial advisers met periodically during the following months. Discussions focused on the benefits that could result from such a merger to both organizations, their stockholders, officers and employees, the proper allocation of those benefits between Bancshares and FFO stockholders, and the projected results of operations for Bancshares and FFO in 1997. Pricing was the major consideration, with different exchange ratios being proposed by both sides. After various informal offers and counteroffers were made by the Special Committees of the Boards of Bancshares and FFO, the two committees reached a preliminary agreement as to pricing and the other material terms of the Merger. A letter of intent was entered into by the parties on March 10, 1997. The full Boards of Directors of Bancshares and FFO met on April 14, 1997 to consider their respective Special Committees' recommendations, at which time each Board also heard a presentation made by its financial adviser. At such meetings, the Boards of Directors of both companies unanimously approved the Agreement and the Merger as being in the best interests of their respective stockholders, and the Agreement was executed by Bancshares and FFO.


Each member of the Board of Directors of Bancshares and FFO has indicated his or her intent to vote all of the shares of Bancshares Voting Stock and/or FFO Common Stock beneficially owned by such member in favor of the Agreement. The Boards of Directors of Bancshares and FFO UNANIMOUSLY recommend that their stockholders vote for approval of the Agreement.

BANCSHARES' REASONS FOR THE MERGER

The Bancshares Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Bancshares and its stockholders. In approving the Agreement, Bancshares' Board considered a number of factors. Without assigning any relative or specific weights to the factors, Bancshares' Board considered the following material factors:

    (a) the information presented to Bancshares' Board by its Special Committee concerning the business, operations, earnings and financial condition, including the capital levels and asset quality, of FFO on an historical, prospective and pro forma basis and in comparison to other financial institutions in the area;

    (b) the demographic, economic and financial characteristics of the markets in which FFO operates, including existing competition, history of the market areas with respect to financial institutions and average demand for credit, on an historical and prospective basis;

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




    (c) the results of Bancshares' due diligence review of FFO;

    (d) a variety of factors affecting and relating to the overall strategic focus of Bancshares, including Bancshares's desire to expand into the central Florida market;

    (e) the legal advice of Bancshares' counsel;

    (f) the report of Carson Medlin reviewing, among other things, a comparison of the proposed terms to other comparable merger transactions and the effect on future financial condition of Bancshares, taking those terms into consideration; and

    (g) the opinion rendered by Carson Medlin to the effect that, from a financial point of view, the consideration to be paid by Bancshares pursuant to the Merger is fair to Bancshares.

Based upon the consideration of the foregoing factors, the Board of Directors of Bancshares concluded that the Merger is in the best interest of Bancshares stockholders.

FFO'S REASONS FOR THE MERGER

In approving the Merger, the Board of Directors of FFO considered a number of factors. Without assigning any relative or specific weights to the factors, the FFO Board of Directors considered, among other things, the following material factors:

    (a) the information presented to the FFO Board by the management of FFO concerning the business, operations, earnings, asset quality and financial condition of FFO;

    (b) the results of FFO's due diligence review of Bancshares;

    (c) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value and earnings per share of FFO Common Stock, the partial protection against a decline in the market value of Bancshares Common Stock and the partial participation in any appreciation in value of Bancshares Common Stock;

    (d) the treatment of the Merger as a tax-free exchange of FFO Common Stock for Bancshares Common Stock for federal and state income tax purposes;

    (e) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (f) the consideration being offered by Bancshares along with the business, financial condition and earnings prospects of Bancshares;

    (g) the familiarity of certain directors of FFO with Bancshares and its operations and their first-hand knowledge of the experience and integrity of Bancshares and its management;

    (h) the legal advice provided by FFO's outside counsel;

    (i) the report of Allen C. Ewing analyzing the financial terms of the Merger; and,

    (j) the opinion rendered by Allen C. Ewing to the effect that the terms of the Merger are fair, from a financial point of view, to the stockholders of FFO.

Based upon the consideration of the foregoing factors, the Board of Directors of FFO concluded that the Merger is in the best interest of FFO's stockholders.

OPINION OF BANCSHARES' FINANCIAL ADVISOR

On December 20, 1996, the Special Committee of the Board of Directors of Bancshares engaged Carson Medlin to serve as its financial adviser. Bancshares selected Carson Medlin as its financial adviser on the basis of Carson Medlin's experience and expertise in representing community banks in acquisition transactions. Carson Medlin is an investment banking firm that specializes in the securities of financial institutions located in the southeastern United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities.

On April 14, 1997, Carson Medlin delivered its written opinion to the Bancshares Board that the terms of the Merger are fair, from a financial point of view, to the stockholders of Bancshares. The full text of Carson Medlin's written opinion dated April 14, 1997 is attached as Appendix B to this Joint Proxy Statement/Prospectus. It sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Carson Medlin in connection with its opinion. The following summary of the opinion is qualified in its entirety by reference to the full text of such opinion.

Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purpose of its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Bancshares or FFO, nor was it furnished with any such appraisals.


Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses. It has not reviewed any individual credit files of Bancshares or FFO. Instead, it has assumed that the allowances for each of Bancshares and FFO are adequate to cover their potential loan losses. Carson Medlin's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it.


Carson Medlin reviewed certain financial projections prepared by Bancshares and FFO. Carson Medlin assumed that these projections were prepared on a reasonable basis utilizing the best and most current information available to the managements of Bancshares and FFO, and that such projections will be realized in the amounts and at the times contemplated thereby. Neither Bancshares nor FFO publicly discloses internal management projections of the type provided to Carson Medlin. Such projections were neither prepared for, nor with a view toward, public disclosure.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that is analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Bancshares and FFO and may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin were assigned a greater significance by Carson Medlin than any other.

No company or transaction used in Carson Medlin's analyses is identical to Bancshares, FFO or contemplated transactions. Accordingly, the results of these analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics of Bancshares and FFO and other factors that could affect the value of the companies to which they have been compared. Mathematical analyses (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

In connection with its opinion dated April 14, 1997, Carson Medlin reviewed: (i) the Agreement; (ii) the annual reports to stockholders of Bancshares, including the audited financial statements for the five years ended December 31, 1996;
(iii) audited financial statements of FFO for the five years ended December 31, 1996; and (iv) certain financial and operating information with respect to the business, operations and prospects of Bancshares and FFO. In addition, Carson
Medlin: (a) held discussions with members of senior management of Bancshares and FFO regarding the historical and current business operations, financial conditions and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of Bancshares and FFO and compared them with those of certain publicly traded companies that it deemed to be relevant; (c) compared the results of operations of Bancshares and FFO with those of certain financial institutions that it deemed to be relevant; (d) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; (e) analyzed the pro forma financial impact of the Merger on Bancshares; and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion delivered to the Bancshares' Board of Directors on April 14, 1997.

Summary of Proposal

Carson Medlin reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Carson Medlin reviewed the implied value of the consideration to be paid based upon the Exchange Ratio of
0.29 of a share of Bancshares Common Stock for each share of FFO Common Stock and at the price of $16.00 per share for Bancshares Common Stock, which showed that the implied value of the Bancshares proposal was approximately $4.64 per share of FFO Common Stock, representing a total transaction value of approximately $39.1 million ($40.1 on a fully diluted basis). Carson Medlin calculated that the aggregate transaction value represented 193% of stated book value at December 31, 1996, 21 times adjusted 1996 earnings, a 7.6% core deposit premium (defined as the aggregate transaction value minus stated book value divided by core deposits) and 12.6% of total assets of FFO at December 31, 1996.

Contribution Analysis

Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by FFO and Bancshares to the combined institution based on (i) balance sheet data at December 31, 996, and
(ii) year end earnings as of December 31, 1996. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, stockholders equity and net income. This analysis showed that, while FFO stockholders would own approximately 30.8% of the aggregate outstanding shares of the combined institution based on the Exchange Ratio and a Bancshares Common Stock price of $16.00 per share, FFO was contributing 25.9% of total assets, 23.1% of total loans (net), 25.8% of total deposits, 27.2% of stockholders equity and 29.7% of reported 1996 year-end net income.

Comparable Transaction Analysis

Carson Medlin reviewed certain information relating to five selected Florida thrift mergers announced or completed since January 1995 in which the acquired institution had total assets from $100 million to $400 million (the "Comparable Transactions"). The Comparable Transactions were (acquiree/acquiror); First Financial of Polk County/Barnett Banks, Inc.; FFE Financial Corp./South Trust Corp.; First Financial Bancorp/Capital City Bank Group, Inc.; Florida First Bancorp/Regions Financial Corporation; and First Family Financial/The Colonial BancGroup, Inc. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to trailing four quarters earnings, stated book values, total assets and core deposit premium.

On the basis of the Comparable Transactions and a Bancshares Common Stock price of $16.00 per share, Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the Comparable Transactions from a low of 134.4% to a high of 189.9%, with a mean of 154.8% compared to a transaction multiple of 193% for FFO (based on FFO's stated book value of $2.41 per share at December 31, 1996). Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions from a low of 9.1 times to a high of 18.1 times, with a mean of 14.6 times compared to a transaction multiple of 21 times (based on FFO's adjusted 1996 annual earnings of $0.22 per share). Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 2.8% to a high of 8.4%, with a mean of 4.8% compared to core deposit premium of 7.6% for FFO. Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 8.1% to a high of 15.1 %, with a mean of 10.9%. The percentage of total assets implied by the terms of the Agreement is approximately 12.6% of the December 31, 1996 total assets of FFO.

Summary Pro Forma Per Share Analysis

Carson Medlin analyzed the pro forma impact of the Merger on the 1997 primary and fully diluted earnings per share, and December 31, 1996 book value per share of Bancshares Common Stock using 1997 financial projections prepared by the management of each respective company and December 31, 1996 audited financial statements for each company. Carson Medlin also used assumptions regarding phase-in of cost reductions and the impact of expenses resulting from the Merger. Carson Medlin's analysis did not include any possible revenue enhancements that may result from the combination of Bancshares and FFO. Using these projections and assumptions, the analysis showed that on such pro forma basis shares of Bancshares Common Stock would experience a decrease in earnings per share of 3.3% and 0.3% on a primary and fully-diluted basis, respectively, as compared to management's stand-alone projections. Carson Medlin also analyzed the changes in pro forma book value per share, noting that pro forma book value per share at December 31, 1996 would have decreased by approximately 7%.

Other Analysis

Carson Medlin also reviewed an overview of historical financial performance of FFO since 1983, a shareholder claims analysis for both Bancshares and FFO, an analysis of the shareholder base of and controlling ownership position of William R. Hough in both companies and an analysis of the combined company's franchise/branch network and the market in which the companies operate.

The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Bancshares or FFO could materially affect the assumptions used in preparing the opinion.

OPINION OF FFO'S FINANCIAL ADVISOR

General

On December 16, 1996, Allen C. Ewing was engaged to serve as financial advisor to FFO in connection with the Merger. As financial advisor to FFO, Allen C. Ewing participated in the negotiations of the financial terms contained in the Agreement. The scope of Allen C. Ewing's engagement did not provide for Allen C. Ewing to solicit, and Allen C. Ewing did not solicit or receive, acquisition proposals from potential acquirors other than Bancshares.

At the April 14, 1997 meeting of the Board of Directors of FFO, Allen C. Ewing rendered a written opinion to the Board of Directors of FFO to the effect that the terms of the Merger were fair, from a financial point of view, to the stockholders of FFO. On April 11, 1997, the trading day before Allen C. Ewing delivered its written opinion to the Board of Directors of FFO, the closing price of the Bancshares Common Stock was $16.25 per share. The text of Allen C. Ewing's written opinion is set forth in Appendix C to this Joint Proxy Statement/Prospectus and should be read in its entirety by FFO's stockholders.

Allen C. Ewing's opinion is directed to the Board of Directors of FFO and addresses only the fairness from a financial point of view of the consideration to be received by the stockholders of FFO in the Merger, based on conditions as they existed and could be evaluated as of the date of the opinion. Allen C. Ewing's opinion does not constitute a recommendation to any FFO stockholder as to how such stockholder should vote at the Special Meeting, nor does Allen C. Ewing's opinion address the underlying business decision to effect the Merger.

In connection with its opinion, Allen C. Ewing reviewed, analyzed and relied upon information and material bearing upon the Merger and the financial and operating condition of FFO and Bancshares, including, among other things, the following: (i) the Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K (or equivalent) for FFO and Bancshares for the three years ended December 31, 1996; (iii) certain unaudited interim financial information for FFO and Bancshares for various periods during the years 1996 and 1997; (iv) other financial information concerning the business and operations of FFO furnished by FFO to Allen C. Ewing for purposes of its analysis, including certain internal forecasts for FFO prepared by its senior management; (v) other financial information concerning the business and operations of Bancshares furnished by Bancshares to Allen C. Ewing for purposes of its analysis, including certain internal forecasts for Bancshares prepared by its senior management; and (vi) certain publicly available information concerning the trading of, and the trading market for, FFO Common Stock and Bancshares Common Stock. Allen C. Ewing also held discussions with the management of FFO and Bancshares concerning their respective operations, financial condition and prospects, as well as the results of regulatory examinations.

Allen C. Ewing also considered such further financial, economic, regulatory and other factors as it deemed relevant and appropriate under the circumstances, including among others the following: (i) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; (ii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions; and (iii) the controlling beneficial ownership interests in FFO and Bancshares held by William R. Hough and the position expressed to Allen C. Ewing by Mr. Hough that, as of the time of Allen C. Ewing's analysis, he would not be likely to vote his shares of FFO Common Stock in favor of an acquisition of FFO by an acquiror other than Bancshares. Allen C. Ewing also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industry generally.

In conducting its review and arriving at its opinion, Allen C. Ewing relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Allen C. Ewing did not attempt to verify such information independently. Allen C. Ewing relied upon the managements of FFO and Bancshares, respectively, as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and bases therefor) provided to Allen C. Ewing by the respective companies, and Allen C. Ewing assumed that such forecast and projections reflected the best estimates and judgments of management then available, and that such forecasts and projections would be realized in the amounts and in the time periods then estimated by management. Allen C. Ewing also assumed, without independent verification, that the aggregate allowances for loan and other losses for FFO and Bancshares were adequate to cover such losses. Allen C. Ewing did not make or obtain any inspections, evaluations or appraisals of the assets or liabilities of FFO or Bancshares, nor did Allen C. Ewing examine any individual loan, property or securities files. Allen C. Ewing also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied, and that the Merger would be consummated on a timely basis as contemplated by the Agreement.

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

Valuation Methodologies

In connection with its written opinion with respect to the terms of the Merger, Allen C. Ewing performed several analyses. Set forth below is a brief summary of these analyses.

Analysis Of Terms Of the Merger


Allen C. Ewing calculated the imputed value of the Merger to the holders of FFO Common Stock based upon the Exchange Ratio contained in the Agreement and varying assumptions concerning the stock price of Bancshares Common Stock at the Effective Time of the Merger. See "Description of the Transaction -- General" and "-Adjustment of Common Stock Exchange Ratio." The analysis showed a value ranging from $3.90 to $5.22 per share of FFO Common Stock based on an assumed closing price for Bancshares Common Stock at the Effective Time of the Merger ranging from $13.00 to $18.00 per share. Under the terms of the Agreement, FFO may terminate the Agreement or abandon the Merger if the Market Value of Bancshares Common Stock is less than $13.50 per share as of the Closing Date. See "Description of the Transaction -- Conditions to Consummation of the Merger" and "--Waiver, Amendment and Termination of the Agreement."


Stock Premium Analysis

FFO and Bancshares announced on December 26, 1996, that the two companies were in discussions regarding a possible merger. At December 24, 1996, the trading day immediately preceding the announcement, the closing price for FFO Common Stock was $3.00 per share ("Pre-Announcement FFO Price Per Share"). The Agreement was executed on April 14, 1997. On April 11, 1997, the trading day immediately preceding the date of the Agreement, the closing price for FFO Common Stock was $4.125 per share ("Pre-Agreement FFO Price Per Share").

Allen C. Ewing compared the Pre-Announcement FFO Price Per Share and the Pre-Agreement FFO Price Per Share to an assumed transactional value of the Merger, using an assumed closing price for Bancshares Common Stock as of the Effective Time of the Merger ranging from $13.00 to $18.00 per share, producing a value of $3.90 to $5.22 per share of FFO Common Stock ("Assumed Range of Merger Value"). Allen C. Ewing found that the Assumed Range of Merger Value represented a premium of 30.0% to 74.0% to the Pre-Announcement FFO Price Per Share and a discount of 5.5% to a premium of 26.6% to the Pre-Agreement Price Per Share.

Stock Trading History

Allen C. Ewing examined recent trading prices and volume history for FFO Common Stock and Bancshares Common Stock. FFO Common Stock trades on the Nasdaq Small-Cap Market and Bancshares Common Stock trades on the Nasdaq National Market. During the period from January 1, 1997 to April 11, 1997, closing prices for FFO Common Stock ranged from a low of $3.375 per share to a high of $4.25 per share, with total share volume of 772,900 shares traded. During the same period, closing prices for Bancshares Common Stock ranged from a low of $14.00 per share to a high of $16.25 per share, with total volume of 429,400 shares traded.

For the year ended December 31, 1996, closing prices for FFO Common Stock ranged from a low of $2.375 per share to a high of $3.75 per share, with total volume of 1,298,500 shares traded. During the same period, closing prices for Bancshares Common Stock ranged from a low of $11.75 per share to a high of $15.50 per share, with total volume of 968,700 shares traded.

Allen C. Ewing examined the recent history of trading prices for the Bancshares Common Stock and the relationship between movements of those stock prices and movements in the Keefe Bruyette & Woods, Inc. Bank Sector Index (the "Keefe Index"), a capital-weighted index traded on the Philadelphia Stock Exchange (trading symbol BKX) composed of 24 listed and over-the-counter stocks representing national money center and leading regional bank holding companies. This analysis showed that, during the period from December 31, 1996 through April 11, 1997, the price of the Bancshares Common Stock increased by approximately 7.44% and the Keefe

Index increased by approximately 1.37%. During the period from December 31, 1993 through April 11, 1997, the price of Bancshares Common Stock increased by approximately 58.54% and the Keefe Index increased by approximately 99.90%. In considering these analyses, Allen C. Ewing noted that prior performance is not necessarily indicative of future performance.

Comparable Transaction Analysis

Allen C. Ewing performed an analysis of the premiums paid in comparable acquisition transactions. For such purposes, Allen C. Ewing considered comparable transactions to be acquisitions announced from January 1, 1994 to January 31, 1997, where the target institution was a thrift or thrift holding company located in Florida. In each of the selected transactions, Allen C. Ewing analyzed the premium to the target institution's book value, tangible book value, previous four quarters' earnings, total deposits and total assets. Allen
C. Ewing then compared the ranges of these premiums to the Assumed Range of Merger Value. This analysis produced the following premium ranges for the selected comparable transactions and the Assumed Range of Merger Value: (i) price offered as a multiple of the target institution's book value of 1.06 times to 2.54 times, with a mean of 1.53 times and a median of 1.52 times, compared to a premium ranging from 1.62 times to 2.17 times for the Assumed Range of Merger Value based upon FFO's book value at December 31, 1996; (ii) price offered as a multiple of the target institution's tangible book value of 1.06 times to 2.54 times, with a mean of 1.58 and a median of 1.53 times, compared to a premium ranging from 1.62 times to 2.17 times for the Assumed Range of Merger Value based upon FFO's tangible book value at December 31, 1996; (iii) price offered as a multiple of the target institution's previous four quarters' earnings of
8.87 times to 29.85 times, with a mean of 16.52 times and a median of 15.19 times, compared to a premium ranging from 20.55 times to 27.50 times for the Assumed Range of Merger Value based upon FFO's previous four quarters' earnings at December 31, 1996; (iv) price offered as a percentage of the target institution's total deposits of 5.51% to 38.57%, with a mean of 14.98% and a median of 14.19%, compared to 11.42% to 15.28% for the Assumed Range of Merger Value based upon FFO's total deposits at December 31, 1996; and (v) price offered as a percentage of the target institution's total assets of 3.87% to 27.80%, with a mean of 12.06% and a median of 10.87%, compared to 10.37% to 13.88% for the Assumed Range of Merger Value based upon FFO's total assets at December 31, 1996. No target institution or transaction used as a comparison in the analysis described above is identical to FFO or the Merger. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the acquisition value of the companies being compared.

Discounted Cash Flow Analysis

Using discounted cash flow analysis, Allen C. Ewing estimated the present value of the future stream of after-tax cash flows that FFO might be expected to produce through 2001, under various circumstances, assuming that FFO performed in accordance with the earnings projections of FFO management. Allen C. Ewing estimated the terminal value of FFO at the end of the period by applying multiples of earnings (ranging from 14.0 times to 16.0 times) and then discounting the cash flow streams and terminal value using differing discount rates (ranging from 15.0% to 18.0%) chosen to reflect different assumptions about the required rates of return of FFO and the inherent risk surrounding the underlying projections by the management of FFO. This discounted cash flow analysis indicated a reference range of $32.5 million to $39.9 million, or $3.86 to $4.74 per share of FFO Common Stock.

Dividend Analysis

As of April 14, 1997, cash dividends were not being declared or paid on FFO Common Stock or Bancshares Common Stock.

Contribution Analysis

Allen C. Ewing analyzed the pro forma combined balance sheet and income statement for FFO and Bancshares at or for the year ended December 31, 1996, and the relative contribution made by each institution to total assets, net loans, total deposits, stockholders' equity and net income. Based on the Exchange Ratio of 0.29, FFO stockholders would own approximately 33.1% of the common stock of the combined institution (assuming the conversion of the 75,000 shares of Bancshares Preferred Stock outstanding at December 31, 1996 to 750,000 shares of Bancshares Common Stock), while contributing 25.9% of the combined total assets, 23.1% of the combined net loans, 25.8% of the combined total deposits, 27.2% of the combined stockholders' equity, and 29.7% of the combined net income.

Allen C. Ewing also considered for FFO and Bancshares (i) net income for the year ended December 31, 1996, adjusted for certain non-recurring items, and (ii) certain internal net income forecasts for the year ended December 31, 1997, and found FFO's contribution to the combined institution to be consistent with the Exchange Ratio.

The summary set forth above does not purport to be a complete description of the analyses performed by Allen C. Ewing. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Allen C. Ewing believes that its analyses and the summary set forth above must be considered as a whole, and that selecting portions of its analyses without considering all analyses, or selecting part or all of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses reflected in Allen C. Ewing's opinion. In addition, Allen C. Ewing may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Allen C. Ewing's view of the actual value of FFO. The fact that any specific analysis has been referred to in the summary above is not intended to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Allen C. Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FFO and Bancshares. The analyses performed by Allen C. Ewing are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen C. Ewing's analysis of the fairness, from a financial point of view, of the terms of the Merger to the stockholders of FFO. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities might trade at the present time or at any time in the future. In addition, as described above, Allen C. Ewing's opinion is just one of many factors taken into consideration by the Board of Directors of FFO in determining to enter into the Agreement.

Compensation of Allen C. Ewing

FFO has agreed to pay Allen C. Ewing an incentive fee, payable at the closing of the Merger, equal to 0.40% of the value of the consideration issued to FFO or the security holders of FFO in the Merger. FFO has also paid Allen C. Ewing a total of $30,000 for services performed by Allen C. Ewing since Allen C. Ewing was engaged by FFO in connection with the Merger. Further, FFO has agreed to indemnify and hold harmless Allen C. Ewing and its directors, officers and employees against certain liabilities, including liabilities under the federal securities laws, in connection with its services under its engagement agreement with FFO, except for liabilities resulting solely from the bad faith or gross negligence of Allen C. Ewing. FFO has previously paid other fees to Allen C. Ewing as compensation for unrelated financial advisory services. In the ordinary course of its business as a broker-dealer, Allen C. Ewing may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and, as a market maker in securities, may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the accounts of its customers. As of the close of business on April 14, 1997, the date of Allen C. Ewing's written opinion to the Board of Directors of FFO, Allen C. Ewing made net trading markets in FFO Common Stock and Bancshares Common Stock, and held a net long position in FFO Common Stock.

As part of its investment banking business, Allen C. Ewing is regularly engaged in the valuation of securities in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities and valuations for various other purposes. FFO's Board of Directors decided to engage Allen C. Ewing based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in Florida, its general investment banking experience in the financial services industry and its prior financial advisory services to FFO.

EFFECTIVE TIME OF THE MERGER

Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Florida Articles of Merger are declared effective with the Secretary of State of the State of Florida. Unless otherwise agreed upon by Bancshares and FFO, and subject to the conditions and the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Bancshares) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger; (ii) the date on which the stockholders of FFO approve the Agreement; or (iii) the date on which the stockholders of Bancshares approve the Agreement or such later date within 30 days thereof as may be specified by Bancshares.


No assurance can be provided that the necessary stockholder approval can be obtained or that other conditions precedent to the Merger can or will be satisfied. Bancshares and FFO anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be effected during the third quarter of 1997. However, delays in the consummation of the Merger could occur.


The Board of Directors of either Bancshares or FFO generally may terminate the Agreement if the Merger is not consummated by November 1, 1997, and the Board of Directors of FFO can refuse to consummate the merger if the Market Value of Bancshares Common Stock is less than $13.50. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment and Termination of the Agreement."

DISTRIBUTION OF BANCSHARES' STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

Promptly after the Effective Time, Bancshares will cause an exchange agent selected by Bancshares to mail to the former stockholders of FFO a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates theretofore representing shares of FFO Common Stock for new certificates representing shares of Bancshares Common Stock.

                    FFO STOCKHOLDERS SHOULD NOT SEND IN THEIR
               CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF
                          TRANSMITTAL AND INSTRUCTIONS.

Upon surrender to the Exchange Agent of certificates for FFO Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of FFO Common Stock surrendering such items a certificate or certificates representing the number of shares of Bancshares Common Stock to which such holder is entitled, as well as payment, by check, for any resulting fractional shares of Bancshares Common Stock. The amount of the payment to be received by the holder will equal the product of the fractional share amount multiplied by the Market Value of Bancshares Common Stock. After the Effective Time, to the extent permitted by law, FFO stockholders of record as of the Effective Time will be entitled to vote at any meeting of holders of Bancshares Voting Stock the number of whole shares of Bancshares Common Stock into which their FFO Common Stock has been converted, regardless of whether such stockholders have surrendered their FFO Common Stock certificates. No dividend or other distribution payable after the Effective Time with respect to Bancshares Common Stock, however, will be paid to the holder of any unsurrendered FFO certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions will be delivered to such former FFO stockholder, in each case without interest.

The stock transfer books of FFO shall be closed at the Effective Time. After the Effective Time, there will be no transfers of shares of FFO Common Stock on FFO's stock transfer books. If certificates representing shares of FFO Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Bancshares Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

Consummation of the Merger is subject to a number of conditions, including, but not limited to:


    (a) approvals from the Federal Reserve, FDIC and Department without any conditions or restrictions that would, in the reasonable judgment of Bancshares' or FFO's Board of Directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that had such condition or requirement been known, Bancshares or FFO would not, in their reasonable respective judgments, have entered into the Agreement, and the expiration of all applicable waiting periods. All required regulatory approvals for the Mergers have been obtained, and all applicable waiting periods have expired.


    (b) the approval by the requisite number of votes represented by the Bancshares Voting Stock and by the holders of the requisite number of shares of FFO Common Stock;

    (c) the absence of any action by any court or governmental authority restraining or prohibiting or making illegal consummation of the Merger;


    (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of FFO Common Stock for Bancshares Common Stock will not give rise to recognition of gain or loss to FFO stockholders, except to the extent of any cash received. Such opinion has already been rendered by counsel to Bancshares; and

    (e) The Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective under the Securities Act of 1933, as amended (the "1933 Act"), no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the Securities and Exchange Commission ( the "Commission") to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act relating to the issuance or trading of the shares of Bancshares Common Stock issuable pursuant to the Merger shall have been received. The Registration Statement was declared effective by the Commission on August __, 1997.

FFO's obligation to consummate the Merger is further conditioned upon (i) the Market Value of the Bancshares Common Stock not being less than $13.50 per share and (ii) Bancshares having taken such steps as may be necessary to ensure that, following the Effective Time, its financial press releases are released to and available on the Dow Jones New Wire. Bancshares has already taken such steps. FFO may elect not to terminate the Agreement even if the Market Value of Bancshares Common Stock falls below $13.50 per share. In determining whether to terminate the Agreement in these circumstances, the FFO Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the advice of its financial advisor and legal counsel. By approving the Agreement, the FFO stockholders also are authorizing the Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Market Value of the Bancshares Common Stock is less than $13.50 at the closing.


Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Bancshares and FFO of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to compliance with the Agreement and, (ii) as of the Closing Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS


As noted above, the Merger must be approved by the Department, Federal Reserve and FDIC prior to consummation. On June 25, 1997, the Department issued its final order approving the Merger conditional on stockholder approval by both Bancshares and FFO. The Department's approval expires in six months unless an extension of time is requested and granted. Also on June 25, 1997, the Federal Reserve issued its approval, which expires in three months unless such period is extended by the Federal Reserve. On June 27, 1997, the FDIC issued its approval, which expires in six months. Approval by the OTS is not required by requisite notification of the Merger by FFO to the OTS has been provided.

Under the FDI Act, the Merger may not be consummated until the 30th day following the date of FDIC approval, which may be shortened to the 15th day by the FDIC, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise. The applicable waiting period for the Merger expired in July 1997.


WAIVER, AMENDMENT AND TERMINATION OF THE AGREEMENT

Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Bancshares and FFO approved by their respective Boards of Directors; provided, however, after stockholder approval of the Agreement, no amendment relating to the manner in which FFO Common Stock shall be exchanged for Bancshares Common Stock may be made without the further approval of such stockholders.

The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by Bancshares and FFO stockholders, under certain circumstances, including:

    (a) By mutual consent of the Board of Directors of Bancshares and the Board of Directors of FFO;

    (b) By the Board of Directors of either Bancshares or FFO in the event of an inaccuracy of any representation or warranty of the other party contained in the Agreement provided that (i) the terminating Party is not then in breach of any representation or warranty or in material breach of any covenant or other agreement contained in the Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the other party and, (ii) in the case of a termination by the Board of Directors of Bancshares, the Market Value of the Bancshares Common Stock is not less than $13.50;

    (c) By the Board of Directors of Bancshares or FFO in the event of a material breach by the other Party of any covenant contained in the Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; provided that, in the case of a termination by the Board of Directors of Bancshares, the Market Value of Bancshares Common stock is not less than $13.50;

    (d) By the Board of Directors of Bancshares or FFO in the event (i) any application filed with any regulatory authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Bancshares or FFO fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meetings where the transactions will be presented to such stockholders for approval and voted upon; provided that such denial or failure is not caused by any willful breach of the Agreement by the Party electing to terminate;

    (e) By the Board of Directors of either Bancshares or FFO in the event that the Merger shall not have been consummated by November 1, 1997; provided that such failure to consummate is not caused by any willful breach of the Agreement by the Party electing to terminate; or

    (f) By the Board of Directors of either Bancshares or FFO in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in the Agreement; provided that (i) the terminating Party is not then in breach of any representation or warranty or in material breach of any covenant or other agreement contained in the Agreement, and (ii) in the case of a termination by the Board of Directors of Bancshares, the Market Value of Bancshares Common Stock is not less than $13.50.

If the Agreement is terminated, the Parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the Parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER


Each of Bancshares and FFO has generally agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact in all material respects its business organizations and assets, maintain its rights and franchises, and take no action that would materially adversely affect the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of FFO and Bancshares prior to consummation of the Merger, as described below.


FFO

FFO has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Bancshares. Those actions generally include, without limitation: (i) amending the Articles of Incorporation or Bylaws or other governing instrument of FFO and its subsidiaries; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate amount outstanding at any time of $50,000 (except in the ordinary course of business consistent with past practices);
(iii) repurchasing, redeeming, acquiring or exchanging, directly or indirectly, any shares or any securities convertible into shares of its capital stock (other than exchanges in the ordinary course under employee benefits plans) or declaring or paying any dividend or making any other distribution in respect of its capital stock; (iv) except pursuant to the exercise of outstanding options to purchase FFO Common Stock, issuing or selling any additional shares of any FFO capital stock, any rights to acquire any such stock or any security convertible into such stock; (v) adjusting, splitting, combining or reclassifying any of its capital stock; (vi) except for U.S. Treasury or federal agency securities having maturities or average lives of five years or less or that are variable rate in nature, purchasing any securities of or making any material investment in any entity other than one of its wholly-owned subsidiaries or otherwise acquiring control over any other entity; (vii) except in accordance with past practice or as previously approved by the Board of Directors of FFO, granting any increase in compensation or benefits to employees, officers or directors, paying any severance pay or bonus (except pursuant to any existing written policies or contracts), entering into or amending any severance agreements with officers (except as provided by the Agreement), or voluntarily accelerating the vesting of any employee benefits;
(viii) granting any increase in fees or other increases in compensation or other benefits to the directors of FFO or any of its subsidiaries except in accordance with past practice; (ix) entering into or amending (except for any amendment required by law) any employment contract that it does not have the unconditional right to terminate without liability (other than liability for services already rendered); (x) adopting any new employee benefit plan or program or materially changing any existing plan or program (except for any change required by law or advisable to maintain the tax qualified status of any such plan); (xi) making any significant change in tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xii) commencing any litigation (except in accordance with past practices), or settling any litigation for material money damages or restrictions upon the operations of FFO or any of its subsidiaries; or (xiii) modifying or terminating any material contract.

Bancshares


Bancshares has agreed (i) to take action within 60 days of the date of the Agreement to ensure its financial press releases are released to and available on the Dow Jones News Wire, which action has already been taken, and (ii) to use its reasonable efforts to list for quotation, on the Nasdaq National Market, the shares of Bancshares Common Stock to be issued to the FFO stockholders in the Merger.


MANAGEMENT OF BANCSHARES AND REPUBLIC FOLLOWING THE MERGER

Consummation of the Merger will not alter the present directors and officers of Bancshares. Upon consummation of the Merger, Mr. James B. Davis, the President and Chief Executive Officer of FFO and First Federal, will become President, Central Florida Division of Republic. Information concerning the management of Bancshares and Republic is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The Agreement generally provides that Bancshares will, to full extent provided by Florida law and by FFO's Articles of Incorporation and By-laws, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of FFO or any of its subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time.

The Agreement also provides that, after the Effective Time, Bancshares will provide generally to officers and employees of FFO and its subsidiaries who become officers or employees of Bancshares or its subsidiaries employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Bancshares and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with FFO or its subsidiaries prior to the Effective Time will be treated as service with Bancshares or its subsidiaries. The Agreement further provides that Bancshares will cause FFO to honor all provisions for vested amounts earned or accrued through the Effective Time under FFO's benefit plans.

As noted above, immediately following the Effective Time, Republic will enter into an employment agreement with Mr. Davis designating him as "President, Central Florida Division" of Republic and generally providing for Mr. Davis' continued employment with the Bank through December 31, 1998 at current compensation and benefit levels. Bancshares also will assume the employment agreement entered into between FFO and Phyllis A. Elam (Chief Financial Officer of FFO), which provides for her continued employment through March 31, 1998 at her current compensation and benefits levels, and receipt of a bonus of $50,000 payable on March 31, 1998. In addition, the Agreement authorizes FFO to enter into employment agreements with up to 12 officers providing that if such officer remains an officer of FFO through the Effective Time and does not voluntarily resign within 30 days thereafter, the officer will receive six months' severance pay (including benefits) or, if greater, base salary for a period of two weeks for each twelve month period of employment by the officer with FFO and Bancshares, if the officer is relocated, reassigned or terminated without cause within 12 months after the Effective Time.


As described above under "--Treatment of FFO Options," the Agreement also provides that all rights with respect to FFO Common Stock pursuant to stock options granted by FFO under its stock option plans that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become options with respect to Bancshares Common Stock, and Republic will assume each of such options in accordance with its terms and the Exchange Ratio in the Agreement.

DISSENTING STOCKHOLDERS

General


If the Merger and the transactions contemplated thereby are consummated, any FFO stockholder who properly perfects his or her dissenter's rights of appraisal will be entitled to receive in cash the fair value of such stockholder's shares of FFO Common Stock determined immediately prior to the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger, as provided in Sections 607.1301, 607.1302 and 607.1320 of the FBCA, copies of which are included as Appendix D to this Joint Proxy Statement/Prospectus. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE FLORIDA LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.


Statutory Requirements

The following is a summary of the steps to be taken by a FFO stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of Appendix D. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of Florida law in order for holders of FFO Common Stock to perfect their dissenters' rights.

Any written objection, demand, or notice required by the FBCA in connection with the exercise of dissenters' rights should be sent to FFO at 2013 Live Oak Boulevard, St. Cloud, Florida 34771, Attention: Phyllis Elam, Corporate Secretary (telephone (407) 957-7421). It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.


Any stockholder of FFO entitled to vote on the Agreement has the right to receive payment of the fair value of his or her shares of FFO Common Stock upon compliance with the applicable provisions of the FBCA. A stockholder may dissent as to all or less than all of the shares that are registered in his or her name. Any FFO stockholder intending to enforce the right to dissent (i) must not vote in favor of the Agreement, and (ii) must file a written notice of intent to demand payment for his or her shares (the "Objection Notice") with FFO before the vote on the proposal to approve the Agreement and the transactions contemplated thereby is taken at the FFO Special Meeting. The Objection Notice must state that the stockholder intends to demand payment for his or her shares of FFO Common Stock if the Merger is effected. A VOTE AGAINST APPROVAL OF THE AGREEMENT, IN AND OF ITSELF, WILL NOT CONSTITUTE AN OBJECTION NOTICE SATISFYING THE REQUIREMENTS OF THE FBCA.


If the Merger Agreement is approved by FFO's stockholders at the FFO Special Meeting, each stockholder who has properly filed an Objection Notice and has not voted in favor of the Agreement will be notified by FFO of such approval within 10 days of the FFO Special Meeting. Within 20 days following receipt of such notice, any stockholder electing to dissent must file a notice of his or her election to exercise dissenters' rights, stating the stockholder's name, address, the number, classes and series of shares as to which the stockholder dissents, and a demand for payment of the fair value of such shares ("Election Notice"), and simultaneously deposit the certificates representing the FFO Common Stock with FFO.

Within the later to occur of 10 days following the expiration of the period in which stockholders may file their Election Notices and 10 days after the Merger is consummated (but in no case later than 90 days following the date of the FFO stockholders approve the Agreement), FFO must make a written offer to each stockholder who has properly filed an Election Notice to pay an amount FFO estimates to be a fair value for the stockholder's shares. This offer will be accompanied by certain FFO financial statements. If the Merger is not consummated within 90 days following the date of approval of the Agreement, any offer to pay by FFO to dissenting stockholders shall be conditional upon consummation of the Merger. Any stockholder who accepts such offer within 30 days shall receive payment for the dissenting stockholder's shares within 90 days of such offer to pay or consummation of the Merger, whichever is later.

In the event that FFO fails to make any payment offer within the time period set forth above or any dissenting stockholder fails to accept such offer within 30 days and FFO receives written demand for payment from any dissenting stockholder within 60 days following the consummation of the Merger, FFO must institute proceedings in state circuit court in Osceola County, Florida (the "Court") requesting that the fair value of such dissenting stockholder's shares be determined. If FFO fails to file such action, any dissenting stockholder will have the right to file an action in FFO's name for determination as to the fair value of such stockholder's shares. All dissenting stockholders who have not accepted payment offers by FFO must be made a party to such court action. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The judgment may, in the discretion of the Court, include a fair rate of interest. Each dissenting stockholder will be entitled to payment, as determined by the Court, within 10 days following final determination by the Court as to the fair value of such stockholder's stock.

The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts) against FFO, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting stockholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and expert in amounts the Court finds equitable against FFO if the fair value of the shares, as determined by the Court, materially exceeds the amount which FFO offered to pay or if FFO failed to make an offer to pay.


THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF SECTIONS 607.1301 THROUGH
607.1320 OF THE FBCA IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, WHICH ARE REPRODUCED IN FULL AS APPENDIX D HEREOF. THE PROVISIONS OF THE STATUTES ARE TECHNICAL IN NATURE AND COMPLEX. IT IS RECOMMENDED THAT ANY FFO STOCKHOLDER WHO DESIRES TO EXERCISE THE RIGHT TO DISSENT TO THE AGREEMENT CONSULT HIS OR HER COUNSEL. FAILURE TO STRICTLY COMPLY WITH THE PROVISIONS OF THE STATUTE MAY DEFEAT A STOCKHOLDER'S RIGHT TO DISSENT.


Any dissenting FFO stockholder who perfects such holder's right to be paid the value of such holder's shares in cash under the foregoing procedures for dissent and appraisal will recognize taxable gain or loss for federal income tax purposes upon receipt of cash for such shares. See "--Certain Federal Income Tax Consequences."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Holland & Knight LLP, special counsel to Bancshares, has rendered an opinion to Bancshares and FFO concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) Provided the Merger qualifies as a statutory merger under applicable law, the Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). FFO and Bancshares will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

    (b) The stockholders of FFO will recognize no gain or loss upon the exchange of their FFO Common Stock solely for shares of Bancshares Common Stock.

    (c) The basis of the Bancshares Common Stock received by the FFO stockholders in the proposed transaction will, in each instance, be the same as the basis of the FFO Common Stock surrendered in exchange therefor less the basis of any fractional share of Bancshares Common Stock settled by cash payment.

    (d) The holding period of the Bancshares Common Stock received by the FFO stockholders will, in each instance, include the period during which the FFO Common Stock surrendered in exchange therefor was held, provided that the FFO Common Stock was held as a capital asset on the date of the exchange.

    (e) The payment of cash to FFO stockholders in lieu of fractional share interests of Bancshares Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Bancshares. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    (f) Where solely cash is received by a FFO stockholder in exchange for his FFO Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his FFO Common Stock, subject to the provisions and limitations of Section 302 of the Code.

THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER. FFO STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT


The Merger will be accounted for as a corporate reorganization under which William R. Hough's controlling interest in FFO will be carried forward at its historical cost in a manner similar to a pooling of interest, while the minority interest in FFO will be accounted for using purchase accounting rules. Under the purchase method, a purchase price equivalent of the minority interest will be determined by calculating the number of shares issued to the minority interest times $15.50, the average of the closing bid price for Bancshares Common Stock on March 11, 1997, the date it was announced that Bancshares and FFO had signed a letter of intent to combine the two companies, and the two dates both before and after March 11, 1997. The resulting excess of purchase price over the book value of the net assets acquired is approximately $5.7 million, of which approximately $400,000 will be allocated among assets, liabilities and other identified intangibles to reduce, in the aggregate, the minority interest in FFO's book value to its fair market value. The excess of the purchase price equivalent over the fair market value of FFO's assets, liabilities and other intangibles of approximately $6.1 million will be charged to goodwill. The equity of the Combined Company will be increased by $5.7 million. Bancshares will amortize this goodwill as a charge against earnings over a ten year term. See "Summary--Comparative Per Share Data".


Following the Merger, the Combined Company will restate its historical financial and other data necessary for a fair presentation of financial condition and results of operations "as if" Bancshares and FFO had been combined during the current and four preceding fiscal years.

EXPENSES AND FEES

The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that Bancshares will bear and pay the filing fees and printing costs in connection with this Joint Proxy Statement/Prospectus.

RESALES OF BANCSHARES COMMON STOCK

The Bancshares Common Stock to be issued to stockholders of FFO in connection with the Merger will be registered under the Securities Act. All shares of Bancshares Common Stock received by holders of FFO Common Stock, and all shares of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger, will be freely transferable by those stockholders of FFO and Bancshares not deemed to be "Affiliates" of FFO or Bancshares. "Affiliates" generally are defined as persons or entities who control, are controlled by or are under common control with FFO or Bancshares at the Effective Time of the Merger.

Rules 144 and 145 promulgated under the Securities Act restrict the sale of Bancshares Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the Effective Time, Affiliates of FFO or bancshares may resell publicly the Bancshares Common Stock received by them in the Merger within certain limitations as to the amount of Bancshares Common Stock sold in any three-month period and as to the manner of sale. After this one-year period, such Affiliates of FFO who are not Affiliates of Bancshares may resell their shares without restriction. This Joint Proxy Statement/Prospectus does not cover any resales of Bancshares Common Stock received by persons who may be deemed to be Affiliates of FFO or Bancshares.


FFO has agreed to use its reasonable efforts to cause each person who FFO reasonably believes will be an Affiliate of FFO to execute and deliver to Bancshares a written agreement providing that such person generally will not sell, pledge, transfer or otherwise dispose of any Bancshares Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the Commission promulgated thereunder.


                   [Balance of page intentionally left blank]

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS


As a result of the Merger, holders of FFO Common Stock will be exchanging their shares of FFO, a Florida corporation governed by the FBCA, FFO's Articles of Incorporation, as amended (the "FFO Articles"), and FFO's Bylaws, for shares of Bancshares, a Florida corporation governed by the FBCA, Bancshares' Articles of Incorporation (the "Bancshares Articles") and Bancshares' By-Laws. Certain differences exist between the rights of FFO stockholders and those of Bancshares stockholders. Certain of these differences are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the FBCA as well as to the Bancshares Articles and By-Laws and the FFO Articles and Bylaws.


AUTHORIZED CAPITAL STOCK

Bancshares

The Bancshares Articles authorize the issuance of up to 20,000,000 shares of Bancshares Common Stock, $2.00 par value, and 100,000 shares of Bancshares Series A Preferred Stock, $20.00 par value, of which 4,183,507 and 75,000 shares, respectively, were issued and outstanding as of the Record Date. Each share of Bancshares Preferred Stock is convertible at any time into ten shares of Bancshares Common Stock and is redeemable at any time by Bancshares upon 30 days prior written notice at a price of $96.80 per share.

Unless otherwise required by law or the Bancshares Articles, holders of Bancshares Common and Preferred Stock vote together as a single class on all matters presented to Bancshares' stockholders. Each share of Bancshares Preferred Stock is entitled to 10 votes for all purposes, and each share of Bancshares Common Stock is entitled to one vote. No cash dividend may be declared or paid on shares of Bancshares Common Stock unless, simultaneously therewith or prior thereto, there is or has been declared or paid the quarterly dividend payable on Bancshares Preferred Stock.

In any liquidation or dissolution of the corporation, the holders of Bancshares Preferred Stock will be entitled to receive, out of the assets available for distribution to stockholders, an amount equal to $88.00 per share before any amount is paid to holders of Bancshares Common Stock. After the above preference amount has been paid to the holders of Bancshares Preferred Stock, such holders will not be entitled to any further distributions. The holders of Bancshares Common Stock will then be entitled to participate, pro rata in accordance with the number of shares owned by them, in the distribution of Bancshares' remaining assets.

Bancshares' Board of Directors may authorize the issuance of additional authorized but unissued shares of Bancshares Common and Preferred Stock without further action by Bancshares' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Bancshares' capital stock may be listed. The Bancshares Articles do not provide any preemptive rights to Bancshares' stockholders.

The authority to issue additional shares of Bancshares Common Stock provides Bancshares with the flexibility necessary to met its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Bancshares Common and Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital.

FFO

As of the Record Date, FFO's authorized capital stock consisted of 20,000,000 shares of FFO Common Stock, $.10 par value, of which 8,446,266 shares were issued and outstanding and 2,500,000 authorized shares of FFO serial preferred stock, $.10 par value ("FFO Preferred Stock"), none of which was outstanding. FFO's Board of Directors may authorize the issuance of additional shares of FFO Common or Preferred Stock without further action by FFO's stockholders, with FFO Preferred Stock having such rights, preferences, liquidation value, dividend rate, conversions rights and other terms as may be designated in one or more distinctive series by the FFO Board of Directors at the time of such issuance. FFO's Articles do not provide the stockholders of FFO with preemptive rights.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

Bancshares

The Bancshares Articles provide that such articles may be amended as provided by law. The FBCA generally requires that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, to amend a corporation's articles of incorporation, unless the corporation's articles specify a greater voting requirement. A majority of the Bancshares Board of Directors has the power to adopt, amend, or repeal the Bancshares By-Laws. Neither the Bancshares Articles nor By-Laws expressly permit the Bancshares stockholders to make, alter or rescind any By-Laws.

FFO

The FFO Articles generally provide that such Articles may be amended pursuant to a resolution adopted by the affirmative vote of a majority of the FFO directors then in office and the affirmative vote of two-thirds of the shares of FFO, provided that, in the case of an amendment to the provisions of the FFO Articles that increases the amount of authorized FFO Common or Preferred Stock, only the affirmative vote of a majority of the shares of FFO is required. The FFO By-Laws may be amended by the affirmative vote of a majority of the directors then in office.

The effect of FFO's more stringent voting requirement for the amendment of the FFO Articles, including those provisions relating to business consolidations and the removal of directors, is that FFO stockholders possess a greater ability to prevent the amendment of such provisions than do the stockholders of Bancshares. Conversely, Bancshares stockholders are afforded more latitude in amending the provisions in the Bancshares Articles relating to, for example, business consolidations and the removal of directors than are the shareholders of FFO with regard to the FFO Articles.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

Bancshares

Bancshares' By-Laws generally provide that the number of directors constituting the Bancshares Board shall be not less than five nor more than 25 directors as fixed from time to time by resolution of Bancshares' Board of Directors. Currently, the number of directors is fixed at six. Unlike the FFO Board, the Bancshares directors are elected to one-year-terms, and the Bancshares Board is not classified. Bancshares' stockholders do not have cumulative voting rights with respect to the election of directors. All elections for directors are decided by a plurality vote.

FFO

The FFO Articles and Bylaws provide that FFO's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The number of directors is determined by the Board of Directors from time to time, but in no event shall the FFO Board have less than five directors nor more than 15 directors. The directors in each class serve three-year terms of office, with only one class standing for re-election each year. FFO's Board of Directors presently consists of six members. The effect of FFO having a classified Board of Directors and staggering the three classes is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for FFO's stockholders to change a majority of the members of the Board. In general, the election of directors by FFO stockholders is in accordance with the FBCA, which provides that the elections for directors are determined by a plurality vote.

REMOVAL OF DIRECTORS

Bancshares

Pursuant to Bancshares' By-Laws, any or all of the directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares then entitled to vote.

FFO

Under the FFO Articles, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of FFO's Common Stock. The FFO stockholders face a more restrictive voting requirement to remove FFO directors than Bancshares stockholders do with respect to Bancshares directors. The effect of this difference in voting requirements is that the directors of FFO are afforded greater protection against their removal by the vote of the FFO stockholders than are the directors of Bancshares.

INDEMNIFICATION

Bancshares

The Bancshares By-Laws essentially provide that Bancshares will indemnify its officers, directors, employees and agents to the full extent permitted by the FBCA. Under the FBCA, other than in actions brought by or in the right of Bancshares, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Bancshares and, with respect to any criminal proceeding, if such person had no reasonable cause to belief that the conduct was unlawful. In actions brought by or in the right of Bancshares, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Bancshares, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Bancshares, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee or agent of Bancshares has been successful on the merits or otherwise in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection with the action.

The Bancshares By-Laws also provide that a director of Bancshares will have no indemnification rights for liability for (i) willful misconduct or a conscious disregard for the best interests of Bancshares or its stockholders, (ii) acts or omissions constituting a violation of criminal law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Expenses, including attorneys' fees, incurred by a Bancshares director or officer in defending a civil or criminal action, suit or proceeding must be paid by Bancshares in advance of the final disposition of the action upon receipt of an undertaking by the director or officer to repay such amounts if he is ultimately found not to be entitled to indemnification by Bancshares.

FFO

FFO's Bylaws provide for indemnification of, and advancement of expenses to, FFO directors, officers, employees and agents in substantially the same manner and to the same extent as the Bancshares By-Laws.

SPECIAL MEETINGS OF STOCKHOLDERS

Bancshares

Under the Bancshares By-Laws, a special meeting of Bancshares stockholders may be called at any time by the Chairman of the Board, the President or the Board of Directors of Bancshares, or as otherwise required by the FBCA.

FFO


FFO's Articles provide that special meetings of stockholders may be called at any time, but only by a majority of FFO's Board of Directors, by FFO's Chairman of the Board or by FFO's President.


Neither the stockholders of Bancshares nor the stockholders of FFO have the right to call a special meeting or to require that either Board of Directors call such a meeting. Thus, a substantial stockholder of either Bancshares or FFO would be unable to compel stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of either company's Board of Directors by calling a special meeting of stockholders.

ACTIONS OF STOCKHOLDERS WITHOUT A MEETING

Bancshares

The Bancshares By-Laws provide that any action required or permitted to be taken by Bancshares stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent signed by the holders of outstanding stock of each group having not less than the minimum number of votes necessary to take such action at a meeting at which all voting groups were present and voted is delivered to Bancshares.

FFO

The FFO Articles and Bylaws are silent on whether action required or permitted to be taken by FFO stockholders must be effected at a duly called meeting of the stockholders or whether such action may be effected by any written consent by the stockholders. Section 607.0704 of the FBCA provides that, unless otherwise provided in the articles of incorporation, action required or permitted by the FBCA to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote if the action is taken by the holders of the minimum number of votes with respect to each voting group that would be necessary to authorize such action at a meeting. The action must be evidenced by the written consent of such stockholder and, within ten days after obtaining such authorization by written consent, notice must be given to those stockholders who have not consented in writing or who are not entitled to vote on the action.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Bancshares

Bancshares' Articles and By-Laws are silent as to the procedures to be followed for stockholders' director nominations and the submission of stockholder proposals.

FFO

FFO's Bylaws provide that nominations of candidates for election as directors at any annual meeting of stockholders may be made by any stockholder by delivering written notice of such nomination to the principal executive offices of FFO not less than 60 days prior to the anniversary date of the preceding annual meeting. In the case of an election to be held at a special meeting of FFO stockholders, such notice must be delivered not later than the tenth day following the day on which notice of the special meeting was mailed to stockholders. The notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee and nominating stockholder, and (iii) the number of shares of FFO Common Stock beneficially owned by each such nominee.

MERGERS, CONSOLIDATION AND SALES OF ASSETS

Bancshares

Neither the Bancshares Articles nor its By-Laws contain provisions regarding business combination transactions. Under the FBCA, such transactions generally must be approved by Bancshares' Board of Directors and by the holders of each class of voting securities by a majority of the total outstanding votes entitled to be cast by the class unless, in the case of a surviving corporation in a business combination, (i) its articles of incorporation will not differ from its articles before the combination and, (ii) each stockholder whose shares were outstanding immediately prior to the combination will hold the same number of shares with identical designations, preferences, limitations and relative rights immediately after the business combination.

FFO

FFO Articles are silent as to business combinations, and sales, leases, or other dispositions of assets other than in the regular course of business that are consummated with persons or entities (and their affiliates) whose beneficial ownership of FFO capital stock represents less than ten percent of the outstanding voting stock of FFO. For such transactions, the Board of Director and stockholder approval provisions set forth in the FBCA (described above) would apply. However, if the other entity involved with FFO in such transactions beneficially owns ten percent or more of the outstanding voting stock of FFO (a "Related Person"), the provisions of the FFO Articles are triggered, requiring that the approval of such transactions by FFO stockholders be subject to special voting requirements.

In the event that FFO undertakes (i) any business combination with a Related Person, (ii) any sale, lease, or other disposition of all or substantially all of its assets or business to a Related Person, (iii) any purchase, exchange, lease or other acquisition by FFO of all or substantially all of the assets or business of a Related Person, or (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of voting stock of FFO beneficially owned by a Related Person, then the FFO Articles provide (1) that the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of FFO's voting stock and (2) the affirmative vote of the holders of a majority of voting shares beneficially owned by persons other than the Related Person are required to authorize such transactions, unless approval by disinterested board members is obtained. The foregoing "supermajority" approval requirements are not applicable in the present instance because the Agreement and the Merger were unanimously approved by the Special Committee of FFO's Board of Directors.

DISSENTERS' RIGHTS OF APPRAISAL

The rights of appraisal of dissenting stockholders of Bancshares and FFO in business combination transactions are governed by the FBCA. See "Description of the Transaction--Dissenting Stockholders" and "Appendix D."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

Bancshares and FFO

Bancshares and FFO charter documents are silent with respect to the stockholders' rights to examine books and records. In the absence of such a provision, the FBCA provides that a stockholder may inspect books and records upon written demand at least five days before the date on which he wishes to inspect such records. Such inspection is to occur during regular business hours at the corporation's principal office. The corporation may deny any demand for inspection if the demand was made for an improper purpose, which means a purpose not reasonably related to such person's interest as a stockholder.

DIVIDENDS

Bancshares

The Bancshares Articles provide that Bancshares Preferred Stock shall pay a noncumulative annual dividend of $3.52 per share payable in quarterly increments from legally available funds prior to payment of any dividend on Bancshares Common Stock for the dividend period. No dividend may be paid on Bancshares Common Stock unless holders of Bancshares Preferred Stock have received their dividend for that quarter. Under the FBCA, no dividend or other distribution to stockholders may be made by Bancshares if, after giving effect to the distribution, (1) Bancshares would not be able to pay its debts as they come due in the usual course of business, or (2) its total assets would be less than the sum of its liabilities.

FFO

The FFO Bylaws provide that dividends may be declared by the FFO Board of Directors and paid by FFO out of the unreserved and unrestricted earned surplus of FFO, or out of FFO's unreserved and unrestricted net earnings of its current fiscal year and the prior fiscal year, subject to any conditions or limitations imposed by Florida and any Federal regulatory agency.



                 [Balance of page intentionally left blank]

                          COMPARATIVE MARKET PRICES


BANCSHARES


Since April 24, 1995, Bancshares Common Stock (and, prior to March 1, 1996 Republic's common stock) has been listed on the Nasdaq National Market under the symbol "REPB". From January 1, 1995 through April 23, 1995, Republic's common stock was listed on the Nasdaq Small-Cap Market under the same symbol. The high, low and closing bids on the Nasdaq Small-Cap Market for the period January 1, 1995 through April 23, 1995, and for the Nasdaq National Market for the period April 24, 1995 through July 31, 1997 were as follows:


                                                                     High             Low          Closing
                                                                     ----             ---          -------
         Quarter ended March 31, 1995                                12 1/2          12            12
         Quarter ended June 30, 1995                                 13 3/4          11 3/4        13 5/8
         Quarter ended September 30, 1995                            15 3/4          13 3/16       15 1/4
         Quarter ended December 31, 1995                             15 1/4          13 3/4        14 1/4
         Quarter ended March 31, 1996                                14 1/4          13 1/4        13 3/8
         Quarter ended June 30, 1996                                 14 15/16        12 1/4        12 5/16
         Quarter ended September 30, 1996                            12 7/8          11 3/4        12 7/8
         Quarter ended December 31, 1996                             15 1/2          13 5/8        15 1/8
         Quarter ended March 31, 1997                                16              14            15 1/2
         Quarter ended June 30, 1997                                  -               -             -
         Quarter ended September 30, 1997                             -               -             -
           (through July 31, 1997)

FFO

FFO Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "FFFG". The high, low and closing bid prices quoted on the Nasdaq Small-Cap Market for the period January 1, 1995 through March 31, 1997 were as follows:

                                                                     High             Low           Closing
                                                                     ----             ---           -------
         Quarter ended March 31, 1995                                2 1/4            2 1/8         2 1/4
         Quarter ended June 30, 1995                                 2 7/8            2 1/4         2 7/8
         Quarter ended September 30, 1995                            3                2 3/8         2 7/8
         Quarter ended December 31, 1995                             2 5/8            2 1/4         2 9/16
         Quarter ended March 31, 1996                                2 7/8            2 3/8         2 22/32
         Quarter ended June 30, 1996                                 3 1/2            2 5/8         2 5/8
         Quarter ended September 30, 1996                            3 1/8            2 1/2         2 4/16
         Quarter ended December 31, 1996                             4                2 3/4         3 3/8
         Quarter ended March 31, 1997                                4 1/16           2 1/4         4 1/16
         Quarter ended June 30, 1997                                  -               -              -
         Quarter ended September 30, 1997                             -               -              -
           (through July 31, 1997)

                       PRO FORMA FINANCIAL INFORMATION

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET FOR
                         BANCSHARES, FIRSTATE AND FFO



The following unaudited pro forma combined balance sheet presents (i) the historical unaudited consolidated balance sheets of Bancshares and Firstate at March 31, 1997, (ii) the pro forma combined balance sheet of Bancshares at March 31, 1997, giving effect to Bancshares' acquisition of Firstate, and (iii) the pro forma combined balance sheet of Bancshares at March 31, 1997, giving effect to both the Firstate acquisition and the Merger, as if they had occurred as of that date.

The Firstate acquisition was accounted for using the purchase accounting method. The Merger will be accounted for as a corporate reorganization in which the majority stockholder's interest in FFO will be combined at historical cost in a manner similar to a pooling of interests, while the minority interest in FFO will be combined using purchase accounting rules.

The pro forma adjustments are based upon available information and upon certain assumptions that Bancshares believes are reasonable under the circumstances. The unaudited pro forma combined balance sheet should be read in conjunction with the historical consolidated financial statements of Bancshares and FFO, including the respective notes thereto, which are set forth at pages F-1 and F-__, respectively, of this Joint Proxy Statement/Prospectus, and the unaudited financial information appearing elsewhere herein. See "Summary--Comparative Per Share Data" and "--Summary Pro Forma financial Data." The pro forma combined balance sheet is not necessarily indicative of the combined financial position that actually would have occurred if the Firstate acquisition and the Merger had been consummated at the date indicated nor are they indicative of Bancshares' future results of operations.




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                                      51

  UNAUDITED PROFORMA COMBINED BALANCE SHEET FOR BANCSHARES, FIRSTATE AND FFO
                             AS OF MARCH 31, 1997
                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                    Combined
                                                            Firstate    Bancshares                     FFO           Company
                                                          Adjustments     with                     Adjustments         with
                                  Bancshares  Firstate    Inc.(Dec)(a)  Firstate          FFO      Inc.(Dec)(b)     Firstate
                                  ----------  --------    -----------   ---------         ---      -----------      --------
ASSETS
Cash and due from banks           $ 23,803   $     513    $   5,173   $    29,489      $  6,491     $      -       $   35,980
Interest bearing deposits
 in banks                                -         950            -           950         7,688            -            8,638
Investment and MBS
 securities                         63,198      27,493         (247)       90,444        71,584           19          162,047
FHLB stock                           5,081           -            -         5,081         2,378            -            7,459
Federal funds sold                  41,000         380            -        41,380           764            -           42,144
Loans held for sale                 40,201           -            -        40,201         4,573            -           44,774
Loans, net                         694,784      37,931       (6,689)      726,026       215,926         (530)         941,422
Premises and equipment, net         20,015         655            -        20,670         5,268          251           26,189
Other real estate owned              7,250       2,526       (2,453)        7,323         1,425            -            8,748
Goodwill                                 -           -          130           130             -        5,862            5,992
Other assets                        16,761       1,531        2,469        20,761         3,934            -           24,695
                                  --------   ---------    ---------   -----------      --------     --------       ----------
   Total assets                   $912,093   $  71,979    $  (1,617)  $   982,455      $320,031     $  5,602       $1,308,088
                                  ========   =========    =========   ===========      ========     ========       ==========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Liabilities:
   Deposits-
    Noninterest-bearing
     checking                     $ 49,066   $   1,416    $       -   $    50,482      $ 16,589     $      -       $   67,071
    Interest checking               89,895       1,453            -        91,348        22,676            -          114,024
    Savings & Money Market         283,362       3,848            -       287,210        35,392            -          322,602
    Time deposits                  406,737      61,349          490       468,576       211,015          149          679,740
                                  --------   ---------    ---------   -----------      --------     --------       ----------
     Total deposits                829,060      68,066          490       897,616       285,672          149        1,183,437

   Securities sold under
    agreements to repurchase        16,160           -            -        16,160             -            -           16,160
   Other borrowed funds              6,000           -            -         6,000         9,000            -           15,000
   Other liabilities                 5,294       1,027          779         7,100         4,599           (2)          11,697
                                  --------   ---------    ---------   -----------      --------     --------       ----------
     Total liabilities             856,514      69,093        1,269       926,876       299,271          147        1,226,294

Stockholders' equity
   Perpetual preferred
    convertible stock                1,500           -            -         1,500             -            -            1,500
   Common stock                      8,367       1,500       (1,500)        8,367           845        4,054           13,266
   Capital surplus                  26,699      13,002      (13,002)       26,699        17,633        1,469           45,801
   Retained earnings                19,386     (11,616)      11,616        19,386         2,431          (68)          21,749
   Net unrealized gains (losses)
    on available-for-sale
    securities, net of tax effect     (373)          -            -          (373)         (149)           -             (522)
                                  --------   ---------     --------   -----------     ---------     --------       ----------
     Total stockholders' equity     55,579       2,886       (2,886)       55,579        20,760        5,455           81,794
                                  --------   ---------     --------   -----------     ---------     --------       ----------
   Total liabilities and
     stockholders' equity         $912,093   $  71,979     $ (1,617)  $   982,455     $ 320,031     $  5,602       $1,308,088
                                  ========   =========     ========   ===========     =========     ========       ==========

            PRO FORMA COMBINED STATEMENTS OF INCOME AND OPERATIONS
                      FOR BANCSHARES, FIRSTATE, AND FFO



The following unaudited pro forma combined condensed statements of income and operations have been prepared for the years ended December 31, 1996 and 1995 and for the three months ended March 31, 1997, giving effect to both the Firstate acquisition and the Merger, as if they had occurred at the beginning of the respective periods. The pro forma adjustments are based upon available information and upon certain assumptions that Bancshares believes are reasonable under the circumstances. The pro forma adjustments to the combined condensed statements of income and operations are limited to amortization of goodwill from the transactions and do not include the effect of operating cost savings or revenue enhancements that may be realized after the Firstate acquisition and the Merger are completed. The unaudited pro forma combined condensed statements of income and operations should be read in conjunction with the historical consolidated financial statements of Bancshares and FFO, including the respective notes thereto, which are set forth at pages F-1 and __-__ respectively, of this Joint Proxy Statement/Prospectus, and the unaudited financial information appearing elsewhere herein. See "Summary--Comparative Per Share Data" and "--summary Pro Forma Financial Data." The pro forma combined condensed statements of income and operations are not necessarily indicative of the results that actually would have occurred if the Firstate acquisition and the Merger had been consummated at the dates indicated or that may be obtained in the future.

          UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF INCOME
                       FOR BANCSHARES, FIRSTATE AND FFO
                      THREE MONTHS ENDED MARCH 31, 1997
                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                       Combined
                                                                 Firstate      Bancshares                  FFO          Company
                                                                Adjustments       with                Adjustments         with
                                  Bancshares       Firstate     Inc.(Dec) (c)   Firstate      FFO     Inc.(Dec) (d)     Firstate
                                  ----------       --------     -------------   --------      ---     -------------     --------
Interest income                   $    18,070   $     1,141    $       --    $   19,211     $5,807        $ --        $  25,018
Interest expense                        8,969           879            --         9,848      3,173          --           13,021
                                  -----------   -----------    ----------    ----------     ------        ----        ---------

Net interest income                     9,101           262            --         9,363      2,634          --           11,997
Loan loss provision                     1,138             7            --         1,145         --          --            1,145
                                  -----------   -----------    ----------    ----------     ------        ----        ---------

Net interest income after
 loan loss provision                    7,963           255            --         8,218      2,634          --           10,852
Noninterest income                      3,124           138            --         3,262        601          --            3,863
General & administrative
 (G&A) expenses                         8,240           663            --         8,903      2,263          --           11,166
Other noninterest expenses                280            37            --           317         34          --              351
                                  -----------   -----------    ----------    ----------     ------        ----        ---------

Net income before taxes
  and goodwill                          2,567          (307)           --         2,260        938          --            3,198
Income tax expense                        964            --            --           964        351          --            1,315
                                  -----------   -----------    ----------    ----------     ------        ----        ---------

Net income before goodwill
  amortization                          1,603          (307)           --         1,296        587          --            1,883
Goodwill amortization from the             --            --             3             3         --         147              150
                                  -----------   -----------    ----------    ----------     ------        ----        ---------

  Merger & Firstate acquisition (a)(f)
Net Income                        $     1,603   $      (307)   $       (3)   $    1,293     $  587        (147)       $   1,733
                                  ===========   ===========    ==========    ==========     ======        ====        =========
Earnings per share (e)            $       .32            --    $      .26            --         --          --        $     .23
                                  ===========   ===========    ==========    ==========     ======        ====        =========

Weighted average shares
  outstanding (e)                   4,980,167            --                   4,980,167         --          --        7,429,584



          UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF INCOME
                       FOR BANCSHARES, FIRSTATE AND FFO
                    TWELVE MONTHS ENDED DECEMBER 31, 1996
                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                      Combined
                                                                        Firstate     Bancshares              FFO       Company
                                                                       Adjustments      with              Adjustments    with
                                        Bancshares      Firstate      Inc.(Dec) (c)   Firstate     FFO   Inc.(Dec) (d) Firstate
                                        ----------      --------      -------------   --------     ---   ----------------------

Interest income                        $    66,947   $     5,409    $        --    $    72,356   $1,997    $  --    $   94,353
Interest expense                            32,926         4,015             --         36,941    2,023       --        48,964
                                       -----------   -----------    -----------    -----------   ------    -----    ----------

Net interest income                         34,021         1,394             --         35,415    9,974       --        45,389
Loan loss provision                          1,800          (289)            --          1,511      782       --         2,293
                                       -----------   -----------    -----------    -----------   ------    -----    ----------

Net interest income after
 loan loss provision                        32,221         1,683             --         33,904    9,192       --        43,096
Noninterest income                           5,616           390             --          6,006    2,387       --         8,393
General & administrative
 (G&A) expenses                             27,352         2,747             --         30,099    9,528       --        39,627
Other noninterest expenses                   4,469           849             --          5,318     (352)      --         4,966
                                       -----------   -----------    -----------    -----------   ------    -----    ----------

Net income before taxes and goodwill         6,016        (1,523)            --          4,493    2,403       --         6,896
Income tax expense                           2,232            --             --          2,232      803       --         3,035
                                       -----------   -----------    -----------    -----------   ------    -----    ----------

Net income before goodwill
  amortization                               3,784        (1,523)            --          2,261    1,600       --         3,861
Goodwill amortization from the
  Merger & Firstate acquisition (e)             --            --             13             13       --      586           599
                                       -----------   -----------    -----------    -----------   ------    -----    ----------

Net income                             $     3,784   $    (1,523)   $       (13)   $     2,248   $1,600    $(586)   $    3,262
                                       ===========   ===========    ===========    ===========   ======    =====    ==========

Earnings per share (e)                 $       .76                                 $       .45                      $      .44
                                       ===========                                 ===========                      ==========

Weighted average shares
  outstanding (e)                        4,952,937                    4,952,937                                      7,402,354


        UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                            FOR BANCSHARES AND FFO
                    TWELVE MONTHS ENDED DECEMBER 31, 1995
                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   Bancshares            FFO               FFO              Combined
                                   ----------            ---           Adjustments          Company
                                                                     Inc. (Dec)(d)         ---------

Interest Income                    $   57,863         $ 19,730           $   -              $   77,593

Inter Income                           30,001           10,111               -                  40,112
                                   ----------          -------           -----              ----------

Interest Expense                       27,862            9,619               -                  37,481

Net interest income                     1,685              477               -                   2,162
                                   ----------          -------           -----              ----------


Net interest income
after loan loss
provision                              26,177            9,142               -                  35,319

Noninterest income                      2,751            2,602               -                   5,353

General &
administrative (G&A)
expenses                               22,119            8,844               -                  30,963

Other noninterest
expenses                                  739              613               -                   1,352
                                   ----------          -------           -----              ----------

Net income before
taxes and goodwill                      6,070            2,287               -                   8,357

Income tax expense                      1,875              641               -                   2,516
                                   ----------          -------           -----              ----------

Net income before
 goodwill amortization                   4,195          $ 1,646               -              $    5,841

Goodwill amortization                  (1,578)               -             586              $     (992)
                                   ----------          -------           -----              ----------

Net Income                         $    5,773          $ 1,646           $(586)                  6,833
                                   ==========          =======           =====              ==========

Earnings per share (e)             $     1.27             0.23                                    0.98

Weighted average
shares outstanding (e)              4,562,642        7,007,342                               7,007,342


        UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                           FOR BANCSHARES, AND FFO
                    TWELVE MONTHS ENDED DECEMBER 31, 1994
                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    FFO                 Combined
                                                                                Adjustments           Company with
Condensed Income Statements                     Bancshares            FFO       Inc. (Dec)(d)           Firstate
---------------------------                     ----------            ---       -------------         ------------
Interest income                                $   37,115           $16,882         $    -             $   53,997
Interest expense                                   16,871             7,553              -                 24,424
                                               ----------           -------         ------             ----------
Net interest income                                20,244             9,329              -                 29,573
Loan loss provision                                 1,575            (1,403)             -                  (172)
                                               ----------           -------         ------             ----------
Net interest income after
 loan loss provision                               18,669            10,732              -                 29,401
Noninterest income                                  2,612             2,487              -                  5,099
                                               ----------           -------         ------             ----------
General & administrative
  (G&A) expenses                                   14,916             8,761              -                 23,677
Other noninterest expenses                          1,701             3,784              -                  5,485
                                               ----------           -------         ------             ----------
Net income before taxes
 and goodwill                                       4,664               674              -                  5,338
Income tax expense                                    468               234              -                    702
                                               ----------           -------         ------             ----------
Net income before goodwill
  amortization                                      4,196               440              -                  4,636
Goodwill amortization (accretion)
  from the Merger (b)(f)                           (2,705)                -            586                 (2,119)
                                               ----------           -------        -------             ----------
Net income                                     $    6,901           $   440        $  (586)            $    6,755
                                               ==========           =======                            ==========
Earnings per share                             $     1.67           $   .06                            $     0.95

Weighted average shares
  outstanding                                   4,136,790         7,085,788                             7,085,788


                           NOTES TO PRO FORMA DATA

(a) To reflect the purchase by Firstate's former controlling stockholder of certain loans and ORE, to reflect the excess purchase price over the estimated fair value of the net assets acquired from Firstate and to eliminate Firstate's historical equity accounts.


(b) The Merger will be accounted for as a corporate reorganization in which the majority stockholder's interest in FFO will be combined at historical cost in a manner similar to a pooling of interests while the minority interest in FFO will be combined using purchase accounting rules. The excess of the purchase price of the minority interest over the market value is first assigned to individual assets and liabilities with the remainder considered unidentifiable goodwill. The pro forma valuation of the minority interest, book value and the estimated amount of goodwill and market value adjustments is as follows:


     Exchange ratio: 0.29 of a share of Bancshares Common Stock for each share of FFO Common Stock

     Number of Bancshares Common Stock shares to be issued -- total                2,449,417
     Minority interest in FFO                                                           30.9 %
     Number of shares to be issued to minority interest                              756,870
     Fair value per share of Bancshares Common Stock                              $    15.50 (1)
     Fair value of minority interest of FFO Common Stock                          $   11,731 (2)
     Fair value of FFO Common Stock options over the exercise price                      139 (3)
                                                                                  ----------
     Fair value of minority interest                                                  11,870
     Book value of minority interest                                                   6,415 (4)
                                                                                  ----------
     Goodwill and market value adjustments                                        $    5,455
                                                                                  ==========
        Amount allocated to goodwill                                              $    5,862
        Amount allocated to market value adjustments                                    (407)

--------------------
   (1) The fair value of Bancshares Common Stock is based on the average of the closing bid price on the Nasdaq National Market two days before, two days after, and on March 11, 1997, the date that Bancshares and FFO announced they had signed a letter of intent to combine the two companies.
   (2) The fair value per share of Bancshares Common Stock times the number of shares to be issued to the minority interest.

   (3) The number of FFO options outstanding multiplied by the fair value of Bancshares Common Stock adjusted for the Exchange Ratio of 0.29, less the aggregate exercise price of the FFO Common Stock options, all multiplied by the 30.9% minority interest.


   (4)  FFO's book value times the 30.9% minority interest.

(c)  Amortization of goodwill on the Firstate acquisition follows:

     Goodwill recorded                                                               $130
     Annual amortization based on 10-year period                                       13
     Amortization for 3 months                                                          3


(d)  Amortization of goodwill on the merger is as follows:


     Goodwill recorded                                                                $5,862
     Annual amortization based on 10-year period                                         586
     Amortization for 3 months                                                           147


(e) The difference between earnings per common and common equivalent shares outstanding on a primary and fully diluted basis is not material. The number of shares of FFO Common Stock used in the earnings per share calculation assumes that all shares of FFO were exchanged at the beginning of the period presented and that all FFO Common Stock options outstanding were converted into shares of FFO Common Stock. The following table reflects the calculation used in determining the weighted average shares outstanding.



                                                                               Three Months Ended                Year Ended
                                                                               ------------------                ----------
                                                                                 March 31, 1997               December 31, 1996
                                                                                 --------------               -----------------

     Number of FFO shares outstanding   . . . . . . . . . . . . . . . .            8,446,266                      8,446,266
     Exchange ratio . . . . . . . . . . . . . . . . . . . . . . . . . .                  .29                            .29
     FFO proforma shares outstanding  . . . . . . . . . . . . . . . . .            2,449,417                      2,449,417
     Company weighted average shares  . . . . . . . . . . . . . . . . .            4,980,167                      4,952,937
                                                                                   ---------                      ---------
     Proforma weighted average shares . . . . . . . . . . . . . . . . .            7,429,584                      7,402,354



(f) The goodwill from the Firstate acquisition and the Merger is not expected to be tax deductible and therefore, no tax effect is included. Bancshares' statutory tax rate in effect for the periods presented was 37.6%.

                  CERTAIN INFORMATION CONCERNING BANCSHARES

GENERAL

Bancshares is a bank holding company organized in March 1996 under the laws of the State of Florida and is the parent of Republic, a Florida-chartered, federally-insured commercial bank. At March 31, 1997 Bancshares' total assets were $912.1 million, total loans were $748.5 million, total deposits were $829.1 million and total stockholders' equity was $55.6 million. Bancshares is regulated by the Federal Reserve and Republic is regulated by the Department and the FDIC. Republic's deposits are insured by the FDIC up to applicable limits. Republic is a member of the FHLB. See "-- Supervision and Regulation."

BACKGROUND AND PRIOR OPERATING HISTORY


In May 1993, the Controlling Stockholders, William R. Hough and John W. Sapanski, acquired from the prior controlling stockholder over 99% of Republic's outstanding common stock for $4.5 million and made an additional capital infusion of $3.5 million to meet regulatory capital requirements. The transaction was accounted for using purchase or push-down accounting treatment, which established a new accounting basis. The assets and liabilities were restated from historical cost to their fair market values as of May 28, 1993, premises and equipment totaling $1.4 million were written off, and the historical equity capital balances were not carried forward. The excess of fair market value of assets acquired and liabilities assumed exceeded the cost of acquisition by $5.9 million which resulted in the creation of "negative goodwill" in that amount. That negative goodwill was accreted to income over a 26 month period from May 28, 1993 through July 31, 1995, the weighted average life of the earning assets at the Change in Control.

Pursuant to the CrossLand Purchase and Assumption, Republic purchased 12 branches in Pinellas, Manatee and Sarasota counties from CrossLand and assumed deposit liabilities of $327.7 million. Republic paid CrossLand $11.5 million for the branches and related furniture, fixtures, equipment and other assets, plus a $1.9 million (sixty basis points) premium on the dollar amount of the deposits assumed. Concurrently, Republic purchased performing and non-performing loans secured by real estate and ORE amounting to $201.6 million from CrossLand. The CrossLand Purchase and Assumption increased total assets to $531.3 million and total deposits to $494.3 million at December 31, 1993.

In December 1993, Republic sold 1,398,200 shares of common stock in an initial public offering at a price of $8.00 per share. The net proceeds of such offering totaled $10.3 million. In addition, Republic sold 75,000 shares of Series A non-cumulative convertible perpetual preferred stock for a purchase price of $6.6 million (or $88.00 per share). In June 1995, Republic sold 800,000 shares of its common stock in a combined subscription rights and public offering at $12.50 per share, with net proceeds totaling $9.1 million.


In February 1996, Republic's stockholders approved a reorganization under which Republic became a wholly-owned subsidiary of Bancshares. All holders of shares of Republic's common and preferred stock received one share of Bancshares' Common Stock for each share of Republic's common stock held of record and one share of Bancshares' $20.00 par value noncumulative convertible perpetual preferred stock for each share of Republic's preferred stock held of record. Holders of outstanding options to purchase or acquire Republic's common stock received options to purchase an equal number of shares of Bancshares Common Stock.

In December 1996, Bancshares completed a private offering of $6.0 million of its 6.0% convertible subordinated debentures due 2011 (the "Debentures.")


On July 31, 1997, Bancshares sold $28.75 million of 9.10% junior subordinated debentures due June 30, 1997 to RBI Capital Trust I, a Delaware statutory business trust, which in turn sold 2,875,000 of its 9.10% cummulative trust preferred securities in a public offering. The proceeds from these offerings were not required in order for Bancshares to consummate the Merger.

BUSINESS STRATEGY


Bancshares' business strategy entails (i) originating and purchasing real estate secured loans for portfolio and sale and originating business and consumer loans for portfolio; (ii) improving market share and expanding its market area through acquisitions of financial institutions and de novo branching; (iii) increasing non-interest income through expanded mortgage banking activities and emphasizing commercial and retail checking relationships; and (iv) increasing its range of products and services. While pursuing this strategy, management remains committed to improving asset quality, managing interest rate risk and enhancing profitability.


Bancshares' business strategy has resulted in:


   - Expanded Branch Network - Since the Change in Control in May 1993, Bancshares has expanded its branch network from seven branches in northern Pinellas County at mid-year 1993, to its current 35 branches in Orange, Seminole, Hernando, Pasco, Pinellas, Manatee and Sarasota Counties. Further market expansion will occur upon the consummation of the FFO Merger later this year which will add eleven branches in the central Florida market, including five in Osceola County, five in Brevard County, and one in Orange County, bringing the total number of branches to 46.


   - Increased Levels and Sources of Noninterest Income - Bancshares has expanded its sources and amounts of fee income by emphasizing mortgage banking activities and new products, including a program that generates fee income when Bancshares' checking account customers utilize the travel and other services of certain third-party providers.


   - Improved Asset Quality Ratios - The assets acquired in the Change in Control and the CrossLand Purchase and Assumption included significant levels of nonperforming assets. As a result, Bancshares' nonperforming assets-to- total assets ratio was 4.95% at year-end 1993. This ratio had been reduced to 2.58% at March 31, 1997. This reduction was achieved primarily through the implementation of consistent loan underwriting policies and procedures, centralization of all credit decision functions and growth in the loan portfolio. Nonperforming assets at March 31, 1997, included $16.5 million loans and ORE, primarily originated prior to the Change in Control, $1.4 million from assets acquired in the CrossLand Purchase and Assumption and $5.7 million from assets originated or purchased after December 31, 1996.


   - Management of Interest Rate Risk - One of Bancshares' primary objectives is to reduce fluctuations in net interest income caused by changes in market interest rates. To manage interest rate risk, Bancshares generally limits holding loans in its portfolio to those that have variable interest rates tied to interest-sensitive indices and actively manages the maturities within the investment portfolio. Bancshares believes, based on its experience, that, as of March 31, 1997, the anticipated dollar amounts of assets and liabilities which reprice or mature within a one-year time horizon were closely matched.

RECENT ACQUISITION

Management believes that acquisitions of financial institutions provide Bancshares with an opportunity to enhance its market presence and size in a manner which is generally quicker and more cost effective than de novo branching. Management believes that its banking products and customer services will enable it to preserve its relationships with the customers of acquired financial institutions.


On April 18, 1997, Bancshares acquired Firstate, a thrift institution headquartered in Orlando, Florida, with branches in downtown Orlando and Winter Park, for a cash purchase price of $5.5 million. Firstate was not publicly traded. At April 18, 1997, Firstate had total assets of $71.1 million and total deposits of $67.9 million. The acquisition was accounted for as a purchase, and the amount of goodwill recorded was $130,000. Because it qualified as a "weak institution" under the SAIF recapitalization legislation enacted in September 1996, Firstate was not required to pay a $519,063 special assessment to the SAIF that otherwise would have been due and payable. Bancshares recorded an accrual for the special assessment at acquisition and has elected to pay a pro rata portion of the special assessment ($346,734 from July 1 to December 31, 1997) and thereafter pay quarterly assessments on the deposits assumed from Firstate at Republic's SAIF assessment rate then in effect. See "Pro Forma Financial Data" and "--Supervision and Regulation--Deposit Insurance."

BRANCH NETWORK


Currently, Bancshares has 35 branches, including 3 offices in Pasco County, 20 offices in Pinellas County, 7 offices in Manatee County, 2 offices in Sarasota County, and 1 each in Hernando, Seminole and Orange Counties. As a multi-branch institution, Bancshares' market area encompasses all of the counties in which it operates. Bancshares also operates 10 loan production offices in Pinellas, Lee, Orange, Palm Beach and Polk Counties in Florida and an office in Boston, Massachusetts.


Most of Bancshares' branches are in Metropolitan Statistical Areas ("MSA"). An MSA is defined by the U.S. Census Bureau as a geographic areas with a significant population nucleus, along with any adjacent communities that have a high degree of economic and social integration with that nucleus. Of Bancshares' branches, 33 are in the MSAs which anchor the west coast of Florida; Tampa-St. Petersburg-Clearwater, which includes Hillsborough, Hernando, Pasco and Pinellas counties, and Sarasota-Bradenton, comprised of Manatee and Sarasota counties. As of January 1, 1996, the latest estimates available, the Tampa-St. Petersburg MSA had a population of 2.2 million, ranking it 23rd in the nation. Sarasota-Bradenton had a population of 539,000, ranking it 95th. Together the two MSAs had a combined population of 2.75 million residents which would rank approximately 12th in the United States. The other two branches are in the Orlando MSA. The economic base of the three MSAs in which the Bancshares has branches are supported by a large and growing segment of retirees, tourism, which contributes to the economic base throughout the year, and light industry.

The west coast of Florida is highly competitive with 279 branches of banks and savings and loan institutions operating in Pinellas County, 90 in Pasco County, 81 in Manatee County, and 132 in Sarasota County, as of September 30, 1996, the most recent date that comparative data was available. The largest commercial banking institutions in Florida operate in each of the three counties. As in most market areas, competition for deposits also exists from money market funds and credit unions. Competition for mortgage loans is extremely strong from specialized lenders, other mortgage bankers and independent brokers capable of selling qualified mortgage loans to the highest bidder. Similarly, consumers can choose from a wide range of suppliers of personal credit, including credit card companies, consumer finance companies and credit unions.


Bancshares ranked 13th among banks and 24th among all depository institutions in the state of Florida in terms of deposits held as of September 30, 1996, the latest date for which data is available. Ranked by deposits, Bancshares was the 15th largest in Pasco County, the 7th largest in Pinellas County, the 5th largest in Manatee County and the 14th largest in Sarasota County. As the table below indicates, market share ranges from six percent in Manatee County to one percent in Pasco.

                          BRANCH DEPOSITS BY COUNTY
                              SEPTEMBER 30, 1996

                                                                     Bancshares       Total         Market
                                                                      Deposits       Deposits       Share
                                                                      --------       --------       -----
                                                                                 (in millions)

       Pasco . . . . . . . . . . . . . . . . . . . . . . . . .          $ 42         $ 3,899         1.1%
       Pinellas  . . . . . . . . . . . . . . . . . . . . . . .           502          12,787         3.9
       Manatee . . . . . . . . . . . . . . . . . . . . . . . .           167           2,770         6.0
       Sarasota  . . . . . . . . . . . . . . . . . . . . . . .            72           5,860         1.2
                                                                        ----         -------         ---
                 Total . . . . . . . . . . . . . . . . . . . .          $783         $25,316         3.1%
                                                                        ====         =======         ===



SOURCES OF FUNDS

Deposit accounts are the primary source of funds for lending, investment, and other general business purposes. In addition to deposits, funds are derived from loan repayments and loan sales. Scheduled loan payments on the residential loan portfolio are a relatively stable source of funds, while residential loan prepayments, deposit in-flows and out-flows are significantly influenced by general interest rate and money market conditions. Funding needs may be supplemented through borrowings from the FHLB, which are secured by a blanket lien on the portfolio of residential loans. Management believes that current funding requirements can be met through retail deposits, without reliance on brokered deposits. To the extent there are requirements for short-term financing beyond liquid assets, Bancshares intends to rely on repurchase agreements, FHLB advances, and other traditional money market sources of funding. See "-- Liquidity and Asset/Liability Management," "--Federal Home Loan Bank System" and "--Liquidity."


A full range of deposit services is offered, including checking and other transaction accounts, savings accounts, and time deposits. At March 31, 1997, Bancshares had no brokered deposits, and time deposits in amounts of $100,000 or more constituted 6.0% of total deposits.

The following table sets forth the principal types of deposit accounts offered and the aggregate amounts of such accounts at March 31, 1997 (in thousands):



                                                           Weighted
                                                            Average                                     Percent of
                                                         Interest Rate            Amount              Total Deposits
                                                         -------------            ------              --------------

Noninterest bearing                                             -%              $ 49,066                  5.9%
Interest checking                                            1.09                 89,895                 10.8
Passbook savings                                             4.88                223,776                 27.0
Statement savings                                            1.98                 27,569                  3.3
Money market                                                 2.08                 32,017                  3.9
                                                                                --------                 ----
Time deposits with original maturities of:
  One year or less                                           5.07                112,509                 13.6
  Over 1 year through 5 years                                5.22                197,481                 23.8
  Over 5 years                                               6.20                 96,747                 11.7
                                                                                --------                -----
  Total time deposits (1)                                    5.41                406,737                 49.1
                                                                                --------                -----
Total deposits                                               4.24%              $829,060                100.0%
                                                                                ========                =====


(1)  Includes time deposits in amounts of $100,000 or more of $50.0 million.

At March 31, 1997, scheduled maturities of total time deposits were as follows (in thousands):

                    Period ended                                              Percent of
                      March 31,                     Amount               Total Time Deposits
                    ------------                    ------               -------------------
                      1998                        $258,908                       63.7%
                      1999                          51,622                       12.7
                      2000                          46,898                       11.5
                      2001                          18,256                        4.5
                      2002                          31,021                        7.6
                      Thereafter                        32                          -
                                                  --------                      -----
                      Total                       $406,737                      100.0%
                                                  ========                      =====

LENDING AND LOAN PORTFOLIO PURCHASE ACTIVITIES

Bancshares originates a full range of lending products for its portfolio and real estate-secured loans for sale in the secondary market. Portfolio lending efforts are focused on customers located along the west coast and in central Florida. During 1995, Bancshares opened commercial loan production offices in central and southwest Florida. The portfolio objective is to maintain a one-to-four family, primarily adjustable rate, residential loan portfolio of at least 50% of its total loans and to achieve, over time, a level of approximately 10% of its total loan portfolio in consumer loans, consisting of home equity loans as well as extensions of credit for other household purposes such as automobile loans and secured personal loans. The approximate 40% remainder of the loan portfolio will consist of commercial real estate loans, multifamily residential loans and commercial (business) loans.

In April 1996, Bancshares started a mortgage banking division which currently has eight loan production offices in Florida and one office in Boston, Massachusetts, as well as a wholesale lending operation. The wholesale lending operation is engaged in acquiring whole loans from third-party originators. Substantially all of the loans generated by the mortgage banking division are intended for sale into the secondary market on either a whole loan basis or by delivery into marketable securities, depending upon individual loan characteristics. Bancshares also originates home improvement and debt consolidation loans secured by junior liens on real estate and sells these loans to investors. In the future, Banchsares intends to securitize those types of loans, sell the loans on an individual or bulk loan basis, or engage in a combination thereof.

For 1996, originations of residential mortgage loans totaled $203.3 million, including $141.0 million in fixed rate loans and $62.3 million of adjustable rate loans. Contributing to this increase in residential mortgage loan originations was the employment of a commissioned sales force experienced in loan originations and a support staff whose compensation is also significantly incentive-based. Sales of residential loans totaled $106.1 million for 1996. For the first quarter of 1997, originations of residential mortgage loans totaled $67.4 million, including $50.2 million of fixed rate loans and $17.2 million of adjustable loans. Sales of residential loans totaled $86.0 million for the first quarter of 1997.

Originations of commercial real estate and commercial (business) loans totaled $207.4 million for 1996 and $37.8 million for the first quarter of 1997. To-date, such loan originations have been for portfolio purposes but the Bancshares intends to originate and sell into the secondary market a portion of its commercial real estate loans originated during 1997, collecting fee income on the sale and possibly retaining the servicing of these loans.

Republic purchased loans totaling approximately $193.5 million in connection with the CrossLand Purchase and Assumption. Loan purchases were $157.5 million in 1994, $102.3 million in 1995 and $8.2 million in 1996. No loan purchases were made in the first quarter of 1997. In June 1997, Republic entered into an agreement with the FDIC to purchase loans having an aggregate principal amount outstanding of approximately $76.5 million (the "June 1997 Purchase"). The purchase includes approximately $1.5 million of delinquent loans purchased at a significant discount to their face value. The transaction is expected to close in the third quarter of 1997. Additional real estate loan purchases may be considered if loan pools with acceptable yield, satisfactory creditworthiness, and other characteristics become available for bid. However, during 1996 and the first quarter of 1997, loan originations were the predominate source of growth in the loan portfolio and this is expected to continue for the foreseeable future.


                  [Balance of page intentionally left blank]

The following tables set forth information concerning the loan portfolio, based on total dollars and percent of portfolio, by collateral type as of the dates indicated (in thousands):

Based on total dollars:                      At March 31,                          At December 31,
-----------------------                      -----------    --------------------------------------------------------------
                                               1997            1996          1995         1994         1993         1992
                                               ----            ----          ----         ----         ----         ----
Real estate mortgage loans:
  One-to-four family residential            $ 412,700       $ 419,605    $ 388,221     $ 293,146    $ 153.587    $   7,797
  Multifamily residential                      67,531          68,337       75,127        60,795       36,735        4,461
  Commercial real estate                      192,509         182,298      153,193       112,050       86,457       65,072
  Construction/land development                29,812          27,050       13,974        16,095        9,561        5,256
                                            ---------       ---------    ---------     ---------    ---------    ---------
Total real estate mortgage loans              702,552         697,290      630,515       482,086      286,340       82,586

Commercial (business) loans                    33,125          34,427       29,687        24,579       18,581       17,546
Consumer loans                                 11,747           9,983        6,847         6,426        7,509        8,374
Other loans                                     1,069           1,294        2,367         3,244        4,053        2,209
                                            ---------       ---------    ---------     ---------    ---------    ---------
Total loans                                   748,493         742,994      669,416       516,335      316,483      110,715
Less:
 Allowance for loan losses                     13,508          13,134       14,910         7,065        6,539        1,958
                                            ---------       ---------    ---------     ---------    ---------    ---------
Loans, net of allowance                     $ 734,985       $ 729,860    $ 654,506     $ 509,270    $ 309,944    $ 108,757
                                            =========       =========    =========     =========    =========    =========

At March 31, 1997 and December 31, 1996, the balance of loans purchased included in portfolio totals amounted to $271.2 million and $286.5 million, respectively. The balance of loans held for sale included in the portfolio at March 31, 1997 and December 31, 1996 and 1995 were $40.2 million, $36.6 million, and $4.7 million, respectively.

Based on percent of portfolio:               At March 31,                          At December 31,
------------------------------               -----------      ------------------------------------------------------------

                                                1997           1996          1995          1994         1993          1992
                                                ----           ----          ----          ----         ----          ----
Real estate mortgage loans:
 One-to-four family residential                 55.1%          56.5%         58.0%         56.8%        48.5%         7.0%
 Multifamily residential                         9.0            9.2          11.2          11.8         11.6          4.0
 Commercial real estate                         25.7           24.6          22.9          21.7         27.3         58.8
 Construction/land development                   4.0            3.6           2.1           3.1          3.0          4.7
                                               -----          -----         -----         -----        -----        -----
Total real estate mortgage loans                93.8           93.9          94.2          93.4         90.4         74.5

Commercial (business) loans                      4.4            4.6           4.4           4.8          5.9         15.8
Consumer loans                                   1.6            1.3           1.0           1.2          2.4          7.6
Other loans                                       .2             .2            .4            .6          1.3          2.1
                                               -----          -----         -----         -----        -----        -----
Total loans                                    100.0%         100.0%        100.0%        100.0%       100.0%       100.0%
                                               =====          =====         =====         =====        =====        =====

The following table sets forth the contractual amortization of real estate and commercial loans at March 31, 1997 and December 31, 1996 (in thousands). Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The table also sets forth the dollar amount of loans scheduled to mature after one year, according to their interest rate characteristics (in thousands):

                                                             March 31, 1997                        December 31, 1996
                                                             --------------                        -----------------
Type of loan:                                         Real Estate     Commercial             Real Estate       Commercial
                                                      -----------     ----------             -----------       ----------
Amounts due:
  One year or less                                    $  46,120        $  16,144              $  60,246           $15,740
  After one through five years                          161,661           15,579                151,492            16,580
  More than five years                                  494,771            1,402                485,552             2,107
                                                      ---------        ---------              ---------           -------
Total                                                 $ 702,552        $  33,125              $ 697,290           $34,427
                                                      =========        =========              =========           =======
Interest rate terms on
  amounts due after one year:
  Adjustable                                          $ 443,489        $  11,182              $ 446,710           $12,053
  Fixed                                                 212,453            5,799                190,334             6,634
                                                      ---------        ---------                -------            ------
Total                                                 $ 655,942        $  16,981              $ 637,044           $18,687
                                                      =========        =========              =========           =======

CREDIT ADMINISTRATION

The loan approval process provides for various levels of lending authority to loan officers, the Officers' Loan Committee, and the Chairman and Chief Executive Officer. In addition, loans in excess of $1.5 million require the approval of the Board of Directors' Loan Committee or a majority of the full Board prior to funding. Loan purchases are generally made subject to the same underwriting standards as loan originations. All loan purchases must be approved in advance of funding by the Chief Executive Officer, and are reported to the full Board following purchase. In an attempt to achieve consistency in underwriting policies and procedures, the supervision of all credit decision functions is centralized.

Real estate lending is defined as extensions of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property. Applicable regulations require that comprehensive written real estate lending policies be adopted and maintained that are consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by the federal banking agencies in December 1992 (the "Guidelines"). Pursuant to the mandates of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the Guidelines set forth regulations prescribing standards for real estate lending, which the Bancshares has incorporated into its lending policy.

The policy addresses certain lending considerations set forth in the Guidelines, including loan-to-value ("LTV") limits, loan administration procedures, underwriting standards, portfolio diversification standards and documentation, approval, and reporting requirements. The LTV ratio framework, with an LTV ratio being the total amount of credit to be extended divided by the appraised value or purchase price of the property at the time the credit is originated, has been established for each category of real estate loans. Bancshares' policy, subject to certain approval exceptions, establishes, among other things, the following LTV limits: raw land (65%); land development (75%); construction (commercial, multifamily and non-residential) (80%); and improved property (85%). For portfolio purposes, loans on one-to-four family residential (owner occupied) mortgages where the LTV exceeds 95% are not made, and any LTV ratio in excess of 80% generally requires appropriate insurance or additional security from readily marketable collateral. Loans with an LTV higher than 95% may be made if saleable to investors at an acceptable premium. The policy is reviewed and approved by the Board of Directors at least annually.

Bancshares' commercial (business) lending is based on a strategy of extending credit to the local business community, and the Bancshares' policy has been to make corporate and commercial loans to borrowers with satisfactory cash flows.


The loan portfolio is managed on an ongoing basis pursuant to written portfolio management strategies, guidelines for underwriting standards and risk assessment, and procedures for ongoing identification and management of credit deterioration. Regular portfolio reviews are undertaken to estimate loss exposure and ascertain compliance with policies. (See "--Asset Quality.")


ASSET QUALITY

Allowance/Provision for Loan Losses

The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. However, it is likely that there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgment of the reserve is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peers identified by the regulatory agencies.

Bancshares believes that its loan loss allowance policy that is both consistent with policies established by the FDIC and commensurate with historical loss experience. Provisions for loan losses charged to expense during each period will be the result of management's assessment of the adequacy of the allowance when compared to the inherent risk of the portfolio. As part of the risk assessment for loans purchased in the CrossLand Purchase and Assumption and for loans purchased during 1994, 1995 and 1996, management allocated a portion of the discount on such loan purchases to the allowance in amounts which are consistent with loan loss allowance policy guidelines. Amounts resulting from discount allocation to the allowance are available to absorb potential losses only on those purchased loans and are not available for losses from other loans. To the extent that losses in certain pools or portfolios of loans exceed the loan loss allowance and any remaining unearned loan discount, or available as a general allowance, the Bancshares' results of operations would be adversely affected.


Management conducts an ongoing evaluation and grading of its loan portfolio according to an eight point rating system. The loan ratings serve as a guideline in assessing the risk level of a particular loan and provide a basis for the establishment of the overall allowance. The Loan Review Department independently rates loans and, on a quarterly basis, meets with senior management and the loan officers to discuss all loans which have been identified for potential credit quality problems. The Loan Review Department also reports its findings to the Directors' Audit Committee to ensure independence of the loan grading function.

Various loan purchases were made totaling $157.4 million during 1994, $102.3 million during 1995 and $8.2 million in 1996. No loan purchases were made in the first quarter of 1997. A portion of the discount on those purchased loans was allocated to the allowance in amounts consistent with Bancshares' loan loss allowance policy guidelines. The remainder of the discount arising from the purchase price is recorded as unearned discount and subsequently accreted to income as a yield adjustment over the life of the loans. In 1995 such allocation included $7.2 million related solely to one particular portfolio purchase, in the aggregate principal amount of $48.1 million. Subsequently, the principal balance of the March 1995 Purchase had declined to $39.9 million and the allowance allocated to this purchase was reduced to $5.9 million. This was principally the result of charges to the reserve for loans which were nonperforming when acquired and subsequently taken into foreclosure and recorded at their fair value. Bancshares' history of administering this loan purchase indicates that the expected loss rate on the remaining loans in this portfolio will be less than the amount remaining in the allowance. Consequently, Bancshares reallocated $1.5 million from the allowance to unearned discount in the fourth quarter of 1996, reducing the December 31, 1996 allowance allocated to the March 1995 Purchase to $4.4 million. In the first quarter of 1997, $6.0 million of loans from the March 1995 purchase were sold and $642,000 previously allocated to the allowance for those loans was recognized as income and concurrently transferred to the allowance for originated loans. At March 31, 1997, the allowance allocated to the March 1995 purchase was $3.7 million. $1.0 million was allocated to loans purchased from CrossLand, $1.7 million was allocated to other loan purchases, and $7.1 million was allocated to originated loans. At March 31, 1997, the amount of unearned discount on purchased loans which had not been allocated to the allowance totaled $4.1 million.

Activity to the allowance during the first quarter of 1997 included a $1.1 million provision for loan losses, loan charge-offs (net of recoveries) of $122,000 and the $642,000 transferred to unearned discount as previously discussed. Activity to the allowance during 1996 included a $1.8 million provision for loan losses, loan charge-offs (net of recoveries) of $1.8 million, and $1.7 million transferred to unearned discount. The net charge-off amount for 1996 included $1.0 million assessed against the allowance for loans acquired in the March 1995 Purchase as properties securing certain nonperforming loans which were purchased at a substantial discount were acquired through foreclosure and recorded at their fair value.

The following table sets forth information concerning the activity in the allowance for loan losses during the periods indicated (in thousands):


                                                                                            Seven           Five
                                                                                            Months         Months
                                 Quarter Ended                                              Ended           Ended      Year Ended
                                    March 31,             Years Ended December 31,       December 31,      May 31,     December 31,
                                    ---------         -------------------------------    ------------      -------     ------------
                                      1997             1996           1995       1994       1993             1993          1992
                                      ----            ------          ----       ----       ----             ----          ----
Allowance at beginning
 of period                          $ 13,134          $ 14,910     $ 7,065    $ 6,539     $ 1,866          $ 1,958       $ 2,180
Loan discount (net)
 to/(from) the allowance
 for loans acquired in the:
 CrossLand purchase and Assumption         -                 -           -       (757)      4,046              N/A           N/A
 Loans purchased in 1994                   -              (202)          -      1,400           -                -             -
 Loans purchased in 1995                (642)           (1,541)      7,658          -           -                -             -
 Loans purchased in 1996                   -                11           -          -           -                -             -
                                    --------          --------     -------    -------     -------          -------       -------
  Total loan discount
  allocated to/(from)
  the allowance                         (642)           (1,732)      7,658        643       4,046                -             -

Charge-offs:
Residential loans
 (1-4 family)                             91             1,700         275         94           -                -            96
Commercial real estate/
 multi-family                              -                51         907      1,472         115               43           356
Commercial business                       38               249         558        304          28              439           375
Consumer and other loans                  59               110         207          -          65               50            64
                                    --------          --------     -------    -------     -------          -------       -------
Total charge-offs                        188             2,110       1,947      1,870         208              532           891

Recoveries:
Residential loans
 (1-4 family)                              2                 1           7          -           1                1             2
Commercial real estate/
 multi-family                              3                35         379        113          19                1             1
Commercial loans
 (business)                               60               168          53         64          91               44            95
Consumer and other
 loans                                     1                62          10          1          15               15            51
                                    --------          --------     -------    -------     -------          -------       -------
Total recoveries                          66               266         449        178         126               61           149
Net charge-offs                          122             1,844       1,498      1,692          82              471           742
Provisions for loan losses             1,138             1,800       1,685      1,575         709              379           520
                                    --------          --------     -------    -------     -------          -------       -------

Allowance at end of period          $ 13,508          $ 13,134     $14,910    $ 7,065     $ 6,539          $ 1,866       $ 1,958
                                    ========          ========     =======    =======     =======          =======       =======

Charges to the allowance
 representing the portion allocated
 from loan discount                      .02%              .21%        .13%       .32%        .00%             .00%          .00%
Other net charge-offs                    .00               .06         .12        .11         .12              .43           .69
                                     -------          --------     -------    -------     -------          -------       -------
Total net charge-offs
 to average loans                        .02%              .27%        .25%       .43%        .12%             .43%          .69%
                                     =======          ========     =======    =======     =======          =======       =======

The following table (in thousands) sets forth the allocation of the allowance based on management's subjective estimates, and the percent of the loan portfolio for each category presented. The amount allocated to a particular segment should not be construed as the only amount available for future charge-offs that might occur within that segment. In addition, the amounts allocated by segment may not be indicative of future charge-offs. The allocation may change from year to year should management determine that the risk characteristics of the loan portfolio and off-balance sheet commitments have changed.


                                                    March 31,                              December 31,
                                                      1997                                     1996
                                         -------------------------------           ----------------------------
Allowance Allocation                                        Percent of                             Percent of
--------------------                      Amount         Loan Portfolio             Amount      Loan Portfolio
                                         --------        --------------             ------      --------------
Performing/not classified:
Residential loans:
  March 1995 Purchase                    $ 3,599              5.1%                  $ 4,171           5.3%
  All other residential                      603             48.1                     1,788          48.3
Commercial (business)                        319              4.3                       340           4.6
Commercial real estate                     2,423             36.0                     2,622          35.5
Consumer & other                             501              3.4                       488           3.2
                                         -------            -----                   -------         -----
       Subtotal                            7,445             96.9                     9,409          96.9

Non-performing/classified:
Special mention                              152              1.0                       124            .8
Substandard & nonperforming                2,130              1.9                     2,476           2.2
Doubtful                                     578               .2                       601            .1
Loss                                           -                -                         -             -
                                         -------            -----                   -------         -----
       Subtotal                            2,860              3.1                     3,201           3.1

Off balance sheet risk                       439                -                       434             -
Unallocated                                2,764                -                        90             -
                                         -------            -----                   -------         -----
       Total                             $13,508            100.0%                  $13,134         100.0%
                                         =======            =====                   =======         =====


Nonperforming Assets


Nonperforming assets include (i) loans that are 90 days or more past due and have been placed into non-accrual status, (ii) restructured loans that have not yet demonstrated a sufficient payment history to warrant being returned to performing status and, therefore, are not accruing interest, (iii) accruing loans 90 days or more delinquent that are deemed by management to be adequately secured and in the process of collection, and (iv) ORE (i.e., real estate acquired through foreclosure or deed in lieu of foreclosure). All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the possibility of collecting additional interest is deemed insufficient to warrant further accrual. As a matter of policy, interest is not accrued on loans past due 90 days or more unless the loan is both well secured and in process of collection. When a loan is placed in non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

Loans classified as non-accrual totaled $15.4 million at December 31, 1996 compared to $16.2 million at March 31, 1997, an increase of $840,000. The primary reason for the increase was a $745,000 loan to a single borrower that became more than 90 days past due and was placed in non-accrual status pending completion of renewal negotiations with the borrower. At March 31, 1997 and December 31, 1996, Bancshares had nonperforming assets (including loans classified as non-accrual) of $23.6 million or 2.58% of total assets and $22.8 million or 2.51% of total assets, respectively. The ratio of non-performing assets to total assets was 2.93% at year-end 1995 and 3.59% at year-end 1994. Accruing loans which were 90 days past due amounted to $121,000 at March 31, 1997 and $113,000 at December 31, 1996, and primarily consisted of loans in process of renewal. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Comparison of Balance Sheet at March 31, 1997 and December 31, 1996."

The following table sets forth information regarding the components of nonperforming assets at the dates indicated (in thousands):



Non-Performing Assets:             At March 31,                   At December 31,
                                   ------------ -------------------------------------------------------
                                      1997         1996        1995          1994      1993        1992
                                      ----         ----        ----          ----      ----        ----

Non-accrual loans:
Residential loans (1-4 family)     $ 8,098(1)   $ 7,366(1)   $ 9,540(1)   $ 9,062    $ 3,707    $    35
Multi-family residential                --           55          129        1,160     10,200         --
Commercial real estate               5,740        6,162        3,082        1,515      1,464      2,965
Commercial (business)                2,256        1,604          308          591        620        529
Home equity and consumer                97          164          495          620         --         10
                                   -------      -------      -------      -------    -------    -------

Total non-accrual loans             16,191       15,351       13,554       12,948     15,991      3,539
ORE acquired through foreclosure     7,250        7,363        8,064        9,278      9,569      9,190
Accruing loans 90 days
 past due                              122          113        1,876          293        725         22
                                   -------      -------      -------      -------    -------    -------
Nonperforming assets               $23,563      $22,827      $23,494      $22,519    $26,285    $12,751
                                   =======      =======      =======      =======    =======    =======

Nonperforming loans
 to loans                             2.18%        2.19%        2.32%        2.56%      5.28%      3.22%
                                   =======      =======      =======      =======    =======    =======

Nonperforming assets
 to total assets                      2.58%        2.51%        2.93%        3.59%      4.95%      7.55%
                                   =======      =======      =======      =======    =======    =======



(1) Net of $114,000, $184,000 and $950,000 of loan loss allowances at March 31, 1997 and at December 31, 1996 and 1995, respectively, allocated to nonaccrual loans acquired in the March 1995 Purchase.

Other Real Estate Acquired Through Foreclosure

All ORE assets are recorded at the lower of cost or estimated fair value based on appraisal information which is updated when a property is taken into ORE and thereafter when determined appropriate by management. As of March 31, 1997, in no case did the book value of any ORE property exceed 90% of the most recent appraisal. The following table sets forth information regarding Bancshares' ORE balances, net of allowances, as of the dates indicated:



                            At March 31,              At December 31,
                            ------------ ---------------------------------------------

                                1997     1996      1995      1994      1993      1992
                                ----     ----      ----      ----      ----      ----

Vacant undeveloped
 residential land             $1,107    $1,277    $1,717    $2,358    $2,450    $2,454
Vacant developed
 residential lots                254       254       265       434       600     1,644
Residential houses             2,517     2,541       860     1,313       795       800
Vacant commercial
 undeveloped land                 79        79        79       248       155       155
Commercial land
 developed for sale            3,200     3,200     4,308     4,516     1,746     2,991
Income-producing
 commercial buildings             12        12       150        --     3,534       324
Vacant commercial buildings       81        --       685       409       289       822
                              ------    ------    ------    ------    ------    ------
Total ORE                     $7,250    $7,363    $8,064    $9,278    $9,569    $9,190
                              ======    ======    ======    ======    ======    ======

ORE to total assets              .79%      .81%     1.01%     1.48%     1.80%     5.44%
                              ======    ======    ======    ======    ======    ======

At March 31, 1997, ORE properties with book values in excess of $1.0 million were as follows:

     - A tract of land in Holiday, Florida, currently carried at $3.2 million, that has been developed as a shopping center site. This tract was obtained in 1988 through foreclosure in connection with a $1.8 million loan. The tract contains wetlands, some of which were required to be filled, and the resultant permitting process took approximately five years to complete. During that time, over $2.0 million was spent in engineering, environmental, and legal costs (which costs were capitalized) and approximately $500,000 for the purchase of several additional parcels of land required for environmental mitigation purposes pursuant to the permit requirements. Bancshares is offering for sale the completed shopping center sites and other commercial pad sites. One shopping center site was sold to a developer who constructed the retail space for the anchor tenants, Publix and Walgreens. Bancshares presently operates a branch banking facility on the tract. Federal regulations had required the Republic to dispose of the tract no later than December 31, 1996 but the FDIC has approved an extension of the holding period to December 19, 1997. While the current appraisal indicates that the fair market value of the tract exceeds book value, a sale to a party other than an end-user could result in proceeds below the current book value.

     - A 41.7% undivided interest in a 973-acre parcel of undeveloped residential land in Pasco County, Florida. This interest was acquired through foreclosure in 1990 and is carried on the Bancshares' books at $1.1 million. The entire parcel (which includes both Bancshares' undivided interest and that of the other owners) was appraised at $4.7 million in January 1997. Negotiations are ongoing to sell approximately two-thirds of the property to a governmental agency.

Troubled Debt Restructurings


A troubled debt restructuring ("TDR") is a situation in which the borrowers allow the debtor certain concessions that would not normally be allowed, such as modifying the terms of the debt to a basis more favorable than those offered to other creditors or accepting third-party receivables to reduce the debt. At March 31, 1997, and December 31, 1996 and 1995, total TDRs were $2.5 million, $2.5 million and $2.8 million, respectively, and restructured, performing loans were $1.4 million, $1.4 million, and $2.4 million, respectively. Restructured, nonperforming loans (all in non accrual status) for those same periods were $1.1 million, 1.1 million, and .4 million, respectively.


INVESTMENT ACTIVITIES

State law requires that a specified minimum amount of liquid assets be maintained, based on the level of deposits, which are subject to certain restrictions. At all times during 1996, the amount of liquid assets maintained exceeded the regulatory minimum.

EMPLOYEES

At March 31, 1997, there were 644 full-time equivalent employees, none of whom were represented by a union or other collective bargaining agreement. Bancshares makes use of part-time and flex-time employees in connection with its branch operations. One of the Bancshares' primary operating principles is to nurture its staff through, among other things, fair compensation, a good working environment, and career development and enhancement opportunities. Management considers its relations with its employees to be good.

SUPERVISION AND REGULATION

Bancshares and Republic are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting Bancshares and Republic. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Bancshares' business. Supervision, regulation, and examination of Bancshares and Republic by the bank regulatory agencies are intended primarily for the protection of depositors rather than stockholders.

REGULATION OF BANCSHARES. Bancshares is a bank holding company, registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended ("BHC Act"). As such, Bancshares and its subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.


The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than five percent (5%) of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank; or (iii) it may merge or consolidate with any other bank holding company.

The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977 (the "CRA").

The BHC Act generally prohibits Bancshares from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.


Under Federal Reserve policy, bank holding companies are expected to act as a sources of financial strength to, and to commit resources to support, their subsidiary banks. This support may be required at times when, absent such Federal Reserve policy, the holding company may not be inclined to provide it. In addition, any capital loans by a bank holding company to any bank subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

REGULATION OF REPUBLIC. Republic is organized as a Florida-chartered commercial bank and is regulated and supervised by the Department. In addition, the Republic is regulated and supervised by the FDIC, which serves as its primary federal regulator. Accordingly, the Department and the FDIC conduct regular examinations of Republic, reviewing the adequacy of the loan loss reserves, quality of loans and investments, liquidity, propriety of management practices, compliance with laws and regulations, and other aspects of the Republic's operations. In addition to these regular examinations, Republic must furnish to the FDIC quarterly reports containing detailed financial statements and schedules.


In the course of a recent review of Republic's operations by the FDIC, issues arose as to the software and procedures used by Republic to record and calculate the charges and other information for certain types of loans, and the amount of interest due on one class of deposit accounts. Republic is in the process of taking the necessary actions to address these issues, including the payment of refunds or additional interest, as appropriate, and Bancshares does not expect that any costs that it may incur to resolve these issues will have a material adverse impact on either its operations or financial condition.

Federal and Florida banking laws and regulations govern all areas of the operations of Republic, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends, liquidity requirements and establishment of branches. As its primary federal regulator, the FDIC has authority to impose penalties, initiate civil and administrative actions, and take other steps intended to prevent Republic from engaging in unsafe or unsound practices. Republic is a member of the BIF and, as such, deposits in Republic are insured by the FDIC to the maximum extent permissible by law.

Republic also is subject to the provisions of the CRA. Under the CRA, Republic has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit the Republic's discretion to develop the types of products and services that it believes are best suited to its particular communities, consistent with the CRA. The CRA requires the appropriate federal bank regulatory agency (in the case of Republic, the FDIC), in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank. The FDIC's assessment of Republic's record is made available to the public. Further, such assessment is required whenever the Republic applies to, among other things, establish a new branch that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets of or assume the liabilities of, a federally-regulated financial institution. In the case where Republic applies for approval to acquire a bank or other bank holding company, the Federal Reserve will also assess the CRA records of Republic. Republic received a "Satisfactory" CRA rating in its most recent examination.

In April 1995, the federal banking agencies adopted amendments revising their CRA regulations, with a phase-in schedule applicable to various provisions. Among other things, the amended CRA regulations, which became effective on July 1, 1997, substitute for the prior process-based assessment factors a new evaluation system that will rate an institution based on its actual performance in meeting community needs. In particular, the system will focus on three tests:
(i) a lending test, to evaluate the institution's record of making loans in its service areas; (ii) an investment test, to evaluate the institution's record of investing in community development projects; and (iii) a service test, to evaluate the institution's delivery of services through its branches and other offices. The amended CRA regulations also clarify how an institution's CRA performance will be considered in the application process. Republic does not anticipate that the revised CRA regulations will have any material impact on the Republic's operations or that they will have any impact on the Republic's CRA rating.


Capital Requirements

Bancshares and Republic are required to comply with the capital adequacy standards established by the Federal Reserve (for Bancshares), and the FDIC (for Republic). There are three basic measures of capital adequacy for banks that have been promulgated by the Federal Reserve; two risk-based measures and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guidelines for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off- balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital (i.e., 4% of risk-weighted assets) must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier I Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

Republic had previously undertaken in writing to the FDIC to achieve a Leverage Ratio of at least 5.5% by September 30, 1995, which it did, and Bancshares will consider raising additional capital or reducing internal growth in order to maintain Republic's Leverage Ratio at or above that level, should the ratio fall below that level in the future. Other than the foregoing commitment, Bancshares has not been advised by the FDIC of any specific minimum capital ratio requirement applicable to it.


Payment of Dividends

As a Florida-chartered commercial bank, Republic is subject to the laws of Florida as to the payment of dividends. Under the Florida Financial Institutions Code, the prior approval of the Department is required if the total of all dividends declared by a bank in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two years.

Under Federal law, if, in the opinion of the federal banking regulator, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such regulation may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Prompt Corrective Action regulations adopted by the federal banking agencies in December 1992, a depository institution may not pay any dividend to its holding company if payment would cause it to become undercapitalized or if it already is undercapitalized.

Due to Republic's anticipated continued growth and management's intent to maintain certain regulatory capital levels, dividend payments on the Bancshares' common stock are not expected in the foreseeable future.

Deposit Insurance

Republic is subject to FDIC deposit insurance assessments. In 1994, Republic became subject to a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. An institution is also assigned, by the FDIC, to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates on deposits for an institution in the highest category (i.e., "well capitalized" and "healthy") are less than assessment rates on deposits for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern").


Republic, as a state-chartered commercial bank, is a member of the Bank Insurance Fund (the "BIF"). However, as part of a deposit assumption transaction with CrossLand, FSB in December 1993, Republic acquired $327.7 million in deposits insured by the Savings Association Insurance Fund (the "SAIF") and thereby became a so-called Oakar bank. Based on that deposit assumption, Republic is required to pay insurance premiums to the FDIC on a substantial portion of its deposits at the SAIF assessment rate notwithstanding its status as a BIF member. As of December 31, 1996, the most recent measurement date for assessment purposes, approximately 72.5% of Republic's deposits were treated as SAIF-insured deposits, with the remaining 27.5% of deposits being assessed at the BIF rate. Republic's ratio of SAIF- and BIF- assessed deposits will increase somewhat following Republic's planned acquisition in 1997 of FFO and its wholly-owned subsidiary, First Federal Savings and Loan Association of Osceola County. FFO's deposits at March 31, 1997 were $285.7 million.


Until recently, the FDIC had established separate risk-based assessment schedules for the BIF and the SAIF. In November 1995, the FDIC established the current assessment schedule for BIF-assessed deposits, with assessment rates ranging from zero percent to 0.27 percent (or 27 basis points) of deposits. The SAIF-based deposits had much higher assessment rates. In December 1996, following enactment of federal legislation to recapitalize the SAIF (described below), the FDIC adopted the same zero percent to 0.27 percent assessment schedule, effective October 1, 1996 for SAIF-assessed deposits. During 1996, Republic paid $8,800 in insurance assessments to the BIF and $796,800 to the SAIF. Republic realized savings of approximately $194,000 in insurance premiums costs during the fourth quarter of 1996 resulting from the new SAIF assessment schedule.

As part of the omnibus budget legislation passed last fall, Congress enacted the Deposit Insurance Funds Act of 1996 (the "Funds Act"). With certain exceptions, the Funds Act imposed a one-time special assessment on SAIF-assessable deposits held by all depository institutions in an aggregate amount that would cause the SAIF to meet its designated reserves-to-deposits ratio of 1.25 percent. Pursuant to the Funds Act, Republic, on November 27, 1996, paid a special assessment to the SAIF of $2.5 million. This assessment was determined by taking Republic's SAIF-assessable deposits as of March 31, 1995 and multiplying that amount by a
0.657 percent (or 65.7 basis points) assessment rate that the FDIC had calculated would be necessary to capitalize fully the SAIF. (A lower assessment rate was imposed on certain Oakar banks, but Republic did not qualify for the reduction.)

Prior to enactment of the Funds Act, the SAIF assessments were used to pay interest on bonds issued by the Financing Corporation (the "FICO") in the late 1980s to fund the resolution of troubled thrifts, and only insurance payments by SAIF-member institutions were available to satisfy FICO's interest payment obligations. A second provision of the Funds Act severs the linkage that had existed between the SAIF and the FICO funding requirements, authorizing the FICO to impose its own assessments separate and apart from any insurance fund assessment. The Funds Act also shifts a portion of the FICO funding obligations to BIF-member institutions beginning in 1997. Through the end of 1999, the FICO assessment rate on BIF-assessable deposits is required by the statute to be one-fifth of the SAIF rate. Thereafter, FICO assessment rates for members of both insurance funds will presumably be equalized.

Currently, the FICO assessment rate for BIF-assessable deposits is 0.013 percent (or 1.3 basis points) and the assessment rate for SAIF-assessable deposits is
0.0648 percent or (6.48 basis points). For the first half of 1997, Republic has been assessed a semiannual FICO payment obligation of $192,480, $176,449 of which was attributable to Republic's SAIF-assessable deposits and the balance of which was attributable to its BIF-assessable deposits.

Federal Reserve System

The Federal Reserve regulations require banks to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The new Federal Reserve regulations effective April 1, 1997, generally require that reserves be maintained against aggregate transaction accounts as follows: (i) for accounts aggregating $49.3 million or less (subject to adjustment by the Federal Reserve) the reserve requirement is 3.0%; and (ii) for accounts greater than $49.3 million, the reserve requirement is $1.5 million plus 10.0% (subject to adjustment by the Federal Reserve between 8.0% and 14.0%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. Republic anticipates that it will be in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the Department. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce Republic's interest-earning assets. FHLB system members also are authorized to borrow from the Federal Reserve "discount window", but Federal Reserve regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

Federal Home Loan Bank System

Republic is a member of the FHLB system, which consists of 12 regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. Republic, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations as of the close of each calendar year, or 5% of its borrowings from the FHLB (including advances and letters of credit issued by the FHLB on the Republic's behalf).

The FHLB makes advances to members in accordance with policies and procedures periodically established by the Federal Housing Finance Board and the Board of Directors of the FHLB. Currently outstanding advances from the FHLB are required to be secured by a member's shares of stock in the FHLB and by certain types of mortgages and other assets. Interest rates charged for advances vary depending on maturity, the cost of funds to the FHLB and the purpose of the borrowing. As of March 31, 1997, Republic had no outstanding advances from the FHLB. However, Republic has recently obtained advances in an amount sufficient to satisfy its funding needs as well as to maintain its current liquidity levels. In addition, Republic expects to obtain additional advances from the FHLB to fund all or a portion of the purchase price for the 1997 Loan Purchase.

Liquidity

Under Florida banking regulations, Republic is required to maintain a daily liquidity position equal to at least 15 percent of its total transaction accounts and eight percent of its total nontransaction accounts, less those deposits of public funds for which security has been pledged as provided by law. Republic may satisfy its liquidity requirements with cash on hand (including cash items in process of collection), deposits held with the Federal Reserve, demand deposits due from correspondent banks, Federal funds sold, interest-bearing deposits maturing in 31 days or less and the market value of certain unencumbered, rated, investment-grade securities and securities issued by Florida or any county, municipality or other political subdivision within the State. The FDIC also reviews Republic's liquidity position as part of its examination and imposes similar requirements on Republic. Any Florida-chartered commercial bank that fails to comply with its liquidity requirements generally may not further diminish liquidity either by making any new loans (other than by discounting or purchasing bills of exchange payable at sight) or by paying dividends. At March 31, 1997, Republic's net liquid assets exceeded the minimum amount required under the applicable Florida regulations.

Monetary Policy and Economic Controls

The banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against bank deposits and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. The monetary policies have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment and short- and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Republic cannot be predicted.

CHANGES IN ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") recently adopted or issued proposals and guidelines that may have a significant impact on the accounting practices of commercial enterprises in general and financial institutions in particular.

In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires that a mortgage banking enterprise recognize as a separate asset the right to service mortgage loans for others, regardless of the manner in which such servicing rights are acquired. Moreover, this statement requires that the total cost of acquiring mortgage loans be allocated to the servicing rights and the loans based on their relative fair values, if practicable. This standard is effective for fiscal years beginning after December 15, 1995 but earlier implementation is encouraged. Management implemented SFAS No. 122 beginning July 1, 1995. The impact upon the results of operations of Bancshares was not material.

During 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which is effective for the Bancshares' fiscal year beginning January 1, 1997. SFAS 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The impact of the adoption of SFAS 125 upon the results of operations of Bancshares was not material.


In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which is effective for Bancshares' fourth quarter and year ended December 31, 1997. Early application is not permitted and after the effective date, prior period earnings per share presented must be restated. SFAS No. 128 establishes new standards for computing and presenting earnings per share. Specifically, SFAS No. 128 replaces the presentation of primary earnings per share with basic earnings per share, requires dual presentation for companies with complex capital structures of basic and diluted earnings per share and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to those of the diluted earnings per share computation. Management has not determined the effect of the adoption of SFAS No. 128 on Bancshares' financial statements, but does not expect it to be material.


LEGAL PROCEEDINGS

Bancshares is party to various legal proceedings in the ordinary course of its business. Based on information presently available, management does not believe that the ultimate outcome of such proceedings, in the aggregate, would have a material adverse effect on Bancshares' financial position or results of operations.

MANAGEMENT

      The table below sets forth the names and ages of the directors and executive officers of Bancshares and Republic as well as the positions and offices held by such persons. Bancshares' directors also serve on Republic's Board of Directors. Bancshares' directors are elected for a one-year term.




NAME                             AGE                        POSITION                                  Year First
----                             ---                        --------                                   Became a
                                                                                                       Director
                                                                                                       --------
John W. Sapanski                 66        Chairman of the Board, Chief Executive Officer and            1993
                                           President of Bancshares and Republic
Fred Hemmer                      42        Director, Senior Executive Vice President of                  1986
                                           Republic
William R. Hough                 70        Director                                                      1993
Marla Hough                      39        Director                                                      1997
Alfred T. May                    58        Director                                                      1993
William J. Morrison              64        Director                                                      1980
William R. Falzone               49        Treasurer of Bancshares, Executive Vice President
                                           and Chief Financial Officer of Republic
John W. Fischer, Jr.             48        Executive Vice President of Republic
Richard C. Gleitsman             43        Executive Vice President and Chief Administrative
                                           Officer of Republic
Steve McWhorter                  35        Head of Republic's Mortgage Banking Division
Kathleen Reinagel                45        Executive Vice President of Republic





      John W. Sapanski. Mr. Sapanski has been Chairman of the Board, Chief Executive Officer and President of Republic since June 1993 and Chairman of the Board, Chief Executive Officer and President of Bancshares since March 1996. He has 45 years of banking experience, including service with the Dime Savings Bank in New York, New York from 1949 to 1987, where he served as President and Chief Operating Officer from 1981 to 1987 and with Florida Federal Savings Bank in St. Petersburg, Florida ("Florida Federal") from 1988 to 1991 where he acted as President and Chief Executive Officer from 1988 to 1991. Mr. Sapanski was President and Chief Executive Officer of Florida Federal at the time the Office of Thrift Supervision placed Florida Federal in conservatorship. Mr. Sapanski was retained by the Resolution Trust Corporation (the "RTC"), the conservator for Florida Federal, to assist in managing the institution in conservatorship until it was sold by the RTC to First Union Corporation in August 1991.

      Fred Hemmer. Mr. Hemmer has served as Executive Vice President of Republic in charge of Corporate Banking and Special Assets since joining Republic in 1991. He previously served as Executive Vice President of Rutenberg Corporation, a real estate development company based in Clearwater, Florida, from 1980 to 1991. Mr. Hemmer is a certified public accountant and was employed by Arthur Andersen & Co. from 1976 to 1980. Mr. Hemmer is also a licensed real estate broker and certified general contractor.

      William R. Hough. Mr. Hough has served as Chairman of William R. Hough & Co., St. Petersburg, Florida, an investment banking firm specializing in state, county, and municipal bonds, since 1962, President of WRH Mortgage, St. Petersburg, Florida, since May 1993, Director of FFO since 1993 and President of Royal Palm Center, II, Inc., Port Charlotte, Florida, a privately-held retirement center, since September 1991.

      Marla Hough. Mrs. Hough has served as President of Hough Engineering, Inc., an engineering consulting firm, Bradenton, Florida since from March 1997 and Vice President of Bishop & Associates, Bradenton, Florida, an engineering, planning and surveying firm, since 1992. From 1984 to 1992, Mrs. Hough served as Project Manager at Zoller, Najjar and Shroyer, Inc., an engineering, planning, surveying and landscape architecture firm, Bradenton, Florida. Mrs. Hough is married to a cousin of William R. Hough.

      Alfred T. May. Mr. May has served as Director and Chairman of the Board of FFO and its subsidiary, First Federal Savings & Loan Association of Osceola County, Kissimmee, Florida, since September 1993. From 1989 to 1992, Mr. May served as President of Mid-State Federal Savings Bank, Ocala, Florida.

      William J. Morrison. Mr. Morrison has served as Senior Partner of Morrison & Company, P.A., Tampa, Florida, a certified public accounting firm, since 1995, as General Partner of Best-Morrison Properties, Tampa, Florida, a real estate investment firm since 1975 and as Managing Partner of Morrison Investments, Ltd. Tampa, Florida, a real estate and securities investment firm since 1991.

      William R. Falzone. Mr. Falzone has served as Treasurer of Bancshares since March 1996 and Executive Vice President and Chief Financial Officer of Republic since February 1994. He was employed at Florida Federal from 1983 through 1991 where he served as Senior Vice President and Controller and as Director of Financial Services. Most recently, he was a Senior Consultant for Stogniew and Associates, a nationwide consulting firm. He has over 20 years of banking experience and is also a certified public accountant.

      John W. Fischer, Jr. Mr. Fischer has served as Executive Vice President of Republic in charge of Consumer Banking since December 1993. He has over 20 years of banking experience in retail branch management and consumer and residential lending. Mr. Fischer formerly served as Regional Marketing Director for Western Reserve Life in Clearwater, Florida, Regional Vice President of Great Western Republic in Miami and Executive Vice President/Consumer Financial Services for Florida Federal. Mr. Fischer holds life, health, annuity and Series 7 securities license.

      Richard C. Gleitsman. Mr. Gleitsman has served as Executive Vice President and Chief Administrative Officer of Republic since December 1993. He previously served as Executive Vice President and Regional Manager of CrossLand since 1986. He has over 25 years of banking experience in retail branch management, loan servicing, human resources, data processing, and executive administration.

      Steve McWhorter. Mr. McWhorter has served as Division Director in charge of Bancshares' mortgage banking division since April 1996, having previously served as Regional Manager of FT Mortgage Company since 1992. He has over 14 years of experience in the mortgage banking industry.

      Kathleen A. Reinagel. Ms. Reinagel served as Executive Vice President of Republic in charge of Credit and Loan Administration since August 1993. She has over 20 years of experience in the lending field with concentration in credit and underwriting, loan documentation, due diligence and loan review. Ms. Reinagel formerly served as Vice President of WRH Mortgage, Inc. ("WRH Mortgage"), St. Petersburg, Florida, a mortgage banking company affiliated with William R. Hough & Co., and Vice President, Department Manager of Commercial Real Estate of Florida Federal.

ASSET/LIABILITY MANAGEMENT AND LIQUIDITY

Liquidity

The Asset/Liability Management Committee ("ALCO") reviews Bancshares' liquidity, which is its ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, and other cash demands. The primary sources of funds consist of customer deposits, amortization and prepayments of loans, sales of investments, other funds from operations and Bancshares' capital. Republic is a member of the FHLB and has the ability to borrow to supplement its liquidity needs.

When Bancshares' primary sources of funds are not sufficient to meet deposit outflows, loan originations and purchases and other cash requirements, Bancshares may supplementally borrow funds from the FHLB and from other sources. The FHLB system acts as an additional source of funding for banks and thrift institutions that make residential mortgage loans.

FHLB borrowings, known as "advances," are secured by Republic's mortgage loan portfolio, and the terms and rates charged for FHLB advances vary in response to general economic conditions. As a shareholder of the FHLB, Republic is authorized to apply for advances from this bank. A wide variety of borrowing plans are offered by the FHLB, each with its own maturity and interest rate. The FHLB will consider various factors, including an institution's regulatory capital position, net income, quality and composition of assets, lending policies and practices, and level of current borrowings from all sources, in determining the amount of credit to extend to an institution. As of March 31, 1997, Republic had no outstanding advances from the FHLB. However, Republic recently obtained advances in an amount sufficient to satisfy its funding needs as well as to maintain its current liquidity levels. In addition, Republic expects to obtain additional advances from the FHLB to fund all or a portion of the purchase price for a pool of residential mortgage loans with an aggregate principal amount outstanding of approximately $76.5 million (the June 1997 Purchase). The loans will be purchased at a nominal discount. See "--Federal Home Loan Bank System" and "--Liquidity."

At March 31, 1997, Republic's liquidity ratio, consisting of net cash and investments of $109.5 million divided by net deposits and short-term liabilities of $828.0 million, was 13.22% as compared to 13.42% at December 31, 1996. Net liquid assets were $33.6 million in excess of the amount required by Florida banking regulations. See "--Liquidity."

Asset/Liability Management


One of the primary objectives is to reduce fluctuations in net interest income caused by changes in interest rates. To manage interest rate risk, the Board of Directors has established interest-rate risk policies and procedures which delegate to ALCO the responsibility to monitor and report on interest-rate risk, devise strategies to manage interest-rate risk, monitor loan originations and deposit activity, and approve all pricing strategies.

The management of interest rate risk is one of the most significant factors affecting the ability to achieve future earnings. The measure of the mismatch of assets maturing or repricing within certain periods, and liabilities maturing or repricing within the same period, is commonly referred to as the "gap" for such period. Controlling the maturity or repricing of an institution's assets and liabilities in order to minimize interest rate risk is commonly referred to as gap management. "Negative gap" occurs when, during a specific time period, an institution's liabilities are scheduled to reprice more rapidly than its assets, so that, barring other factors affecting interest income and expense, in periods of rising interest rates the institution's interest expense would increase more rapidly than its interest income, and in periods of falling interest rates the institution's interest expense would decrease more rapidly than its interest income. "Positive gap" occurs when an institution's assets are scheduled to reprice more rapidly than its liabilities, so that, barring other factors affecting interest income and expense, in periods of falling interest rates the institution's interest income would decrease more rapidly than its interest expense, and in periods of rising interest rates the institution's interest income would increase more rapidly than its interest expense. It is common to focus on the one-year gap, which is the difference between the dollar amount of assets and the dollar amount of liabilities maturing or repricing within the next twelve months.

ALCO uses an industry standard computer modeling system to analyze the impact of financial strategies prior to their implementation. The system attempts to simulate the asset and liability base and project future operating results under a variety of interest rate and spread assumptions. Through this management tool, management can also, among other things, project the effects of changing its asset and liability mix and modifying its balance sheet, and identify appropriate investment opportunities. The results of these simulations are evaluated within the context of the interest-rate risk policy, which sets out target levels for the appropriate level of interest-rate risk.

The policy is to maintain a cumulative one-year gap of no more than 15% of total assets. Management attempts to conform to this policy primarily by managing the maturity distribution of its investment portfolio and emphasizing loan originations and loan purchases carrying variable interest rates tied to interest-sensitive indices. Additionally, Republic has joined the FHLB to enhance its liquidity position and to provide it with the ability to utilize long-term fixed-rate advances to improve the match between interest-earning assets and interest-bearing liabilities in certain periods. Currently, off-balance-sheet hedging instruments are not used to manage overall interest rate risk but such instruments are used to limit the exposure to changes in the value of residential loans held for resale. However, there continues to be a risk that such loan commitments do not close or are renegotiated in a declining interest rate environment. Management may expand its use of off-balance sheet hedging instruments to manage exposure to overall interest rate risk in the future, subject to Board approval.

The cumulative one year gap at March 31, 1997 was a positive $8.9 million or
 .97% (expressed as a percentage of total assets). Management will attempt to moderate any lengthening of the repricing structure of earning assets by emphasizing variable-rate assets and, where appropriate, match-funding longer-term fixed rate loans with FHLB advances.
See "Business -- Sources of Funds".


The following table presents the anticipated maturities or repricing of interest-earning assets and interest-bearing liabilities at March 31, 1997. The balances shown have been derived based on the financial characteristics of the various assets and liabilities. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than their scheduled maturity dates. Fixed rate loans are shown in the periods in which they are scheduled to be repaid according to contractual amortization and, where appropriate, prepayment assumptions are used to adjust the repayment amounts based on the coupon rates in the portfolio. Repricing of time deposits is based on their scheduled maturities. Based on management's experience in the markets in which Bancshares operates, statement savings deposits are assumed to reprice at 8.3% of the total balance in the first three months, 25% in the four-to-12 month category, and the remaining 66.7% from one to five years. Passbook savings deposits are assumed to reprice equally over a 24 month period. Repricing of interest checking and money market accounts is assumed to occur at 10% of the total balance for every three month interval.





                  [Balance of page intentionally left blank]

                        INTEREST SENSITIVITY ANALYSIS
                                MARCH 31, 1997
                               ($ IN THOUSANDS)



                                          0-3 months          4-12 months              1-5 Years             Over 5 Years
                                          ----------          -----------              ---------             ------------
                                            Yield/               Yield/                  Yield/                  Yield/
                                       Amount    Rate       Amount    Rate          Amount    Rate          Amount    Rate
                                       ------    ----       ------    ----          ------    ----          ------    ----

Interest-earning assets:
U.S. Treasury securities
 and government agencies             $   7,715   5.24%     $   1,978  5.34%         $  31,471  5.91%        $      --   --
Revenue bonds                               --     --             --    --              1,545  8.60                --   --
Mortgage backed securities                  --     --         19,661  5.53                 --    --                --   --
Federal funds sold                      41,000   5.37             --    --                 --    --                --   --
Interest bearing deposits
  in banks                                  --     --             --    --                 --    --                --   --
FHLB stock                                  --     --             --    --                 --    --             5,081 7.25
Loans                                  163,252   9.13        218,238  8.32            245,912  8.68           121,091 8.18

Total interest-earning
  assets                             $ 211,967   8.26      $ 239,877  8.07          $ 278,928  8.37         $ 126,172 8.14

Interest-bearing liabilities:
Deposits
  Interest checking                  $   8,991   1.09      $  26,973  1.09          $  53,931  1.09         $      --   --
  Money market                           2,667   2.08          8,001  2.08             21,349  2.08                --   --
  Savings                                2,298   1.98          6,894  1.98             18,377  1.98                --   --
  Passbook Gold                         27,972   4.88         83,916  4.88            111,888  4.88                --   --
  Time deposits                        106,146   5.14        152,762  5.20            147,797  5.86                32 5.92
Subordinated debt                           --     --             --    --                 --    --             6,000 6.00
Obligations under capital leases            45   7.49            135  7.49                263  7.49                --   --
Repurchase agreements                   16,160   4.99             --    --                 --    --                --   --
                                     ---------   ----      ---------  ----          ---------  ----         --------- ----

Total interest-bearing
  liabilities                        $ 164,279   4.76      $ 278,681  4.54          $ 353,605  4.39         $   6,032 6.00
                                     =========   ====      =========  ====          =========  ====         ========= ====


Excess (deficiency) of interest-
  earning assets over interest-
  bearing liabilities                $  47,688   3.50%     $ (38,804) 3.53%         $ (74,677) 3.98%        $ 120,140 2.14%
                                     =========   ====      =========  ====          =========  ====         ========= ====


Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities                        $  47,688   3.50%     $   8,884  3.54%         $ (65,793) 3.72%        $  54,347 3.69%
                                     =========   ====      =========  ====          =========  ====         ========= ====


Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities as a percent
  of total assets                                5.23%                 .97%                   (7.21)%                 5.96%
                                                 ====                 ====                     ====                   ====


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Bancshare's balance sheets and statements of operations should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and the related notes included therein.

THREE MONTHS ENDED MARCH 31, 1997 AND 1996

COMPARISON OF BALANCE SHEETS AT MARCH 31, 1997 AND DECEMBER 31, 1996


Overview

Total assets of Bancshares were $912.1 million at March 31, 1997, and $907.9 million at December 31, 1996, an increase of $4.2 million. Total loans increased by $5.5 million from $743.0 million at the end of the prior year to $748.5 million at the end of the first quarter. Total deposits increased by $1.1 million from $828.0 million at year-end 1996 to $829.1 million.

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities, consisting primarily of U.S. Treasury and federal agency securities, were $63.2 million at March 31, 1997 compared to $95.0 million at December 31, 1996, a decrease of $31.8 million. During the first three months of 1997 management permitted the amount in this category to decline by allowing maturities and sales to exceed purchases. Concurrently, federal funds sold, all on an overnight basis, increased by $33.0 million from $8.0 million at the prior year-end to $41.0 million at March 31, 1997. At March 31, 1997, Bancshares had recorded all its investment and mortgage-backed securities in the "available for sale" category which are included in Bancshares' financial position at their period-end market value.

Loans and Loans Held for Sale

Total loans increased $5.5 million from $743.0 million at year-end to $748.5 million at March 31, 1997. This increase was the result of new loan production during the first quarter of $108.4 million, which exceeded loan repayments of $16.9 million and $86.0 million in residential loan sales. Residential loans, including $40.2 million in mortgage loans held for sale, declined $7.7 million to $398.1 million while other real estate-secured loans increased $5.2 million. Consumer loans also increased $1.7 million while commercial (business) loans declined $1.3 million.

Allowance for Loan Losses

The allowance for loan losses amounted to $13.5 million at March 31, 1997, compared to $13.1 million at December 31, 1996. The loan portfolio includes purchased loans amounting to $271.2 million (36.2% of total loans) and Bancshares has allocated a portion of the discount on those purchases to the allowance for loan losses in amounts consistent with Bancshares' loan loss policy guidelines. At March 31, 1997, the allowance for loan losses included $3.7 million allocated to Bancshares' largest purchase made in March 1995 (the "March 1995 Purchase"), $1.0 million allocated to loans purchased from CrossLand, $1.7 million allocated to other loan purchases, and $7.1 million allocated to loans originated by Republic. Activity to the allowance for loan losses during the first quarter of 1997 included a $1.1 million provision for loan losses and loan charge-offs (net of recoveries) of $122,000. During the first quarter, Bancshares sold $6.0 million of loans from the March 1995 Purchase and subsequently reallocated $642,000 from the allowance allocated for the March 1995 Purchase to the amount allocated for originated loans. This transfer was accomplished by recording in equivalent amounts a gain on sale of loans and an increase in the loan loss provision. Discounts on loan purchases not allocated to the allowance for loan losses, recorded as unearned discount, amounted to $4.1 million at March 31, 1997. Such discounts are available to absorb losses on pools of purchased loans should amounts allocated to the allowance prove insufficient.

Nonperforming Assets


Nonperforming assets amounted to $23.6 million or 2.58% of total assets at March 31, 1997, as compared to $22.8 million or 2.51% of total assets at December 31, 1996. Nonperforming assets at March 31, 1997 included a $1.1 million loan which had matured prior to March 31, 1997, which the borrower subsequently agreed to repay prior to June 30, 1997. Nonperforming loans totaled $16.3 million at the end of the first quarter, an increase of $1.1 million from the year-end total of $15.4 million. This was the result of increases of $904,000 in nonperforming residential loans and $718,000 in nonperforming commercial (business) loans, partially offset by decreases of $468,000 in nonperforming commercial real estate loans and $123,000 in nonperforming consumer loans. Nonperforming loans at March 31, 1997 and December 31, 1996 included troubled debt restructurings of $1.1 million and $1.0 million, respectively. ORE acquired through foreclosure declined from $7.4 million at the end of the prior year to $7.2 million at the end of the first quarter of 1997.

Deposits

Total deposits were $829.0 million at March 31, 1997, compared to $828.0 million at December 31, 1996 an increase of $1.0 million. Passbook savings accounts offered to higher balance customers at a premium rate increased by $4.2 million and other savings accounts increased by $1.2 million. Interest bearing and non-interest bearing checking account balances remained relatively unchanged from the prior year-end increasing by only $168,000, while certificates of deposit declined by $4.9 million.

Stockholders' Equity

Stockholders' equity was $55.6 million at March 31, 1997, or 6.1% of total assets, compared to $54.3 million or 6.0% of total assets at December 31, 1996. At March 31, 1997, Bancshares' Tier 1 Capital ratio was 5.83%, the Tier 1 Risk-Based Capital ratio was 8.87%, and the Total Risk-Based Capital ratio was 11.12%, all in excess of minimum regulatory guidelines for a bank holding company to be considered "well-capitalized". At March 31, 1997, Republic's regulatory capital levels were 6.47% for its Tier 1 ratio, 9.85% for the Tier 1 Risk-Based Capital ratio, and 11.09% for the Total Risk-Based Capital ratio.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996


Overview

Net income for the first quarter of 1997 was $1.6 million or $.32 per share, compared to $1.2 million or $.24 per share for the same period of 1996, an improvement of $399,000 for the three month period. Bancshares return on average assets and return on average equity also improved to 0.72% and 12.10%, respectively, for the first quarter of 1997 compared to 0.60% and 9.57%, respectively, for the first quarter of 1996.

Analysis of Net Interest Income

Net interest income for the first quarter of 1997 was $9.1 million compared to $7.9 million for 1996. This $1.2 million or 14.7% increase was primarily the result of additional income from balance sheet growth as total interest-earning assets increased by approximately $101.9 million. Interest income was $18.1 million for the three months ended March 31, 1997, an increase of $2.2 million over 1996, while interest expense increased by $1.0 million. The average asset yield and the average cost of interest-bearing liabilities remained level at 8.36% and 4.53%, respectively. As a result, net interest spread for the first quarter of 1997 and 1996 was unchanged at 3.83% and net interest margin, which includes the benefit of noninterest bearing funds, decreased from 4.14% for 1996 to 4.12% for 1997.

The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities for the three months ended March 31, 1997 and 1996 (in thousands):


                                                             Three Months Ended March 31,
                                       ---------------------------------------------------------------------------
                                                        1997                                 1996
                                       ------------------------------------     ----------------------------------
                                        Average                    Average       Average                   Average
                                        Balance        Interest     Rate         Balance       Interest      Rate
                                        -------        --------     ----         -------       --------      ----
Summary of Average Rates
Interest earning assets:
  Loans, net                          $  745,893    $   16,506      8.77%      $  677,439    $  14,778      8.68%
  Investment securities                   33,749           486      5.83           32,275          428      5.34
  Mortgage backed securities              19,962           306      6.12           20,403          291      5.71
  Interest bearing deposits in banks         118             -      5.49               43            -      3.67
  FHLB stock                               4,869            87      7.25            3,695           68      7.28
  Federal funds sold                      52,950           685      5.17           21,743          297      5.40
                                      ----------                               ----------
Total interest-earning assets            857,541        18,070      8.36          755,598       15,862      8.36
Non interest-earning assets               49,507                                   46,291
                                      ----------    ----------                 ----------    ---------
Total assets                          $  907,048                               $  801,889
                                      ==========                               ==========
Interest-bearing liabilities:
  Interest checking                   $   88,679           240      1.10       $   77,552          254      1.32
  Savings                                 27,082           137      2.05           29,322          159      2.17
  Passbook gold                          221,023         2,649      4.86           70,735          766      4.36
  Money market                            33,007           165      2.03           39,709          219      2.22
  Time deposits                          410,499         5,471      5.40          482,125        6,481      5.41
  Subordinated debt                        6,000           108      7.17                -            -      -
  Other borrowings                        16,137           199      5.01            4,357           48      4.40
                                      ----------    ----------                 ----------    ---------
  Total interest-bearing liabilities     802,427         8,969      4.53          703,800        7,927      4.53
Non interest-bearing liabilities          50,910                                   47,658
Stockholders' equity                      53,711                                   50,431
                                      ----------    ----------                 ----------    ---------
Total liabilities and equity          $  907,048                               $  801,889
                                      ==========                               ==========
Net interest income &
  net interest spread                               $    9,101      3.83%                    $   7,935      3.83%
                                                    ==========      ====                     =========      ====
Net interest margin                                                 4.12%                                   4.14%
                                                                    ====                                    ====


                                                       Increase (Decrease) Due to (1)
Changes in Net Interest Income                          Volume              Rate              Total
------------------------------                          ------              ----              -----
Interest earning assets:
  Loans, net                                           $ 1,428           $   300             $ 1,728
  Investment securities                                     28                30                  58
  Mortgage backed securities                                (6)               21                  15
  Interest bearing deposits in banks                         -                 -                   -
  FHLB stock                                                21                (2)                 19
  Federal funds sold                                       401               (13)                388
                                                       -------           -------             -------
   Total change in interest income                       1,872               336               2,208
Interest-bearing liabilities:
    Interest checking                                       31               (45)                (14)
    Savings                                                (14)               (8)                (22)
    Passbook gold                                        1,786                97               1,883
    Money market                                           (37)              (17)                (54)
    Time deposits                                         (845)             (165)             (1,010)
    Subordinated debt                                      108                 -                 108
    Other borrowings                                       138                13                 151
                                                       -------           -------             -------
    Total change in interest expense                     1,167              (125)              1,042
                                                       -------           -------             -------
Increase (decrease) in net interest income             $   705           $   461             $ 1,166
                                                       =======           =======             =======



(1) Changes in net interest income due to changes in volume and rate are based on absolute values.

Noninterest Income


Noninterest income for the first quarter of 1997 was $3.1 million compared to $678,000 for the same period in 1996, an increase of $2.4 million. Of the increase, $898,000 was the result of increased income from mortgage banking operations, principally gains on sale of loans, net of certain capitalized costs of production. In addition, Bancshares elected to sell certain portfolio loans and recorded gains on sale of loans amounting to $1.2 million for the first quarter of 1997. Other improvements included $93,000 from a third-party fee-based checking account program under the name "Generations Gold" and an increase of $62,000 in other sources of fee income on deposit accounts.


The following table reflects the components of noninterest income for the three months ended March 31, 1997 and 1996 (in thousands):

                                                            For the Three Months Ended March 31,
                                                      ----------------------------------------------
                                                                                            Increase
                                                        1997                1996           (Decrease)
                                                       ------              ------          ---------
Service charges on deposit accounts                    $  438              $376              $   62
Loan fee income                                           125               125                   -
Income from mortgage banking activities                   898                 -                 898
Gains on sales of portfolio loans                       1,188               (11)              1,199
Gain on sale of investments                                42                 4                  38
Generations Gold fee income                               100                 7                  93
Merchant charge card processing fees                       48                23                  25
Other income                                              285               154                 131
                                                       ------              ----              ------
Total noninterest income                               $3,124              $678              $2,446
                                                       ======              ====              ======

Noninterest Expense


General and administrative ("G&A") expenses for the first quarter of 1997 were $8.2 million compared to $6.0 million for the same period in 1996, an increase of $2.3 million. The major factor responsible for the expense increase was the expansion of Bancshares' mortgage banking activities which accounted for substantially all of the increase in employees from 436 at March 31, 1996 to 644 at March 31, 1997. Total noninterest expenses, which include G&A expenses, provisions for losses on ORE properties, ORE income and expense, and amortization of premiums paid on deposits, were $8.5 million for the first quarter of 1997 compared to $6.2 million for the same period last year.


The following table reflects the components of noninterest expense for the three months ended March 31, 1997 and 1996 (in thousands):

                                                                      For the Three Months
                                                                         Ended March 31,
                                                       -----------------------------------------------
                                                                                             Increase
                                                        1997               1996             (Decrease)
                                                       ------             ------            ----------
Salaries and benefits                                  $4,366             $3,253              $1,113
Net occupancy expense                                   1,284              1,025                 259
Advertising                                               209                 80                 129
Data processing fees                                      391                317                  74
FDIC and state assessments                                127                270                (143)
Telephone expense                                         251                125                 126
Legal and professional                                    248                106                 142
Postage and supplies                                      336                229                 107
Other operating expense                                 1,028                551                 477
                                                       ------             ------              ------
G & A expenses                                          8,240              5,956               2,284
Provision for losses on ORE                               170                180                 (10)
ORE expense, net of ORE income                            (13)                 1                 (14)
Amortization of premium on deposits                       123                123                   -
                                                       ------             ------              ------
Total noninterest expense                              $8,520             $6,260              $2,260
                                                       ======             ======              ======

YEARS ENDED DECEMBER 31, 1996 AND 1995

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 1996 AND 1995

OVERVIEW


Total assets of Bancshares were $907.9 million at December 31, 1996 and $802.0 million at December 31, 1995, an increase of $105.9 million. This growth was primarily the result of the expansion of Bancshares' residential loan production capabilities. Total loans increased by $73.6 million from $669.4 million at the end of 1995 to $743.0 million at the end of 1996. Total deposits increased by $84.9 million from $743.1 million at year-end 1995 to $828.0 million at year-end 1996.

INVESTMENT AND MORTGAGE BACKED SECURITIES

Bancshares' investment securities consisted of U.S. Treasury Bills and Notes and a $1.5 million revenue bond with the Northern Palm Beach County Improvement District (the "Revenue Bond"). The Revenue Bond is not an obligation of Palm Beach County, the State of Florida, or any political subdivision, municipality or agency, thereof. The principal and interest are payable solely from and are secured equally and ratably by a lien upon the proceeds of special assessments levied by the district. This investment is taxable for United States federal income tax purposes.


LOANS AND LOANS HELD FOR SALE

Total loans at December 31, 1996 included $706.4 million of loans held for portfolio and $36.6 million held for sale, a total of $743.0 million. At December 31, 1995, these amounts were $664.7 million and $4.7 million, respectively. The $73.6 million increase in total loans was primarily comprised of a $25.5 million increase in residential loans to $405.9 million (54.6% of total loans), and a $41.3 million increase in other real estate-secured loans. At December 31, 1996, loans secured by first liens on real estate constituted 92.0% of the total loan portfolio. Commercial (business) loans not secured by real estate increased $4.7 million while consumer loans increased $3.1 million. Residential loan sales for 1996 amounted to $106.1 million compared to $41.5 million for 1995.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses amounted to $13.1 million at December 31, 1996 (1.86% of loans), compared to $14.9 million at December 31, 1995. The total amount of loans for determining the adequacy of the allowance includes $467.5 million of loans originated by Bancshares and purchased loans amounting to $275.5 million.


Bancshares made various loan purchases totaling $157.4 million during 1994, $102.3 million during 1995, and $8.2 million in 1996. Bancshares, has allocated a portion of the discount on its purchased loans to the allowance in amounts consistent with its loan loss allowance policy guidelines and recorded the remainder as an unearned discount to be accreted to income as a yield adjustment. In 1995 such allocation included $7.2 million related solely to the "March 1995 Purchase". Subsequently, the principal balance of the March 1995 Purchase had declined to $39.9 million and losses on certain nonperforming loans in this pool had reduced the allowance allocated to this purchase to $5.9 million. Bancshares' history of administering this loan purchase indicates that the expected loss rate on the remaining loans in this portfolio will be less than the amount remaining in the allowance. Consequently, Bancshares reallocated $1.5 million from the allowance to unearned discount in the fourth quarter of 1996, reducing the December 31, 1996 allowance allocated to the March 1995 Purchase to $4.4 million. The overall allowance at year-end 1996 of $13.1 million also included $1.0 million allocated to loans purchased from CrossLand, $1.8 million allocated to other loan purchases, and $6.0 million allocated to originated loans.


Activity to the allowance during 1996 included a $1.8 million provision for loan losses, loan charge-offs (net of recoveries) of $1.8 million, and $1.7 million allocated from the allowance to unearned discount. The net charge-off amount for 1996 included $1.0 million assessed against the allowance for loans acquired in the March 1995 Purchase as properties securing certain nonperforming loans which were purchased at a substantial discount, were acquired through foreclosure and recorded at their fair value. At December 31, 1996 the amount of unearned discount on purchased loans not allocated to allowance totaled $4.7 million.


NONPERFORMING ASSETS


Nonperforming assets amounted to $22.8 million or 2.51% of total assets at December 31, 1996, as compared to $23.5 million or 2.93% of total assets at December 31, 1995. Nonperforming loans totaled $15.4 million at the end of 1996, an increase of $34,000 from the prior year-end total of $15.4 million. The ratio of nonperforming loans to loans declined from 2.32% at the end of 1995 to 2.19% at year-end 1996. Nonperforming loans at December 31, 1996 and 1995 included troubled debt restructurings of $1.0 million and $.4 million, respectively. ORE acquired through foreclosure decreased by $701,000 from $8.1 million at the end of 1995 to $7.4 million at year-end 1996.


DEPOSITS

Total deposits were $828.0 million at December 31, 1996, compared to $743.1 million at the prior year-end, an increase of $84.9 million. Passbook savings accounts offered to higher-balance customers at a premium rate of 5.00% increased by $156.5 million and retail checking and noninterest-bearing account balances increased $20.5 million or 19.18%. Bancshares reduced its reliance on time deposits through a less aggressive pricing strategy which resulted in an $83.7 million decline in certificates of deposits and a decline in other interest-bearing balances of $9.9 million. At December 31, 1996, jumbo ($100,000 and over) deposits totaled $49.3 million or 5.96% of total deposits. There were no brokered deposits.

CONVERTIBLE SUBORDINATED DEBT


In December 1996 Bancshares completed a private offering of $6.0 million in 6.0% "Debentures". The proceeds were used to increase the capital of Republic. The 6.0% Debentures are convertible by the holder at any time prior to maturity into shares of Bancshares Common Stock at a conversion price of $17.85714 per share (equivalent to a conversion rate of 56 shares per $1,000 principal amount of Debentures). The 6.0% Debentures were sold at par and Bancshares incurred $213,000 in expenses associated with the offering. Bancshares has the right to redeem the Debentures beginning in 2001 at 106% of face value, with the premium declining 1% per year thereafter and without any premium if the price of Bancshares' common stock equals or exceed 130% of the conversion price for not less than 20 consecutive trading days.


STOCKHOLDERS' EQUITY

Stockholders' equity of Bancshares was $54.3 million at December 31, 1996, or 6.0% of total assets compared to $50.9 million or 6.3% of total assets at December 31, 1995. At December 31, 1996, Bancshares and Republic's capital ratios were all in excess of minimum regulatory guidelines to be considered "well-capitalized".

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 AND
1995

OVERVIEW


Consolidated net income for 1996 was $3.8 million or $.76 per share compared to $5.8 million or $1.26 per share for 1995. Consolidated net income excluding the SAIF special assessment, would have been $5.3 million or $1.08 per share for 1996 compared to $4.2 million or $.92 per share for 1995, excluding negative goodwill accretion.


NET INTEREST INCOME

Net interest income for 1996 was $34.0 million compared to $27.9 million for 1995. This $6.2 million or 22.1% increase was primarily the result of $3.9 million in additional income from balance sheet growth and a more favorable mix of earning assets. An increase in net interest spread also improved net interest income by $2.2 million. Interest income was $66.9 million for 1996, an increase of $9.1 million over 1995. During the same period interest expense increased by $2.9 million from $30.0 million for 1995 to $32.9 million for 1996. Asset yield increased 25 basis points from 8.21% for 1995 to 8.46% for 1996 and average earning assets increased $83.6 million. The average cost of interest-bearing liabilities decreased 5 basis points from 4.55% to 4.50%. Net interest spread increased 30 basis points from 3.66% for 1995 to 3.96% for 1996 and net interest margin, which includes the benefit of noninterest bearing funds, increased from 3.94% for 1995 to 4.28% for 1996.

NONINTEREST INCOME


Noninterest income for 1996 was $5.6 million compared to $2.8 million for 1995, an increase of $2.9 million. The gain on sale of the former headquarters building accounted for $1.2 million of the increase. Income from Bancshares' expanded mortgage banking activities increased $878,000, service fees on deposit accounts increased $211,000, loan service and other ancillary fees increased $327,000, and net gains on sale of investments increased $343,000. Other sources of income increased $148,000 and merchant charge card processing fees, a program which has been discontinued, declined $249,000.


The following table reflects the components of noninterest income for the years ended December 31, 1996 and 1995 (in thousands):


                                                                For the Years Ended December 31,
                                                       -----------------------------------------------
                                                                                             Increase
                                                        1996               1995             (Decrease)
                                                       ------             ------            ----------

Service charges on deposit accounts                    $1,606             $1,395              $  211
Mortgage banking activities                             1,002                124                 878
Loan fee income                                           604                277                 327
Gain on sale of ORE held for investment                 1,207                  -               1,207
Net gains on sale of investments                          370                 27                 343
Merchant charge card processing fees                        1                250                (249)
Other income                                              826                678                 148
                                                       ------             ------              ------
Total noninterest income                               $5,616             $2,751              $2,865
                                                       ======             ======              ======


The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities for the years ended December 31, 1996 and 1995 (in thousands):


                                                                  Years Ended December 31,
                                        --------------------------------------------------------------------------
                                                        1996                                     1995
                                        -----------------------------------      ---------------------------------

                                         Average                    Average      Average                  Average
                                         Balance      Interest       Rate        Balance      Interest     Rate
                                         -------      --------       ----        -------      --------     ----
Summary of Average Rates
------------------------
Interest earning assets:
  Loans, net                             $704,919     $ 62,244       8.78%       $604,535     $ 52,389     8.65%
  Investment securities                    25,905        1,413       5.46          31,042        1,431     4.60
  Mortgage backed securities               20,494        1,325       6.46          13,515          827     6.12
  Interest bearing deposits in banks           79            2       2.91             290           17     5.82
  FHLB stock                                4,548          330       7.26           3,126          231     7.40
  Federal funds sold                       30,188        1,633       5.32          49,978        2,968     5.86
                                         --------     --------                   --------     --------
  Total interest-earning assets           786,133       66,947       8.46         702,486       57,863     8.21
  Non interest-earning assets              46,343                                  45,556
                                         --------                                --------
  Total assets                           $832,476                                $748,042
                                         ========                                ========
Interest-bearing liabilities:
  Interest checking                      $ 80,442          944       1.17        $ 67,005        1,081     1.61
  Savings                                 170,100        7,281       4.28          90,904        3,281     5.57
  Money market                             37,778          809       2.14          58,862        1,735     2.94
  Time deposits                           433,860       23,392       5.39         439,824       23,777     5.41
  FHLB advances                               956           52       5.21               -            -     -
  Other borrowings                          8,884          448       4.95           3,304          127     3.85
                                         --------     --------                   --------     --------
  Total interest-bearing liabilities      732,020       32,926       4.50         659,899       30,001     4.55
                                                                                              --------
  Non interest-bearing liabilities         48,821                                  45,285
  Stockholders' equity                     51,635                                  42,858
                                         --------                                --------
  Total liabilities and equity           $832,476                                $748,042
                                         ========                                ========
Net interest income
  /net interest spread                                $ 34,021       3.96%                    $ 27,862     3.66%
                                                      ========       ====                     ========     ====
Net interest margin                                                  4.28%                                 3.94%
                                                                     ====                                  ====

                                                       Increase (Decrease) Due to (1)
                                                       ------------------------------
Changes in Net Interest Income                           Volume            Rate               Total
------------------------------                           ------            ----               -----
Interest earning assets:
  Loans, net                                             $ 8,108         $ 1,747             $ 9,855
  Investment securities                                      (91)             73                 (18)
  Mortgage backed securities                                 449              49                 498
  Interest bearing deposits in banks                          (9)             (6)                (15)
  FHLB stock                                                 103              (4)                 99
  Federal funds sold                                      (1,091)           (244)             (1,335)
                                                         -------         -------             -------
   Total change in interest income                         7,469           1,615               9,084
Interest-bearing liabilities:
    Interest checking                                        191            (328)               (137)
    Savings                                                3,738             262               4,000
    Money market                                            (530)           (396)               (926)
    Time deposits                                           (173)           (212)               (385)
    FHLB advances                                             52               -                  52
    Other borrowings                                         248              73                 321
                                                         -------         -------             -------
    Total change in interest expense                       3,526            (601)              2,925
                                                         -------         -------             -------
Increase (decrease) in net interest income               $ 3,943         $ 2,216             $ 6,159
                                                         =======         =======             =======



-----------------------
(1) Changes in net interest income due to changes in volume and rate are based on absolute values.

NONINTEREST EXPENSE


Total noninterest expenses for 1996 were $31.8 million compared to $22.9 million for the same period in 1995, an increase of $9.0 million. Noninterest expenses for 1996 include a $2.5 million charge for the one-time SAIF Special Assessment (See "Business - Supervision and Regulation - Deposit Insurance") and a $1.6 million provision for losses on ORE primarily related in two ORE properties. See "Other Real Estate Acquired through Foreclosure." G&A expenses for 1996, included in the noninterest expense total, were $27.4 million compared to $22.1 million for 1995, an increase of $5.2 million. The increase was primarily the result of expanding Bancshares' mortgage banking activities and related administrative support units.


The following table reflects the components of noninterest expense for the years ended December 31, 1996 and 1995 (in thousands):

                                                               For the Years Ended December 31,
                                                      -----------------------------------------------
                                                                                             Increase
                                                        1996               1995             (Decrease)
                                                       ------             ------            ---------
Salaries and benefits                                 $14,309            $11,251              $3,058
Net occupancy expense                                   4,507              3,211               1,296
Advertising                                               519                439                  80
Data processing fees and services                       1,451              1,152                 299
FDIC and state assessments                                949              1,566                (617)
Other operating expense                                 5,617              4,500               1,117
                                                      -------            -------              ------
G & A expenses                                         27,352             22,119               5,233
SAIF Special Assessment                                 2,539                  -               2,539
Provision for losses on ORE                             1,611                  -               1,611
Other ORE expense (income)                               (172)               289                (461)
Amortization of premium on deposits                       491                450                  41
                                                      -------            -------              ------
Total noninterest expense                             $31,821            $22,858              $8,963
                                                      =======            =======              ======




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                                      93

                      CERTAIN INFORMATION CONCERNING FFO


BUSINESS

FFO

FFO was incorporated in the State of Florida on June 6, 1988. On October 20, 1988, FFO became the unitary savings and loan holding company for First Federal. FFO's operations are limited to ownership of First Federal. As of March 31, 1997, FFO had total assets of $320.0 million, total deposits of $285.7 million, and total stockholders' equity of $20.8 million. FFO's executive office is located at 2013 Live Oak Boulevard, St. Cloud, Florida 34771, and its telephone number is (407) 892-1200.

First Federal

First Federal is a federally chartered savings and loan association which conducts business from its headquarters and main office in Kissimmee, Florida, and ten branch offices located in Central Florida. First Federal was founded in 1934 as a mutual savings and loan association. On October 20, 1988, First Federal converted to a federally chartered stock association. First Federal's deposits are insured by the FDIC through the Savings Association Insurance Fund ("SAIF"). First Federal has one wholly-owned subsidiary, Gulf American Financial Corporation, which is currently inactive.

The principal business of First Federal is to attract deposits, primarily in the form of savings deposits from the general public, and to invest these funds, together with borrowings and other funds, in loans, securities and other investments. Loans are primarily made to enable borrowers to purchase, refinance, construct or improve residential and other real estate and are secured by mortgages on the real estate. Funds are also provided for the operations of First Federal through proceeds from the sale of loans, repayment of outstanding loans, proceeds from the sale and maturity of securities, and borrowings from the Federal Home Loan Bank ("FHLB") of Atlanta. First Federal's operating results depend substantially on (i) net interest income (the difference between its interest income and interest expense), (ii) provisions for losses on loans and foreclosed real estate, (iii) noninterest income, (iv) noninterest expenses and (v) income taxes. Net interest income is determined primarily by interest rate spread and the relative amounts of interest-earning assets (primarily loans, securities and other investments) and interest-bearing liabilities (primarily deposits and borrowings).

LENDING ACTIVITIES

General

At March 31, 1997, FFO's loans held for sale and net loan portfolio totaled $220.5 million, representing approximately 68.9% of its $320.0 million of total assets at that date. The principal categories of loans include conventional residential mortgage loans, multifamily residential loans, nonresidential real estate loans, loans which are insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Department of Veterans Affairs ("VA"), residential construction loans, SBA-guaranteed loans, and consumer loans.

As a federally chartered savings and loan association, First Federal has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide lending authority, substantially all of the mortgage loans in First Federal's portfolio are secured by properties located in Florida, with the majority of such loans secured by property located in Osceola, Brevard, and Orange Counties, Florida. Moreover, substantially all of First Federal's nonmortgage loan portfolio consists of loans made to residents and businesses located in Florida.

First Federal is permitted by law to invest without limitation in residential mortgage loans and invest up to 400% of its total capital in loans secured by nonresidential real estate. First Federal may also invest in secured and unsecured consumer loans in an amount not to exceed 35% of First Federal's total assets; however, such 35% limit may be exceeded for certain types of consumer loans such as home equity, property improvement, mobile home loans and education loans. In addition, First Federal may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes.


From time to time, First Federal engages in loan participation transactions with other financial institutions. As a part of such participation activity, First Federal may participate loans to, or otherwise participate in loans from, Republic. Mr. William R. Hough (a director and principal stockholder of FFO) is a director of Bancshares and Republic and is Bancshares' principal stockholder. Mr. Alfred T. May (Chairman of the Board of FFO and First Federal) is a director of Bancshares and Republic.








                  [Balance of page intentionally left blank]

Loan Portfolio Composition

The following table sets forth the composition of FFO's loan portfolio at the dates indicated (in thousands):



                                 March 31,                                 December 31,
                                 ---------          -----------------------------------------------------------
                                   1997                     1996            1995                    1994
                                   ----                     ----            ----                    ----
                                        % of                % of                  % of                    % of
                              Amount   Total        Amount  Total      Amount    Total       Amount       Total
                              ------   -----        ------  -----      ------    -----       ------       -----
First mortgage loans:

Conventional 1-4 family
 residential (1)             $125,621  53.86%       $112,827  50.05%   $ 78,680   45.37%     $ 56,039     32.94%
FHA and VA                      9,829   4.21          10,131   4.49      11,529    6.65         9,698      5.70
Multifamily residential        19,629   8.42          19,778   8.77      18,576   10.71        45,700     26.86
Land                            9,678   4.15           8,279   3.67       6,476    3.74         6,397      3.76
Other nonresidential           33,537  14.38          34,138  15.15      26,927   15.53        26,789     15.74
Construction residential        7,725   3.31          14,166   6.28      10,288    5.93         9,469      5.56
Construction nonresidential       543   0.23             990   0.44          --      --            --        --
                             -------- ------        -------- ------    --------  ------      --------    ------
Total mortgage loans          206,562  88.56         200,309  88.85     152,476   87.93       154,092     90.56
                             -------- ------        -------- ------    --------  ------      --------    ------

Deposit account loans             892   0.38             957    .42         868     .50           882       .52
Credit cards                      477   0.20             594    .26       2,637    1.52         4,085      2.40
Consumer loans                 22,250   9.54          20,537   9.12      13,717    7.91         5,757      3.38
SBA loans (2)                   3,012   1.29           3,009   1.33       3,633    2.10         5,226      3.08
Home improvement loans             52   0.02              55    .02          76     .04           102       .06
                             -------- ------        -------- ------    --------  ------      --------    ------
Total other loans              26,683  11.44          25,152  11.15      20,931   12.07        16,052      9.44
                             -------- ------        -------- ------    --------  ------      --------    ------

Total loans                   233,245 100.00%        225,461 100.00%    173,407  100.00%      170,144    100.00%
                             -------- ======        -------  ======    -------   ======      --------    ======

Deduct:
Loans in process               11,714                 10,824              6,880                 5,549
Deferred origination fees
 and deferred gains on
 sale of SBA loans                 26                     19                199                   326
Allowance for loan losses       5,579                  5,613              5,138                 8,207
                             --------               --------           --------              --------

Total deductions               17,319                 16,456             12,217                14,082
                             --------               --------           --------              --------

Loans receivable - net       $215,926               $209,005           $161,190              $156,062
                             ========               ========           ========              ========



(1) Excludes $4.0 million, $9.9 million, $22.2 million and $6.6 million in loans held for sale as of March 31, 1997, December 31, 1996, 1995 and 1994, respectively.

(2)   Excludes $625,000, $600,000, $600,000 and $1.3 million in loans held for sale as of March 31, 1997, December 31, 1996, 1995 and 1994, respectively.

Loan Portfolio Composition (con't)                                   December 31,
----------------------------------            -------------------------------------------------------
                                                        1993                             1992
                                                        ----                             ----
                                                              %  of                             % of
                                                Amount        Total              Amount         Total
                                                ------        -----              ------         -----
First mortgage loans:
Conventional 1-4 family
 residential (1)                              $ 53,208       32.39%            $ 28,055         15.71%
FHA and VA                                       8,013        4.88               16,563          9.27
Multifamily residential                         48,614       29.60               54,554         30.54
Land                                             7,776        4.73               14,442          8.08
Other nonresidential                            28,644       17.44               38,008         21.28
Construction residential                         2,081        1.27                6,926          3.88
                                              --------      ------             --------        ------

Total mortgage loans                           148,336       90.31              158,548         88.76
                                              --------      ------             --------        ------

Deposit account loans                            1,061         .65                1,359           .76
Credit cards                                     4,894        2.98                5,788          3.24
Consumer loans                                   2,719        1.65                6,529          3.66
SBA loans (2)                                    7,119        4.33                6,124          3.43
Home improvement loans                             132         .08                  272           .15
                                              --------      ------             --------        ------
Total other loans                               15,925        9.69               20,072         11.24
                                              --------      ------             --------        ------

Total loans                                    164,261      100.00%             178,620        100.00%
                                              --------      ======             --------        ======

Deduct:
Loans in process                                   656                            2,310
Deferred origination fees
 and deferred gains on
 sale of SBA loans                                 488                            1,326
Allowance for loan losses                        9,333                            6,427
                                              --------                         --------

Total deductions                                10,477                           10,063
                                              --------                         --------

Loans receivable - net                        $153,784                         $168,557
                                              ========                         ========



(1) Excludes $9.5 million and $59.9 million in loans held for sale as of December 31, 1993 and 1992, respectively.
(2) Excludes $1.8 million and $2.8 million in loans held for sale as of December 31, 1993 and 1992, respectively.

Origination and Sale of Loans

Applications for all types of loans are taken at First Federal's branch offices. Residential loan applications are primarily attributable to referrals from builders and real estate brokers, existing customers and, to a lesser extent, walk-in customers. Consumer loans are primarily obtained through existing customers.

Applications are obtained by full-time employees located at First Federal's branch offices. Mortgage loan applications are processed, and all underwriting is done at First Federal's main office or its loan production office in Maitland, Florida. First Federal believes that its centralized approach to approving loan applications allows it to process and approve applications faster and with greater efficiency.

First Federal has established various levels of review and approval of loans. Under current loan policies, most first mortgage loans are approved by certain designated officers or First Federal's underwriter. Mortgage loans on commercial real estate, nonconforming residential loans, loans to employees, and loans to a single borrower of $500,000 or more (individually or in the aggregate) require approval by the Loan Committee of the Board of Directors. Consumer loans may be approved by certain designated officers up to $50,000 secured and $15,000 unsecured. Consumer loans in excess of these amounts require approval by the Board of Directors' Loan Committee.

Substantially all of First Federal's nonconstruction one-to-four family residential first mortgage loans are originated under terms and conditions which will facilitate their sale in the secondary mortgage market. In recent years, First Federal has sold a portion of the fixed-rate residential loans in the portfolio while retaining the servicing of such loans. In recent years First Federal has sold substantially all non-construction fixed-rate one-to-four family residential loans originated to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), and other institutional purchasers. Generally, such loans are sold as whole loans or through securitization. Although such sales have in the past consisted primarily of fixed-rate loans, First Federal has on occasion sold adjustable-rate loans ("ARMs"). Such loan sales are intended to increase First Federal's noninterest income and assist First Federal in better matching the maturities and interest-rate sensitivity of its assets and liabilities. As of March 31, 1997, First Federal had $4.1 million in fixed-rate one-to-four family first mortgage loans held for sale and $625,000 in SBA loans held for sale.


FFO's loan originations increased in 1996 compared to prior periods primarily due to increased loan demand. In addition, First Federal continued to increase its holdings of fixed-rate residential mortgages to increase the amount of its interest-earning assets. During the fourth quarter of 1993, in consideration of the decision to hold increased levels of fixed-rate loans in its portfolio, the level of residential origination volumes, and a capital infusion of $5.2 million in September 1993, FFO modified its policy regarding residential loans held-for-sale. Prior thereto, FFO included all permanent fixed-rate one-to-four family residential loans (regardless of the date of origination) in the held-for-sale portfolio. The possibility that such loans could be sold provided an additional alternative for FFO to increase its capital. Since the infusion of the $5.2 million in additional capital in September 1993 and in order to reflect its intent to increase total interest-earning assets, FFO modified its policy such that only loans originated within the past 12 months are classified as held-for-sale. With regard to the decision to increase holdings of fixed-rate residential mortgages, although such fixed-rate loans in general tend to increase an institution's sensitivity to interest rate risk, FFO anticipates that the increase in the level of fixed-rate loans held will result in a more balanced overall interest rate sensitivity for First Federal.


As of March 31, 1997, First Federal serviced $100.8 million of loans for others. First Federal's portfolio of loans serviced for others generally consists of loans on one-to-four family residential properties located in the State of Florida that have been sold to FHLMC, FNMA, and other institutional lenders, and loans made on various types of commercial properties located throughout the southeastern United States that are partially guaranteed by the SBA. None of the loans were sold with recourse to First Federal.

The following table shows total loans originated, sold and repaid (including loans held for sale) during the three months ended March 31, 1997 and each of the years in the three year period ended December 31, 1996 (in thousands).

                                                           MARCH 31,                    DECEMBER 31,
                                                           --------      ---------------------------------------
                                                             1997           1996            1995            1994
                                                             ----           ----            ----            ----


     Originations:
         Residential real estate loans                    $ 9,528        $ 92,680        $ 63,807       $ 31,867
         Nonresidential real estate loans                   1,834           7,675           6,745          3,858
         Consumer and other loans                           5,141          11,998          11,328          5,273
                                                          -------        --------        --------       --------

              Total loans originated                       16,503         112,353          81,880         40,998
                                                          -------        --------        --------       --------

     Sales and principal reductions:
         Loans sold                                        (5,233)        (26,405)         (8,919)       (10,008)
         Loan principal reductions                         (3,486)        (33,894)        (52,408)       (30,978)
                                                          -------        --------        --------       --------

              Total loans sold and
                  principal reductions                     (8,719)        (60,299)        (61,327)       (40,986)
                                                          -------        --------        --------       --------

     Increase in loans receivable
         (before net items)                               $ 7,784        $ 52,054        $ 20,553       $     12
                                                          =======        ========        ========       ========

Residential Real Estate Loans

Historically, savings institutions such as First Federal have concentrated their lending activities on the origination of permanent loans secured primarily by first mortgage liens on existing residential real estate. At March 31, 1997, $155.1 million or 66.5% of FFO's total loan portfolio consisted of such loans. Of this amount, $135.4 million consisted of one-to-four family residential loans (excluding $4.0 million which were deemed held for sale at such date) and $19.6 million consisted of multifamily residential loans.

Residential ARMs currently originated by First Federal have up to 30-year terms and an interest rate which adjusts annually based upon changes in an index, plus a margin. Such indices are based on the weekly average yield of the one-year, three-year, or five-year U.S. Treasury securities adjusted to a constant maturity, as made available by the Federal Reserve Board. There is generally a 1% to 2% cap on any increase or decrease in the interest rate per annum, and there is generally a limit of 4% to 6% on the amount that the interest rate can adjust over the life of the loan. Although First Federal generally offers discounts of 1% to 3% on the interest rate on its ARMs during the first year of the mortgage loan for competitive reasons, First Federal determines a borrower's ability to pay at the higher of 200 basis points above the initial interest rate or a minimum of 7.00%.

ARMs decrease the risks associated with changes in interest rates, but involve other risks because as interest rates increase the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates.

First Federal continues to originate fixed-rate residential mortgage loans with terms up to 30 years in order to provide a full range of products to its customers. Substantially all such loans are originated under terms, conditions and documentation which make them eligible for sale to FHLMC, FNMA and other secondary market investors. Although these loans generally provide for repayments of principal over a fixed period of 15 to 30 years, it has been First Federal's experience that because of prepayments and due-on-sale clauses, such loans generally remain outstanding for a substantially shorter period of time.

Multifamily real estate loans totaled $19.6 million or 8.42% of First Federal's total loan portfolio at March 31, 1997. These loans possess a greater risk of collectibility compared with one-to-four family residential property lending due to the higher loan amounts relative to the number of borrowers, and the dependency on income production of the real estate. These loans generally are more costly to resolve or work out than one-to-four family loans. The payments experienced on such loans also are typically dependent on the successful operation of the real estate project. Further, multifamily loans can be significantly impacted by supply and demand conditions in the market, and as such, may be subject to a greater extent to adverse conditions in the general economy. To minimize these risks, First Federal generally originates multifamily loans of no more than $500,000 secured by property in its primary market area. In addition, First Federal examines whether the property securing the loan will generate sufficient cash flow to adequately cover operating expenses and debt service payments. Permanent multifamily residential real estate loans currently are made at a loan-to-value ratio of 75% or less.

FHA and VA Lending

In early 1991, First Federal began to originate single-family loans made pursuant to the FHA insurance programs under the National Housing Act, and loans made pursuant to the VA program under the Serviceman's Loan Guaranty Readjustment Act of 1944. First Federal originated an aggregate of $7.4 million and $10.4 million of FHA and VA loans during 1996 and 1995, respectively. The addition of these single-family lending programs has enabled First Federal to continue to expand the product range offered to its customers. Substantially all of such loans originated are sold in the secondary market.

Nonresidential Real Estate Loans

Nonresidential real estate loans originated by First Federal are primarily secured by strip shopping centers, office buildings, unimproved land and building lots, warehouses, hotel/motel properties and churches located within First Federal's primary market area. Although terms are determined and may vary on a case-by-case basis, nonresidential real estate loans secured by existing properties generally have amortization schedules of 25 to 30 years, but require a balloon payment after either three or five years and may have either fixed or adjustable interest rates.

Nonresidential real estate lending is generally considered to involve a higher level of risk than single-family residential lending due to the concentration of principal in a limited number of loans and borrowers, and the dependency on income production or future development of the real estate. The nature of these loans is also such that they are generally more difficult to evaluate and monitor, and are more costly to resolve or work out than residential real estate loans. Nonresidential loans amounted to $33.5 million or 14.4% of First Federal's total loan portfolio at March 31, 1997.

Construction Loans

Construction loans for the construction of single-family residential properties amounted to $7.7 million or 3.31% of First Federal's total loan portfolio at March 31, 1997. First Federal has historically provided fixed-rate and adjustable-rate residential construction loans primarily to selected local developers with whom First Federal is familiar and who have a record of successfully completing projects and, to a lesser extent, to individuals building their primary or secondary residence. Generally, loans to both individuals and developers are made with terms of six to eighteen months, depending on the magnitude of the project. With respect to individuals, the construction loan is generally made in connection with the granting of the permanent financing on the property. Such loans convert to permanent loans at maturity or upon completion of construction, whichever occurs first.

First Federal offers adjustable-rate loans with terms of up to 18 months for the construction of commercial properties such as office buildings and shopping centers. Advances on these loans are generally made on a percentage of completion basis, usually consisting of four or more draws. Such construction loans totaled $543,000 at March 31, 1997.

Construction loans afford First Federal the opportunity to increase the interest rate sensitivity of its loan portfolio and, with respect to nonresidential properties, to receive higher yields than those obtainable on single-family residential loans. These higher yields correspond to the higher risks associated with construction loans.

Construction lending (especially commercial construction lending) is generally considered to involve a higher degree of risk than long-term financing on improved, owner-occupied real estate. Risk of loss on construction loans is dependent largely upon the accuracy of the initial appraisal of the property's projected value at completion of construction as well as the estimated cost of construction, including interest. During the construction phase, a number of factors could result in delays and cost overruns. If either estimate proves to be inaccurate and the borrower is unable to provide additional funds, the lender may be required to advance funds beyond the amount originally committed to permit completion of the project and/or be confronted at the maturity of the construction loan with a project whose value is insufficient to assure full payment.

SBA-guaranteed Loans

At March 31, 1997, SBA loans amounted to $3.0 million or 1.29% of total loans (excluding $625,000 of SBA loans deemed held for sale at such date). First Federal may continue to originate, on a limited basis, SBA loans.

Consumer and Other Loans

First Federal offers certain types of consumer loans in order to provide a full range of financial services to its customers. Consumer and other loans, which totaled $4.4 million or 1.9% of total loans at March 31, 1997, generally have shorter terms and higher interest rates than mortgage loans and generally involve more risk than single-family residential mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral.

The consumer and other loans offered by First Federal include credit cards, loans for the purchase of both new and used automobiles and boats, deposit account loans, home improvement and home equity loans. First Federal also makes unsecured consumer loans to individuals who are established customers of the Association. Credit lines are also offered on a secured (usually by real estate) basis.

Regulatory Requirements and Underwriting Policies

Under Federal regulations, First Federal was prohibited, after August 9, 1989, from making real estate loans to one borrower including related entities in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $500,000. This 15% limitation resulted in a dollar limitation of approximately $3.3 million at March 31, 1997. As of such date, First Federal had three borrowers whose total indebtedness exceeded that limit. While First Federal is not required to reduce or divest the loans because they existed on August 9, 1989, First Federal is unable to extend additional credit to these borrowers, and will have very limited authority to amend or modify the existing terms on these loans. As of March 31, 1997, loans to First Federal's three largest borrowers and related entities amounted to $5.0 million, $4.9 million and $3.7 million. The $5.0 million group of loans consists of two loans secured by multifamily properties located in Central Florida. The $4.9 million consists of one loan on a multifamily property located in Central Florida. The $3.7 million group of loans consists of two loans for warehouse and office space in Central Florida. All such loans are performing in accordance with their current contracts.

First Federal is permitted to lend up to 100% of the appraised value of the real property securing a loan; however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, First Federal is required by federal regulation to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80% of the appraised value of the secured property. Pursuant to underwriting guidelines adopted by the Board of Directors, private mortgage insurance must be obtained on residential loans for which loan-to-value ratios exceed 80%. First Federal generally lends up to 95% of the appraised value of one-to-four family, owner-occupied residential dwellings when the required private mortgage insurance is obtained. With respect to construction loans for owner-occupied properties made in connection with permanent financing, First Federal generally lends up to 95% of the appraised value (as completed). For residential construction loans issued to developers, the loan-to-value ratio is limited to 75%. While no statutory requirements are set out for SBA loan collateral, most of First Federal's SBA loans are secured by real estate.

All financial institutions are required to adopt and maintain comprehensive written real estate lending policies consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by the Federal banking agencies, including the OTS, in December 1992 ("Guidelines"). The Guidelines set forth uniform regulations prescribing standards for real estate lending. Real estate lending is defined as extensions of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property.

The policies must address certain lending considerations set forth in the Guidelines, including loan-to-value ("LTV") limits, loan administration procedures, underwriting standards, portfolio diversification standards, and documentation, approval and reporting requirements. These policies must also be appropriate to the size of the institution and the nature and scope of its operations, and must be reviewed and approved by the institution's board of directors at least annually. The LTV ratio framework, with a LTV ratio being the total amount of credit to be extended divided by the appraised value of the property at the time the credit is originated, must be established for each category of real estate loans. If not a first lien, the lender must combine all senior liens when calculating this ratio. The Guidelines, among other things, establish the following supervisory LTV limits: raw land (65%); land development (75%); construction (commercial, multifamily and nonresidential) (80%); improved property (85%); and one-to-four family residential (owner occupied) (no maximum ratio; however the Guidelines state that any LTV ratio in excess of 90% should require appropriate insurance or readily marketable collateral).

Certain institutions can make real estate loans that do not conform with the established LTV ratio limits up to 100% of the institution's total capital. Within this aggregate limit, total loans for all commercial, agricultural, multifamily and other non one-to-four family residential properties should not exceed 30% of total capital. An institution will come under increased supervisory scrutiny as the total of such loans approaches these levels. Certain loans are exempt from the LTV ratios (e.g. those guaranteed by a government agency, loans to facilitate the sale of real estate owned and loans renewed, refinanced or restructured by the original lender(s) to the same borrower(s) where there is no advancement of new funds, etc.).

All of First Federal's lending is subject to its written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by First Federal's Board of Directors. In the loan approval process, First Federal assesses both the borrower's ability to repay the loan and the adequacy of the proposed security. In connection therewith, First Federal requires an appraisal of the secured property and information concerning the income, financial condition, employment and credit history of the applicant. Loans must be approved at various management levels, including by the Loan Committee and the Board of Directors of the Association, depending on the amount and type of the loan. Commercial construction loans and commercial real estate loans as well as SBA loans are also evaluated based on debt service coverage provided by existing or projected cash flows.

First Federal requires title insurance insuring the priority of its lien, as well as fire and extended coverage casualty insurance in order to protect the developed properties securing its real estate loans. Borrowers must also obtain flood insurance coverage when the property is in a flood plain as designated by the Department of Housing and Urban Development. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage loan account from which First Federal makes disbursements for items such as real estate taxes and hazard insurance premiums as they become due.

Loan Fee Income

In addition to interest earned on loans, First Federal receives income from fees in connection with loan originations, loan modifications, late payments, prepayments and for miscellaneous services related to its loans. Income from such activities varies with the volume and type of loans made as well as competitive conditions.

First Federal charges loan origination fees which are calculated as a percentage of the amount borrowed. Loan origination fees generally amount to 1% to 2% of the amount borrowed in the case of a mortgage loan. Loan origination fees are not obtained in connection with consumer loans.

First Federal accounts for loan fees in accordance with Statement of Financial Accounting Standards No. 91 ("SFAS 91"), "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."SFAS 91" requires that loan fees, net of certain specific incremental direct loan origination costs, be deferred and accreted into income over the life of each loan as a yield adjustment. However, upon sale of a loan, the deferred fees related thereto are recognized into income.

Nonperforming Loans and Foreclosed Real Estate

When a borrower fails to make a required payment on a loan, First Federal attempts to cure the deficiency by contacting the borrower and seeking payment. Initial contact is generally made on the fifteenth day after a payment is due. If a delinquency extends beyond 30 days, the loan and payment history is reviewed and measures may be instituted to remedy the default. While First Federal generally prefers to work with borrowers to resolve such problems, it does institute foreclosure and other proceedings, including deed in lieu of foreclosure, as necessary, to minimize any potential loss. Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. First Federal generally does not accrue interest on loans more than 90 days past due unless the estimated fair value of the collateral and active collection efforts ensure full recovery.

Property acquired by First Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate ("REO"). When a property interest is acquired, it is recorded at the lower of fair value (less estimated selling costs) or the principal balance of the related loan on the property at the date of acquisition. Costs incurred for the improvement or development of such property are capitalized, while costs relating to holding the property are charged to operations.


                   [Balance of page intentionally left blank]

The following table sets forth information regarding nonaccrual loans, loans which were 90 days or more delinquent but on which First Federal was accruing interest, loans which have been restructured due to financial difficulties with the borrowers, and foreclosed real estate held by First Federal as of each of the dates shown (dollars in thousands):



                                        At March 31,                  At December 31,
                                        ------------   -------------------------------------------------
                                            1997       1996       1995       1994       1993      1992
                                            ----       ----       ----       ----       ----      ------
Nonperforming loans:
   Non accrual loans:
     Single family residential             $ 1,644    $2,080    $   887    $   371    $ 1,293    $ 1,541
     Multifamily residential                    --        --         --         --        470     12,402
     Improved and unimproved land              544       544        414        214         --        211
     Commercial real estate                  1,673     1,434        623      2,178        305      1,015
     SBA loans                                  --        --        751        588        382         66
     Consumer loans                             --        --         --         12        143        134
                                           -------    ------    -------    -------    -------    -------
       Total                                 3,861     4,058      2,675      3,363      2,593     15,369
                                           -------    ------    -------    -------    -------    -------

Accruing loans 90 days or more past due:
     SBA loans                                  --        --         --         --         --      1,290
                                           -------    ------    -------    -------    -------    -------
       Total                                    --        --         --         --         --      1,290
                                           -------    ------    -------    -------    -------    -------

Troubled debt restructured:
   Multifamily residential                   4,854     4,862      4,890     10,424     10,823     11,220
   Construction properties and
     improved and unimproved land               --        --         --         --         --         --
                                           -------    ------    -------    -------    -------    -------
       Total                                 4,854     4,862      4,890     10,424     10,823     11,220
                                           -------    ------    -------    -------    -------    -------

       Total nonperforming loans             8,715     8,920      7,565     13,787     13,416     27,879

Foreclosed real estate:
   Single family residential                   688        57         38         86      1,687      2,706
   Multifamily residential                      --        --      2,651         --         --         --
   Improved and unimproved land                900       900      1,278      6,171      4,561     10,144
   Commercial real estate                       --        --        515      2,255      7,799      3,882
   SBA loans                                    --        --         --        415      1,237      9,008
                                           -------    ------    -------    -------    -------    -------
     Total foreclosed real estate            1,588       957      4,482      8,927     15,284     25,740
                                           -------    ------    -------    -------    -------    -------

     Total nonperforming assets            $10,303    $9,877    $12,047    $22,714    $28,700    $53,619
                                           =======    ======    =======    =======    =======    =======

Nonperforming assets to
 total assets                                 3.22%     3.12%      4.00%      8.96%     11.51%     17.36%

Allowance for loan losses                    5,579     5,613      5,138      8,207      9,333      6,427
Allowance for losses on
   foreclosed real estate                      163       158      1,124      2,873         62      1,470
                                           -------    ------    -------    -------    -------    -------

     Total allowance for losses            $ 5,742    $5,771    $ 6,262    $11,080    $ 9,395    $ 7,897
                                           =======    ======    =======    =======    =======    =======

Total allowance for losses as a
   percentage of total
   nonperforming assets                      55.74%    58.43%     51.98%     48.78%     32.74%     14.73%

Allowance for loan losses as a
   percentage of nonperforming loans         64.02%    62.93%     67.92%     59.53%     69.57%     23.05%



During the three months ended March 31, 1997 and the years ended December 31, 1996, 1995, and 1994, interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below (in thousands):



                                                Three Months Ended
                                                      March 31,        Years Ended December 31,
                                                ------------------    ---------------------------
                                                       1997            1996         1995     1994
                                                       ----            ----         ----     ---

Interest income that would have been recorded         $ 211            $ 863        $ 742    $971
Interest income recognized                              (85)            (342)        (383)
                                                      -----            -----        -----    ----

Interest income foregone                              $ 126            $ 523        $ 400    $588
                                                      =====            =====        =====    ====


At March 31, 1997, loans on nonaccrual status totaled $3.9 million, including 11 commercial loans totaling $1.7 million and 19 single family residential loans totaling $1.6 million. During the first quarter of 1997 and the full year of 1996, approximately $505,000 and $523,000, respectively, in interest income would have been recorded on loans accounted for on a nonaccrual basis and troubled debt restructurings if each loan had been current in accordance with its original contract and had been outstanding throughout the period. These amounts were not included in the FFO's interest income in the respective periods. There were no loans which were 90 or more days past due and continued to accrue interest at March 31, 1997.

At March 31, 1997, First Federal's troubled debt restructurings totaled $4.9 million and consisted of one multifamily real estate loan. The loan is collateralized by a 172-unit apartment complex located in Seminole County, Florida. The apartment complex was appraised for $6.4 million as of the most recent appraisal in 1988. During December 1992, while the loan was delinquent, First Federal allowed it to be assumed by a nonprofit organization, and reduced the interest rate from 10.75% to 7.0%. Under the restructured terms, the loan requires monthly principal and interest payments of approximately $31,000 plus a balloon payment of $4,361,000 in December 2007. First Federal retained the personal guarantees of two individuals who executed the note at the time of origination. Subsequent to the date of modification, the loan has performed in accordance with the restructured terms of the contract. In conjunction with the quarterly evaluation of the reasonableness of the carrying value of this property, management has considered, among other factors, the appraisal of the property performed in 1988, the indicated valuation of the property by the nonprofit organization which assumed the loan in 1992, the location of the property and management's assessment of the current real estate valuation of similar properties in the local real estate market, management's assessment of the cash flow generated by the collateral property based on current operating information provided by the borrower, and management's assessment of the financial capacity of the two individuals whose personal guarantees also secure the loan.

Foreclosed real estate includes property acquired by foreclosure or deed in lieu of foreclosure. Total foreclosed real estate decreased from $8.9 million at December 31, 1994 to $1.6 million at March 31, 1997. The decreases were due to sales of foreclosed real estate properties, partially offset by foreclosures and transfers to foreclosed real estate.

As of March 31, 1997, FFO had nine single family residences in its inventory of foreclosed real estate totaling $688,000. Also included in foreclosed real estate at March 31, 1997 was one parcel of developed commercial property with an approximate area of seven acres, which totaled approximately $900,000.

When a loan is transferred to foreclosed real estate, a new appraisal of the underlying property is ordered. First Federal calculates the estimated fair value of the collateral (that is, the proceeds anticipated from the sale of the collateral, less estimated selling costs), and the asset is carried at the lower of the balance of the loan transferred or the estimated fair value. While the property is held, management evaluates on at least a quarterly basis whether the estimated fair value should be adjusted due to changes in the real estate market or other factors which may in the opinion of management affect the ultimate sales price. Such evaluation may consider, among other things, current operating information available on the properties, changes in the disposition or marketing plan of individual properties, and changes in management's assessment of local real estate market values. If the revised fair value is below the current carrying value of the property, the carrying value is adjusted by a charge to earnings, and a corresponding increase in the allowance for losses on real estate owned. First Federal does not generally update the appraisal unless requested by the regulatory authorities or unless management otherwise believes that an updated appraisal would be beneficial in assisting it in evaluating fair value. First Federal's practice of not updating appraisals on a more frequent periodic basis may increase the risk that First Federal will experience delays or discrepancies in recognizing and providing for adverse changes in the valuation of its foreclosed real estate or other nonperforming assets. The adjustments, if any, required upon the receipt of updated appraisals could have a material adverse effect on the results of operations and financial and capital positions of the Company.

As to new loans, current appraisals are ordered for all real estate mortgages at the time of loan submission. Otherwise, First Federal does not generally order an updated appraisal unless the loan has a call or a balloon provision, in which case a new appraisal may be requested prior to reviewing the renewal, depending upon the type of property, its location and physical condition.

Allowance for Losses on Loans and Foreclosed Real Estate


It is First Federal's policy to establish and maintain adequate reserves for losses on loans and foreclosed real estate. At March 31, 1997, First Federal had reserves for losses on loans and foreclosed real estate amounting to $5.7 million. The management of First Federal periodically reviews the adequacy of the allowance for losses on loans and foreclosed real estate. Such review includes an analysis of First Federal's historical experience, the volume and type of lending conducted by First Federal, industry standards, the status of past due principal and interest payments, directives of the OTS, general economic conditions, particularly as they relate to First Federal's market area, the credit condition of the borrowers, current fair market values of collateral and foreclosed real estate and other factors related to the collectibility of First Federal's loan portfolio.


Pursuant to applicable regulations, the OTS and the FDIC have the authority to require First Federal to increase its loss allowances if either agency determines that the allowances are inadequate. The estimation of appropriate levels of loss allowances is a process that involves a high degree of subjectivity, and the regulatory authorities may arrive at conclusions that differ from management's regarding the adequacy of loss allowance levels. Although management believes that First Federal's loss allowances were adequate as of March 31, 1997, FFO is unable to predict whether the FDIC or the OTS will propose that First Federal increase its loss allowances. Future events, such as increased interest rates, a downturn in the Florida economy, or adverse developments with respect to specific loans or other assets could also require adjustments to First Federal's loss allowances. Such adjustments would likely have a material adverse effect on the Company's operating results and could have a material adverse effect on its financial condition.

The following table summarizes activity in First Federal's allowance for loan losses during the three months ended March 31, 1997 and each of the years in the five year period ended December 31, 1996 (dollars in thousands).



                                    At March 31,                              At December 31,
                                    ------------   -----------------------------------------------------------------
                                       1997           1996          1995         1994           1993          1992
                                       ----           ----          ----         ----           ----          ----
Allowance at beginning of year       $   5,613     $   5,138     $   8,207     $   9,333     $   6,427     $   8,296
                                     ---------     ---------     ---------     ---------     ---------     ---------

Charge-offs:
   Single-family residential                --           (36)           --           (25)         (745)       (1,362)
   Multifamily residential                  --            --        (3,147)           --            --          (586)
   Commercial real estate loans             --          (120)           --          (113)         (472)       (1,779)
   SBA loans                                --            --          (442)          (16)         (409)       (5,899)
   Consumer loans                          (38)         (181)           --          (141)         (203)         (258)
   Land                                     --            --            --           (27)         (999)           --
                                     ---------     ---------     ---------     ---------     ---------     ---------
     Total loans charged-off               (38)         (337)       (3,589)         (322)       (2,828)       (9,884)

Recoveries                                   4            30            43            62           927           424
                                     ---------     ---------     ---------     ---------     ---------     ---------

   Net charge-offs                         (34)         (307)       (3,546)         (260)       (1,901)       (9,460)
                                     ---------     ---------     ---------     ---------     ---------     ---------

Reclassification due to adoption
   of SFAS 114 and 118                      --            --            --           537            --            --
Provision (credit) for loan losses
   charged to operations                    --           782           477        (1,403)        4,807         7,591
                                     ---------     ---------     ---------     ---------     ---------     ---------

Allowance at end of year             $   5,579     $   5,613     $   5,138     $   8,207     $   9,333     $   6,427
                                     =========     =========     =========     =========     =========     =========

Average loans outstanding (1)          220,045       206,755       174,203       167,192       217,167       269,082
                                     =========     =========     =========     =========     =========     =========
Net charge-offs to average
   loans outstanding (1)                   .06%          .15%         2.04%          .16%          .88%         3.52%

Period-end total loans (1)             237,884       235,923       196,172       175,619       175,607       241,363
                                     =========     =========     =========     =========     =========     =========
Ratio of allowance to
   period-end loans (1)                   2.35%         2.38%         2.62%         4.67%         5.31%         2.66%



(1)  Includes total loans held for sale


Securities


First Federal invests in mortgage-backed securities which are insured or guaranteed by the Government National Mortgage Association ("GNMA"), FHLMC, and FNMA. Although mortgage-backed securities generally have a lower yield than loans, mortgage-backed securities increase the quality of First Federal's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Association. First Federal also has the authority to invest in various types of investment securities, including U.S. Treasury obligations and securities of various federal agencies, certificates of deposit at insured banks and thrift institutions, bankers' acceptances and federal funds. Subject to various restrictions, federally chartered thrift institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered thrift institution is authorized to make directly. At March 31, 1997 and December 31, 1996, First Federal's securities were classified as either trading, available for sale, or held to maturity, according to management's intent.

The Board of Directors has authorized FFO to purchase and sell, from time to time, securities through third parties including through William R. Hough & Co. ("WRHC"), an investment banking firm headquartered in St. Petersburg, Florida. Mr. Hough (a director and principal shareholder of FFO and Bancshares) is Chairman and principal shareholder of WRHC. During the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, FFO purchased approximately $7.4 million, $53.3 million and $69.5 million, respectively, of securities and sold $0 million, $46.0 million and $19.7 million of securities through WRHC. In connection with such transactions, FFO paid WRHC an aggregate of $9,278, $118,183 and $91,509 in commissions.

The accounting treatment for collateralized mortgage obligations ("CMO") has been the subject of recent discussion among various regulatory agencies and the accounting profession. Certain CMOs are considered to be high risk mortgage derivatives because they have failed the Federal Financial Institutions Examination Council ("FFIEC") low-risk mortgage derivative test. The FFIEC test does not address credit risk, but rather indicates whether a particular CMO has a high level of exposure to interest-rate risk (that is, the security's market value may be particularly sensitive to increases or decreases in market interest rates). If a CMO security is considered to be high-risk, the security cannot be classified as held-to-maturity as the OTS or FDIC can direct that the security be sold. Each of the CMOs purchased by First Federal in 1996 passed the FFIEC test at the date of acquisition and at March 31, 1997. At acquisition, all CMOs were classified as trading securities by the Association.

The following table sets forth the FFO's securities portfolio at March 31, 1997 and December 31, 1996 (in thousands):

                                                       Gross            Gross
                                      Amortized      Unrealized      Unrealized         Fair
                                        Cost          Gains            Losses          Value
                                      ---------      ----------      ----------        -----
TRADING SECURITIES:
March 31, 1997:
 Agency notes and debentures           $  6,001          --           $    (62)      $ 5,939
 Collateralized mortgage-backed
      obligations                         7,280          --                (50)        7,230
                                       --------       -----           --------       -------
                                       $ 13,281          --           $    112       $13,169
                                       ========       =====           ========       =======

December 31, 1996:
 Agency notes and debentures           $  4,000       $  32           $     --       $ 4,032
 Collateralized mortgage-backed
      obligations                         5,554          --                 (6)        5,548
                                       --------       -----           --------       -------
                                       $  9,554       $  32           $     (6)      $ 9,580
                                       ========       =====           ========       =======

SECURITIES AVAILABLE FOR SALE:
March 31, 1997 -
 Mortgage-backed securities              43,952          --               (239)       43,713
                                       ========       =====           ========       =======

December 31, 1996 -
 Mortgage-backed securities            $ 41,455       $ 108           $   (118)      $41,445
                                       ========       =====           ========       =======

SECURITIES HELD TO MATURITY:
March 31, 1997 -
 Mortgage-backed securities            $ 14,702       $  66           $     --       $14,768
                                       ========       =====           ========       =======

December 31, 1996 -
 Mortgage-backed securities            $ 15,343       $ 218           $    (47)      $15,514
                                       ========       =====           ========       =======


The scheduled maturities of securities (other than mortgage-backed securities) at March 31, 1997 were as follows (in thousands):

                                                                TRADING
                                                         ----------------------
                                                         AMORTIZED      MARKET
                                                            COST        VALUE
                                                         ---------      ------

      Due from five years to ten years                    $ 6,001       $ 5,939
                                                          =======       =======


SOURCES OF FUNDS

Deposits obtained through First Federal's branch offices have traditionally been the principal source of First Federal's funds for use in lending and for other general business purposes. To a lesser extent, First Federal also derives funds from amortization and prepayments of outstanding loans, sales of securities and loans, and borrowings from the FHLB of Atlanta.

Deposits

First Federal currently offers deposit products including passbook and statement savings and club accounts, demand accounts, NOW accounts and certificates of deposit ranging in terms from three months to ten years. Included among these deposit products are Individual Retirement Account ("IRA") certificates. Substantially all of First Federal's deposits are obtained from individual and business residents of the State of Florida. The principal methods used by First Federal to attract deposits include offering a wide variety of products and services, competitive interest rates and convenient office locations and hours. First Federal is a member of the HONOR and CIRRUS networks and currently operates automatic teller machines at all 11 of its offices, as well as one off-site location.


The following table shows the distribution of First Federal's deposits by type of deposit as of March 31, 1997 and December 31, 1996 and 1995 ($dollars in thousands):



                                        March 31,                                     December 31,
                                        ---------                  -------------------------------------------------------
                                          1997                           1996                           1995
                                          ----                           ----                           ----
                                                 % of                            % of                           % of
                                 Amount         Deposits            Amount       Deposits          Amount       Deposits
                                 ------         --------            ------       --------          ------       --------
Noninterest-bearing              $ 16,597         5.81%            $ 14,303        4.98%          $ 13,107        5.27%
NOW accounts                       22,676         7.94               28,593        9.97             22,918        9.21
Passbook and statement
    savings accounts               35,384        12.39               29,388       10.24             40,764       16.37
                                 --------       ------             --------      ------           --------      ------

           Total                   74,657        26.13               72,284       25.19             76,789       30.85
                                 --------       ------             --------      ------           --------      ------

Certificate deposits:
     3-12 months                   67,434        23.61              132,990       46.35             38,753       15.57
     13-24 months                  67,807        23.74               53,346       18.59             70,345       28.26
     25-36 months                  25,562         8.95               13,834        4.82             16,180        6.50
     37+ months                    50,212        17.58               14,473        5.05             46,869       18.82
                                 --------       ------             --------      ------           --------      ------

           Total                  211,015        73.87              214,643       74.81            172,147       69.15
                                 --------       ------             --------      ------           --------      ------

           Total deposits        $285,672       100.00%            $286,927      100.00%          $248,936      100.00%
                                 ========       ======             ========      ======           ========      ======


First Federal has been required by market conditions to rely increasingly on newly-authorized types of short-term certificate accounts and other types of deposit accounts that are more responsive to market interest rates than passbook accounts and fixed-rate, fixed-term certificates that were historically First Federal's primary sources of deposits. In recent years, First Federal has priced its deposits to be competitive with other financial institutions conducting business in its market area, but has not attempted to match the highest rates paid by competing institutions. The ability of First Federal to attract and maintain deposits and First Federal's cost of funds have been and will continue to be significantly affected by economic and competitive conditions.

The following table sets forth the net deposit flows of First Federal during the quarter ended March 31, 1997 and each of the years in the three year period ended December 31, 1996. The decrease during 1994 was primarily attributable to management's efforts to improve First Federal's capital ratios by reducing its assets, restrictions imposed on First Federal's business by Federal regulatory authorities, the effects of conducting business under growth restrictions in a competitive industry and First Federal's financial condition during these periods, as well as investors seeking enhanced returns on investments available through mutual funds and other market alternatives.



                                               Three Months Ended
                                                    March 31,                      Years ended December 31,
                                               ------------------          ----------------------------------------
                                                     1997                  1996              1995              1994
                                                     ----                  ----              ----              ----
                                                                                    (dollars in thousands)
Increase (decrease) before interest credited       $ (3,889)              $ 28,992       $ 30,172         $ (5,950)
Interest credited                                     2,634                  8,999          7,932            5,664
                                                   --------               --------       --------         --------
Net deposit increase (decrease)                    $ (1,255)              $ 37,991       $ 38,104         $   (286)
                                                   ========               ========       ========         ========


The following table presents by various interest rate categories the amounts of certificates of deposit as of March 31, 1997 and December 31, 1996, and 1995.



                                              As of Year Ended December 31,
                                 March 31,    -----------------------------
                                   1997           1996             1995
                                   ----           ----             ----
                                         (dollars in thousands)
        Interest Rate:
        -------------
        1.00% - 3.00%             $    923       $    542       $    829
        3.01% - 4.00%                  164            251          2,483
        4.01% - 5.00%               36,673         33,459         12,962
        5.01% - 6.00%              140,289        146,338         87,815
        6.01% - 7.00%               22,950         23,992         59,043
        7.01% - 8.00%                8,930          9,128          6,796
        8.01% - 9.00%                1,086            933          1,824
        9.01% -10.00%                   --             --            317
       10.01% -11.00%                   --             --             78
                                  --------       --------       --------
            Total                 $211,015       $214,643       $172,147
                                  ========       ========       ========



At March 31, 1997, First Federal had $25.2 million of certificate deposits in amounts of $100,000 or more maturing as follows:


        Maturity                                                  Amount
        --------                                                  ------
                                                         (dollars in thousands)

      Three months or less                                      $  2,275
      Over three through six months                                5,699
      Over six through 12 months                                   5,894
      Over 12 months                                              11,356
                                                                --------

           Total                                                $ 25,224
                                                                ========


As of March 31, 1997, First Federal had no deposits of public funds.

Borrowings

First Federal may obtain advances from the FHLB of Atlanta upon the security of the common stock it owns in the Bank, certain of its residential mortgage loans and certain U.S. Government securities provided certain standards related to creditworthiness have been met. See "Regulation -- Savings Institution Regulations -- Federal Home Loan Bank System." Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending, as well as to assist the efforts of members to establish better asset and liability management through the extension of maturities of liabilities. As of March 31, 1997, First Federal had outstanding FHLB advances totaling $9.0 million.


The following table sets forth certain information with respect to short-term borrowings at March 31, 1997, December 31, 1996, 1995 and 1994, and for the quarter ended March 31, 1997 and each of the years in the three-year period ended December 31, 1996 (dollars in thousands):

                                          As of and For the Quarter Ending             As of and For the Year Ending
                                                    March 31,                                   December 31,
                                          --------------------------------       --------------------------------------------
                                                      1997                         1996                1995              1994
                                                      ----                         ----                ----              ----
FHLB advances:
 Average balance outstanding                          $  744                     $ 5,604             $ 2,705            $ 8,672
 Maximum amount outstanding at
   any month-end during the period                     9,000                      28,000              30,000             25,000
 Weighted average interest rate
   during the period                                    5.38%                       5.59%               6.03%              4.74%
 Weighted average interest rate
   at end of period                                     6.85%                       6.95%               5.85%              6.81%
 Total borrowings at end of period                    $9,000                       7,000              30,000             21,400



SUBSIDIARIES

Under Federal regulations, investments in and extensions of credit to subsidiaries engaged in activities which are not permissible for national banks must generally be deducted from First Federal's regulatory capital. However, certain exemptions generally apply where (i) a subsidiary is engaged in activities permissible for national banks solely as an agent for its customers,
(ii) the subsidiary is engaged solely in mortgage-banking activities, (iii) the subsidiary is itself an insured depository institution or a company the sole investment of which is an insured depository institution acquired by the parent insured depository institution prior to May 1989, and (iv) the institution is a federal savings bank, was chartered prior to October 1982 as a federal savings bank, or acquired its principal assets for a federal savings bank chartered prior to October 1982.

First Federal has one wholly owned subsidiary: Gulf American Financial Corporation ("GAFC"). GAFC owns Gulf American SBL, Inc. ("Gulf American"), which was an approved U.S. Small Business Administration ("SBA") lender. Gulf American ceased operations in December 1992, when FFO sold Gulf American's SBA license. The remaining net assets of Gulf American were transferred to First Federal in 1994. GAFC, which previously made conventional commercial loans and commercial construction loans, is no longer originating new loans and has ceased its operations. During 1994, GAFC transferred its remaining assets and liabilities to the Association. GAFC owns Gulf American, which was an approved SBA lender prior to the Company's sale of Gulf American's SBA license, which sale occurred in December 1992. Generally, Gulf American sold the guaranteed portion of the SBA loans, retained the non-guaranteed portion, and also retained the servicing rights to the loans. During 1992, Gulf American sold approximately $27.0 million of SBA loans and servicing rights related to $117.0 million of SBA loans. These transactions were based on a decision to cease such lending in areas not directly served by the Company's thrift branches. The remaining net assets of Gulf American were transferred to First Federal in 1994.

COMPETITION

First Federal faces intense competition in its market areas from major banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Association. Particularly intense competition exists for attracting and retaining deposits and lending funds. First Federal competes for deposits principally by offering depositors a variety of deposit programs, convenient branch locations and hours, and other services. First Federal does not rely upon any individual group or entity for a material portion of its deposits. For additional information regarding pending and recent legislation which is expected to increase competition further by allowing additional out-of-state bank holding companies to conduct business in Florida, see "Regulation -- Recent Legislative Developments -- Interstate Banking."

First Federal's competition for real estate loans comes primarily from mortgage banking companies, other savings institutions and commercial banks, many of which have higher legal lending limits than the Association. First Federal competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers, real estate brokers and builders. Factors which affect competition include the general and local economic conditions, current interest rate levels and volatility in the mortgage markets.


EMPLOYEES

First Federal had 146 full-time employees and 20 part-time employees as of March 31, 1997. None of these employees is represented by a collective bargaining agent, and FFO believes that it enjoys good relations with its personnel.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET/LIABILITY MANAGEMENT

First Federal, like most other savings institutions, is engaged primarily in the business of investing funds obtained from deposits, borrowings and other sources, in loans, securities and other investments. Consequently, the Company's earnings depend to a significant extent on its net interest income, which is the difference between the interest earned on loans, securities and other investments, and the interest paid on deposits and borrowings. FFO is subject to interest rate risk, and corresponding fluctuations in its net interest income, to the extent that its interest-earning assets and interest-bearing liabilities do not mature or reprice at the same time.

Asset/Liability management policies are employed in an effort to reduce the Company's exposure to interest rate risk and thereby reduce the volatility of net interest income. The primary goal of these policies is to achieve a reasonable interest rate spread while reducing the repricing imbalance by increasing the interest rate sensitivity and shortening the repricing period of the Company's interest-earning assets and lengthening the repricing period of its interest-bearing liabilities.

In order to increase the interest-rate sensitivity of its interest-earning assets, FFO has emphasized the origination of residential mortgage loans with adjustable interest rates and loans with short-term maturities. FFO also has sought in recent years to diversify and increase the interest-rate sensitivity of its loan portfolio by emphasizing the origination of construction loans for residential properties within its primary market area. Such loans generally provide for contractual maturities within one year. Although competitive pressures require FFO to offer long-term, fixed-rate mortgage loans, most such loans are originated under terms and conditions intended to permit their sale in the secondary market.

The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of March 31, 1997, based upon certain estimates and assumptions as to loan prepayment rates and certain deposit erosion rates which management believes are reasonable based on the FFO's experience (dollars in thousands):



                                                                          One Year            Over
                                                    One Year               to Three           Three
                                                     or Less                Years             Years          Total
                                                    --------              ---------           -----          -----
Rate-Sensitive Assets:
     Loans (1)                                       $ 109,420            $  72,116       $  44,542        $ 226,078
     Securities                                         53,950               11,696           5,938           71,584
     Other interest-earning assets (2)                   8,452                    -           2,378           10,830
                                                    ----------            ---------       ---------        ---------

Total Rate-Sensitive Assets                          $ 171,822            $  83,812       $  52,858        $ 308,492
                                                     =========            =========       =========        =========

Rate-Sensitive Liabilities:
     Deposits (3)                                    $ 177,251            $  83,121       $  25,300        $ 285,672
     Borrowed funds                                      9,000                    -               -            9,000
                                                    ----------            ---------       ---------        ---------

Total Rate-Sensitive Liabilities                     $ 186,251            $  83,121       $  25,300        $ 294,672
                                                     =========            =========       =========        =========

GAP (Repricing differences)                          $ (14,429)           $     691       $  27,558        $  13,820
                                                     =========            =========       =========        =========

Cumulative GAP                                       $ (14,429)           $ (13,738)      $  13,820
                                                     =========            =========       =========

Cumulative GAP as a
     Percent of Total Assets                             (4.51) %             (4.29)  %        4.32 %


----------------------------



(1) Loans are net of the undisbursed portion of loans in process and nonaccrual loans.

(2)  Consists of interest-earning deposits and FHLB stock.

(3) In preparing the table above, the following assumptions were made regarding the withdrawal of deposits: (i) passbook withdrawals of 33% in the first year and 67% from one to five years and (ii) NOW account withdrawals at 40% of the total balance in the first year, 40% in the second year and 20% in the third year.


The above assumptions are annual percentages based on remaining balances and should not be regarded as indicative of the actual withdrawals that may be experienced by FFO. Moreover, certain shortcomings are inherent in the analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the above table.

RESULTS OF OPERATIONS

The following table sets forth information for the three months ended March 31, 1997 vs. 1996 regarding (i) the average balance of FFO's interest-earning assets and interest-bearing liabilities, (ii) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yields,
(iii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iv) net interest/dividend income,
(v) interest rate spread and (vi) net interest margin.



                                                               Three Months Ended March 31,
                                       ---------------------------------------------------------------------------
                                                                  1997                           1996
                                       --------------------------------------------   ----------------------------
                                                                    Average                                Average
                                        Average        Interest/     Yield/      Average       Interest/    Yield/
                                        Balance        Dividends      Rate       Balance       Dividends     Rate
                                        -------        ---------    -------      -------       ---------   -------
                                                                    (dollars in thousands)
Interest earning assets:
  Loans (1)                             $ 220,045      $  4,591      8.35%       $ 186,210     $  4,018     8.63%
  Securities                               71,506         1,125      6.29           88,237        1,354     6.14
  Other interest-earning assets             5,442            91      6.69            5,793           94     6.49
                                        ---------      --------                  ---------     --------

  Total interest-earning assets           296,993         5,807      7.82          280,240        5,466     7.80
                                                       --------                                --------

  Noninterest-earning assets               18,464                                   18,996
                                        ---------                                ---------

    Total assets                        $ 315,457                                $ 299,236
                                        =========                                =========

Interest-bearing liabilities:
  Deposits                                288,979         3,163      4.38          259,290        2,897     4.47
  Borrowed funds                              744            10      5.38           17,099          243     5.69
                                        ---------      --------                  ---------     --------

  Total interest-bearing liabilities      289,723         3,173      4.38          276,389        3,140     4.54
                                                       --------                                --------

Noninterest-bearing liabilities             5,225                                    4,347
Stockholders' equity                       20,509                                   18,500
                                        ---------                                ---------

    Total liabilities and
     stockholders' equity               $ 315,457                                $ 299,236
                                        =========                                =========

Net interest/dividend income                           $  2,634                                $  2,326
                                                       ========                                ========

Interest rate spread (2)                                             3.44%                                  3.26%
                                                                     ====                                   ====

Net average interest-earning
  assets, net interest margin (3)       $   7,270                    3.55%       $   3,851                  3.32%
                                        =========                    ====        =========                  ====

Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                        1.02                                     1.01
                                        =========                                =========



-----------------

(1)  Includes nonaccrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin is net interest income divided by average interest-earning assets.

The following table presents certain information regarding changes in interest and dividend income and interest expense of FFO for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (i) changes in rate (change in rate multiplied by prior volume), (ii) changes in volume (change in volume multiplied by prior rate) and (iii) changes in rate/volume (change in rate multiplied by change in volume) (in thousands):



                                                       QUARTER ENDED MARCH 31,
                                                         1997 VS. 1996
                                                     INCREASE (DECREASE) DUE TO
                                       ---------------------------------------------------
                                                      INTEREST/      RATE/
                                         RATE          VOLUME       VOLUME       TOTAL
                                         ----          ------       ------       -----
Interest-earning assets:
  Loans                                $   (130)     $    730     $   (277)         $573
  Securities                                 33          (257)        (245)         (229)
  Other interest-earning
   assets                                     3            (6)           -            (3)
                                       --------       -------      -------       -------

  Total                                     (94)          467          (32)          341
                                       --------       -------      -------       -------

Interest-bearing liabilities:
  Deposits                                  (58)          332           (8)          266
  Borrowings                                (13)         (233)          13          (233)
                                       --------       -------      -------       -------

  Total                                     (71)           99            5            33
                                       --------       -------      -------       -------

Net change in interest income          $    (23)      $   368      $   (37)      $   308
                                       ========       =======      =======       =======



COMPARISON OF QUARTERS ENDED MARCH 31, 1997 AND 1996

INTEREST INCOME

For the three months ended March 31, 1997, total interest income was $5.8 million, an increase of $341,000 from the same period in 1996, due primarily to a $573,000 increase in interest income on loans. Interest income on loans increased due to an increase in the average balance of $33.8 million partially offset by a decrease in the average yield earned on such loans from 8.63% in 1996 compared to 8.35% in 1997. The decrease in interest income on securities is due to a decrease of $16.7 million in the average balance outstanding partially offset by an increase in the average yield earned from 6.14% in 1996 to 6.29% in 1997. Interest income on other interest-earning assets decreased from $94,000 to $91,000, due to a decrease in the average balance outstanding partially offset by an increase in the average yield earned.

INTEREST EXPENSE

Total interest expense for the three months ended March 31, 1997 was $3.2 million, an increase of $33,000 or 1.1% from the similar period in 1996. Interest expense on deposits increased from $2.9 million in the first quarter of 1996 to $3.2 million in the first quarter of 1997. The increase was primarily attributable to an increase of $29.7 million in the average deposits outstanding during 1997 compared to the 1996 period, partially offset by a decrease in the average rate paid on those deposits from 4.47% in 1996 to 4.38% in 1997. Interest expense on borrowed funds decreased $233,000 or 95.9% compared to the 1996 period. The decrease was primarily attributable to the $16.4 million decrease in the average borrowed funds from $17.1 million during 1996 to $744,000 during 1997.

PROVISION FOR LOAN LOSSES


FFO's provision for loan losses for the three months ended March 31, 1996 was $150,000. The Company did not record a provision for loan losses during the three months ended March 31, 1997. Management of FFO monitors the loan portfolio on a regular basis and evaluates the adequacy of the allowance for loan losses. Management believes that the allowance as of March 31, 1997 was adequate based on facts and circumstances known to it.


NONINTEREST INCOME

Noninterest income for the three-month period ended March 31, 1997 increased $297,000 or 97.7%, compared to the same period in 1996, primarily due to an unrealized gain on loans held for sale of $84,000 during the 1997 period compared to an unrealized loss on loans held for sale of $111,000 during the 1996 period and a decrease in net trading account losses of $40,000.

NONINTEREST EXPENSES

Total noninterest expenses decreased by $94,000 or 3.9% for the three-month period ended March 31, 1997, compared to the same period in 1996. The decrease was due to a decrease in deposit insurance premiums of $110,000 as a result of a decrease in the assessment rate on deposits from 29.0 cents per $100 in 1996 to
6.5 cents per $100 in 1997, partially offset by an increase in data processing of $28,000.

INCOME TAXES

The income tax provision for the three months ended March 31, 1997, was $351,000 (an effective rate of 37.4%) compared to $33,000 (an effective rate of 37.1%) for the 1996 period.


                   [Balance of page intentionally left blank]

RESULTS OF OPERATIONS

The following table sets forth information for the years ending December 31, 1996 and 1995, regarding (i) the average balance of the FFO's interest-earning assets and interest-bearing liabilities (ii) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yields, (iii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iv) net interest/dividend income,
(v) interest rate spread and (vi) net interest margin.



                                                Years Ended December 31,                  Years Ended December 31,
                                                          1996                                      1995
                                        ----------------------------------------   ------------------------------------
                                                                    Average                                   Average
                                        Average        Interest/     Yield/        Average       Interest/      Yield/
                                        Balance        Dividends      Rate         Balance       Dividends      Rate
                                        -------        ---------    -------        -------       ---------    --------
                                                                    (dollars in thousands)

Interest-earning assets:
  Loans (1)                             $ 206,735     $  16,712      8.08%       $ 174,203    $  15,357     8.82%
  Securities                               77,524         4,917      6.34           58,024        3,782     6.52
  Other interest-earning assets             5,330           368      6.92            8,585          591     6.88
                                        ---------     ---------                  ---------    ---------
    Total interest-earning assets         289,609        21,997      7.60          240,812       19,730     8.19
                                                      ---------                               ---------
Noninterest-earning assets                  8,010                                   17,028
                                        ---------                                ---------

    Total assets                        $ 297,619                                $ 257,840
                                        =========                                =========

Interest-bearing liabilities:
  Deposits:
    Noninterest-bearing accounts           14,054             -      -              12,415            -     -
    NOW accounts                           24,386           339      1.39           29,708          440     1.48
    Passbook and statement accounts        37,935           597      1.57           35,920          914     2.55
    Certificate accounts                  190,927        10,774      5.64          152,716        8,594     5.63
                                        ---------     ---------                  ---------    ---------

  Total deposits                          267,302        11,710      4.38          230,759        9,948     4.31
  Borrowed funds                            5,627           313      5.56            2,705          163     6.03
                                        ---------     ---------                  ---------    ---------

  Total interest-bearing liabilities      272,929        12,023      4.40          233,464       10,111     4.33
                                                      ---------                               ---------
Noninterest-bearing liabilities             5,134                                    6,420
Stockholders' equity                       19,556                                   17,956
                                        ---------                                ---------

  Total liabilities & stockholders
    equity                              $ 297,619                                $ 257,840
                                        =========                                =========

Net interest/dividend income                              9,974                                   9,619
                                                      =========                               =========

Interest rate spread (2)                                             3.20%                                  3.86%
                                                                     ====                                   ====

Net average interest-earning assets,
  net interest margin (3)               $  16,680                    3.44%       $   7,348                  3.99%
                                        =========                    ====        =========                  ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                1.06                                     1.03
                                        =========                                =========



---------------------------------

(1)  Includes nonaccrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin is net interest income divided by average interest-earning assets.

The following table presents certain information regarding changes in interest and dividend income and interest expense of FFO for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (i) changes in rate (change in rate multiplied by prior volume), (ii) changes in volume (change in volume multiplied by prior rate) and (iii) changes in rate/volume (change in rate multiplied by change in volume) (in thousands):




                                                     YEAR ENDED DECEMBER 31,
                                                          1996 VS. 1995
                                                   INCREASE (DECREASE) DUE TO
                                       -------------------------------------------------
                                                       INTEREST/      RATE/
                                          RATE          VOLUME       VOLUME       TOTAL
                                          ----         --------      ------      -------
Interest-earning assets:
  Loans                                $ (1,276)      $ 2,870      $  (239)      $ 1,355
  Securities                               (104)        1,271          (33)        1,134
  Other interest-earning
   assets                                     3          (224)          (1)         (222)
                                       --------       -------      -------       -------

  Total                                  (1,377)        3,917         (273)        2,267
                                       --------       -------      -------       -------

Interest-bearing liabilities:
  Deposits                                  161         1,575           26         1,762
  Borrowings                                (13)          176          (14)          149
                                      ---------       -------      -------       -------

  Total                                     148         1,751           12         1,911
                                       --------       -------      -------       -------

Change in net interest income          $ (1,525)      $ 2,166      $  (285)      $   356
                                       ========       =======      =======       =======


COMPARISON OF YEARS ENDED DECEMBER 31, 1996 TO DECEMBER 31, 1995

GENERAL

FFO reported net earnings of $1.6 million or $0.19 per share for the year ended December 31, 1996 compared to net earnings of $1.6 million or $0.20 per share for 1995.

INTEREST INCOME

Total interest income for 1996 was $22.0 million, an increase of $2.3 million from 1995. Interest income on loans increased $1.4 million or 8.8% in 1996 compared to 1995. The increase in interest income on loans was the result of an increase in the average balance of loans outstanding from $174.2 million in 1995 to $206.8 million in 1996, partially offset by a decrease in the average yield earned on such loans from 8.82% in 1995 to 8.08% in 1996. Interest income on securities increased $1.1 million or 30.0%, due to an increase in the average balance from $58.0 million in 1995 to $77.5 million in 1996, partially offset by a decrease in the average yield earned from 6.52% in 1995 to 6.34% in 1996. Interest income on other interest-earning assets decreased $223,000 from $591,000 in 1995 to $368,000 in 1996. The decrease was the result of a decrease in the average balance outstanding during 1996 compared to 1995, partially offset by a slight increase in average yield earned in 1996 compared to 1995.

INTEREST EXPENSE

Total interest expense for 1996 increased from $10.1 million in 1995 to $12.0 million in 1996. Interest paid on deposit accounts increased by $1.8 million. The increase in interest expense on deposits was due to an increase in the average balances outstanding and an increase in the rates paid thereon. During 1996, deposits averaged $267.3 million at an average rate of 4.38% compared to $230.8 million at an average rate of 4.31% during 1995.

PROVISION FOR LOAN LOSSES

FFO recorded a provision for loan losses of $782,000 for 1996, compared to a $477,000 provision for 1995. The ratio of nonperforming loans and foreclosed real estate to total assets was 3.12% at December 31, 1996, compared to 4.00% at December 31, 1995. The Company's total allowance for losses on loans and foreclosed real estate equaled 58.4% of nonperforming assets at December 31, 1996 compared to 52.0% of nonperforming assets at December 31, 1995.

NONINTEREST INCOME

For the year ended December 31, 1996, noninterest income was $2.4 million, a decrease of $215,000 from 1995. The decrease was primarily due to a net loss on trading securities during 1996 of $196,000 compared to a net profit on trading securities of $229,000 during 1995 and an unrealized loss on loans held for sale of $150,000 at December 31, 1996 compared to no such loss at December 31, 1995. Partially offsetting these decreases was a $264,000 increase in other income.

NONINTEREST EXPENSES

During 1996 noninterest expenses decreased by $281,000 from $9.5 million during 1995 to $9.2 million in 1996. The decrease resulted from a $2.4 million decrease in loss on foreclosed real estate during 1996, partially offset by the one-time SAIF assessment of $1.5 million and an increase of $247,000 in other expenses. The decrease in loss on foreclosed real estate was due to a credit provision for losses on foreclosed real estate of $1.5 million in 1996 compared to $240,000 provision for losses on foreclosed real estate in 1995.

INCOME TAXES

The income tax provision increased from $641,000 for 1995 (an effective rate of 28.0%) to $803,000 for 1996 (an effective rate of 33.4%).

              DESCRIPTION OF BANCSHARES COMMON AND PREFERRED STOCK


Bancshares Common Stock

Bancshares is authorized to issue 20,000,000 shares of Bancshares Common Stock of which 4,183,507 shares were issued and outstanding on the Record Date. Each holder of Bancshares Common Stock has the same relative rights as each other holder of Bancshares Common Stock, and each share of Bancshares Common Stock is identical in all respects with each other share of Bancshares Common Stock. Bancshares Common Stock does not constitute a deposit account of any savings association or bank and is not be insured by the FDIC.

Holders of shares of Bancshares Common Stock are entitled to dividends, when, as and if declared by the Board of Directors, from funds legally available therefor, but only after payment of all required dividends on any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Bancshares, the holders of Bancshares Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to the liquidation preferences of any preferred stock that may be issued and outstanding. Shares of Bancshares Common Stock are not redeemable and do not have any conversion rights.

The holders of shares of Bancshares Common Stock do not have preemptive rights to subscribe to a pro-rata share of any future offers of shares of Bancshares Common Stock. Accordingly, shares may be offered to the public, stockholders, or to both at the discretion of the Bancshares Board of Directors. In addition, holders do not have the right to cumulate their votes for the election of directors. In certain circumstances, cumulative voting rights allow the holders of less than a majority of the voting shares to elect one or more directors when such holders would not be able to elect any directors if cumulative voting were not allowed. The holders of Bancshares Common Stock have voting powers on all matters requiring approval of stockholders, subject to the voting rights of the holders of any preferred stock that may be issued and outstanding. Each holder of Bancshares Common Stock is entitled to one vote for each share held.

Bancshares Perpetual Preferred Convertible Stock

There are 100,000 authorized shares of Bancshares Preferred Stock, of which 75,000 shares were issued and outstanding at the Record Date. The Board of Directors, without further action by the stockholders, may issue shares of Bancshares Preferred Stock in one or more series and with such terms, at such times and for such consideration as the Board may determine. The Board's authority includes the determination or fixing of the following matters with respect to the shares or any series thereof: (i) the number of shares and designation thereof; (ii) rights as to dividends; (iii) voting rights, if any;
(iv) the terms upon which shares will be redeemable; (v) the amount payable on the shares in the event of dissolution, liquidation or winding-up of the affairs of the Bank; (vi) the sinking fund provisions, if any, for the redemption or purchase of the shares; and (vii) whether and upon what terms the shares will be convertible. The Board of Directors may determine that any shares that are issued would rank prior to shares of Bancshares Common Stock as to dividend and liquidation rights. The Bancshares Preferred Stock is non-cumulative, perpetual preferred stock and qualifies as Tier 1 Capital for bank regulatory purposes.

Holders of shares of Bancshares Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for payment, non-cumulative cash dividends, payable quarterly in arrears, at the rate of $3.52 per share per annum, which is equivalent to $0.88 per share per quarter. Declared dividends shall accrue from the date of issuance or the most recent date on which dividends were payable and be payable quarterly on the first day of March, June, September and December of each year (each, a "Dividend Payment Date"). The rights of holders of Bancshares Preferred Stock to receive dividends is non-cumulative. Accordingly, if the Board of Directors fails to declare a dividend payable on a Dividend Payment Date, then holders will have no right to receive a dividend in respect of the dividend period ending on such Dividend Payment Date, and Bancshares will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future Dividend Payment Dates.

No full dividends shall be declared and paid or set apart for payment on Bancshares Preferred Stock of any series ranking, as to dividends, on a parity with Bancshares Preferred Stock during any calendar quarter unless full dividends on Bancshares Preferred Stock for the dividend period ending during such calendar quarter have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. Unless full dividends have been declared and paid or set apart for payment for the Dividend Payment Date falling in the then-current dividend period, no dividend or distribution may be declared, set aside or paid on any shares of Bancshares Common Stock or on any series of preferred stock ranking, as to dividends, junior to Bancshares Preferred Stock.

In the event of any liquidation, dissolution or winding up of Bancshares, voluntary or involuntary, the holders of Bancshares Preferred Stock will be entitled to receive out of the assets of Bancshares available for distribution to stockholders, before any distribution of assets is made to the holders of Bancshares Common Stock or any other shares of stock ranking junior to Bancshares Preferred Stock as to such distribution, liquidating distributions in the amount of $88.00 per share plus dividends declared but unpaid for the then-current dividend period (without accumulation of unpaid dividends for prior dividend periods) to the date fixed for such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets. All distributions made with respect to Bancshares Preferred Stock in connection with such liquidation, dissolution or winding up of Bancshares shall be made pro rata to the holders entitled thereto.

Bancshares Preferred Stock is redeemable, subject to any required bank regulatory approvals, out of funds of Bancshares legally available therefor, at the option of Bancshares for cash, in whole at any time or in part, from time to time, at $96.80 per share, plus declared but unpaid dividends for the then-current dividend period to the date fixed for redemption (without accumulation of unpaid dividends for prior dividend periods) without interest. In order to exercise the right of redemption, Bancshares must give 30 days prior written notice to the holders, during which time period the holders may convert Bancshares Preferred Stock into Bancshares Common Stock as described below.

Except as described below or otherwise required by the FBCA, the holders of Bancshares Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of Bancshares Common Stock, voting together with the holders of Bancshares Common Stock as one class. Each share of Bancshares Preferred Stock is entitled to a number of votes equal to the number of shares of Bancshares Common Stock into which such share could be converted on the record date for determining the stockholders entitled to vote. Currently, each share of Bancshares Preferred Stock is entitled to ten votes. Bancshares Preferred Stock is entitled to vote as a separate class with respect to any proposal to (i) alter or change any of the powers, preferences, privileges or rights of Bancshares Preferred Stock, (ii) amend the provisions of the Articles of Incorporation relating to Bancshares Preferred Stock, (iii) create any new class or series of stock having preferences prior to or being on a parity with the Bancshares Preferred Stock as to dividends or assets, (iv) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of the assets of Bancshares, or (v) merge or consolidate with or into any other corporation except into or with a wholly-owned subsidiary.

Each share of Bancshares Preferred Stock is convertible at the option of the holder into ten shares of Bancshares Common Stock, subject to adjustment in the event of a stock split, stock dividend or similar recapitalization.


                                 LEGAL OPINIONS


The legality of Bancshares Common Stock to be issued in the Merger and certain tax matters will be passed upon by the law firm of Holland & Knight LLP. Certain legal matters related to the Merger are being passed upon for FFO by the law firm of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida.


                                     EXPERTS

The audited consolidated financial statements of Bancshares have been audited by Arthur Andersen, LLP, independent public accountants, for the period indicated in their report thereon that is included in Bancshares'

Annual Report on Form 10-K. The financial statements audited by Arthur Andersen, LLP, have been included herein in reliance on their report given on their authority as experts in accounting and auditing. The audited consolidated financial statements of FFO have been audited by Hacker, Johnson, Cohen and Grieb, independent public accountants, for the period indicated in their report thereon that is included in FFO's Annual Report to Stockholders. The financial statements audited by Hacker, Johnson, Cohen and Grieb have been included herein in reliance on their report given on their authority as experts in accounting and auditing.



                   [Balance of page intentionally left blank]

                      [This page intentionally left blank]

                        INDEX TO FINANCIAL STATEMENTS


BANCSHARES
For the Year-Ended December 31, 1996
Report of Independent Public Accountants................................................................................F-1
Consolidated Balance Sheets at December 31, 1996 and 1995...............................................................F-2
Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994..............................F-3
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994..............................................................................................................F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994..............................F-5
Notes to Consolidated Financial Statements..............................................................................F-6

For the Quarter Ended March 31, 1997

Consolidated Balance Sheets at March 31, 1997 (unaudited) and December 31, 1996........................................F-27
Consolidated Statements of Operations for the three months ended March 31, 1997 and 1996 (unaudited)...................F-28
Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1997 (unaudited)
  and the year ended December 31, 1996.................................................................................F-29
Consolidated Statements of Cash Flows for the three months ended march 31, 1997 and 1996 (unaudited)...................F-30
Notes to Consolidated Financial Statements (unaudited).................................................................F-31


FFO

For the Year-Ended December 31, 1996

Report of Independent Public Accountants...............................................................................F-35
Consolidated Balance Sheets at December 31, 1996 and 1995..............................................................F-36
Consolidated Statements of Income for the years ended December 31, 1996, 1995 and 1994.................................F-37
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994...................F-38
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994.............................F-39
Notes to Consolidated Financial Statements.............................................................................F-41

For the Quarter Ended March 31, 1997

Condensed Consolidated Balance Sheets at March 31, 1997 (unaudited) and December 31, 1996..............................F-62
Condensed Consolidated Statements of Income for the three months ended March 31, 1997 and 1996 (unaudited).............F-63
Condensed Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1997 (unaudited)........F-64
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (unaudited).........F-65
Notes to Condensed Consolidated Financial Statements (unaudited).......................................................F-67

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders and the Board of Directors of Republic Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Republic Bancshares, Inc. (a Florida corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                 /s/ARTHUR ANDERSEN LLP

Tampa, Florida
February 7, 1997 (except with respect to the matter discussed in Note 18, as to which the date is March 10, 1997)

                     REPUBLIC BANCSHARES, INC. & SUBSIDIARY
            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1996 AND 1995
                       ($ IN THOUSANDS, EXCEPT PAR VALUES)

                                                                                             DECEMBER 31,         December 31,
ASSETS                                                                                          1996                   1995
------                                                                                         ------                 -----
Cash and due from banks                                                                       $ 27,810            $  19,806
Interest bearing deposits in banks                                                                 118                    2
Investment securities:
   Held to maturity (Note 2)                                                                         -                7,015
   Available for sale                                                                           74,397               38,147
Mortgage backed securities (Note 3):
   Held to maturity                                                                                  -               17,112
   Available for sale                                                                           20,004                2,527
FHLB stock                                                                                       4,830                3,540
Federal funds sold                                                                               8,000               14,621
Loans held for sale (Note 4)                                                                    36,590                4,711
Loans, net (Notes 4 and 5)                                                                     693,270              649,795
Premises and equipment, net (Note 6)                                                            19,715               18,991
Other real estate owned (Note 7):
  Acquired through foreclosure, net                                                              7,363                8,064
  Held for investment                                                                                -                2,498
Other assets (Note 8)                                                                           15,771               15,166
                                                                                              --------             --------
        Total assets                                                                          $907,868             $801,995
                                                                                              ========             ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits-
     Noninterest-bearing checking                                                             $ 50,060             $ 45,641
     Interest checking                                                                          87,639               71,592
     Money market                                                                               32,665               38,535
     Savings                                                                                   245,951               91,935
     Time deposits (includes $49,323 and $57,213, respectively                                 411,665              495,402
                                                                                              --------             --------
       of time deposits of $100,000 or more)
        Total deposits                                                                         827,980              743,105

   Securities sold under agreements to repurchase                                               15,372                3,072
   Subordinated debt, 6% rate, matures December 1, 2011, (Note 9)                                6,000                    -
   Other liabilities                                                                             4,197                4,915
                                                                                              --------             --------
        Total liabilities                                                                      853,549              751,092
                                                                                              --------             --------

Off-balance-sheet risk, commitments & contingencies (Note 10)

Stockholders' equity (Note 13):
   Perpetual preferred convertible stock ($20.00 par, 100,000 shares authorized,
     75,000 shares issued and outstanding. Liquidation preference $6,600
     at December 31, 1996 and 1995.)                                                             1,500                1,500
   Common stock ($2.00 par, 20,000,000 shares authorized and 4,183,507
      shares issued and outstanding at December 31, 1996 and 1995)                               8,367                8,367
   Capital surplus                                                                              26,699               26,699
   Retained earnings                                                                            17,849               14,329
   Net unrealized gains (losses) on available-for-sale securities, net of tax effect               (96)                   8
                                                                                              --------             --------
        Total stockholders' equity                                                              54,319               50,903
                                                                                              --------             --------
        Total liabilities and stockholders' equity                                            $907,868             $801,995
                                                                                              ========             ========

  The accompanying notes are an integral part of these consolidated statements.

                     REPUBLIC BANCSHARES, INC. & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                             ------------------------------------------
INTEREST INCOME:                                                             1996                  1995            1994
                                                                             ----                  ----            ----
  Interest and fees on loans                                              $ 62,244            $ 52,389        $ 32,699
  Interest on investment securities                                          1,413               1,431           1,939
  Interest on mortgage-backed securities                                     1,325                 827               -
  Interest on federal funds sold                                             1,633               2,968           2,448
  Interest on other investments                                                332                 248              29
                                                                          --------            --------        --------
     Total interest income                                                  66,947              57,863          37,115
                                                                          --------            --------        --------

INTEREST EXPENSE:
  Interest on deposits                                                      32,426              29,874          16,767
  Interest on FHLB advances                                                     52                   -              36
  Interest on other borrowings                                                 448                 127              68
                                                                          --------           ---------       ---------
     Total interest expense                                                 32,926              30,001          16,871
                                                                          --------            --------        --------
     Net interest income                                                    34,021              27,862          20,244

PROVISION FOR LOAN LOSSES (Note 5)                                           1,800               1,685           1,575
                                                                          --------           ---------       ---------
     Net interest income after
     provision for possible loan losses                                     32,221              26,177          18,669
                                                                          --------            --------        --------

NONINTEREST INCOME:
  Service charges and fees on deposits                                       1,606               1,395           1,247
  Income from mortgage banking activities                                    1,002                 124               -
  Gain on sale of ORE - held for investment                                  1,207                   -               -
  Securities gains, net                                                        370                  27               1
  Other operating income                                                     1,431               1,205           1,364
                                                                          --------           ---------        --------
     Total noninterest income                                                5,616               2,751           2,612

NONINTEREST EXPENSES:
  Salaries and employee benefits                                            14,309              11,251           7,339
  Net occupancy expense                                                      4,507               3,211           1,308
  Data processing fees                                                       1,451               1,152           1,472
  FDIC and state assessments                                                   949               1,566           1,187
  Other operating expense                                                    6,136               4,939           3,610
                                                                          --------           ---------        --------
     Total general and administrative expenses                              27,352              22,119          14,916
  SAIF special assessment                                                    2,539                   -               -
  Provisions for losses on ORE                                               1,611                   -              10
  ORE expense, net of ORE income                                              (172)                289             422
  Amortization of premium on deposits                                          491                 450           1,269
                                                                          --------           ---------        --------
     Total noninterest expenses                                             31,821              22,858          16,617
                                                                          --------           ---------        --------

Income before negative goodwill
   accretion and income taxes                                                6,016               6,070           4,664
Negative goodwill accretion (Note 1)                                             -               1,578           2,705
                                                                          --------           ---------        --------
Income before income taxes                                                   6,016               7,648           7,369
Income tax provision (Note 8)                                                2,232               1,875             468
                                                                          --------           ---------       ---------
NET INCOME                                                                $  3,784           $   5,773       $   6,901
                                                                          ========           =========       =========
PER SHARE DATA:
   Net income per common and common
   equivalent share (Note 14)                                            $     .76           $    1.26       $    1.67
                                                                         =========           =========       =========
   Weighted average common and common
   equivalent shares outstanding (Note 14)                               4,952,937           4,562,642       4,136,790
                                                                         =========           =========       =========


  The accompanying notes are an integral part of these consolidated statements.

                     REPUBLIC BANCSHARES, INC. & SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                ($ IN THOUSANDS)


                                                                                                NET UNREALIZED
                                   PERPETUAL PREFERRED                                          GAINS (LOSSES)
                                    CONVERTIBLE STOCK       COMMON STOCK                         ON AVAILABLE
                                   -------------------      ------------
                                     SHARES             SHARES               CAPITAL   RETAINED    FOR SALE
                                     ISSUED    AMOUNT   ISSUED      AMOUNT   SURPLUS   EARNINGS   SECURITIES   TOTAL
                                     ------    ------   ------      ------   -------   --------   ----------   -----
BALANCE, DECEMBER 31, 1993            75,000   $1,500   3,365,387   $6,731   $19,041   $  2,182    $  --    $ 29,454

   Net income                             --       --          --       --        --      6,901       --       6,901
   Net unrealized losses
     on available-for-sale
     securities, net of tax effect        --       --          --       --        --         --      (54)        (54)
   Proceeds from exercise of
     stock options                        --       --      14,950       30        98         --       --         128
   Dividends on preferred
     stock                                --       --          --       --        --       (264)      --        (264)
                                      ------   ------   ---------   ------   -------   --------    -----    --------
BALANCE, DECEMBER 31, 1994            75,000    1,500   3,380,337    6,761    19,139      8,819      (54)     36,165

   Net income                             --       --          --       --        --      5,773       --       5,773
   Net unrealized gains on
     available-for-sale securities,
     net of tax effect                    --       --          --       --        --         --       62          62
   Issuance of common stock               --       --     800,000    1,600     7,537         --       --       9,137
   Proceeds from exercise of
     stock options                        --       --       3,170        6        23         --       --          29
   Dividends on preferred
     stock                                --       --          --       --        --       (263)      --        (263)
                                      ------   ------   ---------   ------   -------   --------    -----    --------

BALANCE, DECEMBER 31, 1995            75,000    1,500   4,183,507    8,367    26,699     14,329        8      50,903

   Net income                             --       --          --       --        --      3,784       --       3,784
   Net unrealized loss on
     available-for-sale securities,
     net of tax effect                    --       --          --       --        --         --     (104)       (104)
   Dividends on preferred
     stock                                --       --          --       --        --       (264)      --        (264)
                                      ------   ------   ---------   ------   -------   --------    -----    --------

BALANCE, DECEMBER 31, 1996            75,000   $1,500   4,183,507   $8,367   $26,699   $ 17,849    $ (96)   $ 54,319
                                      ======   ======   =========   ======   =======   ========    =====    ========

 The accompanying notes are an integral part of these consolidated statements

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               ($ IN THOUSANDS)


                                                                                     FOR THE YEARS ENDED
                                                                                         DECEMBER 31,
                                                                            --------------------------------------
                                                                              1996           1995           1994
                                                                              ----           ----           ----
OPERATING ACTIVITIES:
Net income                                                                  $  3,784       $  5,773       $  6,901
Reconciliation of net income to net cash provided:
  Provision for loan and ORE losses                                            3,411          1,685          1,585
  Depreciation and amortization, net                                          (1,539)           (26 )          129
  Amortization of premium and (accretion) of fair value, net                     553           (901)        (1,162)
  Gain on sale of loans                                                       (1,002)          (124)             -
  Gain on sale of investment securities                                         (370)           (27)             -
  Gain on sale of other real estate owned                                     (1,442)            (4)           (89)
  Capitalization of mortgage servicing                                        (1,741)             -              -
  Gain on disposal of premises and equipment                                      (2)             -             75
  Net increase in deferred tax benefit                                        (1,574)        (1,024)             -
  Net (increase) decrease in other assets                                      2,222         (3,455)        (1,887)
  Net increase (decrease) in other liabilities                                  (719)         2,179           (339)
                                                                            --------       --------       --------
     Net cash provided by operating activities                                 1,581          4,076          5,213
                                                                            --------       --------       --------

INVESTING ACTIVITIES:
  Net (increase) decrease in interest bearing deposits in banks                 (116)           148            550
  Proceeds from sale of premises and equipment                                     -              -             13
  Proceeds from sales & maturities of:
    Investment securities held to maturity                                     7,000         24,000         18,900
    Investment securities available for sale                                  72,545          3,972          6,991
    Mortgage backed securities held to maturity                               15,455              -              -
    Mortgage backed securities available for sale                              6,393          9,732              -
  Purchase of investment securities held to maturity                               -              -        (19,669)
  Purchase of investment securities available for sale                      (108,636)       (33,083)       (10,989)
  Purchase of mortgage backed securities                                     (20,105)             -              -
  Principal repayment on mortgage backed securities                            4,431            714              -
  Purchase of FHLB stock                                                      (1,291)        (2,248)        (1,292)
  Net increase in loans                                                      (85,087)      (178,001)      (197,859)
  Purchase of premises and equipment                                          (2,201)        (6,282)        (3,088)
  Proceeds from sale of other real estate owned                                8,270          3,234          5,260
  Investments in other real estate owned (net)                                   232            358         (7,246)
                                                                            --------       --------       --------
     Net cash used in investing activities                                  (103,110)      (177,456)      (208,429)
                                                                            --------       --------       --------
FINANCING ACTIVITIES:
  Net increase in deposits                                                    84,875        159,212         89,551
  Net increase in repurchase agreements                                       12,301            991            916
  Proceeds from issuance of subordinated debt                                  6,000              -              -
  Proceeds from issuance of common stock                                           -          9,166            128
  Dividends on perpetual preferred stock                                        (264)          (263)          (264)
                                                                            --------       --------       --------
     Net cash provided by financing activities                               102,912        169,106         90,331
                                                                            --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                             1,383         (4,274)      (112,885)
CASH AND CASH EQUIVALENTS, beginning of period                                34,427         38,701        151,586
                                                                            --------       --------       --------
CASH AND CASH EQUIVALENTS, end of period                                    $ 35,810       $ 34,427       $ 38,701
                                                                            ========       ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid during the period for-
        Interest                                                            $ 33,031       $ 29,419       $ 16,448
        Income taxes                                                           4,144          1,516          2,222


 The accompanying notes are an integral part of these consolidated statements

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation and Organization

The consolidated financial statements of Republic Bancshares, Inc. (the Company) include the accounts of the Company, and Republic Bank (the "Bank") and the Bank's wholly-owned subsidiaries, RBREO, Inc., Tampa Bay Equities, Inc., VQH Development, Inc., and Republic Insurance Agency, Inc. All significant intercompany accounts and transactions have been eliminated. On November 21, 1995, the Bank's Board of Directors approved for shareholder consideration an Amended and Restated Plan of Share Exchange and Reorganization (the "Reorganization") under which the Bank became a wholly-owned subsidiary of Company. On the effective date and time of the Reorganization, all holders of shares of the Bank's Common and Preferred Stock at the November 30, 1995 record date received one share of Company Common Stock for each share of the Bank's Common Stock held of record and one share of Company Preferred Stock for each share of the Bank's Preferred Stock held of record. Holders of outstanding options to purchase or acquire the Bank's Common Stock received options to purchase an equal number of shares of Company Common Stock. All necessary governmental and shareholder approvals for the Reorganization were received. The Company's primary source of income is from its banking subsidiary which operates 32 branches throughout west central Florida. The Bank's primary source of revenue is derived from net interest income on loans and investments and income from mortgage banking activities.

Negative Goodwill

On May 28, 1993 (the "Purchase Date") over 99 percent of the Company's outstanding common stock was acquired for $4,450,000 (the "Purchase Price"). Also, on May 28, 1993, 583,334 additional shares of common stock were issued for $3,500,000. The acquisition was accounted for by the purchase method of accounting. Assets and liabilities were restated based upon their fair value as of the Purchase Date. The excess of the restated net book value over the Purchase Price was recorded as a reduction of the non current assets, to the extent available. The remaining difference was recorded as excess of fair value over purchase price ("negative goodwill"), as follows (in thousands):

      Adjustments to fair market value:
         Loans                                                                                                $   596
         Investment securities                                                                                    161
         Time deposits                                                                                             36
      Write-off of noncurrent assets:
         Premises and equipment                                                                                (1,432)
         Other assets                                                                                             (43)
      Adjustments to equity accounts:
         Retained earnings                                                                                      1,320
         Capital surplus                                                                                        5,224
                                                                                                              -------
      Excess of fair value over purchase price                                                                $ 5,862
                                                                                                              =======

The negative goodwill was accreted into income on a straight-line basis over 26 months beginning May 28, 1993 and ending July 31, 1995, which was based on the estimated life of the loans, investments and deposits acquired. The premiums on loans and investment securities and the discount on demand and other time deposits were amortized into income on a straight-line basis over periods based on the estimated life of the related loans, securities or deposits ranging from 12 to 30 months.

Dependence on Estimates, Appraisals and Evaluations

The financial statements, in conformity with generally accepted accounting principles, are dependent upon estimates, appraisals and evaluations of loans, other real estate owned and other assets and liabilities, and disclosure of contingent assets and liabilities. Changes in such estimates, appraisals and evaluations might be required because of rapidly changing economic conditions, changing economic prospects of borrowers and other factors. Actual results may differ from those estimates.

Investment Securities

Securities that the Company has both the positive intent and ability to hold to maturity are classified as Held to Maturity and are carried at historical cost, adjusted for amortization of premiums and accretion of discounts. Securities Available for Sale, which are those securities that may be sold prior to maturity as part of asset/liability management or in response to other factors, are carried at fair value with any valuation adjustment reported in a separate component of stockholders' equity, net of tax effect.

Interest and dividends on investment securities and amortization of premiums and accretion of discounts are reported in interest on investment securities. Gains (losses) realized on sales of investment securities are generally determined on the specific identification method and are reported under non-interest income.

Loans

Interest on commercial and real estate loans and substantially all installment loans is recognized monthly on the loan balance outstanding. The Company's policy is to discontinue accruing interest on loans 90 days or more delinquent and restructured loans that have not yet demonstrated a sufficient payment history, which, in the opinion of management, may be doubtful as to the collection of interest or principal. These loans are designated as "non-accrual" and any accrued but unpaid interest previously recorded is reversed against current period interest revenue.

Loan origination and commitment fees net of certain costs are deferred, and the amount is amortized as an adjustment to the related loan's yield, generally over the contractual life of the loan. Unearned discounts and premiums on loans purchased are deferred and amortized as an adjustment to interest income on a basis that approximates level rates of return over the terms of the loan.

Hedging Contracts and Loans Held for Sale

The Company manages its interest rate market risk on the loans held for sale and its estimated future commitments to originate and close mortgage loans for borrowers at fixed prices ("Locked Loans") through hedging techniques which include derivative contracts and fixed price forward delivery commitments ("Forward Commitments") to sell mortgage-backed securities or specific whole loans to investors on a mandatory or best efforts basis. The Company records the inventory of loans held for sale at the lower of cost or market on an aggregate basis after considering any market value changes in the loans held for sale, Locked Loans, and Forward Commitments.

Mortgage Servicing Rights

On July 1, 1995, SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65", was adopted. SFAS No. 122 permits an allocation of a portion of the cost of loan origination to the rights to service mortgage loans. Approximately $1,188,000 and $117,000 was capitalized relating to originated mortgage servicing rights ("OMSRs") during 1996 and 1995, respectively. As of December 31, 1996 and 1995, the unamortized portion of these OMSRs were $1,271,000 and $113,000, respectively. For purposes of measuring impairment, OMSRs are stratified based on the loan type, interest rate and maturity of the underlying loans.

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

The FASB has issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which is effective for the Company's fiscal year beginning January 1, 1997.

SFAS 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The impact of the adoption of SFAS 125 upon the results of operations of the Company is not expected to be material.

Allowance for Loan Losses

The allowance for loan losses provides for risks of losses inherent in the credit extension process. Losses and recoveries are either charged or credited to the allowance. The Company's allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. The evaluations are periodically reviewed and adjustments are recorded in the period in which changes become known.


Accounting for Impairment of Loans

The Company's measurement of impaired loans includes those loans which are nonperforming and have been placed on non-accrual status and those loans which are performing according to all contractual terms of the loan agreement but may have substantive indication of potential credit weakness. As of December 31, 1996, $19.3 million of loans were considered impaired by the Company. Of this amount, $15.4 million were carried on a non-accrual basis. Approximately 17.68% of these loans were measured for impairment using the fair value of collateral, while the remaining 82.32% were measured using the present value of the expected future cash flows discounted at the loan's effective rate. As a result of these measurements, approximately $17.0 million of these loans required valuation allowances, totaling $2.2 million, which are included within the overall allowance for loan losses at December 31, 1996. Residential mortgages and consumer loans and leases outside the scope of SFAS 114 are collectively evaluated for impairment. Average impaired loans during 1996 were approximately $19.8 million and the amount of cash basis interest income recognized on these loans was $.7 million.

As of December 31, 1995, $20.2 million of loans were considered impaired by the Company. Of this amount, $14.8 million were carried on a non-accrual basis. Approximately 7.84% of these loans were measured for impairment using the fair value of collateral, while the remaining 92.16% were measured using the present value of the expected future cash flows discounted at the loan's effective rate. As a result of these measurements, approximately $18.7 million of these loans required valuation allowances, totaling $2.1 million, which were included within the overall allowance for loan losses at December 31, 1995. Average impaired loans during 1995 were approximately $20.7 million, and the amount of cash basis interest income recognized on these loans was $.6 million.


Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements for which the lesser of the estimated useful life of the asset or the term of the lease is used. The useful lives used in computing depreciation and amortization are as follows:

                                                                                            Years
                                                                                            -----
         Buildings and improvements                                                             39
         Furniture and equipment                                                                 7
         Leasehold improvements                                                             5 - 15

Gains and losses on routine dispositions are reflected in current operations. Maintenance, repairs and minor improvements are charged to operating expenses, and major replacements and improvements are capitalized.

Other Real Estate

Other real estate owned ("ORE") represents property acquired through foreclosure proceedings held for sale and real estate held for investment. ORE is carried at its fair value, net of a valuation allowance established to reduce cost to fair value. Losses are charged to the valuation allowance and recoveries are credited to the allowance. Declines in market value and gains and losses on disposal are reflected in current operations in ORE expense. Recoverable costs relating to the development and improvement of ORE are capitalized whereas routine holding costs are charged to expense. The sales of these properties are dependent upon various market conditions. Management is of the opinion that such sales will result in net proceeds at least equal to present carrying values.

Accounting for Impairment of Long-Lived Assets

The FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which was effective for the Company's fiscal year beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized. SFAS No. 121 also requires that certain assets to be disposed of be measured at the lower of carrying amount or the net realizable value. The impact of adopting SFAS 121 upon the results of operations of the Company was not material.

Income Taxes

The Company follows the liability method which establishes deferred tax assets and liabilities for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Net deferred tax assets, whose realization is dependent on taxable earnings of future years, are recognized when a more-likely-than-not criterion is met, that is, unless a greater than 50% probability exists that the tax benefits will not actually be realized sometime in the future.

Effective April 1, 1995, federal regulations restricted the amount of deferred tax assets that can be used to meet regulatory capital requirements to an amount that the institution expects to realize within one year, or 10% of Tier 1 capital, whichever is less.

The Company and its subsidiary file consolidated tax returns with the federal and state taxing authorities. A tax sharing agreement exists between the Company and the Bank whereby taxes for the Bank are computed as if the Bank were a separate entity. Amounts to be paid or credited with respect to current taxes are paid to or received from the Company.

Premium on Deposits

A premium on deposits is recorded for the difference between cash received and the carrying value of deposits acquired in purchase transactions. This premium is being amortized on a straight-line basis over 3 to 4 years. Approximately $527,000 and $1,017,000 was included in other assets in the accompanying financial statements, as of December 31, 1996 and 1995.

Stock-Based Compensation Plans

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). Effective in 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which requires that companies not electing to account for stock-based compensation as prescribed by the statement, disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used are to determine the pro forma effects of SFAS 123.

Cash Equivalents

For purposes of preparing the Consolidated Statements of Cash Flows, cash equivalents are defined to include cash and due from banks and federal funds sold.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform with the 1996 financial statement presentation.

2. INVESTMENT SECURITIES:

The Company's investment securities consisted primarily of U.S. Treasury Bills and Notes. The investment securities of the Company at December 31, 1996 and 1995 are summarized as follows (in thousands):


                                                                                                                Estimated
                                                      Amortized          Unrealized          Unrealized           Market
                                                        Cost                Gains              Losses             Value
                                                      ---------          ----------          ----------         ---------
AT DECEMBER 31, 1996:
Securities available-for-sale:
 U.S. Government Treasuries                            $  72,905         $       -           $    (53)          $ 72,852
 Revenue bond                                              1,545                 -                  -              1,545
                                                       ---------         ---------           --------           --------
   Securities available-for-sale                       $  74,450         $       -           $    (53)          $ 74,397
                                                       =========         =========           ========           ========

AT DECEMBER 31, 1995:
 U.S. Government Treasuries held to maturity           $   7,015         $       -          $      (6)          $  7,009
 U.S. Government Treasuries available for sale            38,121                27                 (1)            38,147
                                                       ---------         ---------          ---------          ---------
   Total U.S. Treasuries & Federal Agency Notes        $  45,136         $      27          $      (7)         $  45,156
                                                       =========         =========          =========          =========

BOOK VALUE AT DECEMBER 31:                                                 1996                1995
                                                                         --------           ---------
   Securities held to maturity                                           $      -           $   7,015
   Securities available-for-sale                                           74,397              38,147
                                                                         --------           ---------
    Total U.S. Treasuries                                                $ 74,397           $  45,162
                                                                         ========           =========

The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity are shown below (in thousands):


                                                               Available-for-Sale
                                                       ----------------------------------
                                                                    Estimated    Weighted
                                                       Amortized      Market     Average
                                                          Cost        Value       Yield
                                                       ---------    ---------    --------
Due in 1 year or less                                   $ 61,367     $ 61,358     4.84%
Due after 1 year through 5 years                          13,083       13,039     6.02
                                                        --------     --------

Total                                                   $ 74,450     $ 74,397     5.05%
                                                        ========     ========


Proceeds from sales of U.S. Treasury and Federal Agency Notes during the years ended 1996, 1995 and 1994, were $7,545,000, $2,972,000, and $6,991,000, respectively. Gross losses of $0, $27,891 and $0 were realized for the years ended December 31, 1996, 1995 and 1994. Gross gains of $45,404, $0, and $1,094, were realized during the years ended December 31, 1996, 1995 and 1994, respectively. U.S. Treasuries and Federal Agency Notes with a par value of $19,000,000 and $8,000,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

3.   MORTGAGE BACKED SECURITIES:

Mortgage-backed securities ("MBS"), sometimes referred to as pass-through certificates, represent an interest in a pool of loans. The securities are issued by three government agencies or corporations: (i) the Government National Mortgage Association ("GNMA"), (ii) the Federal Home Loan Mortgage Corporation ("FHLMC") and (iii) the Federal National Mortgage Association ("FNMA"). During 1996 and 1995 the Company securitized loans with a carrying value of $6,282,000 and $30,048,000, respectively, through FHLMC. The Company's MBS portfolio at December 31, 1996 consisted solely of variable rate securities issued by GNMA, and payments on those securities are backed by that government agency. MBS securities held to maturity are recorded at amortized cost, while securities available-for-sale are recorded at estimated market value. Mortgage backed securities are summarized as follows (in thousands):

                                                                                                              Estimated
                                                  Amortized            Unrealized          Unrealized           Market
                                                     Cost                 Gains              Losses             Value
                                                  ---------            ----------          ----------         ---------
AT DECEMBER 31, 1996:

   GNMA held to maturity                             $      -            $      -          $        -           $      -
   GNMA available for sale                             20,105                   -                (101)            20,004
                                                     --------            --------          ----------           --------
        Total mortgage backed securities             $ 20,105            $      -          $     (101)          $ 20,004
                                                     ========            ========          ==========           ========

AT DECEMBER 31, 1995:

   FHLMC held to maturity                            $ 17,112            $    114          $      (20)          $ 17,206
   FHLMC available for sale                             2,540                   -                 (13)             2,527
                                                     --------            --------          ----------           --------
        Total mortgage backed securities             $ 19,652            $    114          $      (33)          $ 19,733
                                                     ========            ========          ==========           ========

BOOK VALUE AT DECEMBER 31:                                       1996                1995
                                                               --------            --------
    Securities held to maturity                                $      -            $ 17,112
    Securities available-for-sale                                20,004               2,527
                                                               --------            --------
          Total MBS                                            $ 20,004            $ 19,639
                                                               ========            ========

At December 31, 1996 all MBS securities available for sale were scheduled to reprice in one year or less.

The amortized cost and estimated market value of the MBS portfolio at December 31, 1996, by contractual maturity are shown below (in thousands). Actual maturities may differ from contractual maturities as a result of prepayments of the underlying mortgages:


                                                 Available-for-Sale
                                       -------------------------------------
                                                     Estimated      Weighted
                                       Amortized      Market        Average
                                         Cost         Value          Yield
                                       ---------     ---------      --------
Due after 10 years                     $ 20,105       $ 20,004        5.53%
                                       --------       --------
Total                                  $ 20,105       $ 20,004        5.53%
                                       ========       ========

During 1996, the Company sold FHLMC securities, with an amortized cost of $15,455,000, which had previously been classified as "Held-to-Maturity", recording net gains of $300,201, and purchased GNMA securities. The purpose of this transaction was to reduce the Company's capital requirements. As a result, and in compliance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities", all investment securities are classified as "available-for-sale" as of December 31, 1996.

Proceeds from sales of MBS securities during the years ended December 31, 1996 and 1995 were $21,077,000 and $9,732,000, respectively. Gross gains of $354,837 and $55,038 and gross losses of $31,845 and $0, respectively, were realized on these sales. None of the MBS securities were pledged to secure public deposits or for other purposes at December 31, 1996.

4.  LOANS AND LOANS HELD FOR SALE:

Loans at December 31, 1996 and 1995, are summarized as follows (in thousands):

                                                                                   1996                  1995
                                                                                  ------                -----
    Real estate mortgage loans:
       One-to-four family residential                                       $    385,701            $   386,524
       Multi-family residential                                                   70,967                 77,802
       Commercial real estate                                                    182,298                153,193
       Construction/land development                                              27,050                 13,974
    Commercial loans                                                              34,617                 29,898
    Consumer loans                                                                 9,860                  6,798
    Other loans                                                                    1,294                  2,367
                                                                            ------------            -----------
       Total gross portfolio loans                                               711,787                670,556
    Less-allowance for loan losses (Note 5)                                      (13,134)               (14,910)
    Less-premiums and unearned discounts on loans purchased                       (4,731)                (4,561)
    Less-unamortized loan fees                                                      (652)                (1,290)
                                                                            ------------            -----------
       Total loans held for portfolio                                            693,270                649,795
    Residential loans held for sale                                               36,590                  4,711
                                                                            ------------            -----------
       Total loans                                                          $    729,860            $   654,506
                                                                            ============            ===========

As of December 31, 1996, the Company had $36,590,000 of 1-4 residential mortgage loans available for sale with a weighted average interest rate of 8.72%. As of December 31, 1995 loans available for sale were approximately $4,711,000, which approximated market value, with a weighted average interest rate of 7.47%. Mortgage loans serviced for others as of December 31, 1996 and 1995 were $120,711,000 and $39,951,000, respectively.

Loans on which interest was not being accrued totaled approximately $15,351,000, $14,504,000, and $12,948,000 at December 31, 1996, 1995 and 1994, respectively.
Had interest been accrued on these loans at their originally contracted rates, interest income would have been increased by approximately $1,138,000, $1,329,000, and $647,000 in the years ended December 31, 1996, 1995 and 1994, respectively. Loans past due 90 days or more and still accruing interest at December 31, 1996 and 1995, totaled approximately $113,000 and $1,876,000, respectively. The Company restructured loans totaling $2,516,000 and $145,000 during 1996 and 1995, respectively.

5.  ALLOWANCE FOR LOAN LOSSES:

Changes in the allowance for loan losses were as follows (in thousands):

                                                           For the Years Ended December 31,
                                                       ---------------------------------------
                                                       1996             1995              1994
                                                       ----             ----              ----
BALANCE,
    beginning of period                             $ 14,910         $  7,065            $ 6,539
    Provision for possible
       loan losses                                     1,800            1,685              1,575
    Discount on purchased loans
       allocated to (from) loan
       loss reserve                                   (1,732)           7,658                643
    Loans charged off                                 (2,110)          (1,947)            (1,870)
    Recoveries of loans
       charged off                                       266              449                178
                                                    --------         --------           --------
BALANCE,
    end of period                                   $ 13,134         $ 14,910           $  7,065
                                                    ========         ========           ========

While management believes that the allowance for loan losses is adequate at December 31, 1996, based on currently available information, future additions to the allowance may be necessary due to changes in economic conditions, deterioration of creditworthiness of the borrower, the value of underlying collateral or other factors. Additionally, the Florida Department of Banking and Finance, the FDIC, and the Federal Reserve, as an integral part of their regular examination process, periodically review the allowance for loan losses. These agencies may require additions to the allowance based on their judgments about information available to them at the time of examination.

The portion of the allowance for loan losses which arose due to the allocation of discounts on purchased loans may only be used to absorb losses on the related acquired loans. As of December 31, 1996 and 1995, approximately $7,150,000 and $10,249,000 of the reserve had arisen through an allocation of discounts on purchased loans.

6.  PREMISES AND EQUIPMENT:

Premises and equipment at December 31, 1996 and 1995, included (in thousands):

                                                                                  1996                     1995
                                                                              ----------                 --------
Land                                                                          $  4,951                   $  4,951
Buildings and improvements                                                       9,216                      8,671
Furniture and equipment                                                          7,371                      6,120
Leasehold improvements                                                           1,051                        903
Construction in progress                                                           268                         11
                                                                              --------                    -------
    Total premises and equipment                                                22,857                     20,656
Less-accumulated depreciation and amortization                                  (3,142)                    (1,665)
                                                                              --------                   --------
    Premises and equipment, net                                               $ 19,715                   $ 18,991
                                                                              ========                   ========

7.  OTHER REAL ESTATE (ORE):

State banking regulations require the Company to dispose of all ORE acquired through foreclosure within five years of acquisition, with a possibility for additional extensions, each of up to five years. Failure to receive additional extensions could result in losses on ORE. There were two ORE properties totaling $4,477,000 at December 31, 1996, which were required to be disposed of by year-end. The Company has been granted an extension on these properties by the State. As of December 31, 1996, a third property, in the amount of approximately $254,000, is required to be disposed of no later than December 31, 1997. Management expects an extension will also be granted by the State on this property if not sold. In addition, federal banking regulations had required the Bank to dispose of one of these properties amounting to $3,200,000 by December 31, 1996 but the FDIC has granted an extension of the holding period to December 19, 1997. While the current appraisal on this property indicates that the market value of the tract exceeds its book value, a sale to a party other than an end-user could result in proceeds below the current book value.

During 1995, the former headquarter building was vacated and that space was leased to a third party. Since that building was no longer used for banking purposes, approximately $2,498,000 was transferred from premises and equipment to ORE held for investment. During 1996, this building was sold and a gain of $1,207,000 was recorded.

Loans converted to ORE through foreclosure proceedings totaled $6,910,000, and $2,639,000, for the years ended December 31, 1996 and 1995, respectively. Sales of ORE that were financed by the Company totaled $3,676,000 and $1,358,000 for the years ended December 31, 1996 and 1995, respectively.

Changes in the valuation allowance for ORE were as follows (in thousands):


                                                          For the Years Ended December 31,
                                                      ----------------------------------------
                                                      1996             1995               1994
                                                      ----             ----               ----
BALANCE, beginning of period                        $   966          $ 1,170            $ 1,718

    Provision                                         1,611                -                 10

    Charge-offs                                         (63)            (204)              (558)
                                                    -------          -------            -------

BALANCE, end of period                              $ 2,514          $   966            $ 1,170
                                                    =======          =======            =======

8.     INCOME TAXES:

Income taxes are comprised of the following (in thousands):

                                                             For the
                                                           Years Ended
                                                           December 31,
                                                 --------------------------------
                                                 1996           1995         1994
                                                 ----           ----         ----
    Current provision                          $ 3,744       $ 2,899       $ 2,612
    Deferred benefit                            (1,512)       (1,024)       (2,144)
                                               -------       -------       -------
                                               $ 2,232       $ 1,875       $   468
                                               =======       =======       =======

At December 31, 1996, the Company had approximately $670,000 of remaining federal and $2,393,000 of state net operating loss carryforwards. These carryforwards expire in the years 2006 through 2008.

Following the change of ownership in 1993, recognition of net operating loss carryforwards were limited to approximately $259,000 each year. If the full amount of the limitation is not used in any years, the amount not used increases the allowable limit in the subsequent year.

Deferred tax assets and liabilities were comprised of the following at December 31, 1996 and 1995 (in thousands):

                                                                                1996                       1995
                                                                               -------                    -------
    Gross deferred tax assets:
      Tax bases over financial bases for loans
       (loan loss reserve & discounts)                                        $  2,329                   $  1,230
      Financial amortization of premium over tax amortization                      646                        533
      Interest on non-accrual loans                                                315                        250
      Tax bases over financial bases for ORE                                     1,286                        634
      Net operating losses and tax credit carryforward                             314                        411
      Mark-to-market-loans held for sale                                           232                          -
      Other                                                                        145                        160
                                                                              --------                   --------
         Gross deferred tax asset                                                5,267                      3,218
         Gross deferred tax liabilities                                            567                         93
                                                                              --------                   --------
         Net deferred tax asset                                               $  4,700                   $  3,125
                                                                              ========                   ========


The valuation allowance for the deferred tax asset was $1,604,000 at December 31, 1993. The valuation allowance was subsequently eliminated during the years ended December 31, 1995 and 1994 by decreases to tax expense of $177,000 and $1,427,000 respectively. There were no valuation allowances against the deferred tax asset for the year ended December 31, 1996 and 1995 as management has determined that it is more likely than not that all of the deferred tax asset recorded will be realized. The net deferred tax asset increased during 1996

The Company's effective tax rate varies from the statutory rate of 34 percent. The reasons for this difference are as follows (in thousands):

                                 For the Years Ended December 31,
                                 --------------------------------
                                   1996       1995       1994
                                 -------    -------    -------
Computed "expected" tax
    provision                    $ 2,045    $ 2,600    $ 2,505
Increase (reduction) of taxes:
    Tax-exempt interest
       income                        (22)       (27)       (29)
    Valuation allowance               --       (177)    (1,427)
    Amortization of excess
       of fair value over
       purchase price                 --       (536)    (1,017)
    State taxes                      217        216        265
    Other                             (8)      (201)       171
                                 -------    -------    -------
       Total                     $ 2,232    $ 1,875    $   468
                                 =======    =======    =======

9.  SUBORDINATED DEBT:

On December 27, 1996, the Company issued $6,000,000 in convertible subordinated debentures at a fixed interest rate of 6.00%, interest payable semi-annually, with a maturity of December 1, 2011. The Company has the right to redeem the debentures beginning in 2001 at 106% of face value, with the premium declining 1% per year thereafter and without any premium if the price of the Company's common stock equals or exceeds 130% of the conversion price for not less than 20 consecutive trading days. The debentures are convertible by the holder at any time prior to maturity into the Company's $2.00 par value common stock at a conversion price of $17.85714 per share (equivalent to a conversion rate of 56 common shares per $1,000 principal amount of debentures). The Company incurred $213,000 in issuance costs which will be amortized over 36 months.

10. OFF-BALANCE-SHEET RISK, COMMITMENTS AND CONTINGENCIES:

Concentration of Credit Risk

The Company's core customer loan origination base is located along the west coast and in central Florida. The majority of the Company's purchased loan portfolio is concentrated in the states of Florida, California, Texas, and in the northeastern United States. At December 31, 1996 and 1995, approximately 94 percent of the Company's loan portfolio was secured by real estate. Mortgage loans secured by 1-4 family properties comprised approximately 60 and 61 percent, respectively, of total mortgage loans at December 31, 1996 and 1995.

Off-Balance-Sheet Items

The Company enters into financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to limit exposure to changes in the value of loans held for sale. These financial instruments include commitments to extend credit, commercial and standby letters of credit, and forward contracts for the delivery of loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk that are not recognized in the accompanying consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments discussed above is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of financial instruments with off-balance-sheet risk at December 31, 1996, is as follows (in thousands):

                                                     Contractual
                                                       Amount
                                                      --------
Commitments to extend credit                          $ 51,754
Unfunded lines of credit                                64,604
Commercial and standby letters of credit                 7,415
                                                      --------
   Total                                              $123,773
                                                      ========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include premises and equipment, inventory and accounts receivable. Unfunded lines of credit represent the undisbursed portion of lines of credit which have been extended to customers.

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party which typically do not extend beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company typically holds certificates of deposit as collateral supporting those commitments, depending on the strength of the borrower. Outstanding unsecured standby letters of credit at December 31, 1996, totaled approximately $1,376,000.

At December 31, 1996, in connection with managing the interest rate market risk on its loans held for sale and Locked Loans totaling $37,416,000, the Company had outstanding $15,000,000 (estimated fair value of $15,165,000) of Forward Commitments which expire over the next two months, the period when the loans are expected to be sold and Locked Loans are expected to close.

The Company reduces its risk of nonperformance under the hedging contracts by entering into those contracts with reputable security dealers and investors and evaluating their financial condition. However, there is a risk that certain of the Locked Loans do not close or are renegotiated in a declining interest rate market and close at lower prices. The Company reduces this risk by collecting nonrefundable commitment fees on certain of the Locked Loans and enters into Forward Commitments to deliver loans to investors primarily on a best efforts basis.

Commitments

The Company has entered into a number of noncancelable operating leases primarily for branch banking locations. At December 31, 1996, minimum rental commitments based on the remaining noncancelable lease terms were as follows (in thousands):

    1997                                  $ 2,008
    1998                                    1,809
    1999                                    1,432
    2000                                    1,186
    2001                                    1,123
    Thereafter                              3,839
                                          -------
                                           11,397
    Less-sublease rentals                  (1,063)
                                          -------
                                          $10,334
                                          =======

Total rent expense for the years ended December 31, 1996, 1995 and 1994 was $1,653,000, $1,009,000, and $435,000, respectively. Total rental income from subleases for the years ended December 31, 1996, 1995 and 1994 was $971,000, $1,113,000, and $1,132,000, respectively.

During 1994 a capital lease obligation of approximately $981,000 was incurred related to the leasing of data processing equipment with an implicit rate of 7.49%. Minimum lease payments under this capital lease are approximately $214,000 in each of the years 1997, 1998 and $107,000 in 1999. In addition, the Company is obligated to make processing payments in relation to its computer facilities of approximately $966,000 in each of the years 1997 and 1998, $1,073,000 in 1999, $1,181,000 in 2000, and $197,000 in 2001.

Contingencies

The Company is subject to various other legal proceedings and claims which arise in the normal course of business. In the opinion of management, the amount of liability with respect to these other proceedings would not have a material effect on the financial statements.

11. EMPLOYEE BENEFIT PLANS

On January 1, 1987, a retirement plan was adopted, covering substantially all employees, which includes a 401(k) arrangement. Each employee of the Company automatically becomes eligible to participate in the savings plan on the January 1 immediately following the date on which such employee attains the age of 18 and completes six months of service. An employee must complete 1,000 hours of service during each subsequent plan year, and failure to complete 1,000 hours of service in a subsequent plan year will constitute a "one year break in service" and a forfeiture of eligibility to participate in the plan.

Employees' before-tax contributions are limited based on restrictions established by the Internal Revenue Service. Employees also may elect to make after-tax contributions to their account. In each plan year, the Company will make matching contributions to each account equal to 25% of the employees elective contributions, but only up to the amount that does not exceed 6% of compensation. Beginning January 1, 1997, if the Company attains a return on equity in excess of 10.0% for a quarterly period, the matching contribution will be increased to 50% for that period, concurrently. Employees are 100% vested at all times in their contributions and regular matching contributions. In addition, the 401(k) arrangement plan permits the Company to contribute a discretionary amount to all of the participants for any plan year, and that contribution will be allocated among the participants based upon their respective shares of the total compensation paid during the plan year to all participants eligible. The Company's contributions were $108,900, $58,200, and $38,500 in the years ended December 31, 1996, 1995 and 1994, respectively.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

Generally, the Company's practice and intent is to hold its financial instruments to maturity, unless otherwise designated. Where available, quoted market prices are used to determine fair value. However, many of the Company's financial instruments lack quoted market prices. Although the Company has incorporated what it considers to be appropriate estimation methodologies for those financial instruments which lack quoted market prices, a significant number of assumptions must be used in determining such estimated fair values. Such assumptions include subjective assessments of current market conditions, perceived risks associated with these financial instruments and other factors. Different assumptions might be considered by the user of the financial statements to be more appropriate, and the use of alternative assumptions or estimation methodologies could have a significant effect on the resulting estimated fair values. The estimated fair values presented neither include nor give effect to the values associated with the Company's business, existing customer relationships, and branch banking network, amount other things.

The following estimates of the fair value of certain financial instruments held by the Company include only instruments that could reasonably be evaluated. The investment securities portfolio was evaluated using market quotes as of December 31, 1996 and 1995. The fair value of the loan portfolio was evaluated using market quotes for similar financial instruments, where available. Otherwise, discounted cash flows, after adjusting for credit deterioration, were used based upon current rates the Company would use in extending credit with similar characteristics. These rates may not necessarily be the same as those which might be used by other financial institutions for similar loans. Cash and due from banks and federal funds sold were valued at cost. The fair values disclosed for checking accounts, savings accounts, securities sold under agreements to repurchase, and certain money market accounts are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time deposits are estimated using a discounted cash flow calculation that applies current interest rates to aggregated expected maturities. Standby letters of credit and commitments to extend credit were valued at book value as the majority of these instruments are based on variable rates.

These evaluations may incorporate specific value to the Company in accordance with its asset/liability strategies, interest rate projections and business plans at a specific point in time and therefore, should not necessarily be viewed as liquidation value. They should also not be used in determining overall value of the Company due to undisclosed and intangible aspects such as business and franchise value, and due to changes to assumptions of interest rates and expected cash flows which might need to be made to reflect expectations of returns to be earned on instruments with higher credit risks.


The table below illustrates the estimated fair value of the Company's financial instruments as of December 31 using the assumptions described above (in thousands):

                                                                        1996          1995
                                                                     --------       --------
Cash and due from banks                                              $ 27,810       $ 19,806
                                                                     ========       ========
Interest bearing deposits in banks                                        118              2
                                                                     ========       ========
Investment securities                                                  94,401         68,429
                                                                     ========       ========
Federal funds sold                                                      8,000         14,621
                                                                     ========       ========
Loans                                                                 754,445        681,163
                                                                     ========       ========
Mortgage servicing rights                                               1,690            113
                                                                     ========       ========
Deposits                                                              830,562        746,904
                                                                     ========       ========
Securities sold under agreements to repurchase                         15,372          3,072
                                                                     ========       ========
Subordinated debt                                                       6,000             --

Standby letters of credit                                               7,415          6,178
                                                                     ========       ========
Commitments to extend credit and unfunded lines of credit             116,358        103,076
                                                                     ========       ========


13.    STOCKHOLDERS' EQUITY:

Perpetual Preferred Convertible Stock

The Company has 75,000 outstanding shares of perpetual preferred convertible stock. The preferred stock has a liquidation preference of $88 per share and carries a noncumulative dividend of $3.52 per year, payable quarterly. Dividends on the preferred stock must be paid before any dividends on common stock can be paid. Beginning December 16, 1994 and thereafter, the preferred stock can be converted by the holders into 10 shares of common stock for each share of preferred stock. The preferred stock was redeemable at the option of the Company through December 16, 1996, at a price of $96.80 per share. The holders of the preferred stock vote with the holders of the common stock and are entitled to 10 votes per share of preferred stock.

Dividends

Florida Statutes limit the amount of dividends the Bank can pay in any given year to that year's net income plus retained net income from the two preceding years. Additionally, the Bank and the Company cannot pay dividends which would cause either to be undercapitalized as defined by federal regulations.

1995 Rights and Public Stock Offerings

On June 27, 1995, an offering was completed to the public and to the stockholders of 800,000 shares of the $2.00 par value Common Stock. The Common Stock was offered through a combined subscription Rights Offering and an underwritten Public Offering (the "Offerings"). The number of shares subscribed for in the Rights Offering totaled 287,049 with 512,951 shares sold in the Public Offering. The price per share was $12.50 for the Offerings and net proceeds amounted to $9,137,000.

1993 Non-qualified Stock Option Plan

On May 28, 1993, the Company adopted a non-qualified stock option plan (the "Option Plan") which reserved 80,000 shares of common stock for future issuance under the Option Plan to eligible employees of the Company. As of December 31, 1996, 60,000 options were granted under the Option Plan and 35,000 were outstanding. The per share exercise price of each stock option is determined by the Board of Directors at the date of grant.

The plan terminates in 2003 or at the discretion of the Board of Directors.

1995 Incentive Stock Option Plan

On April 29, 1994, the shareholders approved a qualified incentive stock option plan to certain key employees. In connection with the Company's holding company reorganization and share exchange in which all of the Company's stockholders became stockholders of the Company, the Company adopted the Republic Bancshares, Inc. 1995 Stock Option Plan (the "Plan") as a replacement for the Company's 1994 Stock Option Plan. The Plan was approved by the stockholders of the Bank at the Bank's Special Meeting held on February 27, 1996. On April 23, 1996, the shareholders approved certain amendments to the Plan (the "Amendment"). Under the Amendment, the total number of shares that may be purchased pursuant to the plan cannot exceed 525,000 over the life of the plan and provides that the maximum number of options granted to any one individual in any fiscal year under the plan cannot exceed 62,000. There is no limitation on the annual aggregate number of options to be granted in any fiscal year. Each option granted under the plan will be exercisable by the grantee during a term, not to exceed ten years, fixed by the compensation committee of the Board of Directors (the "Committee"). However, no more than 20% of the shares subject to such options shall vest annually beginning at date of grant. However, in the event of a change in control, or termination of employment without cause, all options granted become exercisable immediately. Options under the plan, which have been granted to the employees of the Flagship/Capital mortgage banking division of the Company, vest at the rate of 20% at the end of each 12 month period over five years, contingent upon that division meeting specified net income performance goals as set by the Board of Directors. If the performance goal for each year is not met, then the options that would have become exercisable at the end of the 12 month period shall expire and be null and void. In addition, options granted to employees of this division shall not vest and become exercisable if there is a change in control or a termination of employment without cause, until the performance goal for at least one year has been met.

Upon the grant of an option to a key employee, the Committee will fix the number of shares of common stock that the grantee may purchase upon exercise of the option, and the price at which the shares may be purchased. The exercise price for all options shall not be less than the fair market value. During 1996, 1995 and 1994, options to purchase 270,900, 59,700 and 46,450 shares, respectively, under the incentive stock option plan were granted. Of the options previously granted, 12,460 shares have expired through the termination of key employees without having exercised their options, thereby making these options available for future grants. As of December 31, 1996, 361,470 options remained outstanding.

Aggregate Stock Option Activity

The Company adopted SFAS 123 for disclosure purposes in 1996. For SFAS 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions (weighted averages): risk-free interest rate of 6.42 percent, expected life of 7 years, dividend rate of zero percent, and expected volatility of 23 percent. Using these assumptions, the fair value of the stock options granted in 1996 and 1995 is $1,583,000 and $346,900, respectively, which would be amortized as compensation expense over the vesting period of the options. Options vest equally over five years. Had compensation cost been determined consistent with SFAS 123, utilizing the assumptions detailed above, the Company's net income and income per share as reported would have been the following pro forma amounts (in thousands except share data):

                                                       1996         1995
                                                       ----         ----
           Net Income
             As reported                              $3,784      $5,773
             Pro forma                                 3,588       5,730
           Income per share
             As reported                                0.76        1.26
             Pro forma                                  0.72        1.26


Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years. A summary of the status of the Company's stock option plans at December 31, 1996, 1995 and 1994 and for the years then ended is presented in the table and narrative below:

                                     1994                1995           1996
                             -------------------------------------------------
                                         Wtd Avg             Wtd Avg              Wtd Avg
                              Shares    Ex Price  Shares     Ex Price  Shares     Ex Price
                             -------    --------  -------    -------- --------    --------
Fixed Options
Outstanding - beg. of year    50,000    $   6.44   81,500    $   8.75  131,810    $  11.00
Granted                       46,450       10.50   59,700       14.00   70,900       13.63
Exercised                    (14,950)       6.46   (3,170)       9.58       --          --
Forfeited                         --          --   (6,220)      11.06   (6,240)      13.42
Expired                           --          --       --          --       --          --
                             -------    --------  -------    -------- --------    --------
Outstanding - end of year     81,500        8.75  131,810       11.00  196,470       11.87
                             =======    ========  =======    ======== ========    ========
Exercisable - end of year     14,340        9.41   45,112        9.07   92,530       10.29
Wtd. avg. fair value
of options granted                                               5.81                 5.84

Performance Options
Outstanding - beg. of year        --          --       --          --       --          --
Granted                           --          --       --          --  200,000       13.63
Exercised                         --          --       --          --       --          --
Forfeited                         --          --       --          --       --          --
Expired                           --          --       --          --       --          --
                             -------              -------             --------
Outstanding - end of year         --                   --          --  200,000       13.63
                             =======              =======             ========
Exercisable - end of year         --          --       --          --       --          --
Wtd. avg. fair value
of options granted                                                                    5.84


                                  Options Outstanding                                      Options Exercisable
      --------------------------------------------------------------------------       -----------------------------
                            Number        Weighted-Average                               Number
         Range of         Outstanding         Remaining       Weighted-Average         Exercisable   Weighted-Average
      Exercise Prices     at 12/31/96     Contractual Life     Exercise Price          at 12/31/96    Exercise Price
      ---------------     -----------     ----------------   -------------------       -----------   ---------------
        5.40-10.50           72,370          6.89 years         $  8.57                   56,630         $ 8.04
       13.63-14.00          324,100          9.21 years           13.69                   35,900          13.86

14.   EARNINGS PER SHARE:

Net Income Per Common and Common Equivalent Share

Net income per common and common equivalent share has been computed by dividing net income by the weighted average common and common equivalent shares outstanding during the periods. The weighted average common and common equivalent shares outstanding has been adjusted to include the number of shares that would have been outstanding if the stock options granted had been exercised, with the proceeds being used to buy shares from the market (i.e., the treasury stock method) and the perpetual preferred convertible stock had been converted to common stock at the earlier of the beginning of the year or the issue date (i.e., the if-converted method). Net income per common and common equivalent shares represents both primary and fully diluted per share information.

15.   REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve (for the Company) and the FDIC (for the Bank). There are three basic measures of capital adequacy for banks that have been promulgated by the Federal Reserve; two risk-based measures and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The minimum guidelines for the ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital (i.e., 4.0% of risk-weighted assets) must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for banks that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier I Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

The Bank had previously undertaken in writing to the FDIC to achieve a Leverage Ratio of at least 5.50% by September 30, 1995, which it did, and will consider raising additional capital or reducing internal growth should the ratio fall below that level in the future. The Company's leverage ratio requirement remains at 5.00%. Other than the foregoing commitment, the Bank has not been advised by the FDIC of any specific minimum capital ratio requirement applicable to it.

Failure to meet capital guidelines could subject a bank or a bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. Substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements under the federal prompt corrective action regulations.

As of December 31, 1996 and 1995, the Company and the Bank were considered "well capitalized" under the federal banking agencies for prompt corrective action regulations. The table which follows sets forth the amounts of capital and capital ratios of the Company and the Bank as of December 31, 1996 and 1995, and the applicable regulatory minimums (in thousands):

                                                                       COMPANY                  BANK
                                                                -------------------      -----------------
                                                                 AMOUNT       RATIO      AMOUNT      RATIO
                                                                -------       -----      -------     -----
As of December 31, 1996:
RISK-BASED CAPITAL:

  Tier 1 Capital
  Actual                                                        $51,325        8.82%     $57,113      9.82%
  Minimum required to be "Adequately Capitalized"                23,268        4.00       23,260      4.00
  Excess over minimum to be "Adequately Capitalized"             28,057        4.82       33,853      5.82
  To be "Well Capitalized"                                       34,902        6.00       34,890      6.00
  Excess over "Well Capitalized" requirements                    16,423        2.82       22,223      3.82

  Total Capital
  Actual                                                         64,630       11.11       64,418     11.08
  Minimum required to be "Adequately Capitalized"                46,536        8.00       46,519      8.00
  Excess over minimum to be "Adequately Capitalized"             18,094        3.11       17,899      3.08
  To be "Well Capitalized"                                       58,170       10.00       58,149     10.00
  Excess over "Well Capitalized" requirements                     6,460        1.11        6,269      1.08

TIER 1 CAPITAL TO TOTAL ASSETS (LEVERAGE):
  Actual                                                         51,325        5.90       57,113      6.57
  Minimum required to be "Adequately Capitalized"                34,807        4.00       34,798      4.00
  Excess over minimum to be "Adequately Capitalized"             16,518        1.90       22,315      2.57
  To be "Well Capitalized"                                       43,509        5.00       47,848      5.50
  Excess over "Well Capitalized" requirements                     7,816        0.90%       9,265      1.07

As of December 31, 1995:
RISK-BASED CAPITAL:

  Tier 1 Capital
  Actual                                                            N/A         N/A       47,940      9.17
  Minimum required to be "Adequately Capitalized"                   N/A         N/A       20,904      4.00
  Excess over minimum to be "Adequately Capitalized"                N/A         N/A       27,036      5.17
  To be "Well Capitalized"                                          N/A         N/A       31,356      6.00
  Excess over "Well Capitalized" requirements                       N/A         N/A       16,584      3.17

  Total Capital
  Actual                                                            N/A         N/A       53,833     10.30
  Minimum required to be "Adequately Capitalized"                   N/A         N/A       41,809      8.00
  Excess over minimum to be "Adequately Capitalized"                N/A         N/A       12,024      2.30
  To be "Well Capitalized"                                          N/A         N/A       52,260     10.00
  Excess over "Well Capitalized" requirements                       N/A         N/A        1,573      0.30

TIER 1 CAPITAL TO TOTAL ASSETS (LEVERAGE):
  Actual                                                            N/A         N/A       47,940      6.00
  Minimum required to be "Adequately Capitalized"                   N/A         N/A       31,962      4.00
  Excess over minimum to be "Adequately Capitalized"                N/A         N/A       15,978      2.00
  To be "Well Capitalized"                                          N/A         N/A       43,948      5.50
  Excess over "Well Capitalized" requirements                       N/A         N/A        3,992      0.50%

16.  RELATED PARTY TRANSACTIONS

William R. Hough, a director and one of the two controlling shareholders, is President and the controlling shareholder of William R. Hough & Co., an NASD-member investment banking firm. In December 1996, the Company offered $6,000,000 of convertible subordinated debentures through a private placement on a "best efforts" basis exclusively through William R. Hough & Co. as "Sales Agent" for the Company. The sales agent agreement provided for the payment to William R. Hough & Co. of a fee of 1.50% for each $1,000 principal amount of debentures sold to directors of the Company or their spouses and 3% for each $1,000 of debentures sold to all others. The total amount of fees paid to William R. Hough & Company for the sale of the debentures was $162,000. In addition, the Company agreed to indemnify the sales agent against and contribute toward certain liabilities, including liabilities under the Securities Act, and to reimburse William R. Hough & Co. for certain expenses and legal fees related to the sale of the debentures of approximately $51,000.

In July 1996, William R. Hough & Co. began offering sales of insurance and mutual fund products and investment advisory services on the premises of the Company. The Company was paid a monthly fee of $300 for each banking office participating in the program plus a fee of 15% of the gross commissions earned from sales of non-insurance products. On January 1, 1997, this agreement was terminated and replaced with a new agreement where the Company will be paid 50% of the net profits earned from sales of investment products on the Company's premises.

In June 1995, in connection with a rights offering of the Company Common Stock conducted by the Company, William R. Hough & Co. participated as a soliciting dealer, and as such was entitled to receive solicitation fees in an amount equal to approximately $11,900. William R. Hough & Co. also participated in the selling group for the public offering of the Company Common Stock that took place in conjunction with the rights offering. In connection with the public offering, William R. Hough & Co. received approximately $18,000 in discounts and other fees.

In addition, WRH Mortgage, Inc., a related interest of William R. Hough, acted as the Company's agent in the purchase of two loan pools from the Resolution Trust Corporation on May 23, 1995 and was paid due diligence fees totaling $39,997. The Company also entered into an agreement with William R. Hough & Co. on August 15, 1995 to periodically purchase securities under agreement to repurchase at a rate based on the prevailing federal funds rate plus 1/8 of 1%.

Certain directors and executive officers of the Company and Bank, members of their immediate families, and entities with which such persons are associated are customers of the Bank. As such, they had transactions in the ordinary course of business with the Bank during 1996 and will have additional transactions in the future. All loans and commitments to lend included in those transactions were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, have not involved more than the normal risk of collectibility or presented other unfavorable features.

17.  BANK HOLDING COMPANY FINANCIAL STATEMENTS:

Condensed financial statements of the Company (Republic Bancshares, Inc.) are presented below. Amounts shown as investment in the wholly-owned subsidiary and equity in earnings of the subsidiary are eliminated in consolidation.

                           REPUBLIC BANCSHARES, INC.
                      PARENT-ONLY CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                              1996
                                                                            -------
         ASSETS
    Cash                                                                    $     0
    Investment in wholly-owned subsidiary                                    60,111
    Prepaid issuance costs-subordinated debt                                    212
                                                                            -------
        Total                                                               $60,323
                                                                            =======

LIABILITIES

    Subordinated debt                                                       $ 6,000
    Accrued interest on subordinated debt                                         4
                                                                            -------
        Total liabilities                                                     6,004
                                                                            =======
STOCKHOLDERS' EQUITY

    Perpetual preferred convertible stock                                     1,500
    Common stock                                                              8,367
    Capital surplus                                                          26,699
    Retained earnings                                                        17,849
    Unrealized losses on available-for-sale securities                          (96)
                                                                            -------
        Total stockholders' equity                                           54,319

        Total                                                               $60,323
                                                                            =======


                         PARENT-ONLY CONDENSED STATEMENTS OF OPERATIONS
                                       (IN THOUSANDS)

INCOME                                                                        1996
                                                                              ----
    Dividends from bank                                                     $   264
    Interest expense on subordinated debt                                        (5)
    Equity in undistributed net income
      of subsidiary                                                           3,525
                                                                            -------
        Net Income                                                          $ 3,784
                                                                            =======

                   PARENT-ONLY CONDENSED CASH FLOW STATEMENT
                                 (IN THOUSANDS)

                                                                         For the Year
                                                                         ------------
                                                                            Ended
                                                                            -----
                                                                       December 31, 1996
                                                                       -----------------
OPERATING ACTIVITIES:
Net Income ......................................................         $  3,784
Reconciliation of net income to net cash provided:
  Reconciliation of net income on subordinated debt .............                5
  Equity in undistributed net income of subsidiary ..............           (3,525)
                                                                          --------
         Net cash provided by operating activities ..............              264
                                                                          --------
INVESTMENT ACTIVITIES:
Equity investment in banking subsidiary .........................          (56,648)
                                                                          --------
         Net cash used in investing activities ..................          (56,648)
FINANCING ACTIVITIES:
Issuance of stock and reorganization ............................           50,860
Proceeds from issuance of subordinated debt .....................            5,788
Dividend Payments on perpetual preferred stock ..................             (264)
                                                                          --------
         Net cash provided by investing activities ..............           56,384
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............         $     --
                                                                          --------
Cash Balance Beginning ..........................................         $     --
                                                                          --------
Cash Balance Ending .............................................         $     --
                                                                          --------

18.      MERGERS AND ACQUISITIONS

On December 19, 1996, the Company announced that an agreement had been reached for the acquisition of Firstate Financial, F.A. ("Firstate"), a thrift institution headquartered in Orlando, Florida, for a cash purchase price of $5,501,000. Firstate is not publicly traded. The agreement is subject to final approval by the Department, FDIC and FRB. At December 31, 1996, Firstate had total assets of $103,624,000 (unaudited) and total deposits of $84,842,000 (unaudited). Firstate currently maintains a branch office in downtown Orlando and an office in Winter Park, Florida. The acquisition will be accounted for using purchase accounting rules.

On March 10, 1997, the Company and F.F.O. Financial Group, Inc., St. Cloud, Florida ("FFO") announced their board of directors had executed a letter of intent for the combination of the two companies. FFO has 11 branch offices in Osceola, Orange and Brevard counties with total assets of $316,949,000 and total deposits of $286,927,000. Mr. William R. Hough, president of an investment banking firm in St. Petersburg, Florida, owns a controlling interest in both companies. Under the terms of the letter of intent, the Company will exchange shares of Company Common Stock for all of the 8,430,000 outstanding shares of FFO common stock at a ratio of 0.29 share of the Company for each share of FFO. In the event that the product of the exchange ratio and the average closing price of the Company Common Stock on each of the twenty consecutive trading days ending on the third business day preceding the effective date of the transaction is below $4.10, the exchange ratio will be adjusted for decreases in the price of the Company Common Stock price; however, in no event will the exchange ratio exceed 0.30. FFO has the right to terminate the agreement if the average of the Company's stock price is less than $13.50. Either party has the right to terminate the agreement if the merger does not occur by November 1, 1997. Outstanding options for FFO common stock will be converted into options for Company Common Stock on the same basis. The transaction will be accounted for as a corporate reorganization under which the controlling shareholder's interest in FFO will be carried forward at its historical cost while the minority interest in FFO will be recorded at fair value. The transaction is subject to completion of a definitive agreement, shareholder approval by the parties, approval by various regulatory authorities, receipt of opinion that the transaction qualifies as a tax-free reorganization, and receipt of fairness opinions by each companies' financial advisor.

The above financial information regarding Firstate and FFO was derived from unaudited financial statements at December 31, 1996.

                           REPUBLIC BANCSHARES, INC.
       CONSOLIDATED BALANCE SHEETS - MARCH 31, 1997 AND DECEMBER 31, 1996
                      ($ IN THOUSANDS, EXCEPT PAR VALUES)

                                                                                             MARCH 31,             December 31,
ASSETS                                                                                         1997                    1996
                                                                                            ---------               ---------
                                                                                            (UNAUDITED)
Cash and due from banks                                                                     $  23,803               $  27,810
Interest bearing deposits in banks                                                                 --                     118
Investment securities:
   Held to maturity                                                                                --                      --
   Available for sale                                                                          42,709                  74,397
Mortgage-backed securities:
   Held to maturity                                                                                --                      --
   Available for sale                                                                          20,489                  20,592
FHLB stock                                                                                      5,081                   4,830
Federal funds sold                                                                             41,000                   8,000
Loans held for sale                                                                            40,201                  36,590
Loans, net of allowance for loan losses  (Notes 2 and 3)                                      694,784                 693,270
Premises and equipment, net                                                                    20,015                  19,715
Other real estate owned, acquired through foreclosure, net                                      7,250                   7,363
Other assets                                                                                   16,761                  15,183
                                                                                            ---------               ---------
        Total assets                                                                        $ 912,093               $ 907,868
                                                                                            =========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits-
     Noninterest-bearing checking                                                           $  49,066               $  50,060
     Interest checking                                                                         89,895                  87,639
     Money market                                                                              32,017                  32,665
     Savings                                                                                  251,345                 245,951
     Time deposits                                                                            406,737                 411,665
                                                                                            ---------               ---------
        Total deposits                                                                      $ 829,060               $ 827,980

   Securities sold under agreements to repurchase                                              16,160                  15,372
   Subordinated debt (6% rate, matures December 1, 2011)                                        6,000                   6,000
   Other liabilities                                                                            5,294                   4,197
                                                                                            ---------               ---------
        Total liabilities                                                                   $ 856,514               $ 853,549
                                                                                            ---------               ---------
Stockholders' equity:
   Noncumulative perpetual preferred convertible stock ($20.00 par, 100,000 shares authorized, 75,000 shares issued and outstanding.
     Liquidation preference $6,600 at March 31, 1997 and December 31, 1996.)                    1,500                   1,500
   Common stock ($2.00 par, 20,000,000 shares authorized and 4,183,507
      shares issued and outstanding at March 31, 1997 and December 31, 1996)                    8,367                   8,367
   Capital surplus                                                                             26,699                  26,699
   Retained earnings                                                                           19,386                  17,849
   Net unrealized gains (losses) on available-for-sale securities, net of tax effect             (373)                    (96)
                                                                                            ---------               ---------
              Total stockholders' equity                                                       55,579                  54,319
                                                                                            ---------               ---------
              Total liabilities and stockholders' equity                                    $ 912,093               $ 907,868
                                                                                            =========               =========


   The accompanying notes are an integral part of these consolidated balance sheets.

                           REPUBLIC BANCSHARES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   For the Three Months Ended March 31,
                                                                   ------------------------------------
                                                                        1997                    1996
                                                                     ---------               ---------
                                                                                (unaudited)
INTEREST INCOME:
  Interest and fees on loans                                         $  16,506               $  14,778
  Interest on investment securities                                        486                     428
  Interest on mortgage-backed securities                                   306                     291
  Interest on federal funds sold                                           685                     297
  Interest on other investments                                             87                      68
                                                                     ---------               ---------
     Total interest income                                              18,070                  15,862
                                                                     ---------               ---------
INTEREST EXPENSE:
  Interest on deposits                                                   8,662                   7,879
  Interest on subordinated debt                                            108                      --
  Interest on other borrowings                                             199                      48
                                                                     ---------               ---------
     Total interest expense                                              8,969                   7,927
                                                                     ---------               ---------
     Net interest income                                                 9,101                   7,935

PROVISION FOR LOAN LOSSES                                                1,138                     450
                                                                     ---------               ---------
     Net interest income after
     provision for possible loan losses                                  7,963                   7,485
                                                                     ---------               ---------

NONINTEREST INCOME:
  Service charges on deposit accounts                                      438                     376
  Loan fee income                                                          125                     125
  Income from mortgage banking activities                                  898                      --
  Gain (loss) on sale of loans, net                                      1,188                     (11)
  Gain on sale of securities, net                                           42                       4
  Other operating income                                                   433                     184
                                                                     ---------               ---------
     Total noninterest income                                            3,124                     678

NONINTEREST EXPENSES:
  General and administrative ("G&A") expenses                            8,240                   5,956
  Provision for losses on ORE                                              170                     180
  Other ORE (income) expense                                               (13)                      1
  Amortization of premium on deposits                                      123                     123
                                                                     ---------               ---------

     Total noninterest expenses                                      $   8,520               $   6,260
                                                                     ---------               ---------

Income before income taxes                                               2,567                   1,903
Income tax provision                                                       964                     699
                                                                     ---------               ---------
NET INCOME                                                           $   1,603               $   1,204
                                                                     =========               =========

PER SHARE DATA:
   Net income per common and common
   equivalent share                                                  $     .32               $     .24
                                                                     =========               =========
   Weighted average common and common
   equivalent shares outstanding                                     4,980,167               4,953,119
                                                                     =========               =========


The accompanying notes are an integral part of these consolidated statements.

                           REPUBLIC BANCSHARES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
               THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                                ($ IN THOUSANDS)


                                                 Perpetual Preferred                                    Net Unrealized
                                                 Convertible Stock    Common Stock                       Gains (Losses)
                                                 -----------------    ------------                       on Available
                                                Shares              Shares             Capital  Retained    for Sale
                                                Issued   Amount     Issued    Amount   Surplus   Earnings  Securities    Total
                                                ------   ------   ---------   ------   -------   --------  ---------- --------
BALANCE, DECEMBER 31, 1995                      75,000   $1,500   4,183,507   $8,367   $26,699   $ 14,329    $   8    $ 50,903

 Net income for the twelve
  months ended December 31,
  1996                                              --       --          --       --        --      3,784       --       3,784

 Net unrealized losses on
  available-for-sale securities                     --       --          --       --        --         --     (104)       (104)

 Dividends on preferred
  stock                                             --       --          --       --        --       (264)      --        (264)
                                                ------   ------   ---------   ------   -------   --------    -----    --------

BALANCE, DECEMBER 31, 1996                      75,000    1,500   4,183,507    8,367    26,699     17,849      (96)     54,319

 Net income for the three
  months ended March 31,
  1997 (unaudited)                                  --       --          --       --        --      1,603       --       1,603

 Net unrealized losses on
  available-for-sale securities (unaudited) -       --       --          --       --        --         --     (277)       (277)

 Dividends on preferred
  stock (unaudited)                                 --       --          --       --        --        (66)      --         (66)
                                                ------   ------   ---------   ------   -------   --------    -----    --------
BALANCE, MARCH 31, 1997
 (UNAUDITED)                                    75,000   $1,500   4,183,507   $8,367   $26,699   $ 19,386    $(373)   $ 55,579
                                                ======   ======   =========   ======   =======   ========    =====    ========





The accompanying notes are an integral part of these consolidated statements

                           REPUBLIC BANCSHARES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                For the Three Months Ended March 31,
                                                                       1997             1996
                                                                     --------         --------
                                                                    (unaudited)     (unaudited)
OPERATING ACTIVITIES:
Net income                                                           $  1,603         $  1,204
Reconciliation of net income to net cash provided by (used in):
  Provision for losses on loans and ORE                                 1,308              450
  Depreciation and amortization, net                                     (259)             (66)
  Amortization of premium and accretion of fair value                     289              131
  (Gain) loss on sale of loans                                         (2,086)              11
  (Gain) on sale of investment securities                                 (42)              (4)
  (Gain) loss on sale of ORE                                             (108)              10
  Capitalization of mortgage servicing                                   (839)              15
  Net increase in deferred tax benefit                                   (897)            (114)
  Gain on disposal of premises & equipment                                 (1)              --
  Net (increase) decrease in other assets                                (205)          (4,963)
  Net increase (decrease) in other liabilities                          1,098             (649)
                                                                     --------         --------
     Net cash provided by (used in) operating activities                 (139)          (3,975)
                                                                     --------         --------

INVESTING ACTIVITIES:
  Net (increase) decrease in interest bearing deposits in banks           118               (9)
  Proceeds from sales & maturities of:
    Investment securities held to maturity                                 --            7,000
    Investment securities available for sale                           68,447           25,006
  Purchase of securities available for sale                           (36,815)         (18,030)
  Principal repayment on mortgage backed securities                        93              749
  Purchase of FHLB stock                                                 (251)          (1,290)
  Net increase in loans                                                (4,431)         (10,160)
  Purchase of premises and equipment                                     (696)            (206)
  Proceeds from sale of ORE                                               844              439
  (Investments) disposals in other real estate owned (net)                 21               --
                                                                     --------         --------
     Net cash provided by (used in) investing activities               27,330            3,499
                                                                     --------         --------

FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                   1,081           (1,022)
  Net increase (decrease) in repurchase agreements                        787            1,344
  Dividends on perpetual preferred stock                                  (66)             (66)
                                                                     --------         --------
     Net cash provided by (used in) financing activities                1,802              256
                                                                     --------         --------

Net increase (decrease) in cash and
  cash equivalents                                                     28,993             (220)
Cash and cash equivalents, beginning of period                         35,810           34,427
                                                                     --------         --------
Cash and cash equivalents, end of period                             $ 64,803         $ 34,207
                                                                     ========         ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid during the period for-
        Interest                                                     $  8,607         $  6,868
        Income taxes                                                      531              865



The accompanying notes are an integral part of these consolidated statements

                           REPUBLIC BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation and Organization

Republic Bancshares, Inc. (the "Company") is a bank holding company organized in March 1996 under the laws of the State of Florida and is the holding company for Republic Bank (the "Bank"). In connection with the reorganization which resulted in the Company becoming the holding company for the Bank, the Company became the owner of all of the outstanding capital stock of the Bank. The Company does not currently conduct any activities other than its ownership and operation of the Bank.

The Bank is a state-chartered, federally-insured commercial bank organized in 1972 and providing a full range of retail and commercial banking products and related financial services. The Bank's headquarters are in St. Petersburg, Florida. Its principal business is attracting checking, savings and time deposits from the public and general business customers and using these deposits to originate residential mortgages, commercial real estate mortgages, business loans, and consumer loans. The Bank opened an office in Spring Hill, Florida, in January 1997 bringing the total to 33 branch banking offices located in Hernando, Pasco, Pinellas, Manatee and Sarasota counties. There are also eight residential and two commercial loan production offices in Florida and one residential loan production office in Boston, Massachusetts. The Bank is the largest independent financial institution headquartered on the west coast of Florida.

The FASB has issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which is effective for the Bank's fiscal year beginning January 1, 1997. SFAS 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The impact of the adoption of SFAS 125 upon the results of operations of the Company was not material.

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which is effective for the Company's fourth quarter and year ended December 31, 1997. Early application is not permitted and after the effective date, prior period earnings per share presented must be restated. SFAS No. 128 establishes new standards for computing and presenting EPS. Specifically, SFAS No. 128 replaces the presentation of primary earnings per share with basic earnings per share, requires dual presentation for companies with complex capital structures of basic and diluted earnings per share and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to those of the diluted earnings per share computation. Management has not determined the effect of the adoption of SFAS No. 128 on the Company's financial statements, but does not expect it to be material.

These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report for the year ended December 31, 1996, filed with the Securities and Exchange Commission ("Commission") on Form 10-K. The results of the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 1997.

2. LOANS AND LOANS HELD FOR SALE:

Loans at March 31, 1997 and December 31, 1996, are summarized as follows (in thousands):

                                                 March 31,     December 31,
                                                   1997           1996
                                                 --------       --------
    Real estate mortgage loans:
       One-to-four family residential            $372,498       $383,015
       Multifamily residential                     67,531         68,337
       Commercial real estate                     192,509        182,298
       Construction/land development               29,812         27,050
    Commercial loans                               33,126         34,427
    Consumer loans                                 11,747          9,983
    Other loans                                     1,069          1,294
                                                 --------       --------
       Total gross portfolio loans                708,292        706,404
    Less-allowance for loan losses                 13,508         13,134
                                                 --------       --------
       Total loans held for portfolio             694,784        693,270
    Loans held for sale                            40,201         36,590
                                                 --------       --------
       Total loans                               $734,985       $729,860
                                                 ========       ========

As of March 31, 1997 and December 31, 1996 loans available for sale, primarily one-to-four family residential mortgages, had weighted average interest rates of 9.05% and 8.72%, respectively. Mortgage loans serviced for others as of March 31, 1997 and December 31, 1996 were $141,980,000 and $120,711,000, respectively.

3.     ALLOWANCES FOR LOSSES:

Allowance for Loan Losses:

The allowance for loan losses provides for risks of losses inherent in the credit extension process. Losses are charged to the allowance for loan losses and recoveries are credited to the allowance. The Company's allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. The evaluations are periodically reviewed and adjustments are recorded in the period in which changes become known.

As part of the risk assessment for purchased loans, management has allocated a portion of the discount on such loan purchases to the allowance for loan losses in amounts consistent with the Company's loan loss policy guidelines. Amounts added to the allowance for loan losses resulting from discount allocation are available to absorb potential losses only for those purchased loans and are not available for losses from other loan portfolios. To the extent that losses in certain pools or portfolios of loans exceed the allowance for loan losses and any remaining unamortized loan discount allocated to such pool or portfolio, or available as a general allowance, the Company would have to recognize a loss to the extent of such shortfall in the then current period. During the first quarter of 1997, management sold $6,005,000 of loans purchased and transferred $642,000 of the amount originally allocated to the allowance for purchased loans into the allocation for originated loans. After this transfer was completed and taking into consideration loan loss provisions, charge-offs and recoveries for the first quarter of 1997 the allowance for loan losses was comprised of $7,089,000 allocated to originated loans and $6,419,000 allocated to the various pools of purchased loans. Additionally, as of March 31, 1997, the balance of loan discounts available to absorb losses on pools or portfolios of purchased loans exceeding amounts transferred to the allowance amounted to $4,119,000. Loans on which interest was not being accrued totaled $16,191,000 and $15,351,000 at March 31, 1997 and December 31, 1996, respectively. Loans past due 90 days or more and still accruing interest at March 31, 1997 and December 31, 1996, totaled $122,000 and $113,000, respectively.

Changes in the allowance for loan losses were as follows (in thousands):

                                      For the Three Months Ended March 31,
                                              1997         1996
                                            --------     --------
Balance, beginning of period                $ 13,134     $ 14,910
    Provision for loan losses                  1,138          450
    Allowance for loan losses
     on purchased loans transferred
     to discount (includes amounts
     taken to income on loans sold)             (642)         (30)
    Loans charged off                           (188)        (649)
    Recoveries of loans charged off               66           65
                                            --------     --------
Balance, end of period                      $ 13,508     $ 14,746
                                            ========     ========


Allowance for Losses on Other Real Estate ("ORE"):

The Company recognizes any estimated potential decline in the value of ORE between appraisal dates through periodic additions to the allowance for losses on ORE. Writedowns charged against this allowance are taken if the related real estate is sold at a loss. For the three months ended March 31, 1997, the Company had recorded a provision expense for losses on ORE of $170,000. Included in the ORE balance is a tract of land carried at $3,200,000 acquired through foreclosure in 1988 that has partially been developed as a shopping center site. Federal law and regulations require the Company to dispose of this tract by December 31, 1997.

4.  SUBSEQUENT EVENT

Effective April 18, 1997, the Company acquired all of the outstanding common stock of EHL Holdings, Inc., the privately-held parent company of First Financial, F.A., a thrift headquartered in Orlando, Florida with total assets at acquisition of $71,147,000. The thrift subsidiary of EHL Holdings, Inc. was simultaneously merged into the Bank. The purchase price paid was a cash amount of $5,501,000 and goodwill of $130,000 was recorded. The goodwill will be amortized over a period of 120 months.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
F.F.O. Financial Group, Inc.

St. Cloud, Florida:

     We have audited the accompanying consolidated balance sheets of F.F.O. Financial Group, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

HACKER, JOHNSON, COHEN & GRIEB
Orlando, Florida
February 11, 1997, except for Note 21,
as to which the date is March 11, 1997

                          F.F.O. FINANCIAL GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         AT DECEMBER 31,
                                                                  --------------------------
                                                                     1996             1995
                                                                  ---------         --------
ASSETS
Cash and due from banks                                           $   6,300         $  6,989
Interest-bearing deposits with banks                                 11,665            2,768
Federal funds sold                                                       --              669
                                                                  ---------         --------
    Cash and cash equivalents                                        17,965           10,426

Trading securities                                                    9,580           23,076
Securities available for sale                                        41,445           49,832
Securities held to maturity, at cost                                 15,343           17,636
Loans held for sale, net of unrealized losses of $150 in 1996        10,462           22,765
Loans receivable, net of allowances for loan losses of
    $5,613 in 1996 and $5,138 in 1995                               209,005          161,190
Accrued interest receivable                                           1,710            1,821
Premises and equipment                                                5,324            5,700
Restricted securities - Federal Home Loan Bank stock, at cost         2,378            2,514
Foreclosed real estate, net of allowances of $158 in 1996 and
    $1,124 in 1995                                                      799            3,358
Deferred tax asset                                                    1,490            2,249
Other assets                                                          1,448              918
                                                                  ---------         --------
    Total assets                                                  $ 316,949         $301,485
                                                                  =========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Demand deposits                                                  14,303           13,107
    Savings and NOW deposits                                         57,981           63,682
    Time deposits                                                   214,643          172,147
                                                                  ---------         --------
        Total deposits                                              286,927          248,936

Accrued interest on deposits                                            256              282
Due to bank                                                             424            1,120
Advances from Federal Home Loan Bank                                  7,000           30,000
Advance payments by borrowers for taxes and insurance                   608              819
Other liabilities                                                     1,454            1,548
                                                                  ---------         --------
    Total liabilities                                               296,669          282,705
                                                                  ---------         --------

Commitments and Contingencies (Notes 6, 12, 13, 15 and 21)

Stockholders' Equity:
    Preferred stock, $.10 par value, 2,500,000 shares
     authorized, none outstanding                                        --               --
    Common stock, $.10 par value, 20,000,000 shares authorized,
     8,430,000 shares issued and outstanding                            843              843
    Additional paid-in capital                                       17,599           17,599
    Retained earnings                                                 1,844              244
    Net unrealized (depreciation) appreciation on securities
        available for sale, net of tax of $4 in 1996
        and $(56) in 1995                                                (6)              94
                                                                  ---------         --------
        Total stockholders' equity                                   20,280           18,780
                                                                  ---------         --------

        Total liabilities and stockholders' equity                $ 316,949         $301,485
                                                                  =========         ========


                See Notes to Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1996            1995            1994
                                                                     -----------      ----------      -----------
Interest income:
    Loans receivable                                                 $    16,712      $   15,357      $    13,752
    Securities available for sale                                          2,524           1,218            1,963
    Securities held to maturity                                            1,179           1,297              684
    Trading securities                                                     1,214           1,267               --
    Federal funds sold                                                        80             150              125
    Deposits with banks                                                      288             441              358
                                                                     -----------      ----------      -----------
       Total interest income                                              21,997          19,730           16,882
                                                                     -----------      ----------      -----------

Interest expense:

    Deposits                                                              11,710           9,948            7,142
    Other borrowed funds                                                     313             163              411
                                                                     -----------      ----------      -----------
       Total interest expense                                             12,023          10,111            7,553
                                                                     -----------      ----------      -----------

Net interest income                                                        9,974           9,619            9,329
Provision (credit) for loan losses                                           782             477           (1,403)
                                                                     -----------      ----------      -----------

    Net interest income after provision (credit)
       for loan losses                                                     9,192           9,142           10,732
                                                                     -----------      ----------      -----------

Noninterest income:
    Service charges on deposits                                            1,306           1,269            1,297
    Loan related fees and service charges                                    443             375              246
    Loan servicing fees                                                      279             367              409
    Net trading account (losses) profit                                     (196)            229              (76)
    Net realized gain on sales of available-for-sale securities               87              66               --
    Net gain on sale of loans                                                144              86              131
    Unrealized loss on loans held for sale                                  (150)             --               --
    Net gain on sale of premises and equipment                                --              --              277
    Other income                                                             474             210              203
                                                                     -----------      ----------      -----------
       Total noninterest income                                            2,387           2,602            2,487
                                                                     -----------      ----------      -----------

Noninterest expenses:
    Salaries and employee benefits                                         4,192           4,043            3,802
    Occupancy expense                                                      1,925           1,814            1,755
    (Gain) loss on foreclosed real estate                                 (1,818)            613            3,784
    Deposit insurance premium                                                657             646              645
    SAIF recapitalization assessment                                       1,466              --               --
    Marketing and advertising                                                381             299              298
    Data processing                                                          668             564              563
    Printing and office supplies                                             280             284              279
    Telephone expense                                                        255             271              272
    Other expense                                                          1,170             923            1,147
                                                                     -----------      ----------      -----------
       Total noninterest expenses                                          9,176           9,457           12,545
                                                                     -----------      ----------      -----------

Income before income taxes                                                 2,403           2,287              674
Income tax expense                                                           803             641              234
                                                                     -----------      ----------      -----------
Net income                                                           $     1,600      $    1,646      $       440
                                                                     ===========      ==========      ===========
Net income per share of common stock                                 $       .19      $      .20      $       .06
                                                                     ===========      ==========      ===========
Weighted average number of shares outstanding                          8,430,000       8,430,000        7,354,658
                                                                     ===========      ==========      ===========



                See Notes to Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                               Net
                                                                            Unrealized
                                                                          (Depreciation)
                                                                          Appreciation
                                                                Retained      on
                                                   Additional   Earnings    Securities     Total
                                          Common    Paid-in   (Accumulated  Available    Stockholders
                                           Stock    Capital     Deficit)     For Sale      Equity
                                          ------    -------   ------------  ---------    ------------
Balance at December 31, 1993               $718      15,324      (1,842)       327        14,527
                                           ----      ------      ------        ---        ------

Proceeds from issuance of 1,250,000
    shares of common stock                  125       2,275          --         --         2,400

Net income for 1994                          --          --         440         --           440

Net change in unrealized (depreciation)
    appreciation on securities available
    for sale                                 --          --          --       (822)         (822)
                                           ----      ------      ------       ----       -------

Balance at December 31, 1994                843      17,599      (1,402)      (495)       16,545

Net income for 1995                          --          --       1,646         --         1,646

Net change in unrealized (depreciation)
    appreciation on securities available
    for sale                                 --          --          --        589           589
                                           ----      ------      ------       ----       -------

Balance at December 31, 1995                843      17,599         244         94        18,780

Net income for 1996                          --          --       1,600         --         1,600

Net change in unrealized (depreciation)
    appreciation on securities available
    for sale                                 --          --          --       (100)         (100)
                                           ----      ------      ------       ----       -------

Balance at December 31, 1996                843      17,599       1,844         (6)       20,280
                                           ====      ======      ======       ====       =======



                See Notes to Consolidated Financial Statements

                          F.F.O. FINANCIAL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                              YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------
                                                                         1996           1995           1994
                                                                       --------         -----          ----
Cash flows from operating activities:
     Net income                                                        $  1,600         1,646           440
     Adjustments to reconcile net income to
     net cash provided by (used in) operations:
     Provision (credit) for loan losses                                     782           477        (1,403)
     (Credit) provision for losses on foreclosed real estate             (1,500)          240         3,410
     Net amortization of premiums and discounts                             159          (210)         (115)
     Net gain on sale of premises and equipment                              --          (277)
     Net amortization of deferred loan fees                                (180)           52          (168)
     Depreciation of premises and equipment                                 554           566           597
     Net gain on sale of foreclosed real estate                            (368)          (35)         (175)
     Net realized gain on sales of available-for-sale securities            (87)          (66)           --
     Net decrease (increase) in trading account securities               13,496       (16,106)       (6,970)
     Provision (benefit) for deferred income taxes                          819         1,012          (276)
     Proceeds from sales of loans held for sale                          25,745         8,924         9,858
     Originations of loans held for sale                                (13,448)      (23,673)       (6,311)
     Decrease (increase) in accrued interest receivable                     111          (356)         (143)
     Increase in other assets                                              (530)         (216)         (157)
     Gain on sale of loans                                                 (144)          (86)         (131)
     Unrealized loss on loans held for sale                                 150            --            --
     (Decrease) increase in accrued interest payable                        (26)          123             9
     (Decrease) increase in other liabilities and due to bank              (790)       (1,131)          997
                                                                       --------       -------       -------

              Net cash provided by (used in) operating activities        26,343       (28,839)         (815)
                                                                       --------       -------       -------

Cash flows from investing activities:
     Purchase of available-for-sale securities                          (47,400)      (35,104)      (19,868)
     Purchase of held-to-maturity securities                                 --            --       (47,504)
     Proceeds from maturities of held-to-maturity securities                 --        12,526        47,129
     Proceeds from sale of available-for-sale securities                 26,673         7,755            --
     Proceeds from maturities of available-for-sale securities           10,000            --            --
     Principal repayments on available-for-sale securities               18,832           746         1,916
     Principal repayments on held-to-maturity securities                  2,343         1,613            --
     Net (increase) decrease in loans receivable                        (45,860)      (10,512)        1,110
     Proceeds from sale of premises and equipment                            --           524
     Net purchases of premises and equipment                               (178)         (501)         (365)
     Proceeds from sale of foreclosed real estate                         2,001         7,389         4,123
     Payments capitalized to foreclosed real estate                        (131)          (43)           (7)
     Redemption (purchase) of Federal Home Loan Bank stock                  136            --           (31)
                                                                       --------       -------       -------
              Net cash used in investing activities                     (33,584)      (16,131)      (12,973)
                                                                       --------       -------       -------

                          F.F.O. FINANCIAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                         YEAR ENDED DECEMBER 31,
                                                                               --------------------------------------
                                                                                   1996         1995          1994
                                                                                   ----         ----          ----

Cash flows from financing activities:
     Net decrease in demand, savings and NOW deposits                          $ (4,505)      $ (6,180)     $ (5,979)
     Net increase in time deposits                                               42,496         44,284         5,693
     (Repayments of) proceeds from Federal Home Loan Bank advances              (23,000)         8,600         1,400
     Net proceeds from issuance of common stock                                      --             --         2,400
     Net (decrease) increase in advances by borrowers for taxes
         and insurance                                                             (211)           126          (109)
                                                                               --------       --------      --------

              Net cash provided by financing activities                          14,780         46,830         3,405
                                                                               --------       --------      --------

Net increase (decrease) in cash and cash equivalents                              7,539          1,860       (10,383)
Cash and cash equivalents at beginning of year                                   10,426          8,566        18,949
                                                                               --------       --------      --------

Cash and cash equivalents at end of year                                       $ 17,965       $ 10,426      $  8,566
                                                                               ========       ========      ========

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
         (Refunds received) income tax paid                                    $   (134)      $    550      $    311
                                                                               ========       ========      ========

         Interest                                                              $ 12,049       $  9,957      $  7,544
                                                                               ========       ========      ========

     Noncash investing and financing activities:
         Transfers of loans to foreclosed real estate                          $    339       $  6,382      $  1,447
                                                                               ========       ========      ========

         Loans originated for the sale of foreclosed real estate               $  2,896       $  1,527      $  1,346
                                                                               ========       ========      ========






                 See Notes to Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     F.F.O. Financial Group, Inc. (the "Holding Company" or "F.F.O.") is the holding company for First Federal Savings and Loan Association of Osceola County (the "Association"). The Holding Company's operations are limited to ownership of the Association. The Association is a federally chartered savings and loan association which conducts business from its headquarters and main office in Kissimmee, Florida and ten branch offices located in Central Florida. The Association's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits through the Savings Association Insurance Fund ("SAIF").

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiary, First Federal Savings and Loan Association of Osceola County, and the Association's wholly-owned subsidiary, Gulf American Financial Corporation. Gulf American Financial Corporation is currently inactive. All significant intercompany transactions and balances have been eliminated in consolidation.

     GENERAL. The accounting and reporting policies of F.F.O. Financial Group, Inc. and Subsidiaries (together, the "Company") conform to generally accepted accounting principles and to general practices within the thrift industry. The following summarizes the significant accounting policies of the Company:

     ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     TRADING SECURITIES. Securities held principally for resale in the near term are classified as trading account securities and recorded at their fair values. Unrealized gains and losses on trading account securities are included immediately in noninterest income.

     SECURITIES HELD TO MATURITY. Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

     SECURITIES AVAILABLE FOR SALE. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a separate component of stockholders' equity until realized.

     Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                          F.F.O. FINANCIAL GROUP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     LOANS HELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

     LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     Discounts and premiums on purchased real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

     FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the consolidated statements of income.

     INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     PREMISES AND EQUIPMENT. Land is carried at cost. The Company's premises, furniture and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

     OFF-BALANCE SHEET INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

         CASH AND CASH EQUIVALENTS. The carrying amounts of cash and short-term instruments approximate their fair value.

         TRADING SECURITIES. Fair values for trading account securities, which also are the amounts recognized in the consolidated balance sheets, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                          F.F.O. FINANCIAL GROUP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


         AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. Fair values for available-for-sale and held-to-maturity securities, excluding restricted equity securities, are based on quoted market prices.

         LOANS RECEIVABLE. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         FEDERAL HOME LOAN BANK STOCK. Fair value of the Company's investment in FHLB stock is based on its redemption value, which is its cost of $100 per share.

         DEPOSITS. The fair values disclosed for demand, NOW, money market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         SHORT-TERM BORROWINGS. The carrying amounts of borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         ACCRUED INTEREST RECEIVABLE. The carrying amounts of accrued interest receivable approximate their fair values.

         OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     NET INCOME PER SHARE. Net income per share of common stock has been computed on the basis of the weighted average number of shares of common stock outstanding.

     RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for 1994 and 1995 to conform to the presentations used in the financial statements for 1996.

     FUTURE ACCOUNTING REQUIREMENTS. The Financial Accounting Standards Board (the "FASB") has issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. This Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring after December 31, 1996. Management does not anticipate SFAS 125 will have a material impact on the Company.

                          F.F.O. FINANCIAL GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  SECURITIES
     Securities have been classified in the consolidated balance sheets according to management's intent. The carrying amounts of securities and their approximate fair values at December 31, were as follows (in thousands):


                                                                            GROSS     GROSS
                                                                AMORTIZED UNREALIZED UNREALIZED  FAIR
                                                                  COST      GAINS     LOSSES     VALUE
                                                                --------- ---------- ----------  -----
TRADING SECURITIES:
DECEMBER 31, 1996:
     Agency notes and debentures                                $  4,000  $     32  $     --  $  4,032
     Collateralized mortgage-backed obligations                    5,554        --        (6)    5,548
                                                                --------  --------  --------  --------

                                                                $  9,554  $     32  $     (6) $  9,580
                                                                ========  ========  ========  ========

DECEMBER 31, 1995:
     Agency notes and debentures                                   9,359        42        --     9,401
     Collateralized mortgage-backed obligations                   13,616        59        --    13,675
                                                                --------  --------  --------  --------

                                                                $ 22,975  $    101  $     --  $ 23,076
                                                                ========  ========  ========  ========
SECURITIES AVAILABLE FOR SALE:
DECEMBER 31, 1996-
     Mortgage-backed securities                                 $ 41,455  $    108  $   (118) $ 41,445
                                                                ========  ========  ========  ========

DECEMBER 31, 1995:
     U.S. Treasury notes                                           9,996        23        --    10,019
     Mortgage-backed securities                                   39,686       127        --    39,813
                                                                --------  --------  --------  --------
                                                                $ 49,682  $    150  $     --  $ 49,832
                                                                ========  ========  ========  ========
SECURITIES HELD TO MATURITY:
DECEMBER 31, 1996-
     Mortgage-backed securities                                 $ 15,343  $    218  $    (47) $ 15,514
                                                                ========  ========  ========  ========

DECEMBER 31, 1995-
     Mortgage-backed securities                                 $ 17,636  $    204  $     --  $ 17,840
                                                                ========  ========  ========  ========

     Gross realized gains and gross realized losses on sales of available-for-sale securities were $141,000 and $54,000, respectively in 1996 and $75,000 and $9,000, respectively in 1995. There were no sales of available-for-sale securities during the year ended December 31, 1994.

     Net unrealized holding gains on trading securities of $26,000, $101,000 and $76,000 were included in income during 1996, 1995 and 1994, respectively.

     The Board of Directors has authorized the Company to purchase and sell, from time to time, securities through third parties including through William R. Hough & Co. ("WRHC"), an investment banking firm headquartered in St. Petersburg, Florida. Mr. Hough (a director and principal shareholder of the Company) is Chairman and principal shareholder of WRHC. During the years ended December 31, 1996, 1995 and 1994, the Company purchased approximately $53.3 million, $69.5 million and $30.5 million of securities through WRHC, respectively. During the years ended December 31, 1996 and 1995, the Company sold approximately $46.0 million and $19.7 million of securities through WRHC, respectively. No securities were sold through WRHC in 1994. In connection with such transactions, the Company paid WRHC an aggregate of $118,000, $92,000 and $20,000 in commissions during the years ended December 31, 1996, 1995 and 1994, respectively.

                          F.F.O. FINANCIAL GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(3) LOANS RECEIVABLE
     The components of loans in the consolidated balance sheets were as follows (in thousands):

                                                             AT DECEMBER 31,
                                                        ----------------------
                                                            1996         1995
Mortgage Loans:
     Conventional 1-4 family residential                $ 112,827       78,680
     FHA and VA single family residential                  10,131       11,529
     Multifamily residential                               19,778       18,576
     Land                                                   8,279        6,476
     Other nonresidential real estate                      34,138       26,927
     Construction residential                              14,166       10,288
     Construction nonresidential                              990           --
                                                        ---------    ---------

         Total mortgage loans                             200,309      152,476
                                                        ---------    ---------

Other Loans:
     Deposit account loans                                    957          868
     Credit card loans                                        594        2,637
     Consumer loans                                        20,537       13,717
     SBA loans                                              3,009        3,633
     Home improvement loans                                    55           76
                                                        ---------    ---------

         Total other loans                                 25,152       20,931
                                                        ---------    ---------

         Total loans                                      225,461      173,407
                                                        ---------    ---------

Deduct:
     Undisbursed portion of loans in process              (10,824)      (6,880)
     Deferred net loan origination fees and discounts         (19)        (199)
     Allowance for loan losses                             (5,613)      (5,138)
                                                        ---------    ---------

         Total deductions                                 (16,456)     (12,217)
                                                        ---------    ---------

         Loans receivable, net                          $ 209,005    $ 161,190
                                                        =========    =========

                          F.F.O. FINANCIAL GROUP, INC.

(3) LOANS RECEIVABLE, CONTINUED
     An analysis of the change in the allowance for loan losses was as follows (in thousands):


                                                                                             YEAR ENDED DECEMBER 31,
                                                                                         ----------------------------
                                                                                           1996       1995       1994
                                                                                           ----       ----       ----

         Balance at January 1                                                            $5,138      8,207      9,333

         Loans charged-off, net of recoveries                                              (307)    (3,546)      (260)
         Provision (credit) for loan losses                                                 782        477     (1,403)
         Reclassification due to adoption of SFAS 114 and 118                                 -          -        537
                                                                                         ------     ------     ------

         Balance at December 31                                                          $5,613      5,138      8,207
                                                                                         ======     ======     ======


         The amounts of impaired loans, all of which were collateral-dependent, were as follows (in thousands):

                                                                                            DECEMBER 31,
                                                                                        ------------------
                                                                                          1996       1995
                                                                                        -------    -------

              Loans identified as impaired:
                  Gross loans with related allowances for losses recorded               $ 8,256      6,380
                  Less:  Allowances on these loans                                       (1,766)    (1,537)
                                                                                        -------    -------

              Net investment in impaired loans                                          $ 6,490    $ 4,843
                                                                                        =======    =======


     The average net investment in impaired loans and interest income recognized and received on impaired loans were as follows (in thousands):


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                         -----------------------------
                                                                                          1996        1995       1994
                                                                                         ------      ------     ------

              Average investment in impaired loans                                       $6,175      5,037      7,259
                                                                                         ======      =====      =====

              Interest income recognized on impaired loans                               $  521        337        307
                                                                                         ======      =====      =====

              Interest income received on impaired loans                                 $  521        337        307
                                                                                         ======      =====      =====

                          F.F.O. FINANCIAL GROUP, INC.

(3) LOANS RECEIVABLE, CONTINUED
     Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $8.9 million, $7.6 million and $13.8 million at December 31, 1996, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below (in thousands):

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                          ----------------------------
                                                                                           1996       1995       1994
                                                                                          ------     ------     ------

              Interest income that would have been recorded                               $ 863      $ 742      $ 971
              Interest income recognized                                                   (340)      (342)      (383)
                                                                                          -----      -----      -----

              Interest income foregone                                                    $ 523      $ 400      $ 588
                                                                                          =====      =====      =====

     The Company is not committed to lend additional funds to debtors whose loans have been modified.

(4)  LOAN SERVICING
     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $103.6 million, $89.6 million and $101.2 million at December 31, 1996, 1995 and 1994, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing are included in advance payments by borrowers for taxes and insurance, and were approximately $494,000 and $498,000 at December 31, 1996 and 1995, respectively.

(5)  FORECLOSED REAL ESTATE
     Activity in the allowance for losses on foreclosed real estate was as follows (in thousands):


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                        -----------------------------
                                                                                         1996        1995       1994
                                                                                        -------    -------    -------
              Balance at January 1                                                      $ 1,124    $ 2,873    $    62
              (Credit) provision charged to operations                                   (1,500)       240      3,410
              Recoveries (charge-offs), net                                                 534     (1,989)       (62)
                                                                                        -------    -------    -------

                                                                                            158      1,124      3,410

              Reclassification due to adoption of SFAS 114 and 118                            -          -       (537)
                                                                                        -------    -------    -------

              Balance at December 31                                                    $   158    $ 1,124    $ 2,873
                                                                                        =======    =======    =======


     Gain or loss on foreclosed real estate for the years ended December 31, 1996, 1995 and 1994 includes net expense of $50,000, $408,000 and $549,000, respectively, from operation of foreclosed real estate.

                          F.F.O. FINANCIAL GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(6)  PREMISES AND EQUIPMENT
     Components of premises and equipment were as follows (in thousands):


                                                                                          AT DECEMBER 31,
                                                                                       -------------------
                                                                                         1996       1995
                                                                                       --------   --------
              Cost:
                  Land                                                                  $ 1,298    $ 1,298
                  Premises and leasehold improvements                                     5,154      5,207
                  Furniture and equipment                                                 5,263      5,772
                                                                                        -------    -------

                           Total cost                                                    11,715     12,277

                  Less accumulated depreciation                                          (6,391)    (6,577)
                                                                                        -------    -------

                           Total                                                        $ 5,324    $ 5,700
                                                                                        =======    =======


     At December 31, 1996, the Company was obligated under noncancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in real estate taxes or in the average consumer price index. Net rent expense under operating leases, included in occupancy expense, was approximately $378,000, $363,000 and $341,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     At December 31, 1996, future minimum rental commitments under noncancellable leases were as follows (in thousands):

                  YEAR ENDING
                  DECEMBER 31,                                   AMOUNT
                  ------------                                   ------
                  1997                                          $   364
                  1998                                              309
                  1999                                              229
                  2000                                               54
                  2001                                               54
                  Thereafter                                        126
                                                                -------

                      Total                                     $ 1,136
                                                                =======

(7)  ACCRUED INTEREST RECEIVABLE
     Accrued interest receivable is summarized as follows (in thousands):

                                                              AT DECEMBER 31,
                                                        --------------------------
                                                          1996               1995
                                                        -------            -------
           Loans                                        $ 1,279            $ 1,164
           Securities                                       431                657
                                                        -------            -------

                  Total                                 $ 1,710            $ 1,821
                                                        =======            =======


                          F.F.O. FINANCIAL GROUP, INC.

(8)  DEPOSITS
     The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $13.2 million and $14.2 million at December 31, 1996 and 1995, respectively.

     At December 31, 1996, the scheduled maturities of certificates of deposit were as follows (in thousands):

                  YEAR ENDING
                  DECEMBER 31,                                       AMOUNT
                  ------------                                       ------

                     1997                                         $ 132,990
                     1998                                            53,346
                     1999                                            13,834
                     2000                                            11,962
                     2001 and thereafter                              2,511
                                                                  ---------
                     Total                                        $ 214,643
                                                                  =========

(9)  ADVANCES FROM FEDERAL HOME LOAN BANK
     Maturities and interest rates of advances from the Federal Home Loan Bank of Atlanta ("FHLB") were as follows (dollars in thousands):

                                                                          AT DECEMBER 31,
                   YEAR ENDING                 INTEREST               ---------------------
                   DECEMBER 31,                  RATE                 1996             1995
                   ------------                --------               ----             ----

                   1996                         5.85%               $     -         $ 30,000
                   1997                         6.95%                 7,000                -
                                                                    -------         --------

                   Total                                            $ 7,000         $ 30,000
                                                                    =======         ========

    At December 31, 1996, the Association was required by its collateral agreement with the FHLB to maintain qualifying first mortgage loans in an amount equal to at least 150% of the FHLB advances outstanding at December 31, 1996 as collateral. The Association's FHLB stock is also pledged as collateral for such advances. The FHLB advances outstanding at December 31, 1995 were collateralized by certain securities with a book value of $32.2 million and a market value of $32.6 million as allowed by the Association's collateral agreement with the FHLB. The Association's FHLB stock was also pledged as collateral for those advances while outstanding.

                          F.F.O. FINANCIAL GROUP, INC.

(10)  INCOME TAXES
      The provision (credit) for income taxes is summarized as follows (in thousands):


                                                 CURRENT        DEFERRED        TOTAL
                                                 -------        --------        -----
YEAR ENDED DECEMBER 31, 1996:
      Federal                                    $   (16)       $   695        $   679
      State                                           --            124            124
                                                 -------        -------        -------

            Total                                $   (16)       $   819        $   803
                                                 =======        =======        =======

YEAR ENDED DECEMBER 31, 1995:
      Federal                                    $  (371)       $   864        $   493
      State                                           --            148            148
                                                 -------        -------        -------

            Total                                $  (371)       $ 1,012        $   641
                                                 =======        =======        =======

YEAR ENDED DECEMBER 31, 1994:
      Federal                                    $   435        $  (236)       $   199
      State                                           75            (40)            35
                                                 -------        -------        -------

            Total                                $   510        $  (276)       $   234
                                                 =======        =======        =======

     The effective tax rate on income before income taxes differs from the U.S. statutory rate of 34%. The following summary reconciles taxes at the U.S. statutory rate with the effective rates (dollars in thousands):

                                                                      YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------
                                                     1996                      1995                         1994
                                             ------------------         ------------------         --------------------
                                             AMOUNT           %         AMOUNT           %         AMOUNT           %
                                             ------           -         ------           -         ------           -
            Taxes on income at U.S.
                statutory rate               $  817        34.0   %     $  777        34.0   %       $  229      34.0   %
            State income taxes, net of
                federal tax benefit              87         3.6             82         3.6               24       3.6
            Recomputed bad-debt reserve           -           -           (178)       (7.8)               -         -
            Other - net                        (101)       (4.2)           (40)       (1.8)             (19)     (2.8)
                                             ------        ----         ------       -----           ------     -----

            Taxes on income at
                effective rates              $  803        33.4   %     $  641        28.0   %       $  234      34.7   %
                                             ======        ====         ======        ====           ======      ====


                          F.F.O. FINANCIAL GROUP, INC.

(10) INCOME TAXES, CONTINUED
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities related to the following (in thousands):


                                                                              AT DECEMBER 31,
                                                                            -------------------
                                                                            1996           1995
                                                                            ----           ----
Deferred tax assets:
       Allowance for loan losses                                          $1,454          1,516
       Allowance for losses on foreclosed real estate                         59            423
       Accrued pension expense                                                --            141
       Charitable contributions                                                4             --
       Net operating loss carryforwards                                    1,601          2,149
       Alternative minimum tax credit carryforwards                          121            122
       Unrealized depreciation on securities available for sale                4             --
                                                                          ------          -----

             Total gross deferred tax assets                               3,243          4,351
                                                                          ------          -----

Deferred tax liabilities:
       Deferred loan fees                                                  1,504          1,711
       Federal Home Loan Bank stock                                          226            239
       Accumulated depreciation on premises
             and equipment                                                    23             66
       Unrealized appreciation on securities available for sale               --             56
       Other                                                                  --             30
                                                                          ------          -----

             Total gross deferred tax liabilities                          1,753          2,102
                                                                          ------          -----

       Deferred tax asset                                                 $1,490          2,249
                                                                          ======          =====

     With respect to the net deferred tax asset of $1.5 million at December 31, 1996, management believes that it is more likely than not that the Company will have sufficient future taxable income to recover this asset. However, for purposes of calculating regulatory capital, Office of Thrift Supervision ("OTS") regulations limit the amount of deferred tax assets that can be included in regulatory capital to the lesser of (i) 10% of Tier 1 capital or (ii) the amount the Association expects to realize within the subsequent twelve-month period. OTS guidelines require the Association to recalculate this capital component on a quarterly basis.

                          F.F.O. FINANCIAL GROUP, INC.

(10) INCOME TAXES, CONTINUED
     At December 31, 1996, the Company's net operating loss carryforwards for federal income tax purposes which are available to offset future federal taxable income were as follows (in thousands):

                          YEAR OF
                        EXPIRATION                              AMOUNT
                        ----------                              ------

                          2007                                 $ 1,324
                          2008                                   1,826
                          2010                                     980
                                                                 -----
                          Total                                $ 4,130
                                                                 =====


     Net operating loss carryforwards of $3,150,000 included above are subject to an annual limitation of $268,000 due to section 382 of the Internal Revenue Code. In addition, the Company has alternative minimum tax credit carryforwards of approximately $121,000 which are available to reduce future federal regular income taxes over an indefinite period.

(11) PENSION AND PROFIT SHARING PLANS
     Prior to 1996, the Company had a noncontributory defined benefit pension plan ("Plan") covering all employees who meet certain eligibility requirements. It was the Company's policy to fund the maximum amount that could be deducted for federal income tax purposes. Prior to 1992, the Company periodically made contributions to a profit sharing plan covering all full-time employees in amounts determined by the Board of Directors. No contributions were made to the Plan during any of the years in the three-year period ended December 31, 1995. During 1994, the Company decided to terminate the pension and profit sharing plans effective December 31, 1994 and ceased accrual of benefits as of that date. The Company submitted plan termination documents, which were subsequently approved, to the Internal Revenue Service ("IRS") and the Pension Benefit Guarantee Corporation for the Plan, and to the IRS for the profit sharing plan. Distributions from the plans were made during January and February of 1996.

     The following table sets forth the Plan's status as of December 31, 1995 (in thousands):


                                                                                                        AT DECEMBER 31,
                                                                                                        ---------------
                                                                                                             1995
                                                                                                             ----
     Actuarial present value of accumulated benefit obligation, including
                  vested benefits of $1,626                                                                $ 1,626
                                                                                                           =======

           Accrued pension liability:
                  Projected benefit obligation for service rendered to date                                 (1,626)
                  Plan assets at fair value                                                                  1,264
                                                                                                           -------
                  Plan assets less than projected benefit obligation                                          (362)
                  Unrecognized net loss                                                                        450
                  Unrecognized net asset being amortized over 15 years                                        (388)
                                                                                                           -------

           Accrued pension liability included in other liabilities                                         $  (300)
                                                                                                           =======

                          F.F.O. FINANCIAL GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(11) PENSION AND PROFIT SHARING PLANS, CONTINUED
     Net periodic pension costs under the Plan prior to 1996 were as follows (in thousands):


                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                       -------------------
                                                       1995           1994
                                                       ----           ----
Service cost-benefits earned during the year          $  --          $ 150
Interest cost of projected benefit obligation            75             79
Actual return on plan assets                            173            (82)
Net amortization and deferral adjustments              (324)           (96)
                                                      -----          -----

Net periodic pension costs                            $ (76)         $  51
                                                      =====          =====

     Disclosure assumptions used in accounting for the Plan as of December 31, 1995 and 1994 were as follows:

                                                            1995         1994
                                                            ----         ----

           Weighted average discount rate                    4.5%        5.0%
           Rate of increase in compensation levels           N/A         6.0%
           Expected long-term rate of return on assets       6.0%        6.0%

     In connection with the plan terminations, the Company adopted a new defined contribution profit sharing 401(k) plan (the "401(k) Plan") effective January 1, 1995. All employees who meet certain eligibility requirements are covered under the 401(k) Plan. Under the 401(k) Plan, an employee may elect to contribute up to 15% of their annual compensation. Employer contributions to the 401(k) Plan are made at the discretion of the Board of Directors. Contributions to the 401(k) Plan for the years ended December 31, 1996 and 1995 were $78,000 and $49,000, respectively.

(12) FINANCIAL INSTRUMENTS
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                          F.F.O. FINANCIAL GROUP, INC.

(12) FINANCIAL INSTRUMENTS, CONTINUED
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                 AT DECEMBER 31,1996              AT DECEMBER 31, 1995
                                                               -----------------------           ----------------------
                                                                CARRYING        FAIR             CARRYING         FAIR
                                                                 AMOUNT         VALUE             AMOUNT          VALUE
                                                               ---------        ------           --------        ------
     Financial Assets:
           Cash and cash equivalents                           $  17,965        17,965            10,426         10,426
           Trading securities                                      9,580         9,580            23,076         23,076
           Securities available for sale                          41,445        41,445            49,832         49,832
           Securities held to maturity                            15,343        15,514            17,636         17,840
           Loans receivable                                      209,005       209,354           161,190        163,660
           Loans held for sale                                    10,462        10,462            22,765         22,765
           Accrued interest receivable                             1,710         1,710             1,821          1,821
           Federal Home Loan Bank stock                            2,378         2,378             2,514          2,514

     Financial Liabilities:
           Deposits                                              286,927       289,326           248,936        251,116
           Advances from Federal Home Loan Bank                    7,000         7,000            30,000         30,000

     The notional amount, which approximates fair value, of the Company's financial instruments with off-balance-sheet risk at December 31, 1996, was as follows (in thousands):


                                                             NOTIONAL
                                                              AMOUNT
                                                              ------

           Commitments to extend credit                      $5,062
                                                              =====

(13) SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK
     The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Central Florida area. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy of the Central Florida area.

     The contractual amounts of credit related financial instruments such as commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default and the value of any existing collateral become worthless.

                          F.F.O. FINANCIAL GROUP, INC.

(14) RELATED PARTIES

    Loans to directors and officers of the Company, which were made at market rates, were made in the ordinary course of business and did not involve more than normal risk of collectibility or present other unfavorable features. Activity in loans to directors and officers were as follows (in thousands):

                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
                                                                                  --------------------
                                                                                  1996            1995
                                                                                  ----            ----
                Beginning balance                                                 $793             867
                Amounts related to new officers and directors                       15               7
                Loans originated                                                     -               7
                Principal repayments                                               (35)            (88)
                                                                                  ----             ---

                    Ending balance                                                $773             793
                                                                                  ====             ===

(15) COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated balance sheets of the Company.

(16) RESTRICTIONS ON RETAINED EARNINGS

    The Association is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, the Association was a Tier 2 institution for purposes of the regulations relating to capital distributions; as such, the Association may make capital distributions of up to 75% of its net income over the most recent four-quarter period (depending on its risk-based capital level) without prior regulatory approval.

(17) REGULATORY MATTERS

    The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Association meets all capital adequacy requirements to which it is subject.

                          F.F.O. FINANCIAL GROUP, INC.

(17) REGULATORY MATTERS, CONTINUED

    As of December 31, 1996, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum Tier I (core), Tier I (risk-based) and total risk-based capital ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Association's category.

    The Association's actual capital amounts and ratios at December 31, 1996 were as follows (dollars in thousands):


                                                                                                        TO BE WELL
                                                                              MINIMUM                  CAPITALIZED
                                                                            FOR CAPITAL                 FOR PROMPT
                                                                             ADEQUACY               CORRECTIVE ACTION
                                                 ACTUAL                      PURPOSES                  PROVISIONS
                                            -----------------           -----------------           -----------------
                                            RATIO      AMOUNT           RATIO      AMOUNT           RATIO      AMOUNT
                                            -----      ------           -----      ------           -----      ------

         Stockholders' equity, and
             ratio to total assets         6.4%     $  20,167
         Less - nonincludable portion
             of deferred tax asset
             and mortgage
             servicing rights                          (1,401)
         Add back - unrealized
             depreciation on
             available-for-sale
             securities                                     6

         Tangible capital, and ratio
             to adjusted total assets      5.9%     $  18,772          1.5%      $  4,734
                                                      =======                      ======

         Tier 1 (core) capital, and
             ratio to adjusted total
             assets                        5.9%     $  18,772          3.0%      $  9,469          5.0%      $ 15,782
                                                      =======                      ======                      ======

         Tier 1 capital, and ratio
             to risk-weighted assets      11.1%        18,772          4.0%      $  6,786          6.0%      $ 10,179
                                                      -------                      ======                      ======

         Tier 2 capital (excess allowance
             for loan losses)                           2,154
                                                      -------
         Total risk-based capital,
             and ratio to risk-
             weighted assets              12.3%     $  20,926          8.0%      $ 13,572         10.0%      $ 16,965
                                                      =======                      ======                      ======

         Total assets                               $ 317,024
                                                      =======

         Adjusted total assets                      $ 315,630
                                                      =======

         Risk-weighted assets                       $ 169,647
                                                      =======


                          F.F.O. FINANCIAL GROUP, INC.

(17) REGULATORY MATTERS, CONTINUED

    On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Association, to recapitalize the SAIF and spread the obligations for payments of Financing Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. That legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums. The FDIC special assessment levied amounted to
    65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter and is tax deductible. The Association recorded a charge of $1.5 million before taxes as a result of the FDIC special assessment.

    Beginning on January 1, 1997, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF- insured deposits, compared to 6.48 basis points payable by SAIF members on SAIF-insured deposits, and will pay a pro rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association, such as the Association, ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that subsequent legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

    The FDIC recently lowered SAIF assessments to a range comparable to those of BIF members, however, SAIF members will continue to pay the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

(18) STOCK OPTION PLAN

    In 1988, the Company adopted a stock option program (the "Program") for the benefit of its directors, officers and other selected key employees of the Company. Four kinds of rights are contained in the program and are available for grant: incentive stock options (options to purchase common stock, granted to officers and key employees), compensatory stock options (options to purchase common stock, granted to directors), stock appreciation rights and performance share awards. A total of 241,500 shares of common stock were reserved for issuance pursuant to the exercise of stock options under the Program. As of December 31, 1996, the Company had granted incentive stock options and compensatory stock options as discussed in more detail below. No stock appreciation rights or performance share awards have been issued to date. The Program provides that incentive stock options and compensatory stock options are granted to purchase stock at the market value of the stock at the date of the grant; such grants are exercisable immediately for compensatory stock options, and ratably over a three-year period for incentive stock options. All stock options expire at the earlier of ten years from the date of the grant, or three months after the director, officer or employee ceases employment with the Company.

                          F.F.O. FINANCIAL GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(18) STOCK OPTION PLAN, CONTINUED

     During 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 applies to stock-based compensation under the Company's Program. As allowed by SFAS 123, the Company elected to continue to measure compensation cost for the options or shares granted under the Program using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under that accounting method, the Company recorded no compensation expense related to the Program during the years ended December 31, 1996, 1995 and 1994.

     During the years ended December 31, 1996 and 1995, 47,000 and 52,100 options were granted under the Program. If compensation cost for the Program had been determined based on the fair value of the awards at the grant date, using the fair value method defined in SFAS 123, the Company's net income and net income per share for 1996 and 1995 would not have been materially reduced.

     The stock option transactions were as follows:


                                                                   INCENTIVE                       COMPENSATORY
                                                                 STOCK OPTIONS                     STOCK OPTIONS
                                                                 -------------                     -------------
                                                                 OPTION PRICE                      OPTION PRICE
                                                          NUMBER OF                            NUMBER OF
                                                           SHARES           PER SHARE           SHARES           PER SHARE
                                                            ------          ---------           ------           ---------
           Outstanding, December 31, 1993                  133,125              $ 2.13          15,813           $ 2.13
           Granted                                          10,000              $ 2.13               -                -
                                                           -------                              ------

           Outstanding, December 31, 1994                  143,125              $ 2.13          15,813           $ 2.13
           Granted                                          52,100              $ 2.25               -                -
           Cancelled or expired                            (10,000)             $ 2.13          (2,875)          $ 2.13
                                                           -------                              ------

           Outstanding, December 31, 1995                  185,225     $ 2.13 - $ 2.25          12,938           $ 2.13
           Granted                                          47,000              $ 2.75               -                -
           Cancelled or expired                            (37,600)    $ 2.13 - $ 2.25          (4,313)          $ 2.13
                                                           -------                              ------

           Outstanding, December 31, 1996                  194,625     $ 2.13 - $ 2.75           8,625           $ 2.13
                                                           =======                              ======



     At December 31, 1996, the weighted-average option price per share for the incentive stock options was $2.30 and for the compensatory stock options was $2.13. The weighted-average option price per share of all options under the Program at December 31, 1996 was $2.29. Of the total incentive stock options outstanding at December 31, 1996, 1995 and 1994, 114,624, 82,083 and 44,375, respectively, were exercisable.

                          F.F.O. FINANCIAL GROUP, INC.

(19) PARENT COMPANY ONLY FINANCIAL STATEMENTS
     Condensed financial statements of the Holding Company are presented below. Amounts shown as investment in wholly-owned subsidiaries and equity in earnings of subsidiaries are eliminated in consolidation (in thousands).

                           CONDENSED BALANCE SHEETS

                                                                       AT DECEMBER 31,
                                                                     -------------------
                                                                     1996           1995
                                                                     ----           ----
           ASSETS

     Cash, deposited with subsidiary                                $    113            117
     Investment in wholly-owned subsidiaries                          20,167         18,663
                                                                    --------         ------

                  Total                                             $ 20,280         18,780
                                                                    ========         ======

           LIABILITIES AND STOCKHOLDERS' EQUITY

     Liabilities                                                           -              -
     Stockholders' equity                                             20,280         18,780
                                                                    --------         ------

                  Total                                             $ 20,280         18,780
                                                                    ========         ======

                         CONDENSED STATEMENTS OF INCOME

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            --------------------------------
                                                                             1996        1995         1994
                                                                            -------     -------      -------
     Income:
           Equity in undistributed earnings of subsidiaries                 $ 1,604     $ 1,591      $   379
           Other income                                                         120         120          120

     Expense                                                                   (124)        (65)         (59)
                                                                            -------     -------      -------
     Net income                                                             $ 1,600     $ 1,646      $   440
                                                                            =======     =======      =======


                          F.F.O. FINANCIAL GROUP, INC.

(19) PARENT COMPANY ONLY FINANCIAL STATEMENTS, CONTINUED

     CONDENSED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -----------------------------
                                                                      1996       1995      1994
                                                                   -------    -------    -------
Cash Flows from Operating Activities:
      Net earnings                                                 $ 1,600    $ 1,646    $   400
      Adjustments to reconcile net earnings to net cash
             (used in) provided by operations:
      Equity in earnings of subsidiaries                            (1,604)    (1,591)      (379)
                                                                   -------    -------    -------

             Net cash (used in) provided by operating activities        (4)        55         61
                                                                   -------    -------    -------

Cash Flows from Financing Activities:
      Proceeds from sale of common stock                                --         --      2,400
      Investment in subsidiary                                          --         --     (2,400)
                                                                   -------    -------    -------

             Net cash provided by financing activities                  --         --         --
                                                                   -------    -------    -------

Net (decrease) increase in cash                                         (4)        55         61

Cash at beginning of year                                              117         62          1
                                                                   -------    -------    -------

Cash at end of year                                                $   113    $   117    $    62
                                                                   =======    =======    =======

(20)  QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following tables present summarized quarterly data (dollars in thousands, except per share amounts):

                                                 YEAR ENDED DECEMBER 31, 1996
                                        -------------------------------------------
                                         FIRST    SECOND   THIRD    FOURTH
                                        QUARTER  QUARTER  QUARTER   QUARTER  TOTAL
                                        -------  -------  -------   -------  -----
Interest income                         $5,466    5,398    5,340     5,793   21,997
Interest expense                         3,140    2,942    2,824     3,117   12,023
                                        ------   ------   ------    ------   ------

Net interest income                      2,326    2,456    2,516     2,676    9,974

Provision for loan losses                  150       --        7       625      782
                                        ------   ------   ------    ------   ------
Net interest income
      after provision for loan losses    2,176    2,456    2,509     2,051    9,192

Noninterest income                         304      563      535       985    2,387
Noninterest expenses                     2,391    2,187    3,771       827    9,176
                                        ------   ------   ------    ------   ------

Income (loss) before income taxes           89      832     (727)    2,209    2,403
Provision (credit) for income taxes         33      310     (270)      730      803
                                        ------   ------   ------    ------   ------

Net income (loss)                       $   56      522     (457)    1,479    1,600
                                        ======   ======   ======    ======   ======

Income (loss) per share                 $  .01      .06     (.05)      .17      .19
                                        ======   ======   ======    ======   ======

                          F.F.O. FINANCIAL GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(20)  QUARTERLY FINANCIAL DATA (UNAUDITED), CONTINUED

                                                YEAR ENDED DECEMBER 31, 1995
                                        ------------------------------------------
                                         FIRST   SECOND    THIRD   FOURTH
                                        QUARTER  QUARTER  QUARTER  QUARTER  TOTAL
                                        -------  -------  -------  -------  ------
Interest income                         $4,978    4,780    4,897    5,075   19,730
Interest expense                         2,259    2,477    2,616    2,759   10,111
                                        ------   ------   ------   ------   ------

Net interest income                      2,719    2,303    2,281    2,316    9,619

Provision for loan losses                  141       30      154      152      477
                                        ------   ------   ------   ------   ------
Net interest income
      after provision for loan losses    2,578    2,273    2,127    2,164    9,142

Noninterest income                         663      665      604      670    2,602
Noninterest expenses                     2,530    2,428    2,182    2,317    9,457
                                        ------   ------   ------   ------   ------

Income before income taxes                 711      510      549      517    2,287
Provision for income taxes                 250      174      190       27      641
                                        ------   ------   ------   ------   ------

Net income                              $  461      336      359      490    1,646
                                        ======   ======   ======   ======   ======

Income per share                        $  .05      .04      .05      .06      .20
                                        ======   ======   ======   ======   ======


(21) SUBSEQUENT EVENT - PENDING MERGER

     On March 10, 1997, the Holding Company executed a Letter of Intent to merge with Republic Bancshares, Inc. ("Republic"). Under the terms of the Letter of Intent, Republic will exchange shares of its common stock for all of the outstanding shares of F.F.O.'s common stock at an exchange ratio of .29 share of Republic common stock for each share of F.F.O. common stock. The exchange ratio may be adjusted for decreases in Republic's stock price, but in no event will the exchange ratio exceed .30 share of Republic common stock for each share of F.F.O. common stock. F.F.O. has the right to terminate the transaction if Republic's stock price is less than $13.50 shortly before closing. Outstanding options for F.F.O.'s common stock will be converted into options for Republic common stock on the same terms. The transaction is expected to be completed in 1997, and is to be accounted for as a corporate reorganization under which the controlling shareholder's interest in F.F.O. will be carried forward at its historical cost while the minority interest in F.F.O. will be recorded at fair value. The proposed merger is subject to completion of a definitive agreement, approval by the respective shareholders of F.F.O. and Republic, and approval by applicable regulatory authorities. Upon completion of the proposed merger, the then-outstanding options under the Company's stock option program (see Note
     18) will become immediately exercisable.

                          F.F.O. FINANCIAL GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                        AT           AT
                                                                     MARCH 31,   DECEMBER 31,
                                                                       1997         1996
                                                                       ----         ----
         ASSETS                                                    (UNAUDITED)
Cash and due from banks                                             $  6,491        6,300
Interest-bearing deposits with banks                                   7,688       11,665
Federal funds sold                                                       764           --
                                                                    --------     --------

         Cash and cash equivalents                                    14,943       17,965

Trading securities                                                    13,169        9,580
Securities available for sale                                         43,713       41,445
Securities held to maturity, at cost                                  14,702       15,343
Loans held for sale, at lower of cost or market value                  4,573       10,462
Loans receivable, net                                                215,926      209,005
Accrued interest receivable                                            1,972        1,710
Premises and equipment                                                 5,268        5,324
Restricted securities - Federal Home Loan Bank stock, at cost          2,378        2,378
Foreclosed real estate, net                                            1,425          799
Deferred tax asset                                                     1,576        1,490
Other assets                                                             386        1,448
                                                                    --------     --------
         Total assets                                               $320,031      316,949
                                                                    ========     ========


         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Demand deposits                                                   16,597       14,303
    Savings and NOW deposits                                          58,060       57,981
    Time deposits                                                    211,015      214,643
                                                                    --------     --------
         Total deposits                                              285,672      286,927

Accrued interest on deposits                                             217          256
Due to bank                                                              988          424
Current income tax liability                                             351           --
Advances from Federal Home Loan Bank                                   9,000        7,000
Advance payments by borrowers for taxes and insurance                  1,419          608
Other liabilities                                                      1,624        1,454
                                                                    --------     --------
         Total liabilities                                           299,271      296,669
                                                                    --------     --------

Stockholders' equity:
    Preferred stock                                                       --           --
    Common stock                                                         845          843
    Additional paid-in capital                                        17,633       17,599
    Retained income                                                    2,431        1,844
    Net unrealized depreciation on securities available for sale        (149)          (6)
                                                                    --------     --------
         Total stockholders' equity                                   20,760       20,280
                                                                    --------     --------
         Total liabilities and stockholders' equity                 $320,031     $316,949
                                                                    ========     ========


            See Notes to Condensed Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                      ---------------------------
                                                                         1997             1996
                                                                      -----------      ----------
                                                                               (UNAUDITED)
Interest income:
    Loans receivable                                                  $     4,591          4,018
    Securities available for sale                                             619            593
    Securities held to maturity                                               237            251
    Trading securities                                                        269            510
    Federal funds sold                                                         27             19
    Deposits with banks                                                        64             75
                                                                      -----------    -----------

                Total interest income                                       5,807          5,466
                                                                      -----------    -----------

Interest expense:
    Deposits                                                                3,163          2,897
    Other borrowed funds                                                       10            243
                                                                      -----------    -----------

                Total interest expense                                      3,173          3,140
                                                                      -----------    -----------

Net interest income                                                         2,634          2,326

Provision for loan losses                                                      --            150
                                                                      -----------    -----------

                Net interest income after provision for loan losses         2,634          2,176
                                                                      -----------    -----------

Noninterest income:
    Service charges on deposits                                               328            323
    Loan related fees and service charges                                     122            117
    Loan servicing fees                                                        83             68
    Net trading account losses                                               (138)          (178)
    Unrealized gain (loss) on loans held for sale                              84           (111)
    Net gain on sale of loans                                                  54             43
    Other income                                                               68             42
                                                                      -----------    -----------

                Total noninterest income                                      601            304
                                                                      -----------    -----------

Noninterest expenses:
    Salaries and employee benefits                                          1,021          1,016
    Occupancy expense                                                         478            467
    Loss on foreclosed real estate                                             34             33
    Deposit insurance premium                                                  63            173
    Marketing and advertising                                                 111            132
    Data processing                                                           179            151
    Printing and office supplies                                               73             78
    Telephone expense                                                          66             71
    Other expense                                                             272            270
                                                                      -----------    -----------

                Total noninterest expenses                                  2,297          2,391
                                                                      -----------    -----------

Income before income taxes                                                    938             89

Income tax expense                                                            351             33
                                                                      -----------    -----------

Net income                                                            $       587    $        56
                                                                      ===========    ===========

Net income per share of common stock                                  $       .07    $       .01
                                                                      ===========    ===========

Dividends per share                                                   $        --    $        --
                                                                      ===========    ===========

Weighted average number of shares outstanding                           8,430,181      8,430,000
                                                                      ===========    ===========



            See Notes to Condensed Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                        THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)


                                                                             NET
                                                                         UNREALIZED
                                                                        DEPRECIATION
                                                  ADDITIONAL            ON SECURITIES       TOTAL
                                          COMMON   PAID-IN    RETAINED     AVAILABLE     STOCKHOLDERS'
                                          STOCK    CAPITAL     INCOME      FOR SALE         EQUITY
                                        -------   ----------  --------  -------------    -------------
Balance at December 31, 1996            $   843    17,599     1,844              (6)      20,280

Net proceeds from the issuance
    of 16,266 shares of common
    stock (unaudited)                         2        34        --              --           36

Net change in unrealized depreciation
    on securities available for
    sale net of income taxes
    of $86 (unaudited)                       --        --        --            (143)        (143)

Net income for the three months
    ended March 31, 1997
    (unaudited)                              --        --       587              --          587
                                        -------   -------   -------         -------       ------
Balance at March 31, 1997
    (unaudited)                         $   845    17,633     2,431            (149)      20,760
                                        =======   =======   =======         =======       ======




            See Notes to Condensed Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       ---------------------
                                                                         1997         1996
                                                                       --------    ---------
(UNAUDITED)
Cash flows from operating activities:
    Net income                                                         $    587          56
    Adjustments to reconcile net income to net cash provided
      by operating activities:
         Provision for loan losses                                           --         150
         Net amortization of deferred loan fees                              (3)         39
         Depreciation of premises and equipment                             137         137
         Net (increase) decrease in trading securities                   (3,589)      7,184
         Provision for deferred income taxes                                 --          16
         Proceeds from sales of loans held for sale                       6,027       7,171
         Gain on sale of loans                                              (54)        (43)
         Unrealized (gain) loss on loans held for sale                      (84)        111
         (Increase) decrease in accrued interest receivable                (262)         64
         Decrease (increase) in other assets                              1,062        (501)
         Decrease in accrued interest payable                               (39)        (74)
         Increase in current income tax liability                           351          --
         Increase in other liabilities and due to bank                      734         245
                                                                       --------    --------
             Net cash provided by operating activities                    4,867      14,555
                                                                       --------    --------

Cash flows from investing activities:
    Purchase of available-for-sale securities                            (2,988)         --
    Proceeds from maturities of available-for-sale securities                --       2,000
    Principal repayments on available-for-sale securities                   479         899
    Principal repayments on held-to-maturity securities                     653         568
    Net increase in loans receivable                                     (7,544)     (8,787)
    Proceeds from sales of foreclosed real estate                            --         112
    Payments capitalized to foreclosed real estate                           --         (55)
    Net purchases of premises and equipment                                 (81)       (101)
                                                                       --------    --------
             Net cash used in investing activities                       (9,481)     (5,364)
                                                                       --------    --------

Cash flows from financing activities:
    Net increase in demand, savings and NOW deposits                      2,373          54
    Net (decrease) increase in time deposits                             (3,628)     19,732
    Net proceeds from the sale of common stock                               36          --
    Net proceeds from (repayment of) Federal Home Loan Bank advances      2,000     (16,000)
    Net increase in advance payments by borrowers for taxes
         and insurance                                                      811         613
                                                                       --------    --------
             Net cash provided by financing activities                    1,592       4,399
                                                                       --------    --------

Net (decrease) increase in cash and cash equivalents                     (3,022)     13,590

Cash and cash equivalents at beginning of period                         17,965      10,426
                                                                       --------    --------

Cash and cash equivalents at end of period                             $ 14,943    $ 24,016
                                                                       ========    ========

                          F.F.O. FINANCIAL GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                             (DOLLARS IN THOUSANDS)



                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                             ------------------------
                                                                                               1997           1996
                                                                                            ---------       ---------
                                                                                                  (UNAUDITED)
Supplemental disclosures of cash flow information:
    Cash paid during the period for:
         Income taxes                                                                       $       -       $     18
                                                                                            =========       ========

         Interest                                                                           $   3,212       $  3,214
                                                                                            =========       ========

Noncash investing and financing activities:

    Transfers of loans to foreclosed real estate                                            $     626       $    199
                                                                                            =========       ========

    Transfer of loans held for sale to loans receivable, at market                          $       -       $ 10,603
                                                                                            =========       ========







            See Notes to Condensed Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    1. GENERAL. In the opinion of the management of F.F.O. Financial Group, Inc. (the "Company" or "F.F.O."), the accompanying condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position at March 31, 1997, and the results of operations and cash flows for the three-month periods ended March 31, 1997 and 1996. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. The results of operations for the three months ended March 31, 1997, are not necessarily indicative of the operating results to be anticipated for the full year.

    F.F.O. Financial Group, Inc. is a Florida corporation organized in 1988 as a unitary savings and loan holding company. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First Federal Savings and Loan Association of Osceola County (the "Association"), and the Association's wholly-owned subsidiary, Gulf American Financial Corporation, which is currently inactive. All significant intercompany transactions and accounts have been eliminated in consolidation.

    2. NET INCOME PER SHARE. Net income per share has been computed by dividing net income by the weighted average number of shares outstanding during the period. No adjustment has been made to give effect to the shares that would be outstanding, assuming the exercise of outstanding stock options, since the impact is deemed immaterial.

    3. LOAN IMPAIRMENT AND LOSSES. The following summarizes the amounts of impaired loans, as defined by Statements of Financial Accounting Standards No. 114 and 118 ("SFAS No. 114 and 118"), all of which were collateral-dependent, at March 31, 1997 and December 31, 1996, and the average net investment in impaired loans and interest income recognized and received on impaired loans during the three-month periods ended March 31, 1997 and 1996 (in thousands):


                                                    MARCH 31,  DECEMBER 31,
                                                    ---------  ------------
                                                     1997          1996
                                                     ----          ----
                                                          (UNAUDITED)
Loans identified as impaired:
    Gross loans with related allowance for credit
         losses recorded                            $ 7,989         8,256
    Less: Allowances on these loans                  (1,848)       (1,766)
                                                    -------       -------

    Net investment in impaired loans                $ 6,141       $ 6,490
                                                    =======       =======

                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                                1997     1996
                                                ----     ----
                                                 (UNAUDITED)
Average investment in impaired loans           $6,316   $4,697
                                               ======   ======

Interest income recognized on impaired loans   $  130   $  118
                                               ======   ======

Interest income received on impaired loans     $  130   $  118
                                               ======   ======

LOAN IMPAIRMENT AND LOSSES (CON'T)

    An analysis of the change in the allowance for loan losses follows (in thousands):

                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                            -------------------------
                                                                                             1997              1996
                                                                                            ------            -------
                                                                                            (UNAUDITED)
             Balance at January 1                                                           $ 5,613           $ 5,138
             Provision for loan losses                                                          -                 150
             Loans charged-off, net of recoveries                                               (34)              (78)
                                                                                            -------           -------

             Balance at March 31                                                            $ 5,579           $ 5,210
                                                                                            =======           =======


4. FORECLOSED REAL ESTATE. Activity in the allowance for losses on foreclosed real estate was as follows (in thousands):

                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                              -----------------------
                                                                                              1997               1996
                                                                                              ----               ----
                                                                                              (UNAUDITED)
             Balance at January 1                                                             $ 158           $ 1,124
             Recoveries, net of charge-offs                                                       5                51
                                                                                               ----           -------

             Balance at March 31                                                              $ 163           $ 1,175
                                                                                              =====           =======

     5. IMPACT OF NEW ACCOUNTING STANDARDS. In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). That Statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. The Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The adoption of SFAS No. 125 had no significant effect on the Company's financial position at March 31, 1997 or results of operations for the three months then ended.

     6.PENDING MERGER. On April 14, 1997, the Company executed a definitive agreement to merge with Republic Bancshares, Inc. ("Republic"). Under the terms of the definitive agreement, Republic will exchange shares of its common stock for all of the outstanding shares of F.F.O.'s common stock at an exchange ratio of .29 share of Republic common stock for each share of F.F.O. common stock. The exchange ratio may be adjusted for decreases in Republic's stock price, but in no event will the exchange ratio exceed .30 share of Republic common stock for each share of F.F.O. common stock. F.F.O. has the right to terminate the transaction if Republic's stock price is less than $13.50 shortly before closing. Outstanding options for F.F.O.'s common stock will be converted into options for Republic common stock on the same terms. The transaction is expected to be completed in 1997, and is to be accounted for as a corporate reorganization under which the controlling shareholder's interest in F.F.O. will be carried forward at its historical cost while the minority interest in F.F.O. will be recorded at fair value. The proposed merger is subject to approval by the respective shareholders of F.F.O. and Republic, and approval by applicable regulatory authorities.

                          F.F.O. FINANCIAL GROUP, INC.

               REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Hacker, Johnson, Cohen & Grieb, the Company's independent certified public accountants, have made a limited review of the financial data as of March 31, 1997, and for the three-month periods ended March 31, 1997 and 1996 presented in this document, in accordance with standards established by the American Institute of Certified Public Accountants.

Their report, furnished pursuant to Article 10 of Regulation S-X, is included herein.

          REPORT ON REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Audit Committee of the Board of Directors
F.F.O. Financial Group, Inc.
St. Cloud, Florida:

    We have reviewed the condensed consolidated balance sheet of F.F.O. Financial Group, Inc. and Subsidiaries (the "Company") as of March 31, 1997, and the related condensed consolidated statements of income and cash flows for the three-month periods ended March 31, 1997 and 1996, and the condensed consolidated statement of stockholders' equity for the three-month period ended March 31, 1997. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

    We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (not presented herein), and in our report dated February 11, 1997, except for Note 21, as to which the date was March 11, 1997, expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1996 is fairly stated in all material respects, in relation to the consolidated balance sheet from which it has been derived.






HACKER, JOHNSON, COHEN & GRIEB
Orlando, Florida
April 17, 1997

                                                                      APPENDIX A

                         AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of April 14, 1997, by and between REPUBLIC BANCSHARES, INC. ("Republic"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in St. Petersburg, Florida; and F.F.O. FINANCIAL GROUP, INC. ("FFO"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in St. Cloud, Florida.

                                    PREAMBLE

         The Boards of Directors of Republic and FFO are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of FFO by Republic pursuant to the merger of FFO with and into Republic. At the effective time of such merger, the outstanding shares of the capital stock of FFO shall be converted into shares of the common stock of Republic (except as provided herein). As a result of the merger, FFO's wholly-owned subsidiary, First Federal Savings and Loan Association of Osceola County ("First Federal"), shall become a wholly-owned subsidiary of Republic. It is contemplated that, either simultaneously with or shortly following the merger of FFO into Republic, First Federal will be merged with and into Republic's wholly-owned subsidiary, Republic Bank (the "Bank"). The transactions described in this Agreement are subject to the approvals of the stockholders of Republic and FFO, the Board of Governors of the Federal Reserve System, the FDIC, and the Florida Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, FFO shall be merged with and into Republic in accordance with the provisions of Section 607.1101 of the Florida Business Corporation Act ("FBCA") and with the effect provided in Section 607.1106 of the FBCA (the "Merger"). Republic shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FFO and Republic.

         1.2 TIME AND PLACE OF CLOSING. The closing for the Merger (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the parties.

         1.3 EFFECTIVE TIME. The Merger contemplated by this Agreement shall become effective on the date and at the time the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each party, the parties shall use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Republic) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; (ii) the date on which the stockholders of FFO approve the matters relating to this Agreement required to be approved by such stockholders by applicable law; or (iii) the date on which the stockholders of Republic approve the matters relating to this Agreement required to be approved by such stockholders by applicable law or such later date within 30 days thereof as may be specified by Republic.

                                   ARTICLE 2
                                TERMS OF MERGER

         2.1 CHARTER. The Articles of Incorporation of Republic in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

         2.2 BY-LAWS. The By-Laws of Republic in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until otherwise amended or repealed.

         2.3 DIRECTORS AND OFFICERS. The directors of Republic in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-Laws of the Surviving Corporation. The officers of Republic in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the

Surviving Corporation from and after the Effective Time in accordance with the By-Laws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

         3.1     CONVERSION OF SHARES.  Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Republic or FFO, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Republic Common Stock and Republic Preferred Stock and each of the options to purchase Republic Common Stock disclosed in Section 6.3 of the Republic Disclosure Memorandum issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of FFO Common Stock (excluding shares held by any FFO Company or any Republic Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted or shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 0.29 of a share of Republic Common Stock (the "Exchange Ratio"). In the event that, as of the Closing Date, the product of the Exchange Ratio and the Market Value of the Republic Common Stock is below $4.10, then the Exchange Ratio will be increased to maintain such product at $4.10. In no event, however, shall the Exchange Ratio be greater than 0.30.

                 (c) Each of the options to purchase FFO Common Stock issued and outstanding at the Effective Time, which options were granted pursuant to FFO's customary arrangements consistent with past practice and are disclosed in Section 3.1(c) of the FFO Disclosure Memorandum (the "FFO options"), shall cease to be outstanding and shall be converted into and exchanged for the Right to acquire Republic Common Stock on substantially the same terms applicable to the FFO options. The number of shares of Republic Common Stock to be issued pursuant to the exercise of such options shall equal the number of shares of FFO Common Stock subject to such options multiplied by the Exchange Ratio, provided that no fractions of shares of Republic Common Stock shall be issued, and the number of shares of Republic Common Stock to be issued upon the exercise of the FFO options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of Republic Common Stock shall be the exercise price for each share of FFO Common Stock subject to such options divided by the Exchange Ratio, adjusted as appropriate for any rounding to whole shares that may be done. As soon as reasonably practicable after the Effective Time, Republic shall file a registration statement on Form S-3 or Form S-8, or an amendment thereto, as the case may be (or any successor or other appropriate forms), with respect to the shares of Republic Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Republic shall administer the FFO stock option plan assumed pursuant to this Section in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the FFO stock option plan complied with such rule prior to the Merger.

                 (d) Provided that the stock option plan pursuant to which the FFO options were issued permits such practice, holders of the FFO options will also have the right to convert their options directly into shares of Republic Common Stock. The number of shares of Republic Common Stock that will be issuable upon conversion of an FFO option will be (i) the difference between the Market Value of one share of FFO Common Stock and the exercise price of the FFO option divided by (ii) the Market Value of one share of Republic Common Stock, such quotient then multiplied by the number of shares of FFO Common Stock subject to the FFO option.

         3.2 ANTI-DILUTION PROVISIONS. In the event Republic changes the number of shares of Republic Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio and the amounts set forth in Sections 3.1(b) and 9.3(d) shall be proportionately adjusted.

         3.3 SHARES HELD BY FFO OR REPUBLIC. Each of the shares of FFO Common Stock held by any FFO Company or by any Republic Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of FFO Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Republic Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Republic Common Stock multiplied by the Market Value of one share of Republic Common Stock at the Closing Date. The Market Value of one share of Republic Common Stock at the Closing Date shall be determined by calculating the average of the closing prices of Republic Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Republic) on each of the twenty (20) consecutive trading days ending on the third business day immediately preceding the Closing Date. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional shares.

         3.5 DISSENTING STOCKHOLDERS. Any holder of shares of FFO Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 607.1302 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FCBA and has surrendered to FFO or Republic the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of FFO fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Republic shall issue and deliver the consideration to which such holder of shares of FFO Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of FFO Common Stock held by such holder.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Republic and FFO shall cause the exchange agent selected by Republic (the "Exchange Agent") to mail to the former stockholders of FFO appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFO Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FFO Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in
Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of FFO Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Republic Common Stock to which such holder may be otherwise entitled (without interest). Republic shall not be obligated to deliver the consideration to which any former holder of FFO

Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of FFO Common Stock for exchange as provided in this Section 4.1, or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates. The certificate or certificates of FFO Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Republic, FFO nor the Exchange Agent shall be liable to a holder of FFO Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

         4.2 RIGHTS OF FORMER FFO STOCKHOLDERS. At the Effective Time, the stock transfer books of FFO shall be closed as to holders of FFO Common Stock immediately prior to the Effective Time and no transfer of FFO Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FFO Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by law, former stockholders of record of FFO shall be entitled to vote after the Effective Time at any meeting of Republic stockholders the number of whole shares of Republic Common Stock into which their respective shares of FFO Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FFO Common Stock for certificates representing Republic Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Republic on the Republic Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Republic Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FFO Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of the Agreement. However, upon surrender of such FFO Common Stock certificate, both the Republic Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF FFO

         FFO hereby represents and warrants to Republic:

         5.1 ORGANIZATION, STANDING AND POWER. FFO is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. FFO is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

         5.2     AUTHORITY; NO BREACH BY AGREEMENT.

                 (a) FFO has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FFO, subject to the approval of this Agreement by the required vote of the holders of outstanding shares of FFO Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by FFO. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of FFO, enforceable against FFO in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by FFO, nor the consummation by FFO of the transactions contemplated hereby, nor compliance by FFO with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FFO's Articles of Incorporation or Bylaws; or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FFO Company under, any Contract or Permit of any FFO Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO; or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FFO Company or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FFO of the Merger and the other transactions contemplated in this Agreement.

         5.3     CAPITAL STOCK.

                 (a) The authorized capital stock of FFO consists of (i) 20,000,000 shares of FFO Common Stock, of which 8,446,266 shares are issued and outstanding as of the date of this Agreement and not more than 8,623,816 shares will be issued and outstanding at the Effective Time and (ii) 2,500,000 shares of FFO preferred stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of FFO are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of FFO has been issued in violation of any preemptive rights of the current or past stockholders of FFO.

                 (b) Except as set forth in Section 5.3(a) of this Agreement and Section 3.1(c) of the FFO Disclosure Memorandum, there are no shares of capital stock or other equity securities of FFO outstanding and no outstanding Rights relating to the capital stock of FFO.

         5.4 FFO SUBSIDIARIES. FFO has disclosed in Section 5.4 of the FFO Disclosure Memorandum all of the FFO Subsidiaries as of the date of this Agreement. FFO or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FFO Subsidiary. No equity securities of any FFO Subsidiary are or may become required to be issued (other than to another FFO Company) by reason of any Rights, and there are no Contracts by which any FFO Subsidiary is bound to issue (other than to another FFO Company) additional shares of its capital stock or Rights or by which any FFO Company is or may be bound to transfer any shares of the capital stock of any FFO Subsidiary (other than to another FFO Company). There are no Contracts relating to the rights of any FFO Company to vote or to dispose of any shares of the capital stock of any FFO Subsidiary. All of the shares of capital stock of each FFO Subsidiary held by an FFO Company are fully paid and nonassessable under the applicable corporation law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FFO Company free and clear of any Lien. Each FFO Subsidiary is either a Federal savings association or a corporation, and is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each FFO Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO. Each FFO Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund.

         5.5     SEC FILINGS; FINANCIAL STATEMENTS.

                 (a) FFO and First Federal have filed and made available to Republic all forms, reports and documents required to be filed by FFO and First Federal with the SEC and/or the Office of Thrift Supervision since December 31, 1992 (collectively, the "FFO SEC Reports"). The FFO SEC Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FFO SEC Reports or necessary in order to make the statements in such FFO SEC Reports, in light of the circumstances under which they were made, not misleading. None of FFO's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                 (b) Each of the FFO Financial Statements (including, in each case, any related notes) contained in the FFO SEC Reports, including any FFO SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of FFO and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No FFO Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FFO as of December 31, 1996 included in the FFO Financial Statements or reflected in the notes thereto. No FFO Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in the FFO Financial Statements delivered prior to the date of this Agreement or in Section 5.7 of the FFO Disclosure Memorandum,
(i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO; and (ii) the FFO Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FFO provided in Article 7 of this Agreement.

         5.8     TAX MATTERS.

                 (a) All tax returns required to be filed by or on behalf of any of the FFO Companies have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FFO, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FFO, except as reserved against in the FFO Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) None of the FFO Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                 (c) Adequate provision for any Taxes due or to become due for any of the FFO Companies for the period or periods through and including the date of the respective FFO Financial Statements has been made and is reflected on such FFO Financial Statements.

                 (d) Deferred Taxes of the FFO Companies have been adequately provided for in the FFO Financial Statements.

                 (e) Each of the FFO Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

                 (f) None of the FFO Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                 (g) There are no Liens with respect to Taxes upon any of the Assets of the FFO Companies.

                 (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FFO Companies that occurred during or after any taxable period after December 31, 1994 in which the FFO Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

                 (i) No FFO Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                 (j) All material elections with respect to Taxes affecting the FFO Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8(j) of the FFO Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Republic, which consent will not be unreasonably withheld.

                 (k) No FFO Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                 (l) Except as set forth in Section 5.8(l) of the FFO Disclosure Memorandum, to the Knowledge of FFO, no FFO Company has received any notice, oral or written, of any substantial increase or proposed substantial increase in the assessed valuation of or Tax rates applicable to any of its Assets from the assessed values or tax rates in effect as of the date hereof.

         5.9     ASSETS.

                 (a) Except as disclosed in Section 5.9(a) of the FFO Disclosure Memorandum, the FFO Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the FFO Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FFO's past practices. All Assets which are material to FFO's business on a consolidated basis, held under leases or subleases by any of the FFO Companies, are held under valid contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                 (b) Set forth in Section 5.9(b) of the FFO Disclosure Memorandum is a list of the insurance policies for each of the FFO Companies ("Policies"). Each of the Policies constitutes a valid contract enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Policy is in full force and effect. None of the FFO Companies has received notice from any insurance carrier that (i) any such Policy will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such Policies will be substantially increased. Except as set forth in Section 5.9(b) of the FFO Disclosure Memorandum, there are presently no claims pending under such Policies and no notices have been given by an FFO Company under such Policies. The Assets of the FFO Companies include all assets required to operate the business of the FFO Companies as presently conducted.

         5.10    ENVIRONMENTAL MATTERS.

                 (a) Except as disclosed in Section 5.10(a) of the FFO Disclosure Memorandum, to the Knowledge of FFO, each FFO Company, its Participation Facilities and its Loan Properties are and have been in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

                 (b) Except as disclosed in Section 5.10(b) of the FFO Disclosure Memorandum, there is no Litigation pending or, to the Knowledge of FFO, threatened before any court, governmental agency or authority or other forum in which any FFO Company or any of its Loan Properties or Participation Facilities (or any FFO

Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law; or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

                 (c) Except as disclosed in Section 5.10(c) of the FFO Disclosure Memorandum, to the Knowledge of FFO, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property of an FFO Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

         5.11 COMPLIANCE WITH LAWS. FFO is duly registered as a savings and loan holding company under the HOLA. Each FFO Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO. None of the FFO Companies:

                 (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO; and

                 (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FFO Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO; (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO; or (iii) requiring any FFO Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         5.12 LABOR RELATIONS. Except as disclosed in Section 5.12 of the FFO Disclosure Memorandum, no FFO Company is the subject of any Litigation asserting that it or any other FFO Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FFO Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FFO Company, pending or threatened, or to the knowledge of FFO, is there any activity involving any FFO Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13    EMPLOYEE BENEFIT PLANS.

                 (a) FFO has disclosed in Section 5.13 of the FFO Disclosure Memorandum, and has delivered or made available to Republic prior to the execution of this Agreement copies and summary plan descriptions in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FFO Company or an ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "FFO Benefit Plans"). Any of the FFO Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "FFO ERISA Plan." Each FFO ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as an "FFO Pension Plan." No FFO Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (b) All FFO Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO, and each FFO ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FFO is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the knowledge of FFO, no FFO Company has engaged in a transaction with respect to any FFO Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FFO Company to a tax imposed by either Section 4975 or 4976 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

                 (c) No FFO Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FFO Pension Plan; (ii) no change in the actuarial assumptions with respect to any FFO Pension Plan; and (iii) no increase in benefits under any FFO Pension Plan as a result of plan amendments or changes in applicable law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO or materially adversely affect the funding status of any such plan. Neither any FFO Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FFO Company, or the single-employer plan of any entity which is considered one employer with FFO under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on FFO. No FFO Company has provided or is required to provide security to any FFO Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                 (d) Within the six-year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FFO Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which liability is reasonably likely to have a Material Adverse Effect on FFO. No FFO Company has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which liability is reasonably likely to have a Material Adverse Effect on FFO. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FFO Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                 (e) Other than those disclosed in Section 5.13(e) of the FFO Disclosure Memorandum, no FFO Company has any liability for retiree health and life benefits under any of the FFO Benefit Plans and there are no restrictions on the rights of such FFO Company to amend or terminate any such Plan without incurring any liability thereunder, which liability is reasonably likely to have a Material Adverse Effect on FFO.

                 (f) Except for the acceleration of vesting of FFO options under the FFO stock option plan as disclosed in Section 5.13(f) of the FFO Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FFO Company from any FFO Company under any FFO Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any FFO Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

                 (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any FFO Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FFO Financial Statements to the extent required by and in accordance with GAAP.

                 (h) There are no Material claims pending (or, to the Knowledge of FFO, threatened in a writing which is under review, or has been reviewed within twelve (12) months prior to the date of this Agreement, by counsel to FFO or FFO's Director of Human Resources) by or on behalf of any FFO Benefit Plan, by any employee or beneficiary covered under any FFO Benefit Plan, or otherwise concerning the operation or administration of any FFO Benefit Plan (other than routine claims for benefits).

         5.14 MATERIAL CONTRACTS. Except as otherwise reflected in the FFO Financial Statements or as disclosed in Section 5.14 of the FFO Disclosure Memorandum, none of the FFO Companies, nor any of their respective Assets, businesses or operations is a party to or is bound or affected by or receives benefits under (i) any employment, severance, terminating, consulting or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $100,000; (ii) any contract relating to the borrowing of money by any FFO Company or the guarantee by any FFO Company of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements and Federal Home Loan Bank advances of depository institution subsidiaries, trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business); and (iii) any other contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FFO with the SEC as of the date of this Agreement that has not been filed as an exhibit to FFO's Form 10-K filed for the fiscal year ended December 31, 1995, or in another SEC document and identified to Republic (together with all contracts referred to in Section 5.9 and 5.13(a) of this Agreement, the "FFO Contracts"). With respect to each FFO Contract: (i) the contract is in full force and effect; (ii) no FFO Company is in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO; (iii) no FFO Company has repudiated or waived any material provision of any such contract; and (iv) no other party to any such contract is, to the knowledge of FFO, in default in any respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any FFO Company for money borrowed is prepayable at any time by such FFO Company without penalty or premium.

         5.15    LEGAL PROCEEDINGS.

                 (a) Except as disclosed in Section 5.15(a) of the FFO Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of FFO, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FFO Company, or against any Asset, employee benefit plan, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FFO Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO.

                 (b) Section 5.15(b) of the FFO Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any FFO Company is a party and which names an FFO Company as a defendant or cross-defendant and where the maximum exposure is estimated to be $100,000 or more.

         5.16 REPORTS. Since January 1, 1992, or the date of organization if later, each FFO Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFO). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any FFO Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Republic with the SEC will, when the Registration

Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FFO Company or any Affiliate thereof for inclusion in the Proxy Statements to be mailed to Republic's and FFO's stockholders in connection with their respective Stockholders' Meetings, and any other documents to be filed by an FFO Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statements, when first mailed to the stockholders of Republic and FFO, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any FFO Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.18 TAX AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no FFO Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.19 CHARTER PROVISIONS. Each FFO Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any Rights to any person under the Articles of Incorporation, Bylaws or other governing instruments of any FFO Company or restrict or impair the ability of Republic or any of its Subsidiaries to vote or otherwise to exercise the rights of a stockholder with respect to shares of any FFO Company that may be directly or indirectly acquired or controlled by it.

         5.20 DERIVATIVES CONTRACTS. Except as disclosed in Section 5.20 of the FFO Disclosure Memorandum, neither FFO nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REPUBLIC

         Republic hereby represents and warrants to FFO as follows:

         6.1 ORGANIZATION, STANDING AND POWER. Republic is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Republic is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

         6.2     AUTHORITY; NO BREACH BY AGREEMENT.

                 (a) Republic has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Republic. This Agreement represents a legal, valid and binding obligation of Republic, enforceable against Republic in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by Republic nor the consummation by Republic of the transactions contemplated hereby nor compliance by Republic with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Republic's Articles of Incorporation or By-Laws; or (ii) constitute or result in a Default under, or require any Consent pursuant to or result in the creation of any Lien on any Asset of any Republic Company under any Contract or Permit of any Republic Company, where such Default or Lien or any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Republic Company or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities laws and rules of the NASD and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and other than Consents filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by Republic of the Merger and the other transactions contemplated in this Agreement.

         6.3 CAPITAL STOCK. The authorized capital stock of Republic consists of 20,000,000 shares of Republic Common Stock, of which 4,183,507 shares were issued and outstanding as of the date of this Agreement, and 100,000 shares of Republic Preferred Stock, of which 75,000 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Republic Common Stock and Republic Preferred Stock are, and all of the shares of Republic Common Stock to be issued in exchange for shares of FFO Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of Republic Common Stock has been, and none of the shares of Republic Common Stock to be issued in exchange for shares of FFO Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Republic. Except as set forth above in this section or as disclosed in Section 6.3 of the Republic Disclosure Memorandum, there are no shares of capital stock or other equity securities of Republic outstanding and no outstanding Rights relating to the capital stock of Republic.

         6.4 REPUBLIC SUBSIDIARIES. Republic or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Republic Subsidiary. No equity securities of any Republic Subsidiary are or may become required to be issued (other than to another Republic Company) by reason of any Rights, and there are no Contracts by which any Republic Subsidiary is bound to issue (other than to another Republic Company) additional shares of its capital stock or Rights or by which any Republic Company is or may be bound to transfer any shares of the capital stock of any Republic Subsidiary (other than to another Republic Company). There are no Contracts relating to the rights of any Republic Company to vote or to dispose of any shares of the capital stock of any Republic Subsidiary. All of the shares of capital stock of each Republic Subsidiary held by a Republic Company are fully paid and nonassessable under the applicable corporation law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Republic Company free and clear of any Lien. Each Republic Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Republic Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Each Republic Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

         6.5     SEC FILINGS; FINANCIAL STATEMENTS.

                 (a) Republic and the Bank have filed and made available to FFO all forms, reports and documents required to be filed by Republic and the Bank with the FDIC and/or the SEC since December 31, 1993 (collectively, the "Republic SEC Reports"). The Republic SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Republic SEC Reports or necessary in order to make the statements in such Republic SEC Reports, in light of the circumstances under which they were made, not misleading. None of Republic's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                 (b) Each of the Republic Financial Statements (including, in each case, any related notes) contained in the Republic SEC Reports, including any Republic SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of Republic and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Republic Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Republic as of December 31, 1996 included in the Republic Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the Republic Disclosure Memorandum, no Republic Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

         6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in the Republic Financial Statements delivered prior to the date of this Agreement or in Section 6.7 of the Republic Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; and (ii) the Republic Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Republic provided in Article 7 of this Agreement.

         6.8     TAX MATTERS.

                 (a) All Tax Returns required to be filed by or on behalf of any of the Republic Companies have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Republic, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Republic, except as reserved against in the Republic Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) Adequate provision for any Taxes due or to become due for any of the Republic Companies for the period or periods through and including the date of the respective Republic Financial Statements has been made and is reflected on such Republic Financial Statements.

                 (c) Deferred Taxes of the Republic Companies have been adequately provided for in the Republic Financial Statements.

         6.9     ENVIRONMENTAL MATTERS.

                 (a) To the Knowledge of Republic, each Republic Company, its Participation Facilities and its Loan Properties are and have been in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

                 (b) There is no Litigation pending or, to the Knowledge of Republic, threatened before any court, governmental agency or authority or other forum in which any Republic Company or any of its Loan Properties or Participation Facilities (or any Republic Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law; or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

                 (c) To the Knowledge of Republic, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property of a Republic Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

         6.10 COMPLIANCE WITH LAWS. Republic is duly registered as a bank holding company under the BHC Act. Each Republic Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. No Republic Company:

                 (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; and

                 (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any Republic Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; or (iii) requiring any Republic Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.11    LEGAL PROCEEDINGS.

                 (a) Except as set forth in Section 6.11 of the Republic Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of Republic, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Republic Company, or against any Asset, employee benefit plan, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Republic Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

                 (b) Section 6.11(b) of the Republic Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Republic Company is a party and which names a Republic Company as a defendant or cross-defendant and where the maximum exposure is estimated to be $250,000 or more.

         6.12 REPORTS. Since January 1, 1992, or the date of organization if later, each Republic Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.13 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Republic Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Republic with the SEC will, when the Registration

Statement becomes effective, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Republic Company or any Affiliate thereof for inclusion in the Proxy Statements to be mailed to Republic's and FFO's stockholders in connection with their respective Stockholders' Meetings, and any other documents to be filed by any Republic Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and with respect to the Proxy Statements, when first mailed to the stockholders of Republic and FFO, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any Republic Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.14 TAX AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no Republic Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.15 DERIVATIVES CONTRACTS. Except as disclosed in Section 6.15 of the Republic Disclosure Memorandum, neither Republic nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 AFFIRMATIVE COVENANTS OF FFO. Unless the prior written consent of Republic shall have been obtained and, except as otherwise expressly contemplated herein, FFO shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular and ordinary course; (ii) preserve intact its business organization and Assets and maintain its rights and franchises;
(iii) use its reasonable efforts to maintain its current employee relationships; and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement; or
(b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 NEGATIVE COVENANTS OF FFO. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FFO covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of an authorized officer of
Republic:

                 (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any FFO Company; or

                 (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an FFO Company to another FFO Company) in excess of an aggregate of $50,000 (for the FFO Companies on a consolidated basis) except in the ordinary course of the business of FFO Subsidiaries consistent with past practices (which shall include, for FFO Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose or suffer the imposition on any Asset of any FFO Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FFO Disclosure Memorandum); or

                 (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FFO Company, or declare or pay any dividend or make any other distribution in respect of FFO's capital stock; or

                 (d) except for this Agreement or pursuant to the exercise of outstanding FFO options set forth in Section 3.1(c) of the FFO Disclosure

         Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FFO Common Stock or any other capital stock of any FFO Company, or any stock appreciation rights, or any option, warrant, conversion or other Right to acquire any such stock or any security convertible into any such stock; or

                 (e) adjust, split, combine or reclassify any capital stock of any FFO Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FFO Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any FFO Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FFO Company) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                 (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities or average lives of five years or less or are variable rate in nature, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned FFO Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business; (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                 (g) grant any increase in compensation or benefits to the employees or officers of any FFO Company, except in accordance with past practice disclosed in Section 7.2(g) of the FFO Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; except as authorized by Section 8.13 of this Agreement, enter into or amend any severance agreements with officers of any FFO Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any FFO Company except in accordance with past practice disclosed in Section 7.2(g) of the FFO Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                 (h) except as authorized by Section 8.13 of this Agreement, enter into or amend any employment Contract between any FFO Company and any Person (unless such amendment is required by Law) that the FFO Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                 (i) adopt any new employee benefit plan of any FFO Company or make any material change in or to any existing employee benefit plans of any FFO Company other than any such change that it required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                 (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                 (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any FFO Company for material money damages or restrictions upon the operations of any FFO Company; or

                 (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material Contract or waive, release, compromise or assign any material rights or claims.

         7.3 COVENANTS OF REPUBLIC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Republic covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Republic Common Stock and the business prospects of the Republic Companies; and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement; or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Republic Company from discontinuing or disposing of any of its Assets or business which, in the aggregate, are not Material to the financial condition or results of operations of Republic and if such action is, in the judgment of Republic, desirable in the conduct of the business of Republic and its Subsidiaries. In addition, within 60 days following the date of this

Agreement, Republic shall take such steps as may be necessary to ensure that its financial press releases are released to and available on the Dow Jones News Wire.

         7.4 ADVERSE CHANGES IN CONDITION. Each party agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it; or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

         8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, Republic shall file the Registration Statement with the SEC and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of Republic Common Stock upon consummation of the Merger. FFO shall furnish all information concerning it and the holders of its capital stock as Republic may reasonably request in connection with such action. The Parties shall call Stockholders' Meetings, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as they deem appropriate. In connection with the Stockholders' Meetings, (i) the Parties shall mail the Proxy Statements to their respective stockholders; (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statements; (iii) the Boards of Directors of the Parties shall recommend (subject to compliance with their fiduciary duties as advised by counsel and as to FFO, provided the Market Value (substituting, for purposes of this section, the phrase "date of the Proxy Statement" for the phrase "Closing Date" in the calculation of Market Value as defined in Section 11.1 of this Agreement) of the Republic Common Stock as of the date of FFO's Proxy Statement is not less than $13.50) to their respective stockholders the approval of the matters submitted for approval; and (iv) the Boards of Directors and officers of the Parties shall (subject to compliance with their fiduciary duties as advised by counsel and, as to FFO, provided the Market Value of the Republic Common Stock as of the date of FFO's Proxy Statement is not less than $13.50) use their reasonable efforts to obtain such stockholders' approval.

         8.2 EXCHANGE LISTING. Republic shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Republic Common Stock to be issued to the holders of FFO Common Stock pursuant to the Merger.

         8.3 APPLICATIONS. Republic shall promptly prepare and file, and FFO shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Republic shall provide FFO with an opportunity to review drafts of all such applications and with copies of all such applications filed and all correspondence to and from the Regulatory Authorities with respect to the applications.

         8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Republic and FFO shall execute and file the Florida Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

         8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6     INVESTIGATION AND CONFIDENTIALITY.

                 (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of its and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operation. No investigation by a Party shall affect the representations and warranties of the other Party.

                 (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless (i) such information becomes publicly available through no fault of such Party, or was, is or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality with respect to that information; or (ii) the furnishing or use of such information is required by proper judicial, administrative or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third Party or permit any third Party access to any Confidential Information or the substance thereof; provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing Confidential Information received from the other Party.

                 (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         8.7 PRESS RELEASES. Prior to the Effective Time, Republic and FFO shall mutually agree upon and jointly issue any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no FFO Company nor any Affiliate thereof nor any Representatives thereof retained by any FFO Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of FFO's Board of Directors as advised by counsel, no FFO Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but FFO may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. FFO shall promptly notify Republic orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. FFO shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing; and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

         8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to, and to take no action which would cause the Merger not to, qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.10 STATE TAKEOVER LAWS. Each FFO Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from any applicable state or federal "moratorium", "control share", "fair price", "business combination" or other anti-takeover statute or regulation.

         8.11 CHARTER PROVISIONS. Each FFO Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any Rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FFO Company or restrict or impair the ability of Republic or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FFO Company that may be directly or indirectly acquired or controlled by it.

         8.12 AGREEMENT OF AFFILIATES. FFO has disclosed in Section 8.12 of the FFO Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of FFO for purposes of Rule 145 under the 1933 Act. FFO shall use its reasonable efforts to cause each such Person to deliver to Republic not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit A, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FFO Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Republic Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder, and Republic shall be entitled to place restrictive legends upon certificates for shares of Republic Common Stock issued to affiliates of FFO pursuant to this Agreement to enforce the provisions of this Section 8.12. Republic shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Republic Common Stock by such affiliates.

         8.13    EMPLOYEE BENEFITS AND CONTRACTS.

                 (a) Following the Effective Time, Republic shall provide generally to officers and employees of the FFO Companies, who at or after the Effective Time become employees of a Republic Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Republic Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Republic Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of FFO shall be treated as service under Republic's qualified defined benefit plans, (ii) service under any qualified defined contribution plans of FFO shall be treated as service under Republic's qualified defined contribution plans, and (iii) service under any other employee benefit plans maintained by FFO shall be treated as service under the corresponding Republic employee benefit plan, if any.

                 (b) Immediately following the Effective Time, Republic shall enter into an employment agreement with Mr. James B. Davis, President of FFO, designating Mr. Davis "President, Central Florida Division" of the Bank. Such agreement shall be in the form attached to this Agreement as Exhibit B. In addition, FFO and First Federal shall be authorized to enter into stay agreements, the form of which is attached to this Agreement as Exhibit C, with up to 12 employees of FFO and First Federal. Such stay agreements shall be assumed by Republic in accordance with the terms thereof immediately following the Effective Time.

                 (c) Republic shall honor on terms reasonably agreed upon by the Parties all employment, severance, consulting, and other compensation Contracts either authorized by Section 8.13(b) of this Agreement or disclosed in Section 8.13 of the FFO Disclosure Memorandum between any FFO Company and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FFO Benefit Plans.

         8.14    INDEMNIFICATION.

                 (a) Republic shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the FFO Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Florida Law and by FFO's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Republic is required to effectuate any indemnification, Republic shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Republic and the Indemnified Party.

                 (b) If Republic or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Republic shall assume the obligations set forth in this Section 8.14.

                 (c) The provisions of this Section 8.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         8.15 CERTAIN MODIFICATIONS. Republic and FFO shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and FFO shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Republic and FFO also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                 (a) STOCKHOLDER APPROVAL. The stockholders of FFO and Republic, respectively, shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments or by the rules of the NASD.

                 (b) REGULATORY APPROVALS. All Consents of, filings and registration with and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Republic or FFO would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Republic or FFO would not, in its reasonable judgement, have entered into this Agreement.

                 (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Republic or FFO would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

                 (d) LEGAL PROCEEDINGS. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                 (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state Securities Laws or the 1933 Act relating to the issuance or trading of the shares of Republic Common Stock issuable pursuant to the Merger shall have been received.

                 (f) TAX MATTERS. Each Party shall have received a written opinion or opinions from Holland & Knight LLP in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of FFO Common Stock for Republic Common Stock will not give rise to gain or loss to the stockholders of FFO with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FFO and Republic reasonably satisfactory in form and substance to such counsel.

         9.2 CONDITIONS TO OBLIGATIONS OF REPUBLIC. The obligations of Republic to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Republic pursuant to Section 11.6(a) of this Agreement:

                 (a)      REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of FFO set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FFO set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FFO set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) any inaccuracies such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FFO; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" or to the "Knowledge" of FFO or to a matter being "known" by FFO shall be deemed not to include such qualifications.

                 (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FFO to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c)      CERTIFICATES.  FFO shall have delivered to Republic
(i) a certificate, dated as of the Closing Date and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FFO's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Republic and its counsel shall request.

                 (d) LEGAL OPINION. Republic shall have received the opinions of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel to FFO, dated as of the Closing Date or such earlier date as may be agreed to by the Parties, with respect to such matters related to FFO and the Merger as Republic may reasonably request. As to certain matters of fact, such counsel may rely on certificates of public officials and senior officers of FFO knowledgeable and having responsibility with respect to the matters covered by such certificate.

         9.3 CONDITIONS TO OBLIGATIONS OF FFO. The obligations of FFO to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FFO pursuant to Section 11.6(b) of this Agreement.

                 (a)      REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Republic set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Republic set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Republic set forth in Sections 6.14 and 6.15 of this Agreement shall be true and correct in all Material respects. There shall not exist in this Agreement any inaccuracies such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Republic; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references or "Material" to "Material Adverse Effect" or to the "Knowledge" of Republic or to a matter being "known" by Republic shall be deemed not to include such qualifications.

                 (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Republic to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time, including but not limited to Republic's covenant set forth in Section 7.3 hereof to take such steps as may be necessary to ensure that its financial press releases are released to and available on the Dow Jones News Wire, shall have been duly performed and complied with in all material respects.

                 (c)      CERTIFICATES.  Republic shall have delivered to FFO
(i) a certificate, dated as of the Closing Date and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Republic's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FFO and its counsel shall request.

                 (d) MARKET VALUE. The Market Value of the Republic Common Stock as of the Closing Date shall be not less than $13.50.

                 (e) LEGAL OPINION. FFO shall have received the opinions of Holland & Knight LLP, special counsel to Republic, dated as of the Closing Date or such earlier date as may be agreed to by the Parties, with respect to such matters related to Republic and the Merger as FFO may reasonably request. As to certain matters of fact, such counsel may rely on certificates of public officials and senior officers of Republic knowledgeable and having responsibility with respect to the matters covered by such certificate.

                 (f) NASDAQ NMS LISTING. Republic shall have received notification that the shares of Republic Common Stock to be issued to the holders of FFO Common Stock pursuant to the Merger shall be listed on the Nasdaq NMS upon their issuance.

                                   ARTICLE 10

                                  TERMINATION

         10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FFO, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual consent of the Board of Directors of Republic and the Board of Directors of FFO; or

                 (b) By the Board of Directors of either Party (provided that (i) the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of FFO and Section 9.3(a) of this Agreement in the case of Republic or in material breach of any covenant or other agreement contained in this Agreement, and (ii) in the case of a termination by the Board of Directors of Republic, the Market Value (substituting, for purposes of this Section 10.1, the phrase "on the date of termination" for the phrase "Closing Date" in the calculation of "Market Value" as defined in Section 11.1 of this Agreement) of the Republic Common Stock is not less than $13.50) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FFO and Section 9.3(a) of this Agreement in the case of Republic; or

                 (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that, in the case a termination by the Board of Directors of Republic, the Market Value of the Republic Common Stock is not less than $13.50); or

                 (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of FFO or Republic fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meetings where the transactions were presented to such stockholders for approval and voted upon (provided that such denial or failure, as the case may be, is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d)); or

                 (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by November 1, 1997 (provided that the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e)); or

                 (f) By the Board of Directors of either Party (provided that (i) the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FFO and Section 9.3(a) of this Agreement in the case of Republic or in material breach of any covenant or other agreement contained in this Agreement, and (ii) in the case of a termination by the Board of Directors of Republic, the Market Value of the Republic Common Stock is not less than $13.50) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

         10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), 10.1(c), 10.1(d), 10.1(e) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

         10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12, 8.13 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

         11.1    DEFINITIONS.

                 (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such

                          Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such a capacity.

                          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                          "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

                          "Closing Date" shall mean the date on which the Closing occurs.

                          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

                          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a Party or that is binding on any Person or its capital stock, assets or business.

                          "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

                          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                          "Exhibits A, B and C", inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                          "FBCA" shall mean the Florida Business Corporation
                          Act.

                          "FDIC" shall mean the Federal Deposit Insurance Corporation.

                          "FFO Common Stock" shall mean the $.10 par value common stock of FFO.

                          "FFO Companies" shall mean, collectively, FFO and all FFO Subsidiaries.

                          "FFO Disclosure Memorandum" shall mean the written information entitled "F.F.O. Financial Group, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement, to Republic describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

                          "FFO Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FFO as of December 31, 1996, 1995, 1994 and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each year in the three year period ended December 31, 1996, as filed by FFO in SEC Documents, and (ii) the consolidated balance sheets of FFO (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

                          "FFO Subsidiaries" shall mean the Subsidiaries of FFO, which shall include the FFO Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of FFO in the future and owned by FFO at the Effective Time.

                          "Florida Articles of Merger" shall mean the Articles of Merger to be executed by Republic and FFO and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by
                          Section 1.1 of this Agreement.

                          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental
                          Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of

                          1976, as amended, and the rules and regulations promulgated thereunder.

                          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                          "Knowledge" as used with respect to a Person
                          (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, and any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

                          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                          "Loan Property" shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                          "Market Value" shall mean the per share market value of either FFO Common Stock or Republic Common Stock, as appropriate, at the Closing Date, which shall be determined by calculating the average of the closing prices of such common stock as reported by the Nasdaq NMS in the case of Republic or the Nasdaq Small Cap Market in the case of FFO on each of the twenty (20) consecutive trading days ending on the third business day immediately preceding the Closing Date.

                          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                          "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings and loan associations, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                          "NASD" shall mean the National Association of Securities Dealers, Inc.

                          "Nasdaq NMS" shall mean the Nasdaq National
                          Market System.

                          "1933 Act" shall mean the Securities Act of 1933, as amended.

                          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                          "Party" shall mean either Republic or FFO, and "Parties" shall mean both Republic and FFO.

                          "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a Party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

                          "Proxy Statement(s)" shall mean the proxy statement(s) used by Republic and FFO to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Republic relating to the issuance of the Republic Common Stock to holders of FFO Common Stock.

                          "Republic Common Stock" shall mean the $2.00 par value common stock of Republic.

                          "Republic Companies" shall mean, collectively, Republic and all Republic Subsidiaries.

                          "Republic Disclosure Memorandum" shall mean the written information entitled "Republic Bancshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to FFO describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

                          "Republic Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Republic as of December 31, 1996, and the consolidated statements of condition (including related notes and schedules, if any) of the Bank as of December 31, 1995 and 1994, and the related restated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Republic or the Bank in SEC Documents and (ii) the consolidated statements of condition of Republic (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

                          "Republic Preferred Stock" shall mean the $20.00 par value noncumulative convertible perpetual preferred stock of Republic.

                          "Republic Subsidiaries" shall mean the Subsidiaries of Republic and any corporation, bank, savings association or other organization acquired as a Subsidiary of Republic in the future and owned by Republic at the Effective Time.

                          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Republic under the 1933 Act with respect to the shares of Republic Common Stock to be issued to the stockholders of FFO in connection with the transactions contemplated by this Agreement.

                          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

                          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant or other representative of a Person.

                          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                          "SEC" shall mean the United States Securities and Exchange Commission.

                          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                          "Stockholders' Meetings" shall mean the meetings of the stockholders of Republic and FFO to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                          "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                          "Surviving Corporation" shall mean Republic as the surviving corporation resulting from the Merger.

                          "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                          "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                          "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                 (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                   Closing                       Section 1.2
                   Effective Time                Section 1.3
                   ERISA Affiliate               Section 5.13(c)

                   Exchange Agent                Section 4.1
                   Exchange Ratio                Section 3.1(b)
                   FFO Benefit Plans             Section 5.13(a)
                   FFO Contracts                 Section 5.14
                   FFO ERISA Plan                Section 5.13(a)
                   FFO options                   Section 3.1(c)
                   FFO Pension Plan              Section 5.13(a)
                   FFO SEC Reports               Section 5.5(a)
                   Indemnified Party             Section 8.14
                   Merger                        Section 1.1
                   Policies                      Section 5.9(b)
                   Republic SEC Reports          Section 6.5(a)
                   Tax Opinion                   Section 9.1(f)

                 (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2    EXPENSES.

                 (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment brokers, accountants and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and common sections of the Proxy Statement.

                 (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.


         11.3 BROKERS AND FINDERS. Except for Allen C. Ewing & Co. as to FFO and The Carson Medlin Company as to Republic, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her or its representing or being retained by or allegedly representing or being retained by FFO or Republic, each of FFO and Republic, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreements). Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, other than as provided in Sections 8.12, 8.13 and 8.14 of this Agreement.

         11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of FFO Common Stock will be exchanged for Republic Common Stock shall not be amended after the Stockholder's Meetings without the requisite approval of the holders of the issued and outstanding shares of FFO Common Stock and Republic Common Stock entitled to vote thereon.

         11.6    WAIVERS.

                 (a) Prior to or at the Effective Time, Republic, acting through its Board of Directors, chief executive officer, chief financial officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FFO, to waive or extend the time for the compliance or fulfillment by FFO of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Republic under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Republic.

                 (b) Prior to or at the Effective Time, FFO, acting through its Board of Directors, chief executive officer, chief financial officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Republic, to waive or extend the tine for the compliance or fulfillment by Republic of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FFO under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FFO.

                 (c) The failure of any Party at any time to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                 FFO:                   F.F.O. Financial Group, Inc.
                                        2013 Live Oak Boulevard
                                        St. Cloud, Florida 34771-8462
                                        Telecopy No.:  (407) 957-5300
                                        Attention:   James B. Davis
                                                     President and Chief
                                                     Executive Officer

                 Copy to Counsel:
                                        Smith, Mackinnon, Greeley,
                                          Bowdoin & Edwards, P.A.
                                        Citrus Center, Suite 800
                                        255 South Orange Avenue
                                        Orlando, Florida 32801
                                        Telecopy No.:  (407) 843-2448
                                        Attention:  John P. Greeley, Esq.

                 Republic:              Republic Bancshares, Inc.
                                        111 Second Avenue, N.E., Suite 300
                                        St. Petersburg, Florida 33701
                                        Telecopy No.:  (813) 825-0269
                                        Attention:   John W. Sapanski Chairman
                                                     of the Board, Chief
                                                     Executive Officer and

                                                     President

                 Copy to Counsel:

                                        Republic Bancshares, Inc.
                                        111 Second Avenue, N.E., Suite 300
                                        St. Petersburg, Florida 33701
                                        Telecopy No.:  (813) 895-5791
                                        Attention:   Christopher M. Hunter, Esq.
                                                     General Counsel

         11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

         11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are part of this Agreement.

         11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

         11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any jurisdiction.

If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.



         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                 F.F.O. FINANCIAL GROUP, INC.



By:                                          By:
   ------------------------------               -------------------------------
   Phyllis A. Elam                              James B. Davis
   Corporate Secretary                          President and Chief Executive
                                                  Officer

[CORPORATE SEAL]



ATTEST                                  REPUBLIC BANCSHARES, INC.



By:                                          By:
   ------------------------------               -------------------------------
   Christopher M. Hunter                        John W. Sapanski
   Corporate Secretary                          Chairman of the Board,
                                                  Chief Executive Officer
                                                  and President



[CORPORATE SEAL]

                                  Exhibit A


                              AFFILIATE AGREEMENT


Gentlemen:

         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of F.F.O. Financial Group, Inc., a Florida corporation ("FFO"), as the term "affiliate" is defined in paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to Section
8.12 of the Agreement and Plan of Merger ("Agreement"), dated April 14, 1997, by and between FFO and Republic Bancshares, Inc., a Florida corporation ("Republic"), FFO will be merged (the "Merger") with and into Republic and the name of the surviving corporation will be "Republic Bancshares, Inc.", a Florida corporation (the "Surviving Corporation").

         As used herein, "FFO Common Stock" means the $.10 par value common stock of FFO and "Surviving Corporation Common Stock" means the $2.00 par value common stock of the Surviving Corporation.

         I represent, warrant and covenant to FFO and the Surviving Corporation that I will not, within the 30 days prior to the "Effective Time" (as defined in the Agreement), sell, transfer, or otherwise dispose of any shares of FFO Common Stock except as contemplated by this Affiliate Agreement or the Agreement, and that I will not sell, transfer, or otherwise dispose of any shares of the Surviving Corporation Common Stock acquired by me in the Merger except in compliance with the applicable provisions of the Act and the Commission's Rules and Regulations thereunder.

         I understand that the Surviving Corporation is under no obligation to maintain the effectiveness of the "Registration Statement" (as defined in the Agreement) under the Act for the purpose of my resale of the Surviving Corporation Common Stock, and that the Surviving Corporation is under no obligation to register under the Act the sale, transfer, or other disposition by me or on my behalf of any Surviving Corporation Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

         I further understand that the Surviving Corporation shall be entitled to place restrictive legends upon certificates for shares of Surviving Corporation Common Stock acquired by me in the Merger in order to enforce the provisions of this Affiliate Agreement and Section 8.12 of the Agreement, stating in substance:

                          "The shares represented by this certificate were
                 issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ____________, 1997 between the registered holder hereof and the issuer of the certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of a written request therefor."

         I also understand that unless the transfer by me of my Surviving Corporation Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Surviving Corporation reserves the right to put the following legend on the certificate(s) issued to my transferee:

                          "The shares represented by this certificate have not
                 been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         I further understand and agree that either legend set forth above shall be removed by delivery of substitute certificates without such legend if I or my transferee shall have delivered to the Surviving Corporation a copy of a letter from the staff of the Commission or an opinion of counsel in form and substance reasonably satisfactory to the Surviving Corporation to the effect that such legend is not required for purposes of the Act.

                                        Very truly yours,


                                        _________________________
                                        Name:
Accepted this _____ day of

__________, 1997



By:  _________________________
                 Name:
                 Title:

                                                                      APPENDIX B

                                 April 14, 1997



Board of Directors
Republic Bancshares, Inc.
111 2nd Avenue, NE
St. Petersburg, Florida  33701

Members of the Board:

We understand that Republic Bancshares, Inc. (the "Company") and F.F.O. Financial Group, Inc. ("FFO") have entered into an Agreement and Plan of Merger dated April 14, 1997 (the "Agreement"), pursuant to which FFO shall be merged with and into the Company, which will be the surviving entity (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of FFO common stock shall be converted into the right to receive 0.29 shares of common stock of the company, subject to certain adjustments (the "Consideration"). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

You have requested our opinion as to whether the terms of the Merger are fair, from a financial point of view, to the stockholders of the Company.

The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community financial institutions regarding their financial and stock price performance. We are familiar with the banking industry in Florida and the financial institutions operating in that market. We have been retained by the Company in a financial advisory capacity to assist in negotiations and to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of the Company and FFO. We have reviewed: (i) the Agreement; (ii) the annual reports to shareholders of the Company, including audited financial statements for the five years ended December 31, 1996; (iii) audited financial statements of FFO for the five years ended December 31, 1996; and, (iv) certain financial and operating information with respect to the business, operations and prospects of the Company and FFO. We also: (i) held discussions with members of the senior management of the Company and FFO regarding historical and current business operations, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity for the common stocks of the Company and FFO and compared them with those of certain publicly traded financial institutions which we deemed to be relevant; (iii) compared the results of operations of the Company and FFO with those of certain financial institutions which we deemed to be relevant; (iv) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; (v) analyzed the pro forma financial impact of the Merger on the Company; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of the Company or FFO. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the terms of the Merger are fair, from a financial point of view, to the Stockholders of Republic Bancshares, Inc.

                                        Very truly yours,

                                        /s/ The Carson Medlin Company

                                       THE CARSON MEDLIN COMPANY

                                                                      APPENDIX C

                                 April 14, 1997



The Board of Directors
F.F.O. Financial Group, Inc.
2013 Live Oak Boulevard
St. Cloud, Florida  34771-8462


Members of the Board:

         F.F.O. Financial Group, Inc. ("FFO") and Republic Bancshares, Inc. ("Republic") have entered into a definitive Agreement and Plan of Merger dated as of April 14, 1997 (the "Agreement") providing for FFO to be acquired by Republic pursuant to the merger of FFO with and into Republic (the "Merger") and the merger of First Federal Savings and Loan Association of Osceola County with and into Republic Bank. The Agreement provides, among other things, that each share of outstanding common stock, par value $0.10 per share, of FFO ("FFO Common Stock") will be converted in the Merger into the right to receive 0.29 (the "Exchange Ratio") share of common stock, par value $2.00 per share, of Republic ("Republic Common Stock"). If, as of the Closing Date, the product of the Exchange Ratio and the Market Value of Republic Common Stock (as defined in the Agreement) is less than $4.10, the Exchange Ratio will be increased to maintain a product of $4.10. The Exchange Ratio will not, however, exceed
0.30. The Agreement also provides that, if the Market Value of the Republic Common Stock is less than $13.50 per share as of the applicable calculation date, FFO may terminate the Agreement and abandon the Merger. Reference should be made to the Agreement for a more complete description of the teems and conditions of the Merger.

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the terms of the Merger to the shareholders of FFO.

         Allen C. Ewing & Co. is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. As part of its investment banking business, Allen C. Ewing & Co. is regularly engaged in the valuation of securities of banking and thrift companies in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes.

         Allen C. Ewing & Co. was engaged on July 31, 1996 as financial advisor to FFO in connection with the Merger and will receive compensation from FFO upon consummation of the Merger. In our role as financial advisor to FFO, we participated in the negotiation of the financial terms contained in the Agreement. The scope of our engagement did not provide for us to solicit, and we did not solicit or receive, acquisition proposals from potential acquirors other than Republic.

         In the ordinary course of its business as a broker-dealer, Allen C. Ewing & Co. may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and as a market maker in securities may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the accounts of its customers. As of the date of this letter, Allen C. Ewing & Co made net trading markets in the common stocks of FFO and Republic and, as of the close of business on such date, held a net long position in the common stock of FFO.

         In arriving at the opinion expressed in this letter, we have reviewed, analyzed, and relied upon information and material bearing upon the Merger and the financial and operating condition of FFO and Republic, including, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders and Annual Reports on Form 10-K (or equivalent) for FFO and Republic for the three years ended December 31, 1996; (iii) certain unaudited interim financial information for FFO and Republic for various periods during the years 1996 and 1997; (iv) other financial information concerning the business and operations of FFO furnished to us by FFO for purposes of our analysis, including certain internal forecasts for FFO prepared by its senior management; (v) other financial information concerning the business and operations of Republic furnished to us by Republic for purposes of our analysis, including certain internal forecasts for Republic prepared by its senior management; and (vi) certain publicly available information concerning the trading of, and the trading market for, FFO Common Stock and Republic Common Stock. We have also held discussions with the management of FFO and Republic concerning their respective operations, financial condition, and prospects, as well as the results of regulatory examinations.

         We have also considered such further financial, economic, regulatory, and other factors as we have deemed relevant and appropriate under the circumstances, including among others the following: (i) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; (ii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions; and (iii) the controlling beneficial ownership interests in FFO and Republic held by Mr. William R. Hough and the position expressed to us by Mr. Hough that, at present, he would not be likely to vote his shares of FFO Common Stock in favor of an acquisition of FFO by an acquiror other than Republic. We have also taken into account our assessment of general economic, market, and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking and thrift industry generally.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available, including that referred to above, and we have not attempted independently to verify such information. We have relied upon the management of FFO and Republic, respectively, as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and bases therefor) provided to us by the respective





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

companies, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the allowances for loan and other losses of FFO and Republic are adequate to cover any such losses. We have not made or obtained any inspections, evaluations, or appraisals of any of the assets or liabilities of FFO or Republic, nor have we examined any individual loan, property, or securities files.

         Based upon and subject to the foregoing, we are of the opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of FFO. This opinion is necessarily based upon conditions as they exist and can be evaluated on the date of this letter and the information made available to us through such date.

         This letter is directed to the Board of Directors of FFO and does not constitute a recommendation as to how any shareholder of FFO should vote in connection with the Merger.

                                        Very truly yours,

                                        ALLEN C. EWING & CO.



                                        By:   /s/ Charles E. Harris
                                           -----------------------------
                                           Charles E. Harris
                                           President & Chief
                                             Executive Officer

                                                                      APPENDIX D


               EXCERPT FROM THE FLORIDA BUSINESS CORPORATION ACT
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

         607.1301 Dissenter's Rights; Definitions. The following definitions apply to ss. 607.1302 and 607.132:

                 (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

                 (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                 (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

         607.1302 Right of Shareholders to Dissent. (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                 (a) Consummation of a plan of merger to which the corporation is a party:

                          1. If the shareholder is entitled to vote on the merger, or

                          2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

                 (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

                 (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

                 (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

                 (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                          1. Altering or abolishing any preemptive rights attached to any of his shares;

                          2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                          3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                          4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

                          5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

                          6. Reducing the stated dividend preference of any of his preferred shares; or

                          7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

                 (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares;

         (2) A shareholder dissenting from any amendment specified in paragraph (l)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

         (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders;

         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

         (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         607.1320 Procedure for Exercise of Dissenters' Rights. (1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

                 1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

                 2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

         (b)     If proposed corporate action creating dissenters' rights under
s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

                 (a)      Such demand is withdrawn as provided in this section;

                 (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

                 (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

                 (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

                 (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

                 (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         (7) If the corporation falls to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    EXHIBIT B


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made as of the _____ day of _________, 1997, by and between Republic Bank ("Republic"), and James B. Davis (the "Executive").

                                   WITNESSETH:

         WHEREAS, Republic desires to retain the services of and employ the Executive, and the Executive desires to provide services to Republic, pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, Republic and the Executive covenant and agree as follows:

         1. Employment. Pursuant to the terms and conditions of this Agreement, Republic agrees to employ the Executive and the Executive agrees to render services to Republic as set forth herein.

         2. Position and Duties. During the term of this Agreement, the Executive shall serve as President, Central Florida Division of Republic, and shall undertake such duties consistent with such title as may be assigned to Executive from time to time by the Chairman, President and Chief Executive Officer of Republic (referred to as the "Chairman").

         3. Term. The term of this Agreement shall commence on the date first above written and shall terminate on December 31, 1998, which date shall be referred to as the "Expiration Date."

         4. Compensation. During the term of this Agreement, Republic shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

                  (a) A base annual salary of $150,020 payable in such periodic installments as salary is paid to other employees of Republic (such base salary to be subject to increase by Republic in its discretion); and

                  (b) Such individual bonuses and other compensation to the Executive as may be authorized by Republic from time to time.

         5. Benefits. Republic shall provide to the Executive such medical insurance, health insurance, life insurance, stock options and all other employee benefits provided by Republic and Republic Bank to their executive officers, in the same scope, amount and terms as such benefits are provided to such executive officers. At its expense, Republic shall provide to the Executive an automobile, to be replaced on the earlier of two years or 50,000 miles, with the model, type and specifications comparable to that provided to the Executive by F.F.O. Financial Group, Inc. or First Federal. Republic shall pay for all insurance, maintenance, repair and other expenses incurred by the Executive in connection with such automobile.

         6. Reimbursement of Expenses. Republic shall reimburse the Executive for reasonable expenses incurred in connection with his employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses. Republic also understands that during the term of this Agreement, the Executive shall continue his service as a director of the Federal Home Loan Bank of Atlanta, as well as a representative to the Florida Bankers Association and the Community Bankers of Florida. Republic shall reimburse the Executive for expenses incurred in connection with such endeavors, except to the extent that the Executive is separately reimbursed by such organization for expenses incurred.

         7. Vacation. The Executive shall take up to four weeks vacation time at such periods during each year as the Chairman and the Executive shall determine from time to time. The Executive shall be entitled to full compensation during such vacation periods.

         8. Termination. The employment of the Executive may be terminated:

                  (a) By Republic at any time and immediately upon written notice to the Executive if said discharge is for cause. In the notice of termination furnished to the Executive under this Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and not permitted under this Section 8(a). For purposes of this Agreement, "cause" shall mean termination because the Executive willfully failed to substantially perform the duties of his employment or is convicted of a felony (other than traffic violations or similar offenses).

                           In the event of termination for cause, Republic shall
pay the Executive only accrued salary and vacation, and bonus amounts approved by the Board and unpaid as of the effective date of such termination.

                  (b) By Republic without cause. If the Executive's employment is terminated without cause or if the Executive is relocated or reassigned to any office or location other than at 2013 Live Oak Boulevard, St. Cloud, Florida, or 200 East Broadway, Kissimmee, Florida, Republic shall for a period ending on the Expiration Date:

                           (i)      continue to pay to the Executive the base
annual salary in effect under Section 4(a) on the date of said termination;

                           (ii)     continue to provide to the Executive all
benefits set forth in Section 5, and all other benefits provided to the Executive prior to termination; and

                           (iii)    reimburse the Executive for continued
coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act under Republic's medical insurance plan.

                  (c) By the Executive upon the Executive's resignation. If the Executive's employment is terminated because of the Executive's resignation, Republic shall be obligated to pay to the Executive any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such termination.

                  (d) As a result of the death of the Executive. If the Executive's employment is terminated by the death of the Executive, this Agreement shall automatically terminate, and Republic shall be obligated to pay to the Executive's estate any accrued salary and vacation, and bonus amounts approved by the Board and unpaid at the date of death.

         9. Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

         10. Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida.

         11. Attorneys' Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover costs and attorneys' fees. As used herein, costs and attorneys' fees include any costs and attorneys' fees in any appellate proceeding.

         12. No Third Party Beneficiary. This Agreement is solely between the parties hereto, and no person not a party to this Agreement shall have any rights hereunder, either as a third party beneficiary or otherwise. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and legal representatives.

         13. Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and Republic, and the receipt by the Executive of benefits thereunder.

         14. Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

         15. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



"EXECUTIVE"                             REPUBLIC BANK



                                        By:
----------------------------------         -------------------------------------
James B. Davis                             John W. Sapanski
Address:                                   Chairman of the Board, President and
Post Office Box 701299                     Chief Executive Officer
St. Cloud, FL 34770-1299

                                    EXHIBIT C


                                    AGREEMENT


         This Agreement (the "Agreement") is made as of this _____ day of _______________, 1997, by and between F.F.O. Financial Group, Inc. ("FFO") and First Federal Savings and Loan Association of Osceola County ("First Federal"), and _________________________ (the "Employee").

                                   WITNESSETH:

         WHEREAS, FFO has entered into an Agreement and Plan of Merger with Republic Bancshares, Inc. ("Republic"), providing for the acquisition (the "Acquisition") by Republic of FFO and First Federal in accordance with the terms of the Agreement; and

         WHEREAS, FFO desires to provide to the Employee the benefits set forth in this Agreement, subject to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, FFO and the Employee covenant and agree as follows:

         1. Payment Amount. If the closing of the Acquisition (the date thereof is referred to as the "Closing Date") occurs and the Employee remains an employee of FFO or First Federal through the Closing Date and does not voluntarily resign the Employee's employment within thirty days after the Closing Date, the Employee shall be entitled to receive the Payment Amount (as hereinafter defined) if the Employee (a) is relocated or reassigned without the Employee's consent to any office or location greater than thirty miles from that at which the Employee is based as of the date of this Agreement, or (b) the employment of the Employee is terminated without cause, in either case within twelve months after the Closing Date. For purposes of this Agreement, the term "Payment Amount" shall mean (i) an amount equal to the base annual salary at the rate in effect as of the date of this Agreement (payable in a lump sum) for a period equal to the greater of (a) six months, or (b) two weeks for each 12-month period during which the Employee was employed by FFO and Republic; (ii) the provision to the Employee of the life insurance benefits provided to the Employee prior to such termination for a period equal to six months following the date of such termination; (iii) an amount equal to the employer's portion of the cost for continued coverage under the employer's medical insurance plan for the six month period following the date of such termination in accordance with the Consolidated Omnibus Budget Reconciliation Act; and (iv) an amount equal to vacation and bonus amounts accrued and unpaid as of the date of such termination.

         2. Termination. The employment of the Employee may be terminated:

                  (a) By FFO at any time and immediately upon written notice to the Employee if said discharge is for cause. In the notice of termination furnished to the Employee under this Section 2(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and not permitted under this Section 2(a). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Employee for cause under this Section 2(a):

                           (i)      If the Employee shall expressly fail or
refuse to perform the obligations of employment required of the Employee or comply with the policies of employer established by the employer from time to time; provided, however, that for the first two such failures or refusals, the Employee shall be given written warnings (each providing at least a 10 day period for an opportunity to cure), and the third failure or refusal shall be grounds for termination for cause; or

                           (ii)     If the Employee shall have engaged in
conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty involving personal profit.

                           In the event of termination for cause, the Employee
shall be entitled to receive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

                  (b) By FFO without cause. If the Employee's employment is terminated without cause, the Employee shall be entitled to receive the Payment Amount.

                  (c) By the Employee upon the Employee's resignation. If the Employee's employment is terminated because of the Employee's resignation, the Employee shall be entitled to receive any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such resignation.

                  (d) As a result of the death of the Employee. If the Employee's employment is terminated by the death of the Employee, this Agreement shall automatically terminate, and the Employee's estate shall be entitled to receive any salary, vacation, and bonus amounts accrued and unpaid at the date of death.

         3. Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

         4. Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida.

         5. Attorneys' Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys' fees from the nonprevailing party. As used herein, costs and attorneys' fees include any costs and attorneys' fees in any appellate proceeding.

         6. No Third Party Beneficiary. This Agreement is solely between the parties hereto, and no person not a party to this Agreement shall have any rights hereunder, either as a third party beneficiary or otherwise. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and legal representatives.

         7. Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

         8. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



"EMPLOYEE"                              F.F.O. FINANCIAL GROUP, INC.
                                        FIRST FEDERAL SAVINGS AND LOAN
                                        ASSOCIATION OF OSCEOLA COUNTY



                                        By:
----------------------------------         -------------------------------------
                                           James B. Davis
Address:                                   President and Chief Executive Officer


----------------------------------

----------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The provisions of the Florida Business Corporation Act (the "FBCA") and Bancshares' By-Laws (the "By-Laws") set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. The FBCA provisions for indemnification are summarized below.

    Section 607.0850(1) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This Subsection further provides that the termination of proceeding by judgment, order, settlement or conviction or upon a plea of nolo contender or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Section 607.0850(2) empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    Section 607.0850(3) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in the preceding subparagraphs, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    Section 607.0850(4) provides that any indemnification under subsections (1) or (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct as set forth in subsections (1) or (2). Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (b) if such a quorum is not obtaining or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors who are not at the time parties to the proceeding; (c) by independent legal counsel selected by the board of directors described in paragraph (a) or the committee described in paragraph (b), or if a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by a majority vote of the full board of directors (in which directors who are parties may participate); or
(d) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    Section 607.0850(5) provides that evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph 4(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

    Section 607.0850(6) provides that expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon terms or conditions that the board of directors deems appropriate.

    Section 607.0850(7) provides that the indemnification and advancement of expenses provided pursuant to this section are not exclusive, and the corporation is empowered to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, unless a judgment or other final adjudication establishes that such person's actions or omissions to act were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless such person had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful; (b) a transaction from which such person derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor, or in a proceeding by or in the right of a shareholder.

    Section 607.0850(8) provides that indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators unless otherwise provided when authorized or ratified.

    Section 607.0850(9) provides that unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification and despite any contrary determination of the board or of the shareholders of the specific case, a director, officer, employee or agent who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (a) the director, officer, employee or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement or expenses; (b) the director, officer, employee or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or (c) the director, officer, employee or agent is reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person meet the standard of conduct set forth in subsection (1), subsection (2) or subsection (7).

    Section 607.0850(12) provides that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

    The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)


  EXHIBIT     DESCRIPTION OF EXHIBITS

     2 Agreement and Plan of Merger, dated as of April 14, 1997, by and between Bancshares and FFO (included as APPENDIX A to the Joint
              Proxy Statement/Prospectus and incorporated by reference herein)

    3.1       Amended and Restated Articles of Incorporation of Bancshares
              (incorporated by reference from Exhibit 3.1 of Bancshares'
              Registration Statement on Form S-4, File No. 33-80895, dated
              December 28, 1995).

    3.2 By-Laws of Bancshares (incorporated by reference from Exhibit 3.2 of Bancshares Registration Statement on Form S-4, File No.
              33-808895, dated December 28, 1995)

    4.1 Specimen Common Stock Certificate (Incorporated herein by reference from Exhibit 4.1 of Registrant's Registration Statement on Form S-4, File No. 33-808895, dated December 28, 1995)

     5        Form of Opinion of Holland & Knight LLP, including consent*

     8 Opinion of Holland & Knight LLP regarding federal income tax matters, including consent+

   23.1       Consent of Arthur Andersen, LLP

   23.2       Consent of Hacker, Johnson, Cohen, and Grieb

   23.3       Consent of Holland & Knight LLP (included in Exhibit 5)

   23.4       Consent of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.

   23.5       Consent of The Carson Medlin Company

   23.6       Consent of Allen C. Ewing & Co.

   24         Powers of Attorney*

   99.1       Form of Proxy of Bancshares*

   99.2       Form of Proxy of FFO*


-------------------

 * Previously filed.
 + To be filed by amendment.



         (b)      Financial Statement Schedules

         Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement) provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Bancshares being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on July 30, 1997.


                                               REPUBLIC BANCSHARES, INC.



                                               By: /s/  JOHN W. SAPANSKI
                                                  ------------------------------
                                                        John W. Sapanski
                                                        Chairman and
                                                        Chief Executive Officer

                                               Date: July 30, 1997

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



SIGNATURE                                                      DATE                     TITLE
---------                                                      ----                     -----


/s/John W. Sapanski                                     July 30, 1997          Chairman, Chief Executive
-------------------------------                                                Officer and Director (principal
John W. Sapanski                                                               executive officer)



/s/William R. Falzone                                   July 30, 1997          Treasurer (principal financial
-------------------------------                                                and accounting officer)
William R. Falzone


/s/Fred Hemmer                                          July 30, 1997          Director
-------------------------------
Fred Hemmer


/s/Marla Hough                                          July 30, 1997          Director
-------------------------------
Marla Hough


/s/William R. Hough                                     July 30, 1997          Director
-------------------------------
William R. Hough



/s/Alfred T. May                                        July 30, 1997          Director
-------------------------------
Alfred T. May


/s/William J. Morrison                                  July 30, 1997          Director
-------------------------------
William J. Morrison

                                  EXHIBIT INDEX


  EXHIBIT
   NUMBER         DESCRIPTION OF EXHIBITS
-------------    ------------------------------------------------------------
     2        --  Agreement and Plan of Merger, dated as of April 14, 1997, by and between Bancshares and FFO (included as APPENDIX A to the Joint Proxy Statement/Prospectus and incorporated by
                  reference herein).

    3.1       --  Amended and Restated Articles of Incorporation of Bancshares
                  (incorporated by reference from Exhibit 3.1 of Bancshares'
                  Registration Statement on Form S-4, File No. 33-80895, dated
                  December 28, 1995).

    3.2       --  Bylaws of Bancshares (incorporated by reference from Exhibit
                  3.2 of Bancshares' Registration Statement on Form S-4,
                  File No. 33-808895, dated December 28, 1995).

    4.1       --  Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 of Registrant's Registration
                  Statement on Form S-4, File No. 33-808895, dated December 28,
                  1995).

     5        --  Form of Opinion of Holland & Knight LLP, including consent.*

     8        --  Opinion of Holland & Knight LLP regarding federal income tax matters, including consent+

    23.1      --  Consent of Arthur Andersen, LLP.

    23.2      --  Consent of Hacker, Johnson, Cohen, and Grieb.

    23.3      --  Consent of Holland & Knight LLP (included in Exhibit 5).

    23.4      --  Consent of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.

    23.5      --  Consent of The Carson Medlin Company

    23.6      --  Consent of Allen C. Ewing & Co.

     24       --  Powers of Attorney.*

    99.1      --  Form of Proxy of Bancshares.*

    99.2      --  Form of Proxy of FFO.*



-----------------------


 *  Previously filed.
 +  To be filed by amendment.